Form 10-K, Exhibit 13
period 2001-01-28
KRISPY KREME DOUGHNUTS INC
filed 2001-04-27
CIK 1100270

                                                                      EXHIBIT 13

SELECTED FINANCIAL DATA

The following table shows selected financial data for Krispy Kreme. The selected historical statement of operations data for each of the years ended, and the selected historical balance sheet data as of February 2, 1997, February 1, 1998, January 31, 1999, January 30, 2000 and January 28, 2001 have been derived from our audited consolidated financial statements. Please note that our fiscal year ended February 2, 1997 contained 53 weeks.

Systemwide sales include the sales by both our company and franchised stores and exclude the sales by our KKM&D business segment. Our consolidated financial statements appearing elsewhere in this annual report exclude franchised store sales, include the results of the area developer in Northern California in which Krispy Kreme has a majority ownership interest and include royalties and fees received from our franchisees.

You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere herein. All references to per share amounts and any other reference to shares in "Selected Financial Data," unless otherwise noted, have been adjusted to reflect a two-for-one stock split paid in the form of a stock dividend on March 19, 2001 to shareholders of record as of March 5, 2001.


                                                                          IN THOUSANDS, EXCEPT PER SHARE DATA AND STORE NUMBERS
-------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED                                       FEB. 2, 1997    FEB. 1, 1998   JAN. 31, 1999     JAN. 30, 2000   JAN. 28, 2001
----------                                       ------------    ------------   -------------     -------------   -------------
STATEMENT OF OPERATIONS DATA:
Total revenues                                    $ 132,614       $ 158,743       $ 180,880         $ 220,243       $ 300,715
Operating expenses                                  116,658         140,207         159,941           190,003         250,690
General and administrative expenses                   7,630           9,530          10,897            14,856          20,061
Depreciation and amortization expenses                3,189           3,586           4,278             4,546           6,457
Provision for restructuring                              --              --           9,466                --              --
                                                  ---------       ---------       ---------         ---------       ---------
Income (loss) from operations                         5,137           5,420          (3,702)           10,838          23,507
Interest expense (income), net, and other             1,091             895           1,577             1,232          (1,698)
Equity loss in joint ventures                            --              --              --                --             706
Minority interest                                        --              --              --                --             716
                                                  ---------       ---------       ---------         ---------       ---------
Income (loss) before income taxes                     4,046           4,525          (5,279)            9,606          23,783
Provision (benefit) for income taxes                  1,619           1,811          (2,112)            3,650           9,058
                                                  ---------       ---------       ---------         ---------       ---------
Net income (loss)                                 $   2,427       $   2,714       $  (3,167)        $   5,956       $  14,725
                                                  ==========      =========       =========         =========       =========
Net income (loss) per share:
  Basic                                           $     .17       $     .19       $    (.19)        $     .32       $     .60
  Diluted                                               .17             .19            (.19)              .30             .55
Shares used in calculation of net income
  (loss) per share:
  Basic                                              14,568          14,568          16,498            18,680          24,592
  Diluted                                            14,568          14,568          16,498            19,640          26,828
Cash dividends declared per common share          $     .08       $     .08       $     .08         $      --       $      --

OPERATING DATA (UNAUDITED):
Systemwide sales                                  $ 167,592       $ 203,439       $ 240,316         $ 318,854       $ 448,129
Number of stores at end of period:
  Company                                                61              58              61                58              63
  Franchised                                             55              62              70                86             111
                                                  ---------       ---------       ---------         ---------       ---------
  Systemwide                                            116             120             131               144             174
                                                  ---------       ---------       ---------         ---------       ---------
Average weekly sales per store:
  Company                                         $      39       $      42       $      47         $      54       $      69
  Franchised                                             22              23              28                38              43

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital                                   $  10,148       $   9,151       $   8,387         $  11,452       $  29,443
Total assets                                         78,005          81,463          93,312           104,958         171,493
Long-term debt, including current maturities         20,187          20,870          21,020            22,902              --
Total shareholders' equity                           36,516          38,265          42,247            47,755         125,679

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results should be read together with the financial statements and the accompanying notes. This annual report contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statement. Factors that could contribute to these differences include, but are not limited to: the Company's ability to continue and manage growth; delays in store openings; quality of franchise store operations; price and availability of raw materials needed to produce doughnut mixes and other ingredients; changes in customer preferences and perceptions; risks associated with competition; risks associated with fluctuations in operating and quarterly results; compliance with government regulations; and other factors discussed in more detail under "Risk Factors" in the Company's Prospectus dated January 30, 2001 and filed with the Securities and Exchange Commission. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "strive" or similar words, or the negatives of these words, identify forward-looking statements. The Company qualifies any forward-looking statements entirely by these cautionary factors.

All references to per share amounts and any other reference to shares in "Management's Discussion and Analysis of Financial Condition and Results of Operations," unless otherwise noted, have been adjusted to reflect a two-for-one stock split paid on March 19, 2001 to shareholders of record as of March 5, 2001.

COMPANY OVERVIEW AND INDUSTRY OUTLOOK

Our principal business, which began in 1937, is owning and franchising Krispy Kreme doughnut stores where we make and sell over 20 varieties of premium quality doughnuts, including our Hot Original Glazed. Each of our stores is a doughnut factory with the capacity to produce from 4,000 dozen to over 10,000 dozen doughnuts daily. Consequently, each store has significant fixed or semi-fixed costs, and margins and profitability are significantly impacted by doughnut production volume and sales. Our doughnut stores are versatile in that most can support multiple sales channels to more fully utilize production capacity. These sales channels are comprised of:

         - ON-PREMISES SALES. Sales to customers visiting our stores, including the drive-through windows, along with discounted sales to community organizations that in turn sell our products for fundraising purposes.

         - OFF-PREMISES SALES. Daily sales of fresh doughnuts on a branded, unbranded and private label basis to convenience and grocery stores and select co-branding customers. Doughnuts are sold to these customers on trays for display and sale in glass-enclosed cases and in packages for display and sale on both stand-alone display units and on our customers' shelves. "Branded" refers to products sold bearing the Krispy Kreme brand name and is the primary way we are expanding our off-premises sales business. "Unbranded" products are sold unpackaged from the retailer's display case. "Private label" products carry the retailer's brand name or some other non-Krispy Kreme brand and is not a significant portion of our business.

In addition to our retail stores, we are vertically integrated. Our Krispy Kreme Manufacturing and Distribution business unit, KKM&D, formerly known as our Support Operations business unit, produces doughnut mixes and manufactures our doughnutmaking equipment, which all of our stores are required to purchase. Additionally, this business unit currently operates two distribution centers that provide Krispy Kreme stores with essentially all supplies for the critical areas of their business. This business unit is volume-driven, and its economics are enhanced by the opening of new stores. Our vertical integration allows us to:

         - Maintain the consistency and quality of our products throughout our system
         - Utilize volume buying power which helps lower the cost of supplies to each of our stores
         -        Enhance our profitability

We expect doughnut industry sales to continue growing. We believe growth in the fragmented doughnut market will be aided by a variety of factors, including a shift from food consumed at home to food consumed away from home and increased snack food consumption.

We intend to expand our concept primarily through opening new franchise stores in territories across the continental United States and Canada. We also have entered and intend to enter into additional joint ventures with some of our franchisees. As of January 28, 2001, there were a total of 174 Krispy Kreme stores nationwide, consisting of 63 company and 111 franchised stores. In fiscal 2002, we anticipate opening approximately 36 new stores under existing agreements, the majority of which are expected to be franchise stores. Our franchisees, including the area developer in Northern California in which we have a majority ownership interest, are contractually obligated to open over 250 new stores in the period fiscal 2002 through fiscal 2006.

As we expand the Krispy Kreme concept, we will incur infrastructure costs in the form of additional personnel to support the expansion, and additional facilities costs to provide mixes, equipment and other items necessary to operate the various new stores. In the course of building this infrastructure, we may incur unplanned costs which could negatively impact our operating results.

RESULTS OF OPERATIONS

In order to facilitate an understanding of the results of operations for each period presented, we have included a general overview along with an analysis of business segment activities. In addition to this analysis, refer to Note 2, "Nature of Business and Significant Accounting Policies," in our Consolidated Financial Statements. A guide to the discussion for each period is presented below.

OVERVIEW. Outlines information on total systemwide sales and systemwide comparable store sales. Systemwide sales includes the sales of both our company and franchised stores and excludes the sales and revenues of our KKM&D and Franchise Operations business segments. Our consolidated financial statements include sales of our company stores, including the sales of any consolidated joint venture stores, outside sales of our KKM&D business segment and royalties and fees received from our franchisees; these statements exclude the sales of our franchised stores. We believe systemwide sales data is significant because it shows the overall penetration of our brand, consumer demand for our products and the correlation between systemwide sales and our total revenues. A store is added to our comparable store base in its nineteenth month of operation. A summary discussion of our consolidated results is also presented.

SEGMENT RESULTS. In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have three reportable segments. A description of each of the segments follows.

         - COMPANY STORE OPERATIONS. Represents the results of our company stores and consolidated joint venture stores. Company stores make and sell doughnuts and complementary products through the sales channels discussed above. Expenses for this business unit include store level expenses along with direct general and administrative expenses.

         - FRANCHISE OPERATIONS. Represents the results of our franchise program. We have two franchise programs: (1) the associate program, which is our original franchising program developed in the 1940s, and (2) the area developer program, which was developed in the mid-1990s. Associates pay royalties of 3.0% of on-premises sales and 1.0% of all other sales, with the exception of private label sales, for which they pay no royalties. Area developers pay royalties of 4.5% of all sales, contribute 1.0% of all sales to our national advertising fund and pay franchise fees ranging from $20,000 to $40,000 per store. Expenses for this business segment include costs incurred to recruit new franchisees and to open, monitor and aid in the performance of these stores and direct general and administrative expenses.

         - KKM&D. Represents the results of our KKM&D business unit, located in Winston-Salem, North Carolina. This business unit buys and processes ingredients to produce doughnut mixes and manufactures doughnutmaking equipment that all of our stores are required to purchase. Additionally, this business unit purchases and sells essentially all supplies necessary to operate a Krispy Kreme store, including all food ingredients, juices, Krispy Kreme coffee, signage, display cases, uniforms and other items. Generally, shipments are made to each of our stores on a weekly basis by common carrier. All intercompany transactions between KKM&D and Company Store Operations have been eliminated in consolidation. Expenses for this business unit include all expenses incurred at the manufacturing and distribution level along with direct general and administrative expenses.

OTHER. Includes a discussion of significant line items not discussed in the overview or segment discussions, including general and administrative expenses, depreciation and amortization expenses, provision for store closings and restructuring, interest expense (income), net, equity income (loss) in joint ventures, minority interest in consolidated joint ventures and the provision for income taxes.

OUR FISCAL YEAR IS BASED ON A 52 OR 53 WEEK YEAR. THE FISCAL YEAR ENDS ON THE SUNDAY CLOSEST TO THE LAST DAY IN JANUARY. THE TABLE BELOW SHOWS OUR OPERATING RESULTS FOR FISCAL 1999 (52 WEEKS ENDED JANUARY 31, 1999), FISCAL 2000 (52 WEEKS ENDED JANUARY 30, 2000) AND FISCAL 2001 (52 WEEKS ENDED JANUARY 28, 2001) EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES. CERTAIN OPERATING DATA ARE ALSO SHOWN FOR THE SAME PERIODS.

                                                                              Dollars In Thousands
                                                     ---------------------------------------------
YEAR ENDED                                           JAN. 31, 1999   JAN. 30, 2000   JAN. 28, 2001
----------                                           -------------   -------------   -------------
STATEMENT OF OPERATIONS DATA:
Total revenues                                            100.0%          100.0%          100.0%
Operating expenses                                         88.4            86.3            83.4
General and administrative expenses                         6.0             6.7             6.7
Depreciation and amortization expenses                      2.4             2.1             2.1
Provision for restructuring                                 5.2              --              --
                                                       --------        --------        --------
Income (loss) from operations                              (2.0)            4.9             7.8
Interest expense (income), net, and other                   1.0             0.5            (0.1)
                                                       --------        --------        --------
Income (loss) before income taxes                          (3.0)            4.4             7.9
Provision (benefit) for income taxes                       (1.2)            1.7             3.0
                                                       --------        --------        --------
  Net income (loss)                                        (1.8)%           2.7%            4.9%
                                                       --------        --------        --------
OPERATING DATA:
Systemwide sales                                       $240,316        $318,854        $448,129
Increase in comparable store sales:
  Company                                                  11.1%           12.0%           22.9%
  Systemwide                                                9.7%           14.1%           17.1%

THE TABLE BELOW SHOWS BUSINESS SEGMENT REVENUES AND OPERATING EXPENSES EXPRESSED IN DOLLARS. KKM&D REVENUES ARE SHOWN NET OF INTERCOMPANY SALES ELIMINATIONS. SEE
NOTE 14, "BUSINESS SEGMENT INFORMATION," IN OUR CONSOLIDATED FINANCIAL STATEMENTS. OPERATING EXPENSES EXCLUDE DEPRECIATION AND AMORTIZATION EXPENSES AND INDIRECT (UNALLOCATED) GENERAL AND ADMINISTRATIVE EXPENSES. DIRECT GENERAL AND ADMINISTRATIVE EXPENSES ARE INCLUDED IN OPERATING EXPENSES.

                                                                                      In Thousands
                                                     ---------------------------------------------
YEAR ENDED                                           JAN. 31, 1999   JAN. 30, 2000   JAN. 28, 2001
----------                                           -------------   -------------   -------------

REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                $145,251        $164,230        $213,677
Franchise Operations                                       3,236           5,529           9,445
KKM&D                                                     32,393          50,484          77,593
                                                        --------        --------        --------
  Total revenues                                        $180,880        $220,243        $300,715
                                                        --------        --------        --------
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                $129,349        $142,925        $181,470
Franchise Operations                                       2,731           4,012           3,642
KKM&D                                                     27,861          43,066          65,578
                                                        --------        --------        --------
  Total operating expenses                              $159,941        $190,003        $250,690
                                                        --------        --------        --------

THE FOLLOWING TABLE SHOWS BUSINESS SEGMENT REVENUES EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES AND BUSINESS SEGMENT OPERATING EXPENSES EXPRESSED AS A PERCENTAGE OF APPLICABLE BUSINESS SEGMENT REVENUES. OPERATING EXPENSES EXCLUDE DEPRECIATION AND AMORTIZATION EXPENSES AND INDIRECT (UNALLOCATED) GENERAL AND ADMINISTRATIVE EXPENSES. DIRECT GENERAL AND ADMINISTRATIVE EXPENSES ARE INCLUDED IN OPERATING EXPENSES.

YEAR ENDED                                           JAN. 31, 1999   JAN. 30, 2000   JAN. 28, 2001
----------                                           -------------   -------------   -------------

REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                 80.3%           74.6%           71.1%
Franchise Operations                                      1.8             2.5             3.1
KKM&D                                                    17.9            22.9            25.8
                                                        -----           -----           -----
  Total revenues                                        100.0%          100.0%          100.0%
                                                        -----           -----           -----
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                 89.1%           87.0%           84.9%
Franchise Operations                                     84.4%           72.6%           38.6%
KKM&D                                                    86.0%           85.3%           84.5%
                                                        -----           -----           -----
  Total operating expenses                               88.4%           86.3%           83.4%
                                                        -----           -----           -----

ADDITIONALLY, DATA ON STORE OPENING ACTIVITY ARE SHOWN BELOW. TRANSFERRED STORES REPRESENT STORES SOLD BETWEEN THE COMPANY AND FRANCHISEES.

YEAR ENDED                                   COMPANY      FRANCHISED       TOTAL
----------                                   -------      ----------       -----
YEAR ENDED JANUARY 31, 1999
Beginning count                                 58            62            120
Opened                                          --            14             14
Closed                                          --            (3)            (3)
Transferred                                      3            (3)            --
                                               ---           ---            ---
  Ending count                                  61            70            131
                                               ---           ---            ---
YEAR ENDED JANUARY 30, 2000
Beginning count                                 61            70            131
Opened                                           2            19             21
Closed                                          (5)           (3)            (8)
                                               ---           ---            ---
  Ending count                                  58            86            144
                                               ---           ---            ---
YEAR ENDED JANUARY 28, 2001
Beginning count                                 58            86            144
Opened                                           8            28             36
Closed                                          (3)           (3)            (6)
                                               ---           ---            ---
  Ending count                                  63           111            174
                                               ---           ---            ---

Company stores as of January 28, 2001 included five stores in Northern California operated by an area developer joint venture in which Krispy Kreme has a majority ownership interest. Store counts include retail stores and commissaries, which are production facilities used to serve off-premises customers.

YEAR ENDED JANUARY 28, 2001 COMPARED WITH YEAR ENDED JANUARY 30, 2000

OVERVIEW

Systemwide sales for the fiscal year increased 40.5% to $448.1 million compared to $318.9 million in the prior year. The increase was driven by an increase of 30.1% in company store sales, which increased to $213.7 million, and an increase of 51.6% in franchise store sales, which increased to $234.4 million. During fiscal 2001, the Company opened 28 franchise stores, four stores in Northern California, one commissary in Northern California, two company stores and one commissary in Nashville, Tennessee. Three company stores and three franchise stores were closed, bringing the total number of stores to 174 at the end of the fiscal 2001. We believe increased brand awareness and increased off-premises sales contributed significantly to the 17.1% increase in our systemwide comparable store sales.

Total company revenues increased 36.5% to $300.7 million for the fiscal year compared with $220.2 million for the prior fiscal year. This increase was comprised of a Company Store Operations revenue increase of 30.1% to $213.7 million, a Franchise Operations revenue increase of 70.8% to $9.4 million and a KKM&D revenue increase, excluding inter-company sales, of 53.7% to $77.6 million. Net income for fiscal 2001 was $14.7 million versus $6.0 million in the prior year, representing an increase of 147.2%. Diluted earnings per share were $0.55, an increase of 80.3% over the prior year.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $213.7 million in fiscal 2001 from $164.2 million in fiscal 2000, an increase of 30.1%. Comparable store sales increased by 22.9%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. Total on-premises sales increased approximately $18.0 million and total off-premises sales increased approximately $31.5 million. On-premises sales grew principally as a result of more customer visits and an increase in brand awareness generated from our national store expansion, as well as a 6% retail price increase which was implemented during the first quarter of fiscal 2001. In addition, Company store on-premises sales were positively impacted by the sales of the five stores in the Northern California market. The Company has a 59% interest in the Northern California market, and as a result, it is consolidated with the Company Store Operations sales and results. Our company stores continued to benefit from both an increase in the number of outlets we serve via our off-premises sales programs and from efforts such as the route management computer assisted ordering system to increase sales per off-premises outlet.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased to $181.5 million in fiscal 2001 from $142.9 million in fiscal 2000, an increase of 27.0%. Company Store operating expenses as a percentage of Company Store Operations revenues were 84.9% in fiscal 2001 compared with 87.0% in fiscal 2000. The decrease in Company Store Operations as a percentage of revenues was due to increased operating efficiencies resulting from increased sales levels at our stores. The margin on off-premises sales benefited from the implementation of a new route management system during the second quarter of fiscal 2001. These margin improvements were partially offset by the impact of the stores closed for remodeling and rebuilding. During the period when some of the stores were closed for remodeling or rebuilding, we lost the higher margin on-premises sales, which in turn negatively impacted our margins.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to alignment with our brand image and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for underperforming stores, and for older stores that need to be closed and relocated. We recorded a provision in the amount of $318,000 in operating expenses in fiscal 2001 to cover costs associated with a store that was damaged by fire. After evaluating the location, we decided not to reopen the store. The provision is intended to cover estimated lease liabilities, the net book value of assets disposed of and other miscellaneous costs associated with this decision. In fiscal 2000, we recorded a charge of $1.1 million to cover the closing of two older stores that were replaced on their existing sites in fiscal 2001.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues increased to $9.4 million for fiscal 2001 from $5.5 million in fiscal 2000, an increase of 70.8%. The growth in revenue was primarily due to the opening of 28 franchise stores during fiscal 2001 and the impact of those franchise stores opened in fiscal 2000 being open for the entire year in fiscal 2001.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses decreased to $3.6 million in fiscal 2001 from $4.0 million in the prior year. As a percentage of Franchise Operations revenues, franchise operating expenses were 38.6% in fiscal 2001 compared with 72.6% in fiscal 2000. Consistent with the prior year, the decrease in Franchise Operations operating expenses as a percentage of revenues reflects the continued growth in our franchise system sales with a minimal decrease in related operating expenses. In prior years, we hired and trained personnel to oversee the expansion of our franchise concept across the country. In addition to our management training program, they received field training primarily consisting of working with and learning from existing personnel who were qualified to oversee store operations. As our personnel successfully completed their training, we have been able to open additional stores without incurring significant incremental personnel costs. Additionally, the amount of support that we provide for each Area Developer group's store openings decline with each successive opening. As some of our individual Area Developer groups are now operating multiple stores, our costs associated with their additional store openings have declined.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased to $77.6 million in fiscal 2001 from $50.5 million in fiscal 2000, an increase of 53.7%. The primary reason for the increase in revenues was the opening of 28 new franchise stores in fiscal 2001, the impact of franchise stores opened in fiscal 2000 and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores is required to purchase doughnutmaking equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales.

KKM&D OPERATING EXPENSES. KKM&D operating expenses increased to $65.6 million in fiscal 2001 from $43.1 million in fiscal 2000, an increase of 52.3%. KKM&D operating expenses as a percentage of KKM&D revenues were 84.5% in fiscal 2001 compared with 85.3% in fiscal 2000.

The decrease in KKM&D operating expenses as a percentage of revenues was due to increased capacity utilization and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume in the facilities. Continued stability in our key ingredient costs also contributed. The effect of these factors was offset in part by startup costs associated with our California distribution center.

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $20.1 million in fiscal 2001 from $14.9 million in the prior year, an increase of 35.0%. General and administrative expenses as a percentage of total revenues for the fiscal year were 6.7% compared with 6.7% in fiscal 2000. The dollar growth in general and administrative expense was due to increased personnel and related benefit and travel costs needed to support our national expansion.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $6.5 million in fiscal 2001 from $4.5 million in fiscal 2000, an increase of 42.0%. Depreciation and amortization expenses as a percentage of total revenues for fiscal 2001 were 2.1% compared with 2.1% in fiscal 2000. The dollar growth in depreciation and amortization expenses increased due to capital asset additions, as well as the accelerated depreciation expense as a result of the shortening of useful lives related to two anticipated store relocations. The amount of accelerated depreciation expense recognized was approximately $690,000.

INTEREST INCOME. Interest income increased in fiscal 2001 as a result of the investment of proceeds from our initial public offering. Proceeds from the public offering were received in mid-April 2000. After retiring our debt, we made investments in government securities, short-term commercial paper instruments and corporate bonds. These amounted to approximately $36.0 million at January 28, 2001 and resulted in interest income of $2.3 million for fiscal 2001. There were no investments of this nature during fiscal 2000.

INTEREST EXPENSE. Interest expense of $607,000 for fiscal 2001 decreased 60.2% from $1.5 million in fiscal 2000. This decrease is a direct result of paying off substantially all of our debt in mid-April 2000 after the completion of our initial public offering.

EQUITY LOSS IN JOINT VENTURES. These expenses consist of our share of operating results associated with our investments in unconsolidated joint ventures to develop and operate Krispy Kreme stores.

MINORITY INTEREST. These expenses represent the elimination of the minority interest in a consolidated joint venture to develop and operate Krispy Kreme stores.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes is $9.1 million for fiscal 2001 representing a 38.1% effective rate compared to $3.7 million, or 38.0%, in fiscal 2000.

YEAR ENDED JANUARY 30, 2000 COMPARED WITH YEAR ENDED JANUARY 31, 1999

OVERVIEW

Systemwide sales increased to $318.9 million in fiscal 2000 from $240.3 million in fiscal 1999, an increase of 32.7%. This increase was comprised of company store sales increases of $19.0 million and franchise store sales increases of $59.6 million. Systemwide comparable store sales increased 14.1%. The overall systemwide sales increase was driven by comparable store sales improvement and the opening of new stores.

Total company revenues increased to $220.2 million in fiscal 2000 from $180.9 million in fiscal 1999, an increase of 21.7%. This increase was comprised of Company Store Operations revenues increases of $19.0 million, Franchise Operations revenues increases of $2.3 million and KKM&D revenues increases of $18.0 million. Net income increased to $6.0 million in fiscal 2000 from a loss of $3.2 million in fiscal 1999. Fiscal 1999 included a provision for restructuring and store closings of $9.5 million. Absent this provision, net income in fiscal 2000 compared to fiscal 1999 would have been $6.0 million, or 2.7% of total revenues, versus $2.5 million, or 1.4% of total revenues.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $164.2 million in fiscal 2000 from $145.3 million in fiscal 1999, an increase of 13.1%. Comparable store sales increased by 12.0%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. On-premises sales increased approximately $3.6 million and off-premises sales increased approximately $15.3 million. On-premises sales grew principally as a result of more customer visits and an increase in brand awareness generated by national publicity and our national store expansion. Our company stores continued to benefit from an increase in the number of stores we serve via our off-premises sales programs. The revenue increase in off-premises sales was due primarily to the addition of new convenience store outlets.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased to $142.9 million in fiscal 2000 from $129.3 million in fiscal 1999, an increase of 10.5%. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 87.0% in fiscal 2000 compared with 89.1% in fiscal 1999. The decrease in Company Store Operations operating expenses as a percentage of revenues was due to increased operating efficiencies resulting from increased sales levels at our stores. These additional sales have utilized excess production capacity, thereby enhancing the stores' profitability.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to the brand image portrayed by each store and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for stores that perform poorly, and for older stores that need to be closed and relocated. In fiscal 2000, we recorded a provision of $1.1 million to cover the closing of two older stores that were replaced on their existing sites in fiscal 2001. In fiscal 1999, we recorded a charge of $2.3 million as follows: $417,000 related to the write-off of unamortized leasehold improvements for two stores which were closed in the first quarter of fiscal 2000; $283,000 in remaining lease costs on a potential store site that will not be used; and $1.6 million related to the write-down of building and equipment of a facility that will remain open but whose carrying value was determined not to be fully recoverable.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues increased to $5.5 million in fiscal 2000 from $3.2 million in fiscal 1999, an increase of 70.9%. The growth in revenue was primarily due to the opening of 19 franchise stores in fiscal 2000 and the impact of 14 franchise stores opened in fiscal 1999 being open for the full year in fiscal 2000. Many of these stores have had company record-setting opening week on-premises sales levels, and their on-premises sales have remained strong in the months following their openings.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses increased to $4.0 million in fiscal 2000 from $2.7 million in fiscal 1999, an increase of 46.9%. Franchise Operations operating expenses as a percentage of Franchise Operations revenues were 72.6% in fiscal 2000 compared with 84.4% in fiscal 1999. The decrease in Franchise Operations operating expenses as a percentage of revenues was due to capitalizing upon the infrastructure we have built in preparing for our expansion. In prior years, we hired and trained personnel to oversee the expansion of our concept across the country. In addition to our management training program, they received field training primarily consisting of working with and learning from existing personnel who were qualified to oversee store operations. As these personnel have successfully completed their training, we have been able to open additional stores without incurring significant incremental personnel costs.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased to $50.5 million in fiscal 2000 from $32.4 million in fiscal 1999, an increase of 55.8%. The primary reason for the increase in revenues was the opening of new franchise stores in fiscal 2000, the full-year impact of stores opened in fiscal 1999 and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores was required to purchase doughnutmaking equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales. An increase in doughnutmaking equipment prices of approximately 20.0% also contributed.

KKM&D OPERATING EXPENSES. KKM&D operating expenses increased to $43.1 million in fiscal 2000 from $27.9 million in fiscal 1999, an increase of 54.6%. KKM&D operating expenses as a percentage of KKM&D revenues were 85.3% in fiscal 2000 compared with 86.0% in fiscal 1999. The decrease in KKM&D operating expenses as a percentage of revenues was due to the increased capacity utilization and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume in the facilities. Favorable commodities prices also contributed.

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $14.9 million in fiscal 2000 from $10.9 million in fiscal 1999, an increase of 36.3%. General and administrative expenses as a percentage of total revenues were 6.7% in fiscal 2000 compared with 6.0% in fiscal 1999. The primary reason for the increase in these expenses was our continued investment in infrastructure to support our expansion. The investment in infrastructure consisted primarily of the hiring of new personnel in corporate support departments. Costs incurred in fiscal 2000 for these personnel, including salaries, benefits and the implementation of our stock bonus plans, increased approximately $3.3 million.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $4.5 million in fiscal 2000 from $4.3 million in fiscal 1999, an increase of 6.3%. Depreciation and amortization expenses as a percentage of total revenues were 2.1% in fiscal 2000 compared with 2.4% in fiscal 1999. Depreciation and amortization expenses increased due to capital asset additions.

INTEREST EXPENSE. Interest expense of approximately $1.5 million in fiscal 2000 was relatively consistent with interest expense in fiscal 1999. Borrowing amounts were slightly higher in fiscal 2000; however, interest rates were lower in fiscal 2000 compared with fiscal 1999.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective fiscal year's pre-tax income. The provision for income taxes was $3.7 million in fiscal 2000 representing a 38.0% effective rate. The benefit in fiscal 1999 was $2.1 million representing an effective rate of 40.3%.

QUARTERLY RESULTS

The following tables set forth unaudited quarterly information for each of the eight fiscal quarters in the two year period ended January 28, 2001. This quarterly information has been prepared on a basis consistent with our audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. Net income per share amounts reflect the impact of a two-for-one stock split paid in the form of a stock dividend on March 19, 2001.

                                                                                          IN THOUSANDS, EXCEPT PER SHARE DATA
                                           ----------------------------------------------------------------------------------
                                            MAY 2,    AUG. 1,  OCT. 31,  JAN. 30,   APR. 30,   JUL. 30,   OCT. 29,   JAN. 28,
THREE MONTHS ENDED                           1999      1999      1999      2000      (2000)*    (2000)*    (2000)*    (2001)*
------------------                         --------  --------  --------  --------   --------   --------   --------   --------

Total revenues                             $ 53,328  $ 51,356  $ 56,849  $ 58,710   $ 70,870   $ 70,060   $ 77,897   $ 81,888
Operating expenses                           45,724    44,356    48,464    51,459     59,164     58,286     65,316     67,924
General and administrative expenses           3,139     3,933     3,837     3,947      4,435      4,566      5,059      6,001
Depreciation and amortization expenses        1,101     1,159     1,237     1,049      1,595      1,581      1,811      1,470
                                           --------  --------  --------  --------   --------   --------   --------   --------
Income from operations                        3,364     1,908     3,311     2,255      5,676      5,627      5,711      6,493
Interest (income) expense, net                  308       331       210       383        249       (507)      (720)      (740)
Other expenses                                   --        --        --        --        493        358        216        375
                                           --------  --------  --------  --------   --------   --------   --------   --------
Income before income taxes                    3,056     1,577     3,101     1,872      4,934      5,776      6,215      6,858
Provision for income taxes                    1,163       599     1,178       710      1,901      2,192      2,363      2,602
                                           --------  --------  --------  --------   --------   --------   --------   --------
  Net income                               $  1,893  $    978  $  1,923  $  1,162   $  3,033   $  3,584   $  3,852   $  4,256
                                           --------  --------  --------  --------   --------   --------   --------   --------
NET INCOME PER SHARE:
  Basic                                    $    .10  $    .05  $    .11  $    .06   $    .15   $    .14   $    .15   $    .16
  Diluted                                       .10       .05       .10       .06        .13        .13        .14        .15

* Amounts presented for the first three quarters of fiscal 2001 have been restated for a change in accounting policy for revenue recognition, as discussed in "Recent Accounting Pronouncements" in Note 2 to the Consolidated Financial Statements. The change has an insignificant impact on annual sales and net income but does result in a shift in sales and earnings among the quarterly periods. The change has no effect on earnings per share in any of the quarterly periods. The effect of this change for each quarter of fiscal 2001 follows:

                                          IN THOUSANDS
                           ---------------------------
                           TOTAL REVENUES   NET INCOME
                           --------------   ----------

First quarter                  $ (131)        $  (19)
Second quarter                     66              9
Third quarter                     (12)            (1)
Fourth quarter                   (130)           (16)
                               ------         ------
                               $ (207)        $  (27)
                               ------         ------

OUR OPERATING RESULTS FOR THESE EIGHT QUARTERS EXPRESSED AS PERCENTAGES OF APPLICABLE REVENUES WERE AS FOLLOWS:

                                                 MAY 2,    AUG. 1,  OCT. 31,  JAN. 30,  APR. 30,  JUL. 30,  OCT. 29,  JAN. 28,
THREE MONTHS ENDED                                1999      1999      1999      2000      2000      2000      2000      2001
                                                 ------    -------  --------  --------  --------  --------  --------  --------

Total revenues                                    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses                                 85.7      86.4      85.3      87.6      83.5      83.2      83.9      82.9
General and administrative expenses                 5.9       7.6       6.7       6.8       6.3       6.5       6.5       7.3
Depreciation and amortization expenses              2.1       2.3       2.2       1.8       2.2       2.3       2.3       1.8
                                                  -----     -----     -----     -----     -----     -----     -----     -----
Income from operations                              6.3       3.7       5.8       3.8       8.0       8.0       7.3       8.0
Interest (income) expense, net                      0.6       0.6       0.3       0.6       0.3      (0.7)     (0.9)     (0.9)
Other expenses                                       --        --        --        --       0.7       0.5       0.3       0.5
                                                  -----     -----     -----     -----     -----     -----     -----     -----
Income before income taxes                          5.7       3.1       5.5       3.2       7.0       8.2       7.9       8.4
Provision for income taxes                          2.2       1.2       2.1       1.2       2.7       3.1       3.0       3.2
                                                  -----     -----     -----     -----     -----     -----     -----     -----
  Net income                                        3.5%      1.9%      3.4%      2.0%      4.3%      5.1%      4.9%      5.2%
                                                  =====     =====     =====     =====     =====     =====     =====     =====

HISTORICALLY, WE HAVE EXPERIENCED SEASONAL VARIABILITY IN OUR QUARTERLY OPERATING RESULTS, WITH HIGHER PROFITS PER STORE IN THE FIRST AND THIRD QUARTERS THAN IN THE SECOND AND FOURTH QUARTERS. THE SEASONAL NATURE OF OUR OPERATING RESULTS IS EXPECTED TO CONTINUE.

LIQUIDITY AND CAPITAL RESOURCES

Because management generally does not monitor liquidity and capital resources on a segment basis, this discussion is presented on a consolidated basis.

We funded our capital requirements for fiscal 1999, 2000 and 2001 primarily through cash flow generated from operations, through borrowings under our line of credit and term loan facility and through the proceeds from our April 2000 initial public offering. A private stock offering in fiscal 1999 also contributed to funding our cash needs.

Net cash flow from operations was $11.7 million in fiscal 1999, $9.0 million in fiscal 2000 and $30.6 million in fiscal 2001. Operating cash flow has benefited from an improvement in our net income, net of the impact of the provision for restructuring in fiscal 1999. Operating cash flow has been negatively impacted by additional investments in working capital, primarily accounts receivable and inventories, as a result of the expansion of our off-premises sales programs and the opening of new stores that we either own or supply. Offsetting the additional investments in accounts receivable and inventories have been increases in accounts payable, accrued income taxes and accrued expenses due to the timing of payments associated with each of these items.

Net cash used for investing activities was $11.8 million in fiscal 1999, $10.0 million in fiscal 2000 and $67.3 million in fiscal 2001. Investing activities primarily consist of capital expenditures for property, plant and equipment and purchases of investments. These capital expenditures primarily relate to expenditures to support our off-premises sales programs, maintenance capital expenditures for existing stores and equipment, development of new stores and the acquisition of stores from existing franchisees. Net cash used for investing activities was also used for investments in area developer joint ventures. Investing activities for fiscal 2001 also included approximately $35.4 million of purchases of marketable securities with a portion of the proceeds from the initial public offering and cash flow generated from operations.

Net cash provided by (used for) financing activities was $1.5 million in fiscal 1999, ($84,000) in fiscal 2000 and $40.6 million in fiscal 2001. Fiscal 1999 financing activities consisted primarily of proceeds from a private stock offering, payment of cash dividends and the issuance of notes. Our financing activities in fiscal 2000 consisted primarily of borrowings under our line of credit and payment of cash dividends declared in fiscal 1999. Financing activities in fiscal 2001 consisted primarily of the completion of our initial public stock offering, repayment of borrowings and a capital distribution to our shareholders existing prior to our initial public offering.

We entered into a new loan agreement on December 29, 1999. This agreement, which is unsecured, provides a $40 million revolving line of credit and provided a $12 million term loan. The remaining amount of the term loan was repaid in full with a portion of the net proceeds of our April 2000 initial public offering. The loan agreement expires on July 10, 2002. Under the terms of the loan agreement, interest on the revolving line of credit is payable monthly and charged at either the lender's prime rate less 110 basis points or at one-month LIBOR plus 100 basis points. There is no interest, fee or other charge for the unadvanced portion of the revolving line of credit. A provision of the loan agreement allows us to convert, prior to the expiration date of the agreement, all or a portion of the outstanding principal balance of the revolving line of credit to a term loan for a period of 60, 84 or 120 months. Concerning interest on the term loan, we have the option of either a variable prime rate based method, a variable LIBOR based method or a swap rate based method with a ceiling tied to the prime rate at the time of conversion. As of January 28, 2001, $91,000 is outstanding under the $40 million revolving line of credit facility and no amount under that facility has been converted to a term loan. We have an outstanding letter of credit as of January 28, 2001, which reduces our available line of credit by $2.7 million. On January 31, 2000, we repurchased the New York City territory from an area developer for $6.9 million using funds available under our line of credit. Subsequently, on April 17, 2000, we sold 77.67% of this market.

The $12 million term loan entered into on December 29, 1999 was a continuation of the $12 million term loan contained in a previous loan agreement. Interest on the $12 million term loan was computed on the same basis as the revolving line of credit, except that the floor and ceiling rates were 5.500% and 8.125%, respectively. Repayment of this loan began on July 20, 1996, in the amount of monthly principal payments of $200,000 plus interest and was repaid in full with a portion of the net proceeds of our April 2000 initial public offering.

The loan agreement entered into on December 29, 1999, requires us to maintain a consolidated tangible net worth of $41 million through January 28, 2001. For each fiscal year thereafter, the agreement requires us to maintain a consolidated tangible net worth of $41 million plus (1) an amount equal to 75% of the net proceeds from our April 2000 initial public offering, and (2) 50% of our net income for each fiscal year. Capital expenditures for each fiscal year are limited to $35 million. The loan agreement also contains covenants which place various restrictions on sales of properties, our ability to enter into collateral repurchase agreements and guaranties, the payment of dividends and other customary financial and nonfinancial covenants.

As of January 28, 2001, $3,435,000 was outstanding under a $4.5 million revolving line of credit facility of our Northern California joint venture. Krispy Kreme has guaranteed 84% of the line of credit. The line of credit bears interest at one-month LIBOR plus 125 basis points and matures on January 15, 2002. There will be no interest, fee or other charge for the unadvanced portion of the revolving line of credit.

In the next five years, we expect to use cash primarily for the following activities:

         - Adding mix production and distribution capacity to support expansion
         -        Remodeling and relocating selected older company stores
         - Expanding our equipment manufacturing and operations training facilities
         -        Investing in all or part of franchisees' operations
         -        Working capital and other corporate purposes

Our capital requirements for the items outlined above may be significant. These capital requirements will depend on many factors, including our overall performance, the pace of store expansion and company store remodels, the requirements for joint venture arrangements and infrastructure needs for both personnel and facilities. Prior to our April 2000 initial public offering, we primarily relied on cash flow generated from operations and our $40 million revolving line of credit to fund our capital needs. We believe that the proceeds from our April 2000 initial public offering and our follow-on public offering completed in February 2001, cash flow generated from operations and our borrowing capacity under our line of credit will be sufficient to meet our capital needs for at least the next 24 months. If additional capital is needed, we may raise such capital through public or private equity or debt financings or other financing arrangements. Future capital funding transactions may result in dilution to shareholders. However, there can be no assurance that additional capital will be available or be available on satisfactory terms. Our failure to raise additional capital could have one or more of the following effects on our operations and growth plans over the next five years:

         -        Slowing our plans to remodel and relocate older company stores
         - Reducing the number and amount of our joint venture investments in area developers
         - Slowing the building of our infrastructure of both personnel and facilities

We conduct some of our corporate and store operations from leased facilities and lease certain equipment under operating leases. Generally, our leased facilities have initial lease periods of four to 18 years, and contain provisions for renewal options of five to 10 years.

INFLATION

We do not believe that inflation has had a material impact on our results of operations in recent years. However, we cannot predict what effect inflation may have on our results of operations in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates on our outstanding bank debt. Our revolving line of credit bears interest at either our lender's prime rate minus 110 basis points or a rate equal to LIBOR plus 100 basis points. We elect the rate on a monthly basis. Additionally, the Northern California revolving line of credit bears interest at one-month LIBOR plus 125 basis points. We have guaranteed 84% of that line of credit. The interest cost of our bank debt is affected by changes in either prime or LIBOR. Such changes could adversely impact our operating results.

We have no derivative financial or derivative commodity instruments in our cash or cash equivalents. On any business day that we have excess cash available, we use it to pay down our revolving line of credit.

We purchase certain commodities such as flour, sugar and soybean oil. These commodities are usually purchased under long-term purchase agreements, generally one to three years, at fixed prices. We are subject to market risk in that the current market price of any commodity item may be below our contractual price. We do not use financial instruments to hedge commodity prices.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 2000, Krispy Kreme's first quarter of fiscal year 2002. FAS 133, as amended by FAS 138, requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Because we do not use derivatives, the adoption of FAS 133 will not have any impact on our financial statements.

In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which among other guidance, clarifies certain conditions to be met in order to recognize revenue. SAB 101 is required to be adopted no later than the fourth quarter of fiscal years beginning after December 15, 1999. We have adopted SAB 101 in fiscal 2001, which has resulted in no material effect on our revenue recognition policy or revenues recorded.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED BALANCE SHEETS

                                                         IN THOUSANDS, EXCEPT PAR VALUE AMOUNTS
-----------------------------------------------------------------------------------------------
YEAR ENDED                                                      JAN. 30, 2000     JAN. 28, 2001
----------                                                      -------------     -------------

ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                           $   3,183         $   7,026
Short-term investments                                                     --            18,103
Accounts receivable, less allowance for doubtful accounts
  of $1,324 (2000) and $1,302 (2001)                                   17,965            19,855
Accounts receivable, affiliates                                         1,608             2,599
Other receivables                                                         794             2,279
Inventories                                                             9,979            12,031
Prepaid expenses                                                        3,148             1,909
Income taxes refundable                                                   861                --
Deferred income taxes                                                   3,500             3,809
                                                                    ---------         ---------
    Total current assets                                               41,038            67,611
Property and equipment, net                                            60,584            78,340
Deferred income taxes                                                   1,398                --
Long-term investments                                                      --            17,877
Investment in unconsolidated joint ventures                                --             4,695
Other assets                                                            1,938             2,970
                                                                    ---------         ---------
    Total assets                                                    $ 104,958         $ 171,493
                                                                    =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                    $  13,106         $  14,697
Accrued expenses                                                       14,080            19,904
Revolving line of credit                                                   --             3,526
Current maturities of long-term debt                                    2,400                --
Income taxes payable                                                       --                41
                                                                    ---------         ---------
    Total current liabilities                                          29,586            38,168
                                                                    =========         =========
Deferred income taxes                                                      --               579
Compensation deferred (unpaid)                                            990             1,106
Long-term debt, net of current portion                                 20,502                --
Accrued restructuring expenses                                          4,259             3,109
Other long-term obligations                                             1,866             1,735
                                                                    ---------         ---------
    Total long-term liabilities                                        27,617             6,529

Minority interest                                                          --             1,117
SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 10 million shares authorized;
  none issued and outstanding                                              --                --
Common stock, no par value, 100,000 shares authorized;
  issued and outstanding -- 0 (2000) and 25,916 (2001)                     --            85,060
Common stock, $10 par value, 1,000 shares authorized;
  issued and outstanding -- 467 (2000) and 0 (2001)                     4,670                --
Paid-in capital                                                        10,805                --
Unearned compensation                                                      --              (188)
Notes receivable, employees                                            (2,547)           (2,349)
Nonqualified employee benefit plan asset                                   --              (126)
Nonqualified employee benefit plan liability                               --               126
Accumulated other comprehensive income                                     --               609
Retained earnings                                                      34,827            42,547
                                                                    ---------         ---------
    Total shareholders' equity                                         47,755           125,679
                                                                    ---------         ---------
    Total liabilities and shareholders' equity                      $ 104,958         $ 171,493
                                                                    =========         =========

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
-------------------------------------------------------------------------------------------------------
YEAR ENDED                                    JAN. 31, 1999         JAN. 30, 2000         JAN. 28, 2001
                                              -------------         -------------         -------------

Total revenues                                    $ 180,880             $ 220,243             $ 300,715
Operating expenses                                  159,941               190,003               250,690
General and administrative expenses                  10,897                14,856                20,061
Depreciation and amortization expenses                4,278                 4,546                 6,457
Provision for restructuring                           9,466                    --                    --
                                                  ---------             ---------             ---------
Income (loss) from operations                        (3,702)               10,838                23,507
Interest income                                         181                   293                 2,325
Interest expense                                     (1,507)               (1,525)                 (607)
Equity loss in joint ventures                            --                    --                  (706)
Minority interest                                        --                    --                  (716)
Loss on sale of property and equipment                 (251)                   --                   (20)
                                                  ---------             ---------             ---------
Income (loss) before income taxes                    (5,279)                9,606                23,783
Provision (benefit) for income taxes                 (2,112)                3,650                 9,058
                                                  ---------             ---------             ---------
Net income (loss)                                 $  (3,167)            $   5,956             $  14,725
                                                  =========             =========             =========
Basic earnings (loss) per share                   $    (.19)            $    0.32             $    0.60
                                                  =========             =========             =========
Diluted earnings (loss) per share                 $    (.19)            $    0.30             $    0.55
                                                  =========             =========             =========

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             -----------------------------------------    ----------------------------------------
                                                 KRISPY KREME DOUGHNUT CORPORATION                KRISPY KREME DOUGHNUTS, INC.
                                             -------------------------------------------------------------------------------------
                                             COMMON       COMMON          ADDITIONAL      PREFERRED  PREFERRED     COMMON   COMMON
                                             SHARES        STOCK       PAID-IN CAPITAL      SHARES     STOCK       SHARES    STOCK
                                             ------       ------       ---------------    ---------  ----------    ------   ------
BALANCE AS OF FEBRUARY 1, 1998                364        $  3,642        $  1,102            --       $    --       --    $     --
Net loss for the year ended
  January 31, 1999
Cash dividends on common stock
  ($3.25 per share)
Sale of common stock                           44             438           4,181
Conversion of Long-Term Incentive
  Plan shares to common stock                  59             590           5,522
Collections on notes receivable
Issuance of notes receivable
                                             ----        --------        --------         -----       --------     -----  --------
BALANCE AT JANUARY 31, 1999                   467        $  4,670        $ 10,805            --       $    --        --   $     --
Net income for the year ended
  January 30, 2000
Collections of Long-Term Incentive
  Plan shares receivable
Issuance of notes receivable
                                             ----        --------        --------         -----       --------     -----  --------
BALANCE AT JANUARY 30, 2000                   467        $  4,670        $ 10,805            --       $    --         --  $     --
Comprehensive income:
  Net income for the year ended
    January 28, 2001
  Unrealized holding gain
  Total comprehensive income
Proceeds from public offering                                                                                      6,900    65,637
Conversion of Krispy Kreme Doughnut
  Corporation shares to Krispy Kreme
  Doughnuts, Inc. shares                     (467)         (4,670)        (10,805)                                18,680    15,475
Cash dividend to shareholders
Issuance of shares to employee stock
  ownership plan                                                                                                     290     3,039
Contribution to the nonqualified
  employee benefit plan
Liability under the nonqualified
  employee benefit plan
Issuance of restricted common shares                                                                                   6       210
Exercise of stock options                                                                                             40       699
Amortization of restricted common shares
Collections on notes receivable
                                             ----        ---------       --------         -----       --------   -------  --------
BALANCE AT JANUARY 28, 2001                    --        $     --        $     --            --       $     --    25,916  $ 85,060
                                             ====        =========       ========         =====       ========   =======  ========


The accompanying notes are an integral part of these consolidated financial statements.


                                                                                                                 IN THOUSANDS
-------------------------------------------------------------------------------------------------------------------------------
                       NOTES              NONQUALIFIED         NONQUALIFIED   ACCUMULATED OTHER
    UNEARNED         RECEIVABLE          EMPLOYEE BENEFIT    EMPLOYEE BENEFIT   COMPREHENSIVE         RETAINED
 COMPENSATION        EMPLOYEES              PLAN ASSET        PLAN LIABILITY       INCOME             EARNINGS           TOTAL
 ------------        ----------          ----------------    ---------------- -----------------       --------           ------
$     --            $    (34)               $  --                $ --               $ --               $33,556         $ 38,266

                                                                                                        (3,167)          (3,167)

                                                                                                        (1,518)          (1,518)
                                                                                                                          4,619

                                                                                                                          6,112
                          34                                                                                                 34
                      (2,099)                                                                                            (2,099)
--------            --------                -----                ----               ----               -------         --------
$     --            $ (2,099)               $  --                $ --               $ --               $28,871         $ 42,247

                                                                                                         5,956            5,956

                         226                                                                                                226
                        (674)                                                                                              (674)
--------            --------                -----                ----               ----               -------         --------
$     --            $ (2,547)               $  --                $ --               $ --               $34,827         $ 47,755

                                                                                                        14,725           14,725
                                                                                     609                                    609
                                                                                                                       --------
                                                                                                                         15,334
                                                                                                                         65,637

                                                                                                                             --
                                                                                                        (7,005)          (7,005)

                                                                                                                          3,039

                                             (126)                                                                         (126)

                                                                  126                                                        126
    (210)                                                                                                                     --
                                                                                                                             699
      22                                                                                                                      22
                         198                                                                                                 198
--------            --------                -----                ----               ----               -------         ---------
$   (188)           $ (2,349)               $(126)               $126               $609               $42,547         $ 125,679
========            ========                =====                ====               ====               =======         =========


KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                            IN THOUSANDS
                                                                      --------------------------------------------------
YEAR ENDED                                                            JAN. 31, 1999     JAN. 30, 2000      JAN. 28, 2001
                                                                      -------------     -------------      -------------

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)                                                       $ (3,167)          $  5,956           $ 14,725
Items not requiring (providing) cash:
  Depreciation and amortization                                            4,278              4,546              6,457
  Deferred income taxes                                                   (3,658)               258              1,668
  Loss on disposal of property and equipment, net                            251                 --                 20
  Compensation expense related to restricted stock awards                     --                 --                 22
  Provision for restructuring                                              9,466               (127)                --
  Provision for store closings and impairment                              2,336              1,139                318
  Minority interest                                                           --                 --                716
  Equity loss in joint ventures                                               --                 --                706
Change in assets and liabilities:
  Receivables                                                             (3,422)            (4,760)            (3,434)
  Inventories                                                             (1,881)               (93)            (2,052)
  Prepaid expenses                                                          (252)            (1,619)             1,239
  Income taxes, net                                                        1,397             (2,016)               902
  Accounts payable                                                         4,584              1,570              1,591
  Accrued restructuring expenses                                              --             (1,185)            (1,243)
  Accrued expenses                                                         1,008              4,966              8,956
  Deferred compensation and other long-term obligations                      742                345                (15)
                                                                        --------           --------           --------
         Net cash provided by operating activities                        11,682              8,980             30,576
                                                                        --------           --------           --------
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                       (12,374)           (11,335)           (25,655)
Proceeds from disposal of property and equipment                              --                 --              1,419
Proceeds from disposal of assets held for sale                                --                830                 --
Investments in unconsolidated joint ventures                                  --                 --             (6,333)
(Increase) decrease in other assets                                          548                479             (1,348)
Purchase of investments net                                                   --                 --            (35,371)
                                                                        --------           --------           --------
         Net cash used for investing activities:                         (11,826)           (10,026)           (67,288)
                                                                        --------           --------           --------
CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of long-term debt                                               (2,400)            (2,400)           (22,901)
Net borrowings from revolving line of credit                                  --                 --              3,526
Borrowings of long-term debt                                               2,550              4,282                 --
Proceeds from stock offering                                               4,619                 --             65,637
Proceeds from exercise of stock options                                       --                 --                699
Minority interest                                                             --                 --                401
Cash dividends paid                                                       (1,180)            (1,518)            (7,005)
Issuance of notes receivable                                              (2,099)              (674)                --
Collection of notes receivable                                                34                226                198
                                                                        --------           --------           --------
         Net cash provided by (used for) financing activities:             1,524                (84)            40,555
                                                                        --------           --------           --------
Net increase (decrease) in cash and cash equivalents                       1,380             (1,130)             3,843
Cash and cash equivalents at beginning of year                             2,933              4,313              3,183
                                                                        --------           --------           --------
Cash and cash equivalents at end of year                                $  4,313           $  3,183           $  7,026
                                                                        --------           --------           --------
Supplemental schedule of non-cash investing and
  financing activities
  Issuance of stock to Krispy Kreme Profit-Sharing Stock
    Ownership Plan                                                            --                 --           $  3,039
  Issuance of stock to restricted stock plan                                  --                 --           $    210

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND PURPOSE

Krispy Kreme Doughnuts, Inc. was incorporated in North Carolina on December 2, 1999 as a wholly-owned subsidiary of Krispy Kreme Doughnut Corporation ("KKDC"). Pursuant to a plan of merger approved by shareholders on November 10, 1999, the shareholders of KKDC became shareholders of Krispy Kreme Doughnuts, Inc. on April 4, 2000. Each shareholder received 20 shares of Krispy Kreme Doughnuts, Inc. common stock and $15 in cash for each share of KKDC common stock they held. As a result of the merger, KKDC became a wholly-owned subsidiary of Krispy Kreme Doughnuts, Inc. Krispy Kreme Doughnuts, Inc. closed a public offering of its common stock on April 10, 2000 by selling 3,450,000 common shares at a price of $21 per share.

All consolidated financial statements prior to the merger are those of KKDC and all consolidated financial statements after the merger are those of Krispy Kreme Doughnuts, Inc. For purposes of computing earnings per share, the number of common shares prior to the merger have been restated to reflect the 20 shares of Krispy Kreme Doughnuts, Inc. common stock issued for each share of KKDC's common stock and to reflect a two-for-one stock split effective March 19, 2001 to shareholders of record as of March 5, 2001. All references to the number of shares (other than common stock issued or outstanding on the 2000 Consolidated Balance Sheet and 1999 and 2000 Consolidated Statements of Shareholders' Equity), per share amounts, cash dividends and any other reference to shares in the Consolidated Financial Statements and all subsequent references in the accompanying Notes to Consolidated Financial Statements ("Notes"), unless otherwise noted, have been adjusted to reflect the split on a retroactive basis. Previously awarded stock options, restricted stock awards, and all other agreements payable in Krispy Kreme Doughnuts, Inc. common stock have been adjusted or amended to reflect the split.

2.       NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. Krispy Kreme Doughnuts, Inc. and its subsidiaries (the "Company") are engaged principally in the sale of doughnuts and related items through Company-owned stores. The Company also derives revenue from franchise and development fees and the collection of royalties from franchisees. Additionally, the Company sells doughnutmaking equipment and mix to Company-owned and franchised stores.

The significant accounting policies followed by the Company in preparing the accompanying financial statements are as follows:

BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Investments of 50% or greater in affiliates are also consolidated and the portion not owned by the company is shown as a minority interest in consolidated subsidiary companies.

EQUITY METHOD OF ACCOUNTING. Investments in 20% to 49.9% owned affiliates are accounted for by the equity method of accounting, whereby the investment is carried at cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition.

FISCAL YEAR. The Company's fiscal year is based on a 52/53 week year. The fiscal year ends on the Sunday closest to the last day in January. The years ended January 31, 1999, January 30, 2000 and January 28, 2001 contained 52 weeks.

CASH AND CASH EQUIVALENTS. The Company considers cash on hand, deposits in banks, and all highly liquid debt instruments with a maturity of three months or less at date of acquisition to be cash and cash equivalents. Cash overdrafts are reclassified to accounts payable. The amounts reclassified are $7,175,000 and $6,487,000 at January 30, 2000 and January 28, 2001, respectively.

INVENTORIES.  Inventories are recorded at the lower of average cost or market.

INVESTMENTS. Investments consist of United States Treasury notes, mortgage-backed government securities, corporate debt securities and certificates of deposit and are included in short term and long term investments in the accompanying balance sheet. Certificates of deposit are carried at cost which approximates fair value. All other marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date.

Management determines the appropriate classification of its investments in marketable securities at the time of the purchase and reevaluates such determination at each balance sheet date. As of January 28, 2001, all marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive income. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on major capital expenditures during the period of construction.

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives: Buildings -- 15 to 35 years; Equipment -- 3 to 15 years; Leasehold improvements -- lesser of useful lives of assets or lease term.

Assets acquired in the first half of the fiscal year are depreciated for a half year in the year of acquisition. Assets acquired in the second half of the fiscal year are not depreciated in the year of acquisition but are depreciated for a full year in the next fiscal year.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES. The Company uses the asset and liability method to account for income taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases for assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS. Cash, accounts receivable, accounts payable, accrued liabilities and variable rate debt are reflected in the financial statements at cost which approximates fair value because of the short-term maturity of these instruments.

ADVERTISING COSTS. All costs associated with advertising and promoting products are expensed in the period incurred.

STORE OPENING COSTS. Costs incurred to open either Company or franchise stores are expensed in the period incurred.

STORE CLOSING COSTS. When a decision is made to close a store, the Company records a charge to cover the estimated costs of the planned store closing including (1) the unrecoverable portion of the remaining lease payments on leased stores, (2) the write-down of store assets to reflect estimated realizable values (recorded as a reduction of the recorded asset on the Company's consolidated balance sheet), and (3) other costs associated with the store closing. Other closing costs and the current portion of lease liabilities are recorded in Accrued Expenses on the Company's consolidated balance sheet. The long-term portion of lease liabilities is recorded in Other Long-Term Obligations.

At the store closing date, the Company discontinues depreciation on all assets related to closed store properties. Disposition efforts on assets held for sale begin immediately following the store closing. Reductions in the amount accrued for store closings represent ongoing lease payments on remaining lease obligations.

REVENUE RECOGNITION. A summary of the revenue recognition policies for each segment of the Company (see Note 14) is as follows:

         - Company Store Operations revenue is derived from the sale of doughnuts and related items to on-premises and off-premises customers. Revenue is recognized at the time of sale for on-premises sales and at the time of delivery for off-premises sales.

         - Franchise Operations revenue is derived from: (1) development and franchise fees from the opening of new stores; and (2) royalties charged to franchisees based on sales. Development and franchise fees are charged for certain new stores and are deferred until the store is opened. The royalties recognized in each period are based on the sales in that period.

         - KKM&D revenue is derived from the sale of doughnutmaking equipment, mix and other supplies needed to operate a doughnut store to Company-owned and franchised stores. Revenue is recognized at the time the title and the risk of loss pass to the customer. Revenue from Company-owned stores and consolidated joint venture stores is eliminated in consolidation.

STOCK-BASED COMPENSATION. The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under APB 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted below the market price at the grant date.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the recognition of compensation expense based on the fair value of options on the grant date but allows companies to continue applying APB 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. For additional information on the Company's stock options, including pro forma disclosures required by SFAS 123, refer to Note 13.

SHAREHOLDER RIGHTS PLAN. Each share of the Company's common stock has one preferred share purchase right. Each share purchase right entitles the registered shareholder to purchase one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock, $1.00 par value per share, at a price of $96.00 per one one-hundredth of a Series A preferred share. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons -- referred to as an acquiring person -- have acquired beneficial ownership of 15% or more of the Company's outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of the outstanding shares of common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by the Company.

If the Company is acquired in a merger or other business combination, or if 50% or more of the Company's consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the share purchase right exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive upon exercise, and without paying the exercise price, the number of shares of Krispy Kreme common stock with a market value equal to the share purchase right exercise price.

Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential dividend payment of $1 per share and will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event the Company liquidates, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provision.

Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by the Company. At any time an acquiring person acquires beneficial ownership of 15% or more of the Company's outstanding common stock, the board of directors may redeem the share purchase rights in whole, but not in part, at a price of $0.001 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate, and the holders will only be entitled to receive the redemption price.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. Accounts receivable are primarily from grocery and convenience stores. The Company performs ongoing credit evaluations of its customers' financial condition. The Company had no single customer that accounted for more than 10% of total revenues in fiscal 2001. In fiscal 2000, there was one customer that accounted for 10.2% of total revenues. The Company's two largest customers accounted for 17.9% and 15.6% of total revenues for fiscal 2000 and fiscal 2001, respectively. Accounts receivable for these two customers accounted for approximately 42.5% of net accounts receivable at January 30, 2000 and 16.9% of net accounts receivable at January 28, 2001.

COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," requires that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities and minimum pension liability adjustments be presented as separate components of shareholders' equity. SFAS 130 defines these as items of other comprehensive income and as such must be reported in a financial statement that is displayed with the same prominence as other financial statements. At January 28, 2001, accumulated other comprehensive income, as reflected in the consolidated statements of shareholders' equity, was comprised of net unrealized holding gains on marketable securities of $609,000.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 2000, the Company's first quarter of fiscal year 2002. SFAS 133, as amended by SFAS 138, requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in the fair value of hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Since derivatives are not used, the adoption of SFAS 133 will not have any impact on the financial statements of the Company.

In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which, among other guidance, clarifies certain conditions to be met in order to recognize revenue. SAB 101 is required to be adopted no later than the fourth quarter of fiscal years beginning after December 15, 1999. The Company has adopted SAB 101 in fiscal 2001. Its adoption has resulted in no material effect on the Company's revenue recognition policy or revenues recorded.

RECLASSIFICATIONS. Certain reclassifications of the 1999 and 2000 Consolidated Financial Statements and related footnotes have been made to conform with the 2001 presentation.

3.       INVESTMENTS

The following table provides certain information about investments at January 28, 2001. The Company did not hold any investments at January 30, 2000.


                                                                                           IN THOUSANDS
                                       ----------------------------------------------------------------
                                       AMORTIZED       GROSS UNREALIZED    GROSS UNREALIZED        FAIR
                                         COST           HOLDING GAINS       HOLDING LOSSES        VALUE
                                       ---------       ----------------    ----------------       -----

JANUARY 28, 2001
Certificates of deposit                $ 5,000               $ --               $ --             $ 5,000
US government notes                      4,996                 73                (20)              5,049
Federal government agencies             18,900                458                (50)             19,308
Corporate debt securities                6,475                151                 (3)              6,623
                                       -------               ----               ----             -------
          Total                        $35,371               $682               $(73)            $35,980
                                       =======               ====               ====             =======

MATURITIES OF INVESTMENTS WERE AS FOLLOWS AT JANUARY 28, 2001:


                                                                           IN THOUSANDS
                                                         ------------------------------
                                                         AMORTIZED                 FAIR
                                                           COST                   VALUE
                                                         ---------                -----

Due within one year                                       $17,937                $18,103
Due after one year through five years                      17,434                 17,877
                                                          -------                -------
          Total                                           $35,371                $35,980
                                                          =======                =======

4.       INVENTORIES

THE COMPONENTS OF INVENTORIES ARE AS FOLLOWS:


                                                                                                  IN THOUSANDS
                               -------------------------------------------------------------------------------
                               DISTRIBUTION        EQUIPMENT          MIX            COMPANY
                                 CENTER           DEPARTMENT       DEPARTMENT         STORES             TOTAL
                               ------------       ----------       ----------        -------             -----

JANUARY 30, 2000
Raw materials                     $   --            $2,821            $444            $1,335            $ 4,600
Work in progress                      --                57              --                --                 57
Finished goods                       321             1,298              39                --              1,658
Purchased merchandise              3,129                --              --               498              3,627
Manufacturing supplies                --                --              37                --                 37
                                  ------            ------            ----            ------            -------
          Totals                  $3,450            $4,176            $520            $1,833            $ 9,979
                                  ======            ======            ====            ======            =======
JANUARY 28, 2001
Raw materials                     $   --            $1,756            $475            $1,578            $ 3,809
Work in progress                      --               248              --                --                248
Finished goods                       880             1,435              13                --              2,328
Purchased merchandise              4,981                --              --               641              5,622
Manufacturing supplies                --                --              24                --                 24
                                  ------            ------            ----            ------            -------
          Totals                  $5,861            $3,439            $512            $2,219            $12,031
                                  ======            ======            ====            ======            =======

5.       PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT CONSIST OF THE FOLLOWING:


                                                                                     IN THOUSANDS
                                                          ---------------------------------------
                                                          JAN. 30, 2000             JAN. 28, 2001
                                                          -------------             -------------

Land                                                        $ 11,144                   $ 11,144
Buildings                                                     24,606                     29,637
Machinery and equipment                                       47,701                     65,119
Leasehold improvements                                         9,627                     10,440
Construction in progress                                         165                        556
                                                            --------                   --------
                                                              93,243                    116,896
Less: accumulated depreciation                                32,659                     38,556
                                                            --------                   --------
          Property and equipment, net                       $ 60,584                   $ 78,340
                                                            ========                   ========

6.       ACCRUED EXPENSES

ACCRUED EXPENSES CONSIST OF THE FOLLOWING:

                                                                                          IN THOUSANDS
                                                                     ---------------------------------
                                                                     JAN. 30, 2000       JAN. 28, 2001
                                                                     -------------       -------------
Salaries and wages                                                      $ 3,255              $ 5,728
Restructuring expenses                                                    1,115                1,022
Deferred revenue                                                            655                2,042
Profit-sharing stock ownership plan contribution                          2,750                2,075
Advertising fund                                                            422                1,353
Casualty insurance                                                          908                1,925
Group insurance                                                             925                  762
Impairment                                                                1,188                   49
Other                                                                     2,862                4,948
                                                                        -------              -------
                                                                        $14,080              $19,904
                                                                        =======              =======

7.       REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT

On December 29, 1999, the Company amended and restated its Loan Agreement (the "Agreement") with a bank. The new agreement provides a $40 million revolving line of credit and a $12 million term loan. The Agreement, which is unsecured, expires on July 10, 2002.

REVOLVING LINE OF CREDIT. Under the terms of the Agreement, interest on the revolving line of credit is charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month LIBOR plus 100 basis points. There is no interest, fee or other charge for the unadvanced portion of the line of credit. As of January 30, 2000 and January 28, 2001, the amount outstanding under the revolving line of credit was $19,302,000 and $91,000, respectively, and the interest rate was 6.823% and 7.561%, respectively. The amount available under the line of credit was $37.2 million at January 28, 2001.

A provision of the Agreement allows the Company to convert, prior to the expiration date of the Agreement, all or a portion of the outstanding principal balance of the revolving line of credit to a term loan for a period of 60, 84, or 120 months with interest at the Company's option of either a variable Prime Rate based method, a variable LIBOR based method, or a Swap Rate based method with a ceiling tied to the Prime Rate at the time of conversion. As of January 28, 2001, no amounts from the $40 million line of credit facility had been converted to a term loan.

TERM LOAN. Interest on term loans is computed on the same basis as the revolving line of credit except that the floor and ceiling rates are 5.5% and 8.125%, respectively (6.823% at January 30, 2000). The Company entered into a $12,000,000 term loan in July 1996 and repayment of this loan began on August 20, 1996, with monthly principal payments of $200,000 plus interest. As of January 30, 2000, the outstanding principal balance of the term loan was $3,600,000 and the interest rate was 6.823%. The term loan was repaid in full on April 10, 2000 without any penalty or premium.

The Agreement contains provisions that, among other requirements, restrict capital expenditures, require the maintenance of certain financial ratios and restrict the payment of dividends. At January 28, 2001, the Company was in compliance with each of these covenants.

The amended and restated Agreement, which was entered into in December 1999, replaced a Loan Agreement with a bank which was scheduled to expire on July 10, 2002. The previous Loan Agreement was in the form of a $28 million line of credit facility and had term loan provisions similar to those described above for the amended and restated Agreement. The interest rate methods under the former Loan Agreement did not vary from those prescribed in the amended and restated Agreement.

At January 28, 2001, the Company had an outstanding letter of credit in the amount of $2,676,000 for insurance liability purposes, which reduces the Company's available line of credit.

CONSOLIDATED JOINT VENTURES. On January 25, 2001, the Northern California joint venture entered into a $4,500,000 revolving line of credit agreement in which the Company has guaranteed 84% of the line of credit. The line of credit bears interest at one-month LIBOR plus 125 basis points and matures on January 15, 2002. There is no interest, fee or other charge for the unadvanced portion of the line of credit. As of January 28, 2001, the amount outstanding under the revolving line of credit was $3,435,000.

Prior to the January 25, 2001 agreement, the Northern California joint venture had a $5 million revolving line of credit in place. The Company guaranteed the amounts outstanding under that line of credit. Under the terms of that agreement, interest on the revolving line of credit was payable monthly and charged at the one-month LIBOR plus 100 basis points. That line of credit expired on October 31, 2000 with an outstanding balance of $1,575,000.

The aggregate maturities for the term loan and the revolvers for the five years after January 28, 2001 are $3,526,000, $0, $0, $0, and $0, respectively.

Interest paid was $1,404,000 in fiscal 1999, $1,421,000 in fiscal 2000 and $458,000 in fiscal 2001.

8.       LEASE COMMITMENTS

The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these have initial lease periods of 5 to 18 years and contain provisions for renewal options of 5 to 10 years.

AT JANUARY 28, 2001, FUTURE MINIMUM ANNUAL RENTAL COMMITMENTS UNDER NONCANCELABLE OPERATING LEASES ARE AS FOLLOWS:

                                                                IN THOUSANDS
                                                                ------------
FISCAL YEAR ENDING IN                                              AMOUNT
---------------------                                           ------------
2002                                                              $  8,695
2003                                                                 7,527
2004                                                                 5,195
2005                                                                 3,699
2006                                                                 2,616
Thereafter                                                          14,583
                                                                  --------
                                                                  $ 42,315
                                                                  ========

Rental expense, net of rental income, totaled $5,565,000 in fiscal 1999, $6,220,000 in fiscal 2000 and $8,540,000 in fiscal 2001.

9.       INCOME TAXES

THE COMPONENTS OF THE PROVISION (BENEFIT) FOR FEDERAL AND STATE INCOME TAXES ARE SUMMARIZED AS FOLLOWS:

                                                                                                            IN THOUSANDS
                                                                 -------------------------------------------------------
YEAR ENDED                                                       JAN. 31, 1999        JAN. 30, 2000        JAN. 28, 2001
----------                                                       -------------        -------------        -------------
Currently payable                                                   $ 1,546              $ 3,392              $ 7,390
Deferred                                                             (3,658)                 258                1,668
                                                                    -------              -------              -------
                                                                    $(2,112)             $ 3,650              $ 9,058
                                                                    =======              =======              =======

A RECONCILIATION OF THE STATUTORY FEDERAL INCOME TAX RATE WITH THE COMPANY'S EFFECTIVE RATE IS AS FOLLOWS:

                                                                                                            IN THOUSANDS
                                                                 -------------------------------------------------------
YEAR ENDED                                                       JAN. 31, 1999        JAN. 30, 2000        JAN. 28, 2001
----------                                                       -------------        -------------        -------------
Federal taxes at statutory rate                                      $(1,795)             $ 3,266              $ 8,321
State taxes, net of federal benefit                                   (  440)                 264                  673
Other                                                                    123                  120                   64
                                                                     -------              -------              -------
                                                                     $(2,112)             $ 3,650              $ 9,058
                                                                     =======              =======              =======

Income tax payments, net of refunds, were $239,000 in fiscal 1999, $5,407,000 in fiscal 2000 and $5,894,000 in fiscal 2001.

THE NET CURRENT AND NON-CURRENT COMPONENTS OF DEFERRED INCOME TAXES RECOGNIZED IN THE BALANCE SHEET ARE AS FOLLOWS:

                                                                                                            IN THOUSANDS
                                                                                      ----------------------------------
YEAR ENDED                                                                            JAN. 30, 2000        JAN. 28, 2001
----------                                                                            -------------        -------------
Net current assets                                                                       $ 3,500               $ 3,809
Net non-current assets (liabilities)                                                       1,398                  (579)
                                                                                         -------               -------
                                                                                         $ 4,898               $ 3,230
                                                                                         =======               =======

THE TAX EFFECTS OF THE SIGNIFICANT TEMPORARY DIFFERENCES WHICH COMPRISE THE DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS:

                                                                                                            IN THOUSANDS
                                                                                      ----------------------------------
YEAR ENDED                                                                            JAN. 30, 2000        JAN. 28, 2001
----------                                                                            -------------        -------------
ASSETS
Compensation deferred (unpaid)                                                           $   738             $   826
Accrued group insurance                                                                      352                 290
Other long-term obligations                                                                  509                 592
Accrued insurance                                                                          1,097                 732
Accrued restructuring expenses                                                             2,042               1,570
Accrued store closings and impairment expenses                                               528                  76
Deferred revenue                                                                             249                 776
Accounts receivable                                                                          503                 456
Inventory                                                                                    236                 397
Charitable contributions carryforward                                                        835                 420
State NOL carryforwards                                                                      895                 895
Other                                                                                        597                 928
                                                                                         -------             -------
          Gross deferred tax assets                                                        8,581               7,958
                                                                                         -------             -------

LIABILITIES
Property and equipment                                                                     3,343               4,279
Prepaid VEBA contribution                                                                    232                 266
Prepaid expenses                                                                             108                 183
                                                                                         -------             -------
          Gross deferred tax liabilities                                                   3,683               4,728
                                                                                         -------             -------
          Net asset                                                                      $ 4,898             $ 3,230
                                                                                         =======             =======

The Company has recorded a deferred tax asset reflecting the benefit of future deductible amounts. Realization of this asset is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

10.      EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if stock options were exercised and the impact of outstanding shares under our restricted stock plan. The treasury stock method is used to calculate dilutive shares, which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised, the proceeds of the tax benefits recognized by the Company in conjunction with nonqualified stock plans and from the amounts of unearned compensation associated with the restricted shares.

THE FOLLOWING TABLE SETS FORTH THE COMPUTATION OF BASIC AND DILUTED EARNINGS PER
SHARE:

                                                                                      IN THOUSANDS, EXCEPT SHARE AMOUNTS
                                                                 -------------------------------------------------------
YEAR ENDED                                                       JAN. 31, 1999        JAN. 30, 2000        JAN. 28, 2001
----------                                                       -------------        -------------        -------------
Numerator:
Net income (loss)                                                  $   (3,167)          $    5,956          $   14,725
                                                                   ==========           ==========          ==========
Denominator:
Basic earnings per share -- weighted average shares                16,498,360           18,680,440          24,591,958
Effect of dilutive securities:
Stock options                                                              --              959,440           2,235,788
                                                                   ----------           ----------          ----------
Diluted earnings per share -- adjusted weighted average
  shares                                                           16,498,360           19,639,880          26,827,746
                                                                   ==========           ==========          ==========

Due to the loss in fiscal 1999, the 3,662,000 stock options outstanding would have been antidilutive and were excluded from the calculation of diluted earnings per share.

11.      EMPLOYEE BENEFITS PLANS

The Company has a 401(k) savings plan, which provides that employees may contribute a portion of their salaries to the plan on a tax deferred basis. The Company matches one-half of the first 2% and one-fourth of the next 4% of salary contributed by each employee. The Company's matching contributions approximated $440,000 in fiscal 1999, $501,000 in fiscal 2000 and $64,000 in fiscal 2001.
Effective March 15, 2000, the Company ceased matching contributions to the 401(k) savings plan.

Effective October 1, 2000, the Company established an unfunded Nonqualified Deferred Compensation Plan (the "401(k) Mirror Plan"). The 401(k) Mirror Plan is designed to enable the Company's executives to have the same opportunity to defer compensation as is available to other employees of the Company under the qualified 401(k) savings plan. Participants may defer from 1% to 15% of their base salary into the 401(k) Mirror Plan, may direct the investment of the amounts they have deferred and are always 100% vested with respect to the amounts they have deferred. The investments, however, are not a separate fund of assets and are shown in other assets on the consolidated balance sheet. The corresponding liability to participants is included in other long-term obligations. As of January 28, 2001 the balance in the asset and corresponding liability account was approximately $24,000.

Effective May 1, 1994, the Company established the Retirement Income Plan for Key Employees of Krispy Kreme Doughnut Corporation (the Plan), a nonqualified noncontributory defined benefit pension plan. The benefits are based on years of service and average final compensation during the employees' career. The Plan at all times shall be entirely unfunded as such term is defined for purposes of the Employee Retirement Income Security Act (ERISA). The actuarial cost method used in determining the net periodic pension cost is the projected unit credit method.

THE FOLLOWING TABLES SUMMARIZE THE STATUS OF THE PLAN AND THE AMOUNTS RECOGNIZED IN THE BALANCE SHEET:

                                                                                        IN THOUSANDS, EXCEPT PERCENTAGES
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED                                                                            JAN. 30, 2000        JAN. 28, 2001
----------                                                                            -------------        -------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
  Projected benefit obligation at beginning of year                                       $    834            $  1,162
  Service cost                                                                                 180                 181
  Interest cost                                                                                 56                  87
  Actuarial (gain) loss                                                                       (120)                 --
  Benefits paid                                                                                 --                  --
  Change in plan provisions                                                                     --                  --
                                                                                          --------            --------
  Projected benefit obligation at end of year                                             $    950            $  1,430
                                                                                          ========            ========

CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year                                          $     --            $     --
  Actual return on plan assets                                                                  --                  --
  Employer contributions                                                                        --                  --
  Benefits paid                                                                                 --                  --
                                                                                          --------            --------
  Fair value of plan assets at end of year                                                $     --            $     --
                                                                                          ========            ========

NET AMOUNT RECOGNIZED
  Funded status                                                                           $   (950)           $ (1,430)
  Unrecognized transition obligation (asset)                                                    --                  --
  Unrecognized prior service cost                                                               --                  --
  Unrecognized net loss                                                                        (88)                (86)
  Contributions from measurement date to fiscal year end                                        --                  --
                                                                                          --------            --------
  Net amount recognized                                                                   $ (1,038)           $ (1,516)
                                                                                          ========            ========

ASSUMPTIONS
  Weighted average assumed discount rate                                                      7.50%               7.50%
  Weighted average expected long-term rate of return on plan assets                            N/A                 N/A
  Assumed rate of annual compensation increases                                               5.00%               5.00%

NET PERIODIC PENSION COST
  Service cost                                                                            $    180            $    181
  Interest cost                                                                                 56                  87
  Estimated return on plan assets                                                               --                  --
  Amortization of unrecognized transitional liability (asset)                                   --                  --
  Amortization of prior service cost                                                            --                  --
  Recognized net actuarial (gain) or loss                                                       --                  --
                                                                                          --------            --------
  Total                                                                                   $    236            $    268
                                                                                          ========            ========

RECONCILIATION OF NET PENSION ASSET (LIABILITY) FOR FISCAL YEAR
  Prepaid (accrued) pension cost as of end of prior year                                  $   (802)           $ (1,248)
  Contributions during the fiscal year                                                          --                  --
  Net periodic pension cost for the fiscal year                                                236                 268
                                                                                          --------            --------
  Accrued pension cost as of fiscal year end                                              $ (1,038)           $ (1,516)
                                                                                          ========            ========

Effective February 1, 1999, the Company established the Krispy Kreme Profit-Sharing Stock Ownership Plan. Under the terms of this qualified plan, the Company contributes a percentage of each employee's compensation, subject to Internal Revenue Service limits, to each eligible employee's account under the plan. The expense associated with this plan was $2,647,000 and $2,056,000 in fiscal 2000 and fiscal 2001, respectively, based on a contribution of 7% of eligible compensation. Under the terms of the plan, the contribution can be made in the form of cash or newly issued shares of common stock. With the exception of the initial year of the plan, the contribution is made annually on April 15 or the closest business day to April 15. The contribution for fiscal 2000 was made in the form of newly issued shares based on the initial price of the Company's common stock in the IPO. Employees become eligible for participation in the plan upon the completion of one year of service and vest ratably over five years. Credit for past service was granted to employees at the inception of the plan.

The Company established a nonqualified "mirror" plan, effective February 1, 1999. Contributions to this nonqualified plan will be made under the same terms and conditions as the qualified plan, with respect to compensation earned by participants in excess of the maximum amount of compensation that may be taken into account under the qualified plan. The Company recorded compensation expense of $103,000 in fiscal 2000 and $19,000 in fiscal 2001 for amounts credited to certain employees under the nonqualified plan.

12.      INCENTIVE COMPENSATION

The Company has an incentive compensation plan for certain management and non-management level employees. Incentive compensation amounted to $2,300,000 in fiscal 1999, $3,146,000 in fiscal 2000 and $5,500,000 in fiscal 2001.

In addition, in fiscal 1998, the Company had a Long-Term Incentive Plan (the
Plan). Under the provisions of the Plan, a participant could elect to defer, for a period of not less than five years, from 0% to 100% of the bonus earned under the provisions of the incentive compensation plan described above. The deferred amount was converted to performance units based on the appropriate value (book value) of the Company's common stock as defined in the Plan. Upon completion of the deferral period, each participant's account would be distributed in accordance with the participant's election. The performance units granted under the Plan were credited with dividends in a manner identical to the common stock of the Company. The amount payable to a participant at the time benefit payments are due was equal in amount to the number of performance units credited to a participant's account multiplied by the current book value of the Company's common stock as defined in the Plan. Effective with fiscal year-end 1997, the right to defer additional incentive compensation under the provisions of the plan was suspended.

In fiscal 1999, participants still employed by the Company were given the option to convert their performance units earned under the Plan to common shares of the Company's common stock, subject to certain restrictions. These shares had no voting rights prior to the initial public offering of the Company's common stock. The number of performance units converted was 2,358,900 at a conversion rate of $2.59 per performance unit for a total of approximately $6,112,000 in common stock issued in connection with the conversion. Due to the Federal and State income tax consequences of the conversion incurred by each participant, the Company made a loan to each participant equal to their tax liability. These loans were executed via a 10-year promissory note (collateralized by the common stock) with a fixed interest rate of 6%. The amount of such loans outstanding at January 30, 2000 and January 28, 2001 was $2,547,000 and $2,349,000,
respectively and has been recorded as a deduction from shareholders' equity.

13.      STOCK OPTION PLAN AND RESTRICTED STOCK AWARD

STOCK OPTION PLANS. During fiscal 1999, the Company established the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the terms of the 1998 Plan, 3,826,000 shares of common stock of the Company were reserved for issuance to employees and Directors of the Company. During fiscal 2000, an additional 480,000 shares of common stock of the Company were reserved for issuance under the 1998 Plan. Grants may be in the form of either incentive stock options or nonqualified stock options. During fiscal 1999, 3,662,000 nonqualified options with a 10-year life were issued to employees and Directors at an exercise price of $2.59 per share, the fair market value of the common stock at the grant date. During fiscal 2000, no additional stock options were issued under the 1998 Plan. In fiscal 2001, 564,000 stock options were issued under the 1998 Plan at an exercise price ranging from $10.50 per shares to $27.38. Stock options were granted at prices at fair market value on the date of grant.

In July 2000, the shareholders approved the 2000 Stock Incentive Plan (the "2000 Plan"), which was adopted by the Board of Directors on June 6, 2000. Awards under the 2000 Plan may be incentive stock options, nonqualified stock options, stock appreciation rights, performance units, restricted stock (or units) and share awards. The maximum number of shares of common stock with respect to which awards may be granted under the 2000 Plan is 2,000,000 shares plus 280,000 shares that were available for grant, but not granted, under the 1998 Plan. The 2000 Plan provides aggregate limits on grants of the various types of awards in the amount of 1,500,000 shares for incentive stock options and 600,000 shares, in the aggregate for stock appreciation rights, performance units, restricted stock and stock awards. During fiscal 2001, 366,400 stock options were issued under the plan at an exercise price ranging from $29.53 to $41.25. Stock options were granted at prices at fair market value on the date of grant.

OPTIONS UNDER BOTH PLANS VEST AND EXPIRE ACCORDING TO TERMS ESTABLISHED AT THE GRANT DATE. THE FOLLOWING TABLE SUMMARIZES ALL STOCK OPTION TRANSACTIONS FROM JANUARY 31, 1999 TO JANUARY 28, 2001:


                                           SHARES SUBJECT    WEIGHTED AVERAGE         SHARES SUBJECT TO       WEIGHTED AVERAGE
                                             TO OPTIONS     EXERCISE PRICE PER SHARE  EXERCISABLE OPTIONS  EXERCISE PRICE PER SHARE
                                             ----------     ------------------------  -------------------  ------------------------
OUTSTANDING, FEBRUARY 1, 1998                      --                     --                   --                        --
  Granted                                   3,662,000            $      2.59              182,000                 $    2.59
  Exercised                                        --                     --                   --                        --
  Canceled                                         --                     --                   --                        --
                                           ----------            -----------             --------                 ---------
OUTSTANDING, JANUARY 31, 1999               3,662,000            $      2.59              182,000                 $    2.59
  Granted                                          --                     --                   --                        --
  Exercised                                        --                     --                   --                        --
  Canceled                                     24,000                   2.59                   --                        --
                                           ----------            -----------             --------                 ---------
OUTSTANDING, JANUARY 30, 2000               3,638,000            $      2.59              182,000                 $    2.59
  Granted                                     931,800                  19.54                   --                        --
  Exercised                                    40,000                   2.59                   --                        --
  Canceled                                     21,400                   5.15                   --                        --
                                           ----------            -----------             --------                 ---------
OUTSTANDING, JANUARY 28, 2001               4,508,400            $      6.08              468,000                 $    5.13
                                           ==========            ===========             ========                 =========

At January 28, 2001, there were approximately 1,896,000 shares of common stock available for issuance pursuant to future stock option grants.

Additional information regarding options outstanding as of January 28, 2001 is as follows:

-------------------------------------------------------------------------------------   --------------------------------
                                       OPTIONS OUTSTANDING                                          OPTIONS EXERCISABLE
------------------------------------------------------------------------------------------------------------------------
   RANGE OF                          WEIGHTED AVERAGE REMAINING    WEIGHTED AVERAGE                     WEIGHTED AVERAGE
EXERCISE PRICE            SHARES     CONTRACTUAL LIFE (YEARS)       EXERCISE PRICE        SHARES         EXERCISE PRICE
--------------            ------     -----------------------        --------------        ------         --------------
$2.59-$10.50            4,122,000             7.7                       $ 3.63            468,000             $5.13
$27.38-41.25              386,400             9.6                       $32.18                 --                --
$2.59-$41.25            4,508,400             7.9                       $ 6.08            468,000             $5.13

RESTRICTED STOCK AWARDS. In fiscal 2001, the Company granted 5,526 restricted stock awards in the form of the Company's common stock under the 2000 Plan to certain employees to provide incentive compensation. The weighted average grant-date fair value of the shares issued was $38.02. These shares vest ratably over either a three or four year period from the date of grant.

PRO FORMA FAIR VALUE DISCLOSURES

HAD COMPENSATION EXPENSE FOR THE COMPANY'S STOCK OPTIONS BEEN BASED ON THE FAIR VALUE OF THE GRANT DATE UNDER THE METHODOLOGY PRESCRIBED BY SFAS 123, THE COMPANY'S INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER SHARE FOR THE THREE YEARS ENDED JANUARY 28, 2001 WOULD HAVE BEEN IMPACTED AS FOLLOWS:


                                                                IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                      --------------------------------------------------------------
                                                      JAN. 31, 1999          JAN. 30, 2000            JAN. 28, 2001
                                                      -------------         --------------            -------------
Reported net income (loss)                            $   (3,167)              $    5,956               $    14,725
Pro forma net income (loss)                               (3,280)                   5,843                    13,693
Reported earnings per share-- Basic                         (.19)                     .32                       .60
Pro forma earnings per share-- Basic                        (.20)                     .31                       .56
Reported earnings per share-- Diluted                       (.19)                     .30                       .55
Pro forma earnings per share-- Diluted                      (.20)                     .30                       .51


THE FAIR VALUE OF OPTIONS GRANTED, WHICH IS AMORTIZED TO EXPENSE OVER THE OPTION VESTING PERIOD IN DETERMINING THE PRO FORMA IMPACT, IS ESTIMATED AT THE DATE OF GRANT USING THE BLACK-SCHOLES OPTION-PRICING MODEL WITH THE FOLLOWING WEIGHTED AVERAGE ASSUMPTIONS:


                                                      JAN. 31, 1999          JAN. 30, 2000            JAN. 28, 2001
                                                      -------------         --------------            -------------
Expected life of option                                  7 years                  7 years                   7 years
Risk-free interest rate                                      4.8%                     4.8%                      6.1%
Expected volatility of stock                                  --                       --                      49.7%
Expected dividend yield                                      3.1%                     3.1%                       --

THE WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING 1999, 2000 AND 2001 IS AS FOLLOWS:

                                                      JAN. 31, 1999          JAN. 30, 2000            JAN. 28, 2001
                                                      -------------         --------------            -------------
Fair value of each option granted                     $      .24               $       --               $     23.08
Total number of options granted                        3,662,000                       --                   931,800
Total fair value of all options granted               $  864,232               $       --               $21,505,944

14.      BUSINESS SEGMENT INFORMATION

The Company has three reportable business segments. The Company Store Operations segment is comprised of the operating activities of the stores owned by the Company and those in consolidated joint ventures. These stores sell doughnuts and complementary products through both on-premises and off-premises sales. The majority of the ingredients and materials used by Company Store Operations is purchased from the KKM&D business segment.

The Franchise Operations segment represents the results of the Company's franchise program. Under the terms of the franchise agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Krispy Kreme name. Expenses for this business segment include costs incurred to recruit new franchisees and to open, monitor and aid in the performance of these stores and direct general and administrative expenses.

The KKM&D segment supplies mix, equipment and other items to both Company and franchisee owned stores. All intercompany transactions between the KKM&D business segment and Company stores and consolidated joint venture stores are eliminated in consolidation.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources among segments.

Segment operating income is income before general corporate expenses and income taxes.


                                                                                                                     IN THOUSANDS
                                                                     ------------------------------------------------------------
YEAR ENDED                                                           JAN. 31, 1999            JAN. 30, 2000        JAN. 28, 2001
----------                                                           -------------            -------------        -------------
Revenues:
Company Store Operations                                             $ 145,251                $ 164,230                $ 213,677
Franchise Operations                                                     3,236                    5,529                    9,445
KKM&D                                                                  107,431                  142,215                  201,406
Intercompany sales eliminations                                        (75,038)                 (91,731)                (123,813)
                                                                     ---------                ---------                ---------
          Total revenues                                             $ 180,880                $ 220,243                $ 300,715
                                                                     =========                =========                =========
Operating Income (loss):
Company Store Operations                                             $  13,029                $  18,246                $  27,370
Franchise Operations                                                       448                    1,445                    5,730
KKM&D                                                                    4,307                    7,182                   11,712
Unallocated general and administrative expenses                        (12,020)                 (16,035)                 (21,305)
Provision for restructuring                                             (9,466)                      --                       --
                                                                     ---------                ---------                ---------
          Total operating income                                     $  (3,702)               $  10,838                $  23,507
                                                                     =========                =========                =========
Depreciation and Amortization Expenses:
Company Store Operations                                             $   2,873                $   3,059                $   4,838
Franchise Operations                                                        57                       72                       72
KKM&D                                                                      225                      236                      303
Corporate administration                                                 1,123                    1,179                    1,244
                                                                     ---------                ---------                ---------
          Total depreciation and amortization expenses               $   4,278                $   4,546                $   6,457
                                                                     =========                =========                =========

15.      RELATED PARTY TRANSACTIONS

Total revenues includes $8,216,000 in fiscal 1999, $12,721,000 in fiscal 2000 and $22,515,000 in fiscal 2001 of sales to franchise doughnut stores owned by directors and an employee of the Company. Trade accounts receivable from these stores totaled $1,608,000 and $2,599,000 at January 30, 2000 and January 28, 2001, respectively. Total revenues also includes royalties from these stores of $569,000 in fiscal 1999, $904,000 in fiscal 2000 and $1,689,000 in fiscal 2001.
Additionally, from time to time the Company extends credit to franchisees in the form of notes receivable. Interest is generally charged at the Prime Rate plus 1% and terms range from 6 months to 10 years.

In March 2000, a pooled investment fund was established, the Krispy Kreme Equity Group, LLC, which invests in new area developers in certain markets. Krispy Kreme officers are eligible to invest in the fund. Members of the board of directors who are not Krispy Kreme officers are not eligible to invest in the fund. Krispy Kreme does not provide any funds to its officers to invest in the fund or provide guarantees for the investment. The fund invests exclusively in certain new area developers as approved by the Board of Directors, obtaining up to a 5% interest in them. As of January 28, 2001, the fund had invested in five area developers. If any member of the fund withdraws, the fund has a right of first refusal with respect to the withdrawing member's interest. The remaining members then have the right to purchase any interest the fund does not purchase. Finally, Krispy Kreme is obligated to purchase any remaining interest. Members are required to withdraw from the fund in the event of their death, retirement or termination of employment with Krispy Kreme.

Certain members of the board of directors own 21 stores and are committed to open an additional 12 stores. In addition to officers' investments in the Krispy Kreme Equity Group, LLC, four officers of the Company are investors in groups that own 13 stores and are committed to open 171 additional stores. Certain of these investments are in the same entities as those invested in by the Krispy Kreme Equity Group, LLC.

In December 1994, the Company implemented the Kingsmill Plan to provide franchise opportunities to corporate management and directors. Under the terms of the Kingsmill Plan, the Company makes franchise opportunities available to members of corporate management and provides financial assistance in the form of collateral repurchase agreements and guarantees of bank loans. The Kingsmill Plan was suspended in fiscal 1999. The Company has also entered into collateral repurchase agreements and loan guarantees with officers and directors outside the Kingsmill Plan.

The Company's contingent liability related to collateral repurchase agreements for officers and directors is $2,456,000 at January 30, 2000 and $249,000 at January 28, 2001. The Company has guaranteed bank loans of $2,100,000 and $600,000 at January 30, 2000 and January 28, 2001, respectively.

16.      COMMITMENTS AND CONTINGENCIES

In order to assist certain associate and franchise operators in obtaining third-party financing, the Company has entered into collateral repurchase agreements involving both Company stock and doughnutmaking equipment. The Company's contingent liability related to these agreements is approximately $999,000 at January 30, 2000 and $1,266,000 at January 28, 2001. Additionally,
the Company has guaranteed certain loans to third-party financial institutions on behalf of associate and franchise operators. The Company's contingent liability related to these guarantees was approximately $3,332,000 at January 30, 2000 and $2,593,000 at January 28, 2001.

Because the Company enters into long-term contracts with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, the Company's ability to obtain adequate quantities of the same high quality ingredient at the same competitive price could be negatively impacted.

17.      RESTRUCTURING

                                                                                     IN THOUSANDS
                                        ---------------------------------------------------------
                                        LEASE LIABILITIES      ACCRUED EXPENSES     TOTAL ACCRUAL
                                        -----------------      ----------------     -------------
BALANCE AT JANUARY 31, 1999               $ 6,082                $ 350                $ 6,432
Additions                                     723                   --                    723
Reductions                                 (1,536)                 (70)                (1,606)
Transfers                                    (487)                 487                     --
Adjustments                                    --                 (175)                  (175)
                                          -------                -----                -------
BALANCE AT JANUARY 30, 2000                 4,782                  592                  5,374
Reductions                                 (1,130)                (113)                (1,243)
                                          -------                -----                -------
BALANCE AT JANUARY 28, 2001               $ 3,652                $ 479                $ 4,131
                                          =======                =====                =======

FISCAL 2000. During fiscal 2000, the Company reassessed certain provisions of its restructuring accrual. The Company determined that it was under-accrued for losses associated with operating lease commitments related to double drive-through buildings by $723,000 and over-accrued for certain other exit costs by $175,000. In addition, land included in Assets Held for Sale with a book value of $325,000 was sold for $830,000 resulting in a credit to restructuring expense. Together, these adjustments resulted in a net increase in restructuring expense of $43,000 for the year ended January 30, 2000. This amount has been included in Operating Expenses of the Company Store Operations segment. Reductions in Lease Liabilities represent ongoing lease payments on remaining lease obligations. Reductions in Accrued Expenses represent the cost of moving two double drive-through buildings. Accrued property taxes of $487,000, originally recorded as Lease Liabilities, have been transferred to Accrued Expenses.

FISCAL 2001. Reductions in Lease Liabilities represent ongoing lease payments on remaining lease obligations. Reductions in Accrued Expenses represent the removal of one double drive-through building, as well as other miscellaneous expenses of three other double drive-though buildings. There was no additional restructuring expense for the year ended January 28, 2001.

18.      STORE CLOSINGS AND IMPAIRMENT


                                                                               IN THOUSANDS
                                                     --------------------------------------
                                                     LEASE LIABILITIES AND ACCRUED EXPENSES

BALANCE AT JANUARY 31, 1999                                           $   283
Additions                                                               1,139
Reductions                                                                (45)
                                                                      -------
BALANCE AT JANUARY 30, 2000                                             1,377
Additions                                                                 318
Reductions                                                             (1,494)
                                                                      -------
BALANCE AT JANUARY 28, 2001                                           $   201
                                                                      =======

FISCAL 2000. In the fourth quarter of fiscal 2000, the Company recorded a $1.1 million charge for the closing of two stores. These stores were torn down in the second quarter of fiscal 2001 and new buildings constructed on the same sites. The accrual consists of the write-off of the net book value of buildings and leasehold improvements as well as equipment that will be abandoned. This charge has been recorded in Operating Expenses of the Company Store Operations segment.

Reductions in the accrual consist of ongoing lease payments on remaining lease obligations.

FISCAL 2001. In fiscal 2001, the Company recorded a $318,000 charge for the closing of a store damaged by fire. After a thorough evaluation of the property, the Company made the decision not to reopen the store. This charge has been recorded in Operating Expenses of the Company Store Operations segment.

Reductions in the accrual represent the write-off of the net book value of leasehold improvements, the liabilities under rent termination agreements and other miscellaneous costs relating to the store damaged by fire. Additionally, reductions include ongoing lease payments on remaining lease obligations, as well as the write-off of the net book value of buildings, leasehold improvements, and equipment for two stores that were torn down in the second quarter of fiscal 2001.

19.      JOINT VENTURES

From time to time, the Company enters into joint ventures with partners to develop and operate Krispy Kreme stores. The Company's ownership percentage of the joint venture determines whether or not the joint venture results are consolidated with the Company. See "Basis of Consolidation" and "Equity Method of Accounting" under Note 2 -- Summary of Significant Accounting Policies.

CONSOLIDATED JOINT VENTURES

On March 22, 2000, the Company entered into a joint venture to develop the Northern California market. The Company invested $2,060,000 for a 59% interest. The financial statements of this joint venture are consolidated in the results of the Company.

EQUITY METHOD JOINT VENTURES

On January 31, 2000, the Company repurchased the New York City market from an area developer for approximately $6.9 million. The Company invested an additional $300,000 in property and equipment. Subsequently, on April 17, 2000, the Company sold 77.67% of the New York City market for $5.6 million in exchange for cash and notes receivable. The Company's remaining investment of $1,608,000 in this joint venture is accounted for using the equity method.

The Company has invested in four additional joint ventures as a minority interest party. Ownership percentages in these joint ventures range from 3.33% to 22.33%. Investments in these joint ventures have been made in the form of capital contributions, as well as notes receivable. Terms of the notes receivable include interest rates from 5.5% to 12.0% per annum, payable semiannually with due dates from April 17, 2001 to the dissolution of the joint venture. As of January 28, 2001, the Company had investments in equity method joint ventures of $1,674,000 and outstanding notes receivable of $3,021,000 in these joint ventures. These investments and notes receivable are recorded in investments in unconsolidated joint ventures and other receivables in the Consolidated Balance Sheet.

SUMMARIZED FINANCIAL INFORMATION FOR THE COMPANY'S INVESTMENTS IN JOINT VENTURES, ACCOUNTED FOR BY THE EQUITY METHOD, FOLLOWS:


                                                                  IN THOUSANDS
                                                                --------------
                                                                JAN. 28, 2001
                                                                --------------
Current assets                                                   $ 3,809
Noncurrent assets                                                 10,785
Current liabilities                                                  729
Noncurrent liabilities                                             5,298

                                                                  IN THOUSANDS
                                                                --------------
                                                                JAN. 28, 2001
                                                                --------------
Net sales                                                        $ 7,029
Gross profit                                                       1,057
Net loss                                                          (1,629)

20.      LEGAL CONTINGENCIES

The Company is engaged in various legal proceedings incidental to its normal business activities. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company's consolidated financial statements.

On March 9, 2000, a lawsuit was filed against the Company, a member of management and Golden Gate Doughnuts, LLC, a franchisee of the Company, in Superior Court in the state of California. The plaintiffs allege, among other things, breach of contract and seek compensation for injury as well as punitive damages. On September 22, 2000, after the case was transferred to the Sacramento Superior Court, that court granted our motion to compel arbitration of the action and stayed the action pending the outcome of arbitration. On November 3, 2000, the plaintiffs petitioned for a writ of mandate overruling the Superior Court. On December 21, 2000, the Court of Appeals summarily denied the writ petition. Plaintiffs failed to petition the California Supreme Court for review of the lower court's decision within the time permitted by law. Plaintiffs may now initiate arbitration proceedings in North Carolina. The lawsuit against Mr. Livengood was dismissed by the California court for lack of personal jurisdiction. Plaintiffs have not appealed this judgment, and their time for doing so has expired. The Company believes that the allegations are without merit and that the outcome of the lawsuit will not have a material adverse effect on its consolidated financial statements. Accordingly, no accrual for loss (if any) has been provided in the accompanying consolidated financial statements.

21.      SUBSEQUENT EVENTS

In February 2001, the Company completed a follow-on public offering of 5,200,000 shares of common stock at a price of $33.50 per share with the net proceeds totaling $31.83 per share after underwriters' commissions. The 5,200,000 shares included a 600,000 share over-allotment option exercised by the underwriters. Of the 5,200,000 shares, 4,656,650 were sold by selling shareholders and 543,350 were sold by the Company. Net proceeds to the Company were $17,295,000.

On February 2, 2001, the Company acquired the assets of Digital Java, Inc., a Chicago-based coffee company for a purchase price of $389,500 plus an earn-out not to exceed $775,000. Digital Java, Inc. is a sourcer and micro-roaster of premium quality coffees and offers a broad line of coffee-based and non-coffee beverages.

On February 5, 2001, the Company purchased a 104,000 square foot manufacturing facility in Winston-Salem for approximately $3.3 million. The Company will relocate its equipment manufacturing and training facilities from its current location in Winston-Salem to this new facility.

KRISPY KREME DOUGHNUTS, INC.
REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF KRISPY KREME DOUGHNUTS, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Krispy Kreme Doughnuts, Inc. and its subsidiaries (the Company) at January 30, 2000 and January 28, 2001, and the results of their operations and their cash flows for each of the three years in the period ended January 28, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina
March 8, 2001, except as to the last paragraph of Note 1 for which the date is March 19, 2001