Form 10-K, Exhibit 13
period 2002-02-03
KRISPY KREME DOUGHNUTS INC
filed 2002-05-07
CIK 1100270

                                                                      EXHIBIT 13
SELECTED FINANCIAL DATA

The following table shows selected financial data for Krispy Kreme. The selected historical statement of operations data for each of the years ended, and the selected historical balance sheet data as of February 1, 1998, January 31, 1999, January 30, 2000 January 28, 2001 and February 3, 2002 have been derived from our audited consolidated financial statements. Please note that our fiscal year ended February 3, 2002 contained 53 weeks.

Systemwide sales include the sales by both our company and franchised stores and exclude the sales by our KKM&D business segment and the royalties and fees received from our franchised stores. Our consolidated financial statements appearing elsewhere in this annual report exclude franchised store sales, include the results of the area developers in Northern California and in Philadelphia in which Krispy Kreme has a majority ownership interest and include royalties and fees received from our franchisees.

You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere herein. All references to per share amounts and any other reference to shares in "Selected Financial Data", unless otherwise noted, have been adjusted to reflect a two-for-one stock split paid on March 19, 2001 to shareholders of record as of March 5, 2001 and a two-for-one stock split paid on June 14, 2001 to shareholders of record as of May 29, 2001. Unless otherwise specified, references in this annual report to "Krispy Kreme", the "Company", "we", "us" or "our" refer to Krispy Kreme Doughnuts, Inc and its subsidiaries.

                                                                 IN THOUSANDS, EXCEPT PER SHARE DATA AND STORE NUMBERS
----------------------------------------------------------------------------------------------------------------------
YEAR ENDED                                 FEB. 1, 1998   JAN. 31, 1999   JAN. 30, 2000   JAN. 28, 2001   FEB. 3, 2002
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                             $   158,743     $   180,880     $   220,243     $   300,715    $   394,354
Operating expenses                             140,207         159,941         190,003         250,690        316,946
General and administrative expenses              9,530          10,897          14,856          20,061         27,562
Depreciation and amortization expenses           3,586           4,278           4,546           6,457          7,959
Provision for restructuring                         --           9,466              --              --             --
                                            --------------------------------------------------------------------------
Income (loss) from operations                    5,420          (3,702)         10,838          23,507         41,887
Interest expense (income), net, and
  other                                            895           1,577           1,232          (1,698)        (2,408)
Equity loss in joint ventures                       --              --              --             706            602
Minority interest                                   --              --              --             716          1,147
                                            --------------------------------------------------------------------------
Income (loss) before income taxes                4,525          (5,279)          9,606          23,783         42,546
Provision (benefit) for income taxes             1,811          (2,112)          3,650           9,058         16,168
                                            --------------------------------------------------------------------------
Net income (loss)                          $     2,714     $    (3,167)    $     5,956     $    14,725    $    26,378
                                            --------------------------------------------------------------------------
Net income (loss) per share:
 Basic                                     $       .09     $      (.09)    $       .16     $       .30    $       .49
 Diluted                                           .09            (.09)            .15             .27            .45
Shares used in calculation of net
 income (loss) per share:
 Basic                                          29,136          32,996          37,360          49,184         53,703
 Diluted                                        29,136          32,996          39,280          53,656         58,443
Cash dividends declared per common
  share                                    $       .04     $       .04     $        --     $        --    $        --

OPERATING DATA (UNAUDITED):
Systemwide sales                           $   203,439     $   240,316     $   318,854     $   448,129    $   621,665
Number of stores at end of period:
 Company                                            58              61              58              63             75
 Franchised                                         62              70              86             111            143
                                            --------------------------------------------------------------------------
 Systemwide                                        120             131             144             174            218
                                            --------------------------------------------------------------------------
Average weekly sales per store:
 Company                                   $        42     $        47     $        54     $        69    $        72
 Franchised                                         23              28              38              43             53

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital                            $     9,151     $     8,387     $    11,452     $    29,443    $    49,236
Total assets                                    81,463          93,312         104,958         171,493        255,376
Long-term debt, including current
  maturities                                    20,870          21,020          22,902              --          4,643
Total shareholders' equity                      38,265          42,247          47,755         125,679        187,667

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes. This annual report contains statements about future events and expectations, including anticipated store and market openings, planned capital expenditures and trends in or expectations regarding the Company's operations and financing abilities, that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the Company's ability to continue and manage growth; delays in store openings; the quality of franchise store operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; changes in customer preferences and perceptions; risks associated with competition; risks associated with fluctuations in operating and quarterly results; compliance with government regulations; and other factors discussed in Krispy Kreme's periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission. The words "believe", "may", "will", "should", "anticipate", "estimate", "expect", "intend", "objective", "seek", "strive", or similar words, or the negative of these words, identify forward-looking statements. The Company qualifies any forward-looking statements entirely by these cautionary factors.

All references to per share amounts and any other reference to shares in "Management's Discussion and Analysis of Financial Condition and Results of Operations", unless otherwise noted, have been adjusted to reflect a two-for-one stock split paid on March 19, 2001 to shareholders of record as of March 5, 2001 and a two-for-one stock split paid on June 14, 2001 to shareholders of record as of May 29, 2001.

CRITICAL ACCOUNTING POLICIES

The Company's analysis and discussion of its financial condition and results of operations are based upon its consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States (US GAAP). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. The Company chooses accounting policies within US GAAP that management believes are appropriate to accurately and fairly report the Company's operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. The Company's accounting policies are stated in Note 2 to the consolidated financial statements. The Company believes the following accounting policies are critical to understanding the results of operations and affect the more significant judgments and estimates used in the preparation of the consolidated financial statements:

BASIS OF CONSOLIDATION. Our consolidated financial statements include the accounts of Krispy Kreme Doughnuts, Inc. and all subsidiaries where control rests with the Company. Investments in affiliates in which the Company has the ability to exercise significant influence over operating and financial policies (generally 20- to 50-percent ownership), all of which are investments in joint ventures with certain of our franchisees, are accounted for by the equity method of accounting. Our judgments regarding the level of influence or control in each equity method investment include considering key factors such as our ownership interest, representation on the management committee, participation in policy making decisions and material intercompany transactions. Investments in other joint ventures that we do not control and for which we do not have the ability to exercise significant influence are carried at cost. All significant intercompany accounts and transactions, including transactions with equity method investees, are eliminated in consolidation.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. Accounts receivable arise primarily from sales by KKM&D of equipment, mix and other supplies necessary to operate a Krispy Kreme store to our franchisees, as well as from off-premises sales by Company owned stores to convenience and grocery stores and other customers. Payment terms vary from 30 to 54 days. The Company has experienced minimal uncollectible accounts receivable from franchisees' purchases. The majority of the allowance for doubtful accounts relates to receivables from convenience and grocery stores and other customers for off-premises sales. Although collection efforts continue, the Company establishes an allowance for these accounts generally when they become past due and are deemed uncollectible.

STORE CLOSING COSTS. When a decision is made to close a store, the Company records a charge to recognize the estimated costs of the planned store closing. The charge includes an estimate of the unrecoverable portion of remaining lease payments for leased stores, the charge necessary to write-down the book value of store assets to estimated realizable value and estimates of other costs associated with the store closing. At the store closing date, the Company discontinues depreciation on all assets related to closed store properties. Disposition efforts on assets held for sale begin immediately following the store closing.

RESTRUCTURING. If the Company makes a decision that certain assets and operations of the Company are not consistent with the Company's strategy, or whose carrying value may not be fully recoverable, a formal restructuring plan is created and approved. Once approved, the Company records a charge to recognize the estimated costs of the restructuring plan. The charge includes an estimate of the unrecoverable portion of remaining lease payments for leased stores, the charge necessary to write down the book value of store assets to estimated realizable value and estimates of other costs associated with store closings.

CASUALTY INSURANCE. The Company is generally self-insured for most employee health care claims, workers' compensation, automobile liability and product and general liability losses. Insurance liabilities are accrued based upon historical and industry trends and are adjusted when necessary due to changing circumstances. Outside actuaries are used to assist in estimating insurance obligations. Because there are many estimates and assumptions involved in recording these liabilities, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

For further information concerning accounting policies, refer to Note 2 to the consolidated financial statements.

COMPANY OVERVIEW AND INDUSTRY OUTLOOK

We expect doughnut sales to grow due to a variety of factors, including the growth in two-income households and corresponding shift to foods consumed away from home, increased snack food consumption and further growth of doughnut purchases from in-store bakeries. We view the fragmented competition in the doughnut industry as an opportunity for our continued growth. We also believe that the premium quality of our products and the strength of our brand will help enhance the growth and expansion of the overall doughnut market.

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

    - OFF-PREMISES SALES. Daily sales of fresh doughnuts on a branded, unbranded and private label basis to convenience and grocery stores and select co-branding customers. Doughnuts are sold to these customers on trays for display and sale in glass-enclosed cases and in packages for display and sale on both stand-alone display units and on our customers' shelves. "Branded" refers to products sold bearing the Krispy Kreme brand name and is the primary way we are expanding our off-premises sales business. "Unbranded" products are sold unpackaged from the retailer's display case. "Private label" products carry the retailer's brand name or some other non-Krispy Kreme brand. Unbranded and private label products are a declining portion of our business.

In addition to our retail stores, we are vertically integrated. Our Krispy Kreme Manufacturing and Distribution business unit, KKM&D, produces doughnut mixes and manufactures our doughnutmaking equipment, which all of our stores are required to purchase. Additionally, this business unit currently operates two distribution centers that provide Krispy Kreme stores with essentially all supplies for the critical areas of their business. In fiscal 2003, we will open a mix manufacturing and distribution facility in Effingham, Illinois. The new mix facility, our second, will triple our mix manufacturing capacity while also adding our third distribution facility. This business unit is volume-driven, and its economics are enhanced by the opening of new stores. Our vertical integration allows us to:

    - Maintain the consistency and quality of our products throughout our system
    - Utilize volume buying power which helps lower the cost of supplies to each of our stores
    - Enhance our profitability

In fiscal 2002, through the acquisition of the assets of Digital Java, we began to expand our vertical integration to sourcing and roasting our own coffee beans. Digital Java, a Chicago-based coffee company, was a sourcer and micro-roaster of premium quality coffee and offered a broad line of coffee-based and non-coffee beverages. Subsequent to the acquisition, we relocated the assets acquired and operations to a newly constructed coffee roasting facility at our Ivy Avenue plant in Winston-Salem. This operation will help support the rollout of our new beverage program.

During fiscal 2002, we introduced a new concept store, the "doughnut and coffee shop." This store uses the new Hot Doughnut Machine technology which completes the final steps of the production process and requires less space than the full production equipment in our traditional factory store. This technology combines time, temperature and humidity elements to re-heat unglazed doughnuts, provided by a traditional factory store, and prepare them for the glazing process. Once glazed, customers can have the same hot doughnut experience in a doughnut and coffee shop as in a factory store. Additionally, the doughnut and coffee shop offers our new full line of coffees and other beverages. During fiscal 2002, we began our initial tests of the concept in three different markets in North Carolina and venues and continue to develop and enhance the technology. As of February 3, 2002, three doughnut and coffee shops were open and all were owned by the Company. We expect to open between ten and fifteen doughnut and coffee shops systemwide in fiscal 2003 as we continue our tests of this concept.

We intend to expand our concept primarily through opening new franchise stores in territories across the continental United States and Canada, as well as select other international markets. We also have entered and intend to enter into additional joint ventures with some of our franchisees. As of February 3, 2002, there were a total of 218 Krispy Kreme stores systemwide, consisting of 75 company and 143 franchised stores. In fiscal 2003, we anticipate opening approximately 59 new stores under existing agreements, the majority of which are expected to be franchise stores. Our franchisees, including the area developers in Northern California and in Philadelphia in which we have a majority ownership interest, are contractually obligated to open over 200 new stores in the period fiscal 2003 through fiscal 2006.

As we expand the Krispy Kreme concept, we will incur infrastructure costs in the form of additional personnel to support the expansion, and additional facilities costs to provide mixes, equipment and other items necessary to operate the various new stores. In the course of building this infrastructure, we may incur unplanned costs which could negatively impact our operating results.

RESULTS OF OPERATIONS

In order to facilitate an understanding of the results of operations for each period presented, we have included a general overview along with an analysis of business segment activities. In addition to this analysis and discussion of critical accounting policies above, refer to Note 2, Nature of Business and Significant Accounting Policies, in the notes to our consolidated financial statements. A guide to the discussion for each period is presented below.

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

SEGMENT RESULTS. In accordance with Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information," we have three reportable segments. A description of each of the segments follows.

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

    - KKM&D. Represents the results of our KKM&D business unit, located in Winston-Salem, North Carolina. This business unit buys and processes ingredients to produce doughnut mixes and manufactures doughnutmaking equipment that all of our stores are required to purchase. KKM&D is in the startup phase of coffee roasting operations in a newly constructed facility in Winston-Salem. Production will be increased in this facility in fiscal 2003 as our new coffee and expanded beverage program is introduced in our existing and new stores. Additionally, this business unit purchases and sells essentially all supplies necessary to operate a Krispy Kreme store, including all food ingredients, juices, signage, display cases, uniforms and other items. Generally, shipments are made to each of our stores on a weekly basis by common carrier. All intercompany transactions between KKM&D and Company Store Operations have been eliminated in consolidation. Expenses for this business unit include all expenses incurred at the manufacturing and distribution level along with direct general and administrative expenses.

OTHER. Includes a discussion of significant line items not discussed in the overview or segment discussions, including general and administrative expenses, depreciation and amortization expenses, interest expense (income), net, equity income (loss) in joint ventures, minority interest in consolidated joint ventures and the provision for income taxes.

OUR FISCAL YEAR IS BASED ON A 52 OR 53 WEEK YEAR. THE FISCAL YEAR ENDS ON THE SUNDAY CLOSEST TO THE LAST DAY IN JANUARY. THE TABLE BELOW SHOWS OUR OPERATING RESULTS FOR FISCAL 2000 (52 WEEKS ENDED JANUARY 30, 2000), FISCAL 2001 (52 WEEKS ENDED JANUARY 28, 2001) AND FISCAL 2002 (53 WEEKS ENDED FEBRUARY 3, 2002) EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES. CERTAIN OPERATING DATA ARE ALSO SHOWN FOR THE SAME PERIODS.

                                                                                           DOLLARS IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                                                100.0%                100.0%               100.0%
Operating expenses                                             86.3                  83.4                 80.4
General and administrative expenses                             6.7                   6.7                  7.0
Depreciation and amortization expenses                          2.1                   2.1                  2.0
                                                        -------------------------------------------------------
Income from operations                                          4.9                   7.8                 10.6
Interest expense (income), net, and other                       0.5                  (0.1)                (0.2)
                                                        -------------------------------------------------------
Income before income taxes                                      4.4                   7.9                 10.8
Provision for income taxes                                      1.7                   3.0                  4.1
                                                        -------------------------------------------------------
 Net income                                                     2.7%                  4.9%                 6.7%
                                                        -------------------------------------------------------
OPERATING DATA:
Systemwide sales                                        $   318,854           $   448,129          $   621,665
Increase in comparable store sales:
 Company                                                       12.0%                 22.9%                11.7%
 Systemwide                                                    14.1%                 17.1%                12.8%

THE TABLE BELOW SHOWS BUSINESS SEGMENT REVENUES AND OPERATING EXPENSES EXPRESSED IN DOLLARS. KKM&D REVENUES ARE SHOWN NET OF INTERCOMPANY SALES ELIMINATIONS. SEE
NOTE 14, BUSINESS SEGMENT INFORMATION, IN THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS. OPERATING EXPENSES EXCLUDE DEPRECIATION AND AMORTIZATION EXPENSES AND INDIRECT (UNALLOCATED) GENERAL AND ADMINISTRATIVE EXPENSES. DIRECT GENERAL AND ADMINISTRATIVE EXPENSES ARE INCLUDED IN OPERATING EXPENSES.

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                $   164,230           $   213,677          $   266,209
Franchise Operations                                          5,529                 9,445               14,008
KKM&D                                                        50,484                77,593              114,137
                                                        ------------------------------------------------------
 Total revenues                                         $   220,243           $   300,715          $   394,354
                                                        ------------------------------------------------------
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                $   142,925           $   181,470          $   217,419
Franchise Operations                                          4,012                 3,642                4,896
KKM&D                                                        43,066                65,578               94,631
                                                        ------------------------------------------------------
 Total operating expenses                               $   190,003           $   250,690          $   316,946
                                                        ------------------------------------------------------

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


---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                       74.6%                 71.1%                67.5%
Franchise Operations                                            2.5                   3.1                  3.6
KKM&D                                                          22.9                  25.8                 28.9
                                                        -------------------------------------------------------
 Total revenues                                               100.0%                100.0%               100.0%
                                                        -------------------------------------------------------
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                       87.0%                 84.9%                81.7%
Franchise Operations                                           72.6%                 38.6%                35.0%
KKM&D                                                          85.3%                 84.5%                82.9%
                                                        -------------------------------------------------------
 Total operating expenses                                      86.3%                 83.4%                80.4%
                                                        -------------------------------------------------------

ADDITIONALLY, DATA ON STORE OPENING ACTIVITY ARE SHOWN BELOW. TRANSFERRED STORES REPRESENT STORES SOLD BETWEEN THE COMPANY AND FRANCHISEES.

----------------------------------------------------------------------------------------------------------------
YEAR ENDED                                                     COMPANY           FRANCHISED             TOTAL
----------------------------------------------------------------------------------------------------------------
YEAR ENDED JANUARY 30, 2000
Beginning count                                                       61                  70                 131
Opened                                                                 2                  19                  21
Closed                                                                (5)                 (3)                 (8)
                                                                ------------------------------------------------
Beginning count                                                       58                  86                 144
                                                                ------------------------------------------------
YEAR ENDED JANUARY 28, 2001
Beginning count                                                       58                  86                 144
Opened                                                                 8                  28                  36
Closed                                                                (3)                 (3)                 (6)
                                                                ------------------------------------------------
 Ending count                                                         63                 111                 174
                                                                ------------------------------------------------
YEAR ENDED FEBRUARY 3, 2002
Beginning count                                                       63                 111                 174
Opened                                                                 7                  41                  48
Closed                                                                (2)                 (2)                 (4)
Transferred                                                            7                  (7)                 --
                                                                ------------------------------------------------
 Ending count                                                         75                 143                 218
                                                                ------------------------------------------------

Company stores as of February 3, 2002 included nine stores in Northern California and two stores in Philadelphia, both of which are operated by area developer joint ventures in which Krispy Kreme has a majority ownership interest. Store counts include retail stores and commissaries, which are production facilities used to serve off-premises customers and exclude the doughnut and coffee shops.

YEAR ENDED FEBRUARY 3, 2002 COMPARED WITH YEAR ENDED JANUARY 28, 2001

OVERVIEW

As noted above, we operate on a 52 or 53-week fiscal year. Our operations for fiscal 2002 contained 53 weeks while fiscal 2001 contained 52 weeks. This event occurs every fifth year. When we make reference to fiscal 2002 adjusted for the number of weeks, we have adjusted fiscal 2002 results to approximate a 52-week year. All references to comparable store sales are on the basis of comparing the comparable 52 weeks in fiscal 2002 with the comparable 52 weeks in fiscal 2001.

Systemwide sales for the fiscal year increased 38.7% to $621.7 million compared to $448.1 million in the prior year. The increase was comprised of an increase of 24.6% in Company Store sales, to $266.2 million, and an increase of 51.6% in Franchise Store sales, to $355.5 million. The increase was the result of sales from new stores opened during the fiscal year and an increase in systemwide comparable sales. During fiscal 2002, 41 new franchise stores and seven new Company stores were opened and two franchise stores and two Company stores were closed for a net increase of 44 stores. Additionally, as a result of the acquisition of an Area Developer market and two Associate markets, four Area Developer franchise stores and three Associate franchise stores became Company stores. The total number of stores at the end of the fiscal year was 218. Of those, 52 are Associate franchise stores, 91 are Area Developer franchise stores and 75 are Company stores. Systemwide comparable store sales increased 12.8% in the fiscal year. We believe continued increased brand awareness and growth in off-premises sales contributed significantly to this increase in our systemwide comparable store sales. Adjusting for the number of weeks in fiscal 2002, the increase in systemwide sales was 35.8%.

Total Company revenues increased 31.1% to $394.4 million in fiscal 2002 compared with $300.7 million in the prior fiscal year. This increase was comprised of increases in Company Store Operations revenue increases of 24.6% to $266.2 million, Franchise Operations revenue of 48.3%, to $14.0 million, and KKM&D revenue, excluding intercompany sales, of 47.1%, to $114.1 million. Adjusting for the number of weeks in fiscal 2002, the increase in Company revenues was 28.5%.

Net income for fiscal 2002 was $26.4 million versus $14.7 million a year ago, an increase of 79.1%. Diluted earnings per share was $0.45, an increase of 64.6% over the prior year.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $266.2 million in fiscal 2002 from $213.7 million in fiscal 2001, an increase of 24.6%. Comparable store sales increased by 11.7%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. Total on-premises sales increased approximately $25.4 million and total off-premises sales increased approximately $27.1 million. On-premises sales grew principally as a result of more customer visits, the introduction of new products and our continued increase in brand awareness due in part to the expansion of our off-premises sales programs. Additionally, a retail price increase was implemented during the first quarter of fiscal 2002. Company store on-premises sales were also positively impacted by the sales of the nine stores in the Northern California market. During fiscal 2002, the Company had a 59% interest in the Northern California market and a 70% interest in the Philadelphia market, and as a result, they are consolidated with the Company Store Operations revenues and results. Adjusting for the number of weeks in fiscal 2002, the increase in Company Store Operations revenues was 22.1%.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased 19.8% to $217.4 million in fiscal 2002 from $181.5 million in fiscal 2001. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 81.7% in fiscal 2002 compared with 84.9% in the prior year. The decrease in Company Store Operations operating expenses as a percentage of revenues was primarily due to increased operating efficiencies generated by growth in store sales volumes as demonstrated by the 11.7% increase in comparable store sales discussed above, selected price increases, improved profitability of our off-premises sales and a focus on gross margin improvement, particularly labor utilization and a reduction in shrink. Slightly offsetting the improved operating efficiencies was an increase in labor rate costs implemented in order to improve employee retention.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to alignment with our brand image and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for underperforming stores, and for older stores that need to be closed and relocated. No such provisions were made during fiscal 2002.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues increased 48.3%, to $14.0 million, in fiscal 2002 from $9.4 million in the prior year. The growth in revenue was primarily due to the opening of 39 new franchise stores, net of store closings (2) and transfers from Franchise to Company (7), as well as the impact of opening 25 new franchise stores, net of three store closings, during fiscal 2001. Adjusting for the number of weeks in fiscal 2002, the increase in Franchise Operations revenues was 45.3%.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses increased to $4.9 million in fiscal 2002 from $3.6 million in fiscal 2001. As a percentage of Franchise Operations revenues, franchise operating expenses were 35.0% in the current year compared with 38.6% in the prior year. Operating expenses, as a percentage of revenue, have decreased during fiscal 2002 as compared to the prior year as a result of the Company leveraging the infrastructure it has put in place to oversee the expansion of our franchise concept.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased 47.1%, to $114.1 million, in fiscal 2002 from $77.6 million in fiscal 2001. Consistent with the prior year, the primary reason for the increase in revenues was the opening of 39 new franchise stores, net of store closings (2) and transfers from Franchise to Company (7), in fiscal 2002; the opening of 25 new franchise stores, net of three store closings, in fiscal 2001; and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into additional revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores is required to purchase doughnutmaking equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales. Adjusting for the number of weeks in fiscal 2002, the increase in KKM&D revenues was 44.1%.

KKM&D OPERATING EXPENSES. KKM&D operating expenses increased 44.3%, to $94.6 million, in fiscal 2002 from $65.6 million in fiscal 2001. KKM&D operating expenses as a percentage of KKM&D revenues were 82.9% in the current year compared with 84.5% in the prior year. Consistent with the prior year, the decrease in KKM&D operating expenses as a percentage of revenues was due to increased capacity utilization and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume produced in the facilities. Continued stability in our key ingredient costs also contributed. Additionally, the relocation of our equipment manufacturing facility during the second quarter of this year to a facility better designed to facilitate our manufacturing process has resulted in improved manufacturing efficiencies as compared to the prior year.

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 37.4%, to $27.6 million, in fiscal 2002 from $20.1 million in fiscal 2001. General and administrative expenses as a percentage of total revenues were 7.0% in fiscal 2002 compared with 6.7% in fiscal 2001. The growth in general and administrative expenses is due to increased prototype expenses, increased personnel and related salary and benefit costs to support our expansion, and other cost increases necessitated by the growth of the Company.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased 23.3%, to $8.0 million, in fiscal 2002 from $6.5 million in the prior year. Depreciation and amortization expenses as a percentage of total revenues were 2.0% in fiscal 2002 compared with 2.1% in fiscal 2001. The dollar growth in depreciation and amortization expenses is due to increased capital asset additions. See Liquidity section for additional discussion.

INTEREST INCOME. Interest income in fiscal 2002 increased 28.2% over fiscal 2001 as a result of the investment of excess proceeds from both our initial public offering completed in April 2000 and our follow on public offering completed in February 2001. Approximately $36.0 million was invested in various government securities, short-term commercial paper instruments, and corporate bonds at the end of the year resulting in interest income of $3.0 million for fiscal 2002 compared to $2.3 million for fiscal 2001.

INTEREST EXPENSE. Interest expense of $337,000 in fiscal 2002 decreased 44.5% from $607,000 in the prior year. This decrease is a result of paying off substantially all of our debt in mid-April 2000 after the completion of our initial public offering. The decrease is offset by interest expense recognized by our Area Developer who is developing the Northern California market. As we own 59% of this market, the results are consolidated into our financial results.

EQUITY LOSS IN JOINT VENTURES. These expenses consist of the Company's share of operating results associated with the Company's investments in six unconsolidated joint ventures, accounted for under the equity method, to develop and operate Krispy Kreme stores. The decrease in this expense is a result of increased joint venture store openings. As stores open and infrastructure is leveraged, the operating results of an individual joint venture generally improve. At February 3, 2002, there were 18 stores open by unconsolidated joint ventures compared to five at January 28, 2001.

MINORITY INTEREST. This expense represents the net elimination of the minority partners' share of income or losses from consolidated joint ventures to develop and operate Krispy Kreme stores. The increase in this expense is primarily a result of increased profitability in the Northern California joint venture, which opened four additional stores in fiscal 2002.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $16.2 million in fiscal 2002 representing a 38.0% effective rate compared to $9.1 million, or 38.1%, in the prior year.

YEAR ENDED JANUARY 28, 2001 COMPARED WITH YEAR ENDED JANUARY 30, 2000

OVERVIEW

Operations for fiscal 2001 and fiscal 2000 contained 52 weeks.

Systemwide sales for the fiscal year increased 40.5% to $448.1 million compared to $318.9 million in the prior year. The increase was driven by an increase of 30.1% in company store sales, which increased to $213.7 million, and an increase of 51.6% in franchise store sales, which increased to $234.4 million. During fiscal 2001, the Company opened 28 franchise stores, four stores in Northern California, one commissary in Northern California, two company stores and one commissary in Nashville, Tennessee. Three company stores and three franchise stores were closed, bringing the total number of stores to 174 at the end of fiscal 2001. We believe increased brand awareness and increased off-premises sales contributed significantly to the 17.1% increase in our systemwide comparable store sales.

Total company revenues increased 36.5% to $300.7 million for the fiscal year compared with $220.2 million for the prior fiscal year. This increase was comprised of a Company Store Operations revenue increase of 30.1% to $213.7 million, a Franchise Operations revenue increase of 70.8% to $9.4 million and a KKM&D revenue increase, excluding inter-company sales, of 53.7% to $77.6 million. Net income for fiscal 2001 was $14.7 million versus $6.0 million in the prior year, representing an increase of 147.2%. Diluted earnings per share were $0.27, an increase of 80.3% over the prior year.

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

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased to $181.5 million in fiscal 2001 from $142.9 million in fiscal 2000, an increase of 27.0%. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 84.9% in fiscal 2001 compared with 87.0% in fiscal 2000. The decrease in operating expenses as a percentage of revenues was due to increased sales levels at our stores. The margin on off-premises sales benefited from the implementation of a new route management system during the second quarter of fiscal 2001. These margin improvements were partially offset by the impact of the stores closed for remodeling and rebuilding. During the period when some of the stores were closed for remodeling or rebuilding, we lost the higher margin on-premises sales, which in turn negatively impacted our margins.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to alignment with our brand image and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for underperforming stores, and for older stores that need to be closed and relocated. We recorded a provision in the amount of $318,000 in operating expenses in fiscal 2001 to cover costs associated with a store which was damaged by fire. After evaluating the location, we decided not to reopen the store. The provision is intended to cover estimated lease liabilities, the net book value of assets disposed of and other miscellaneous costs associated with this decision. In fiscal 2000, we recorded a charge of $1.1 million to cover the closing of two older stores that were replaced on their existing sites in fiscal 2001.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues increased to $9.4 million for fiscal 2001 from $5.5 million in fiscal 2000, an increase of 70.8%. The growth in revenue was primarily due to the opening of 28 franchise stores during fiscal 2001 and the impact of those franchise stores opened in fiscal 2000 being open for the entire year in fiscal 2001.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses decreased to $3.6 million in fiscal 2001 from $4.0 million in the prior year. As a percentage of Franchise Operations revenues, Franchise Operations operating expenses were 38.6% in fiscal 2001 compared with 72.6% in fiscal 2000. Consistent with the prior year, the decrease in Franchise Operations operating expenses as a percentage of revenues reflects the continued growth in our franchise system sales with a minimal decrease in related operating expenses. In prior years, we hired and trained personnel to oversee the expansion of our franchise concept across the country. In addition to our management training program, they received field training primarily consisting of working with and learning from existing personnel who were qualified to oversee store operations. As our personnel successfully completed their training, we have been able to open additional stores without incurring significant incremental personnel costs. Additionally, the amount of support that we provide for each Area Developer group's store openings decline with each successive opening. As some of our individual Area Developer groups are now operating multiple stores, our costs associated with their additional store openings have declined.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased to $77.6 million in fiscal 2001 from $50.5 million in fiscal 2000, an increase of 53.7%. The primary reason for the increase in revenues was the opening of 25 new franchise stores, net, in fiscal 2001, the impact of franchise stores opened in fiscal 2000 and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores is required to purchase doughnutmaking equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales.

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

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $20.1 million in fiscal 2001 from $14.9 million in the prior year, an increase of 35.0%. General and administrative expenses as a percentage of total revenues for the fiscal year were 6.7% in both fiscal 2001 and fiscal 2000. The dollar growth in general and administrative expense was due to increased personnel and related benefit and travel costs needed to support our national expansion.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased to $6.5 million in fiscal 2001 from $4.5 million in fiscal 2000, an increase of 42.0%. Depreciation and amortization expenses as a percentage of total revenues were 2.1% in both fiscal 2001 and fiscal 2000. The dollar growth in depreciation and amortization expenses was due to capital asset additions, as well as the accelerated depreciation expense as a result of the shortening of useful lives related to two anticipated store relocations. The amount of accelerated depreciation expense recognized was approximately $690,000.

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

EQUITY LOSS IN JOINT VENTURES. These expenses consist of our share of operating results associated with our investments in unconsolidated joint ventures to develop and operate Krispy Kreme stores which are accounted for on the equity method.

MINORITY INTEREST. These expenses represent the elimination of the minority partner's share of income from a consolidated joint venture to develop and operate Krispy Kreme stores.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $9.1 million for fiscal 2001 representing a 38.1% effective rate compared to $3.7 million, or 38.0%, in fiscal 2000.

QUARTERLY RESULTS

The following tables set forth unaudited quarterly information for each of the eight fiscal quarters in the two year period ended February 3, 2002. This quarterly information has been prepared on a basis consistent with our audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. Further, we have historically experienced seasonal variability in our quarterly operating results, with higher profits per store in the first and third quarters than in the second and fourth quarters. The seasonal nature of our operating results is expected to continue. The net income per share amounts reflect the impact of a two-for-one stock split paid in the form of a stock dividend on March 19, 2001 and a two-for-one stock split paid in the form of a stock dividend on June 14, 2001.

                                                                                  IN THOUSANDS, EXCEPT PER SHARE DATA
---------------------------------------------------------------------------------------------------------------------
                                APR. 30,   JULY 30,   OCT. 29,   JAN. 28,   APR. 29,   JULY 29,   OCT. 28,   FEB. 3,
THREE MONTHS ENDED               2000*      2000*      2000*      2001*       2001       2001       2001       2002
---------------------------------------------------------------------------------------------------------------------
Total revenues                  $70,870    $70,060    $77,897    $81,888    $87,921    $89,545    $99,804    $117,084
Operating expenses               59,164     58,286     65,316     67,924     71,195     72,683     80,177      92,891
General and administrative
  expenses                        4,435      4,566      5,059      6,001      6,222      5,966      7,023       8,351
Depreciation and amortization
  expenses                        1,595      1,581      1,811      1,470      1,872      1,952      2,131       2,004
                                -------------------------------------------------------------------------------------
Income from operations            5,676      5,627      5,711      6,493      8,632      8,944     10,473      13,838
Interest (income) expense,
  net, and other expenses           742      (149)      (504)      (365)      (591)      (598)         22         508
                                -------------------------------------------------------------------------------------
Income before income taxes        4,934      5,776      6,215      6,858      9,223      9,542     10,451      13,330
Provision for income taxes        1,901      2,192      2,363      2,602      3,504      3,627      3,971       5,066
                                -------------------------------------------------------------------------------------
  Net income                    $ 3,033    $ 3,584    $ 3,852    $ 4,256    $ 5,719    $ 5,915    $ 6,480    $  8,264
                                -------------------------------------------------------------------------------------
NET INCOME PER SHARE:
  Basic                         $   .07    $   .06    $   .07    $   .08    $   .11    $   .11    $   .12    $    .15
  Diluted                           .07        .06        .07        .07        .10        .10        .11         .14

* In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements", which, among other guidance, clarifies certain conditions to be met in order to recognize revenue. Amounts presented for each of the four quarters of fiscal 2001 have been restated for a change in accounting policy for revenue recognition, in accordance with SAB 101. The change had an insignificant impact on annual sales and net income but does result in a shift in sales and earnings among the quarterly periods. The change has no effect on earnings per share in any of the quarterly periods. The effect of this change for each quarter of fiscal 2001 follows:

                                                                                IN THOUSANDS
--------------------------------------------------------------------------------------------
                                                        TOTAL REVENUES            NET INCOME
--------------------------------------------------------------------------------------------
  First quarter                                               $   (131)             $    (19)
  Second quarter                                                    66                     9
  Third quarter                                                    (12)                   (1)
  Fourth quarter                                                  (130)                  (16)
                                                              ------------------------------
                                                              $   (207)             $    (27)
                                                              ------------------------------

OUR OPERATING RESULTS FOR THESE EIGHT QUARTERS EXPRESSED AS PERCENTAGES OF APPLICABLE REVENUES WERE AS FOLLOWS:

---------------------------------------------------------------------------------------------------------------------
                                 APR. 30,   JULY 30,   OCT. 29,   JAN. 28,   APR. 29,   JULY 29,   OCT. 28,   FEB. 3,
THREE MONTHS ENDED                 2000       2000       2000       2001       2001       2001       2001      2002
---------------------------------------------------------------------------------------------------------------------
Total revenues                     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Operating expenses                  83.5       83.2       83.9        82.9       81.0       81.2      80.3       79.3
General and administrative
 expenses                            6.3        6.5        6.5         7.3        7.1        6.7       7.0        7.1
Depreciation and amortization
 expenses                            2.2        2.3        2.3         1.8        2.1        2.2       2.1        1.8
                                 ------------------------------------------------------------------------------------
Income from operations               8.0        8.0        7.3         8.0        9.8        9.9      10.6       11.8
Interest (income) expense, net,
 and other expenses                  1.0       (0.2)      (0.6)       (0.4)      (0.7)      (0.7)      0.1        0.4
                                 ------------------------------------------------------------------------------------
Income before income taxes           7.0        8.2        7.9         8.4       10.5       10.6      10.5       11.4
Provision for income taxes           2.7        3.1        3.0         3.2        4.0        4.1       4.0        4.3
                                 ------------------------------------------------------------------------------------
 Net income                          4.3%       5.1%       4.9%       5.2%       6.5%       6.5%       6.5%       7.1%
                                 ------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

Because management generally does not monitor liquidity and capital resources on a segment basis, this discussion is presented on a consolidated basis.

We funded our capital requirements for fiscal 2000, 2001 and 2002 primarily through cash flow generated from operations, as well as proceeds from the initial public offering completed in April 2000 and follow on public offering completed in early February 2001. Over the past three years, we have greatly improved the amount of cash we generate from operations. We believe our cash flow generation ability is becoming a financial strength and will aid in the expansion of our business.

CASH FLOW FROM OPERATIONS

OVERVIEW. Net cash flow from operations was $8.5 million in fiscal 2000, $32.1 million in fiscal 2001 and $36.2 million in fiscal 2002. Operating cash flow in each year has benefited from an improvement in our net income and was offset by additional investments in working capital, primarily accounts receivable and inventories. In fiscal 2002, net income increased $20.4 million, or 342.9%, compared with fiscal 2000 and it increased $11.7 million, or 79.1%, compared with fiscal 2001. Net working capital at January 30, 2000 was $11.5 million, $29.4 million at January 28, 2001 and $49.2 million at February 3, 2002. Additional investments in accounts receivable and inventories have been necessary due to the expansion of our off-premises sales programs and the opening of new stores that we either own or supply. Partially offsetting the additional investments in accounts receivable and inventories have been increases in current liability accounts, primarily accounts payable and accrued expenses. Additionally, operating cash flows in fiscal 2002 were favourably impacted by the tax benefit from the exercise of nonqualified stock options in the amount of $9.8 million. The Company's operating cash flows may continue to be favourably impacted by similar tax benefits in the future; however, the exercise of stock options is outside of the Company's control.

DETAILED ANALYSIS

ACCOUNTS RECEIVABLE. Our investment in receivables increased $4.8 million in fiscal 2000, $3.4 million in fiscal 2001 and $13.3 million in fiscal 2002. Accounts receivable have been increasing for the following reasons:

    1) The expansion of our off-premises sales programs and the corresponding receivables from grocery and convenience stores and other off-premises customers. Payment terms for off-premises customers vary depending on their credit worthiness and the type of off-premises program we offer them. Sometimes customers do not pay within their credit terms or there are disputes over amounts owed to us. We use our judgment in deciding whether to grant additional payment days, intensify collection efforts, suspend service, write the account off as uncollectible or a combination of the above. Write-offs of accounts receivable due to uncollectibility have not had a significant negative impact on operating cash flow. As we expect our off-premises business to continue to grow, accounts receivable balances from off-premises customers are also expected to grow.

    2) An increase in the number of franchise stores that are operating: 86 at January 30, 2000; 111 at January 28, 2001; and 143 at February 3, 2002. We generate accounts receivable from franchisees as a result of our weekly shipments of mix, other ingredients and supplies to each store. Therefore, as the number of franchise stores have grown, so have the corresponding accounts receivable balances. Accounts receivable balances from franchisees are shown under the captions accounts receivable and accounts receivable, affiliates on the consolidated balance sheets. Receivables from franchisees in which we own no interest are included in the accounts receivable caption, while receivables from franchisees in which we own a minority interest or receivables from stores owned by members of our Board of Directors, or other related parties to the Company, are shown under the caption accounts receivable, affiliates. Payment terms on these receivables are 30 or 35 days from the date of invoice, depending on the franchisee's payment method (traditional check versus electronic payment arrangements). We also generate accounts receivable from franchise stores whenever they build a new store, as we supply the doughnut-making equipment and other capital expenditure items necessary to operate a store. Payment terms on these items are 54 days from the date of installation of the doughnut-making equipment. Accounts receivable generated from a new store opening are typically in excess of $350,000 per store. If franchise store openings are heavily concentrated in a particular quarter, and depending on when they opened in the quarter, the sales of the doughnut-making equipment and other capital expenditure items we sell to franchisees can cause an increase in our accounts receivable balances. In the fourth quarter of fiscal 2002, we opened 20 franchise stores, concentrated in the mid to late weeks of the quarter, which also contributed to the increase in accounts receivable. We have had minimal experience with uncollectible accounts receivable from our franchisees. We expect accounts receivable from franchisees will continue to grow over time as we open new stores and sell mix, supplies and other ingredients to an increasing base of franchise stores.

INVENTORIES. Our investment in inventories increased $4.0 million in fiscal 2002. Inventories in fiscal 2002 have increased primarily as a result of:

    1) An increase in the number of Company-owned stores: 58 at January 30, 2000; 63 at January 28, 2001 and 75 at February 3, 2002. Each store carries an inventory consisting of mix, other ingredients and supplies necessary to operate the store. As we add more Company stores in the future, we anticipate that inventory levels will grow accordingly.

    2) A planned increase in inventory levels at KKM&D -- raw materials, work-in-progress, finished goods and service parts -- to support the increased number of stores in the system, as well as anticipated new store openings. The total number of stores in operation at January 30, 2000, January 28, 2001 and February 3, 2002 were 144, 174, and 218, respectively. Additionally, the Company anticipates opening 59 stores, most of which will be Franchise stores, in fiscal 2003.

INCOME TAXES. During fiscal 2002, we made estimated income tax payments in the first half of the fiscal year. Stock option exercises during the latter half of the fiscal year resulted in tax deductions for the Company which significantly lowered our income tax liability for fiscal 2002, resulting in an income tax refundable amount of $2,534,000 at February 3, 2002. The timing of these payments versus the timing of stock option exercises negatively impacted operating cash flow for fiscal 2002.

Offsetting the additions to accounts receivable and inventories working capital investments in fiscal 2002 were increases in accounts payable and accrued expenses. The increase in accounts payable is a result of the overall growth in operations, as well as increased purchasing, primarily in KKM&D operations, to support the increased inventory levels maintained. The increase in accrued expenses is a result of increases in personnel to support our growth in operations. Additional headcount resulted in increased accruals for salary and related benefits, insurance costs and the Company's contribution to the profit-sharing stock ownership plan.

CASH FLOW FROM INVESTING ACTIVITIES

Net cash used for investing activities was $10.0 million in fiscal 2000, $67.3 million in fiscal 2001 and $52.3 million in fiscal 2002. Investing activities in fiscal 2002 primarily consisted of capital expenditures for property, plant and equipment (shown as purchase of property and equipment on the consolidated statements of cash flows) and the acquisition of associate and area developer markets, net of cash acquired. Investing activities in fiscal 2001 primarily consisted of capital expenditures and the purchase of approximately $35.4 million of marketable securities with a portion of the proceeds from the initial public offering and cash flow generated from operations. Investing activities in fiscal 2000 primarily consisted of capital expenditures.

In fiscal 2002, our capital expenditures were $37.3 million, an increase of $26.0 million, or 229.2%, compared with fiscal 2000 and an increase of $11.7 million, or 45.4%, compared with fiscal 2001. Capital expenditures in fiscal 2002 included: construction of new factory Company stores, capital expenditures for Company stores, acquisition and upfit of the new equipment manufacturing facility, remodels of Company stores, expenditures for the installation of a coffee roasting operation and construction of doughnut and coffee shops.

Expenditures for some of these projects were not complete at year-end as the projects were still under construction and were not operational as of February 3, 2002. These expenditures were necessary to support our efforts of increasing sales of our products throughout North America and for future expansion internationally. Capital expenditures for property and equipment in fiscal 2003 are expected to be in excess of $43 million; however, this amount could be higher or lower depending on needs and situations that arise during the year. This amount excludes capital expenditures related to the Company's new mix manufacturing and distribution facility under construction in Effingham, Illinois. As discussed in Note 21, Synthetic Lease, the Company initially entered into a synthetic lease for this facility under which the lessor, a bank, would fund construction of the facility and lease it to the Company. On March 21, 2002, the Company terminated the synthetic lease and purchased the facility, which is still under construction and expected to be completed in the first half of fiscal 2003, from the bank under a new credit agreement. Capital expenditures related to the Effingham plant in fiscal 2003 are expected to include approximately $35 million related to the purchase, completion and furnishing of this new facility and will be in addition to the $43 million discussed above.

In fiscal 2002, we also spent $20.6 million for the acquisition of associate and area developer markets, net of cash acquired. As previously discussed, we intend to acquire franchise markets when the opportunity arises. In fiscal 2002, we acquired the Savannah, GA, Charleston, SC and Baltimore, MD markets from franchisees. We will acquire markets from franchisees if they are willing to sell to us and if there are sound business reasons for us to make the acquisition. These reasons may include a franchise market being contiguous to a Company store market where an acquisition would provide operational synergies; upside opportunity in the market because the franchisee has not fully developed on-premises or off-premises sales; or if we believe our acquiring the market would improve the brand image in the market. We have announced plans to acquire, and are currently in negotiations relating to the acquisition of, the Akron and Cleveland, Ohio markets, though this acquisition is still in process and has not yet been finalized. We will be opportunistic about the acquisition of additional franchise markets and may acquire other markets in fiscal 2003.

In fiscal 2001, investing activities primarily consisted of capital expenditures for property and equipment and purchases of investments. The capital expenditures primarily related to expenditures to support our off-premises sales programs, capital expenditures for existing stores and equipment, development of new stores and the acquisition of stores from existing franchisees. Net cash used for investing activities was also used for investments in area developer joint ventures. We believe acquiring an ownership interest in franchise markets helps align interests between the Company and the franchisee and should provide returns for shareholders as the operators of these franchise markets achieve scale in their operations and become profitable. Additional investment activity in area developer joint ventures was minimal in fiscal 2002, however we continually evaluate opportunities to make an initial investment in franchise markets where we do not have an interest or increase our interest in markets where we do currently have an ownership interest. As described in Note 15, Related Party Transactions, and Note 19, Joint Ventures, to our consolidated financial statements, we spent $1.6 million on March 5, 2002 to acquire ownership interests from the Krispy Kreme Equity Group and from two executive officers of the Company in certain franchise markets where we already had an interest ranging from 3% to 59%.

Investing activities in fiscal 2001 also included approximately $35.4 million of purchases of marketable securities with a portion of the proceeds from the initial public offering and cash flow generated from operations.

In fiscal 2000, investing activities also consisted primarily of capital expenditures for property and equipment, primarily related to expenditures to support our off-premises sales programs, capital expenditures for existing stores and equipment and the development of new stores.

CASH FLOW FROM FINANCING ACTIVITIES

Net cash provided by financing activities was $398,000 in fiscal 2000, $39.0 million in fiscal 2001 and $30.9 million in fiscal 2002.

Financing activities in fiscal 2002 consisted primarily of the completion of our follow-on public offering which raised $17.2 million of capital, the exercise of stock options which raised cash of $3.9 million and cash of $4.0 million provided by outstanding checks which had not yet cleared the bank (book overdraft). The follow-on public offering was for 10,400,000 shares of common stock, of which 9,313,300 were sold by selling shareholders and 1,086,700 were sold by the Company with net proceeds to the Company of $17.2 million.

Our financing activities in fiscal 2001 primarily consisted of the proceeds from our initial public offering of $65.6 million, the net repayment of debt of $19.4 million and the payment of cash dividends of $7.0 million. The repayment of debt was one of our stated uses of proceeds in our initial public offering filings with the Securities and Exchange Commission while the cash dividends paid were to pre initial public offering shareholders as part of our corporate reorganization.

Our financing activities in fiscal 2000 primarily consisted of net borrowing of long-term debt of $1.9 million to support our growth and the payment of $1.5 million of cash dividends declared in fiscal 1999.

CAPITAL RESOURCES, CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS

In addition to cash flow generated from operations, the Company utilizes other capital resources and financing arrangements to fund the expansion of the Krispy Kreme concept. A discussion of these capital resources and financing techniques is included below.

BANK FINANCING. On December 29, 1999, the Company entered into an unsecured Loan Agreement (the "Agreement") with a bank to increase borrowing availability and extend the maturity of its revolving credit facility. The Agreement provides a $40 million revolving line of credit which replaced a $28 million line of credit and $12 million term loan. The Agreement, as amended, expires on June 30, 2004.

Interest on the revolving line of credit is charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month LIBOR plus 100 basis points. There is no interest, fee or other charge for the unadvanced portion of the line of credit until July 1, 2002 at which time we will begin paying a fee of 0.10% on the unadvanced portion. At January 28, 2001, the amount outstanding under the line of credit was $91,000. No amounts were outstanding at February 3, 2002. The amount available under the line of credit was $34.5 million at February 3, 2002 which is reduced by letters of credit and certain amounts available or outstanding in connection with credit cards issued by the lender on behalf of the Company. Outstanding letters of credit, primarily for insurance liability purposes, totaled $4.0 million while amounts available under credit cards issued by the Company totaled $1.5 million at February 3, 2002.

Interest on the term loan portion of the Agreement was computed on the same basis as the revolving line of credit except that the floor and ceiling rates were 5.5% and 8.125%, respectively. The Company initially entered into the $12 million term loan in July 1996. Repayment of this loan began in August 1996 with monthly principal payments of $200,000 plus interest. The term loan was repaid in full on April 10, 2000 without any penalty or premium.

The amended Agreement contains provisions that, among other requirements, restrict capital expenditures, require the maintenance of certain financial ratios, place various restrictions on the sale of properties, restrict our ability to enter into collateral repurchase agreements and guarantees, restrict the payment of dividends and require compliance with other customary financial and nonfinancial covenants. At February 3, 2002, the Company was in compliance with each of these covenants.

Our Northern California joint venture partner, Golden Gate Doughnuts, LLC, also has a credit agreement with a bank to support its openings of new stores and the growth of off-premises sales. On October 12, 2001, the Northern California joint venture entered into a $6.8 million revolving line of credit agreement in which the Company has guaranteed 59%, its percentage ownership of the joint venture as of February 3, 2002. The line of credit bears interest at one-month LIBOR plus 125 basis points and matures on October 12, 2002. There is no interest, fee or other charge for the unadvanced portion of the line of credit. The current line of credit replaces a previous $1.5 million line of credit established January 25, 2001 with similar terms. As of February 3, 2002, the amount outstanding under the revolving line of credit was $3.9 million.

Also on October 12, 2001, the Northern California joint venture converted its previous revolving line of credit agreement, in the amount of $4.5 million, to a term loan. The Company has also guaranteed 59% of the term loan. Under the terms of the term loan agreement, repayment of the term loan began on November 12, 2001 with 59 equal monthly payments of $53,415 of principal and interest and one final payment of all remaining principal and interest on October 12, 2006. Interest on the term loan is charged at the lender's one-month LIBOR plus 125 basis points. At February 3, 2002, the outstanding principal balance was $4.4 million and the interest rate was 3.36%.

Prior to the January 25, 2001 agreement, the Northern California joint venture had a $5 million revolving line of credit in place. The Company guaranteed all amounts outstanding under that line of credit. Under the terms of that agreement, interest on the revolving line of credit was payable monthly and charged at the one-month LIBOR plus 100 basis points.

Based on our current expansion plans in Northern California, we will most likely seek additional borrowing capacity to support planned store openings and sales growth. The Company will most likely be required to guarantee a portion of this additional credit equal to its ownership percentage of the joint venture.

SYNTHETIC LEASE. On April 26, 2001, the Company entered into a synthetic lease agreement in which the lessor, a bank, had agreed to fund up to $35 million for construction of the Company's new mix and distribution facility in Effingham, Illinois (the "Facility"). Under the terms of the synthetic lease, the bank was to pay all costs associated with the construction of the building and the equipment to be used in the manufacturing and distribution processes. No "special purpose entity" was a party to this transaction.

Under a synthetic lease, neither the cost of the Facility, nor the payment obligations are shown as an asset or as debt, respectively, on the Company's consolidated balance sheet. Therefore, the synthetic lease is often referred to as "off-balance sheet financing." We entered into the synthetic lease: 1) due to the attractiveness of the interest rate associated with the lease which, because of competition among the financial institutions proposing on the synthetic lease transaction, was lower than longer-term financing at the time we began construction of the Facility; 2) due to the flexibility the synthetic lease afforded us at the end of its term as we could purchase the facility with cash, enter into another synthetic lease or enter into traditional financing; and 3) because it allowed us to preserve cash as our monthly lease payments were only covering interest costs on the Facility, as opposed to principal and interest, resulting in a lower monthly payment. Lease payments were to begin upon completion of the Facility (the "Completion Date"). Construction of the Facility began in May 2001 and is expected to be completed in the first half of fiscal 2003. The initial term of the lease was five years following the Completion Date. At the end of the lease, the Company guaranteed a residual value for the Facility which would approximate 85% of its construction cost. The lease required the Company to maintain compliance with certain covenants, including maintenance of certain financial ratios. The Company was in compliance with all covenants at February 3, 2002.

On February 12, 2002, a commitment letter was signed with the bank to terminate the synthetic lease and purchase the Facility from the bank. On March 21, 2002, the Company entered into a new credit agreement ("Credit Agreement") which enabled the purchase of the Facility from the bank. The Credit Agreement provides for funding of up to $35 million for the initial purchase and completion of the Facility. The initial borrowing under the Credit Agreement was $31.7 million.

Amounts advanced under the Credit Agreement bear interest at Adjusted LIBOR, as defined within the Credit Agreement, plus an Applicable Margin, as defined within the Credit Agreement. The Applicable Margin ranges from .75% to 1.75% and is determined based upon the Company's performance under certain financial covenants contained in the Credit Agreement. The interest rate applicable on March 21, 2002 was 2.92%. Interest is payable monthly through the Completion Date, at which time outstanding advances will convert to a term loan (the "Loan"). Monthly payments of principal, equal to 1/240th of the principal amount of the Loan, and interest will commence and continue through September 21, 2007, at which time a final payment of all outstanding principal and accrued interest will be due. The Credit Agreement also permits the Company to prepay the Loan in whole at any time, or from time to time in part in amounts aggregating at least $500,000 or any larger multiple of $100,000 without penalty.

The Credit Agreement contains provisions that, among other requirements, restrict the payment of dividends and require the Company to maintain compliance with certain covenants, including the maintenance of certain financial ratios.

OPERATING LEASES. The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these leases have initial terms of 5 to 18 years and contain provisions for renewal options of 5 to 10 years. In determining whether to enter into an operating lease for an asset, we evaluate the nature of the asset and the associated operating lease terms to determine if operating leases are an effective financing tool. We anticipate that we will continue to use operating leases as a financing tool as appropriate.

DEBT & LEASE GUARANTEES AND COLLATERAL REPURCHASE AGREEMENTS. In order to open stores and expand off-premises sales programs, our franchisees incur debt and enter into operating lease agreements. For those franchisees in which we have an ownership interest, we will guarantee an amount of the debt or leases equal to our ownership percentage. Because these are relatively new entities without a long track record of operations, these guarantees are necessary for our joint venture partners to get financing for the growth of their businesses. In the past, we have also guaranteed debt amounts or entered into collateral repurchase agreements for Company stock or doughnut-making equipment for certain franchisees when we did not have an ownership interest in them, though we have suspended this practice unless there are some unusual circumstances which require our financial guarantees. In accordance with generally accepted accounting principles, these guarantees are not recorded as liabilities on our consolidated balance sheet. As of February 3, 2002, we had lease guarantee commitments totaling $523,000, loan guarantees totaling $3.3 million and collateral repurchase agreements totaling $70,000. These amounts do not include our debt guarantees of our Northern California joint venture partner as the entire amount of the bank debt of this joint venture is shown as a liability on our consolidated balance sheet nor does it include lease guarantees as the gross amount of Northern California's lease commitments are shown in Note 8, Lease Commitments, to our consolidated financial statements. Of the total guarantee amounts of $7.2 million, $5.3 million are for franchisees in which we have an ownership interest and $1.9 million are for franchisees in which we have no ownership interest. The amount of debt and lease guarantees related to franchisees in which we have an ownership interest will continue to grow as these joint ventures open more stores while the amount of debt and lease guarantees related to franchisees in which we do not have an interest is expected to decrease. We consider it unlikely that we will have to satisfy any of these guarantees.

OFF BALANCE SHEET ARRANGEMENTS. Upon termination of the synthetic lease transaction on March 21, 2002 discussed above, the Company does not have any off balance sheet debt nor does it have any transactions, arrangements or relationships with any "special purpose" entities.

SUMMARIES OF OUR CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS AS OF FEBRUARY 3, 2002 ARE AS FOLLOWS:

                CONTRACTUAL CASH OBLIGATIONS AT FEBRUARY 3, 2002

                                                                                            (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------
                                                  PAYMENTS          PAYMENTS          PAYMENTS          PAYMENTS
                                    TOTAL          DUE IN            DUE IN            DUE IN          DUE BEYOND
CONTRACTUAL CASH OBLIGATIONS       AMOUNT        FISCAL 2003       FISCAL 2004       FISCAL 2005       FISCAL 2005
------------------------------------------------------------------------------------------------------------------
Long-term debt                     $ 4,643         $   731           $  523            $  540            $ 2,849
Operating leases                   $58,001         $ 9,845           $7,478            $5,640            $35,038
                                   -------------------------------------------------------------------------------
Total Contractual Cash Obligations $62,644         $10,576           $8,001            $6,180            $37,887
                                   -------------------------------------------------------------------------------

                OTHER COMMERCIAL COMMITMENTS AT FEBRUARY 3, 2002

--------------------------------------------------------------------------------------------------------
OTHER COMMERCIAL COMMITMENTS                                 TOTAL AMOUNTS COMMITTED AT FEBRUARY 3, 2002
--------------------------------------------------------------------------------------------------------
Lines of credit                                                              $     3,871
Letters of credit                                                            $     3,955
Guarantees                                                                   $     3,875
                                                                             -----------
Total Other Commercial Commitments                                           $    11,701
                                                                             -----------

In the next five years, we plan to use cash primarily for the following activities:

    - Adding mix production and distribution capacity to support expansion

    - Remodeling and relocation of selected older company stores

    - Expanding our equipment manufacturing and operations training facilities

    - Investing in all or part of franchisees' operations

    - Working capital and other corporate purposes.

Our capital requirements for the items outlined above may be significant. These capital requirements will depend on many factors including our overall performance, the pace of store expansion and company store remodels, the requirements for joint venture arrangements and infrastructure needs for both personnel and facilities. Prior to fiscal 2001, we primarily relied on cash flow generated from operations and our line of credit to fund our capital needs. We believe that the proceeds from the initial public offering completed in April 2000 and our follow-on public offering completed in early February 2001, cash flow generated from operations and our borrowing capacity under our lines of credit will be sufficient to meet our capital needs for at least the next 24 months. If additional capital is needed, we may raise such capital through public or private equity or debt financing or other financing arrangements. Future capital funding transactions may result in dilution to shareholders. However, there can be no assurance that additional capital will be available or be available on satisfactory terms. Our failure to raise additional capital could have one or more of the following effects on our operations and growth plans over the next five years:

    - Slowing our plans to remodel and relocate older company-owned stores

    - Reducing the number and amount of joint venture investments in area developer stores

    - Slowing the building of our infrastructure in both personnel and facilities.

INFLATION

We do not believe that inflation has had a material impact on our results of operations in recent years. However, we cannot predict what effect inflation may have on our results of operations in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates on our outstanding bank debt. Our revolving line of credit bears interest at either our lender's prime rate minus 110 basis points or a rate equal to LIBOR plus 100 basis points. We can elect the rate on a monthly basis. During fiscal 2002, our Northern California area developer entered into a new credit facility with a bank. The facilities under this agreement, a revolving line of credit and a term loan, bear interest at LIBOR plus 125 basis points. We guarantee 59% of this facility. Amounts outstanding under our Credit Agreement bear interest at adjusted LIBOR plus an applicable margin which ranges from .75% to 1.75%. We entered into an interest rate swap to convert the variable rate payments due under the Credit Agreement on a notional amount of $33 million to a fixed rate through May 1, 2007. The interest cost of our bank debt is affected by changes in either prime or LIBOR. Such changes could adversely impact our operating results.

We have no derivative financial interests or derivative commodity instruments in our cash or cash equivalents. On any business day that we have excess cash available, we use it to pay down our revolving line of credit.

Because the majority of the Company's revenue, expense and capital purchasing activities are transacted in United States dollars, currently, the exposure to foreign currency exchange risk is minimal. However, as our international operations grow, our foreign currency exchange risks may increase.

We purchase certain commodities such as flour, sugar and soybean oil. These commodities are usually purchased under long-term purchase agreements, generally one to three years, at fixed prices. We are subject to market risk in that the current market price of any commodity item may be below our contractual price. We do not use financial instruments to hedge commodity prices.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, "Business Combinations". SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations", and SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The Company adopted the provisions of this pronouncement for all business combinations subsequent to June 30, 2001. Its adoption did not have a significant impact on the consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", effective for years beginning after December 15, 2001, or the Company's fiscal year 2003. However, goodwill and other intangibles arising from acquisitions subsequent to June 30, 2001 will be accounted for under the provisions of this Statement, including the non-amortization provisions. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. Goodwill and some intangible assets will no longer be amortized, but will be reviewed at least annually for impairment. As compared to previous standards, the provisions of SFAS No. 142 may result in more volatility in reported income as impairment losses may occur irregularly and in varying amounts. The Company has adopted the non-amortization provision for indefinite lived assets for all acquisitions with a closing date subsequent to June 30, 2001. Prior to the adoption of SFAS No. 142, the Company recorded amortization expense of $100,000 in fiscal 2002 related to indefinite lived intangibles. Management is currently evaluating the effects of the other provisions of this Statement.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", effective for years beginning after June 15, 2002, or the Company's fiscal year 2004. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Management is currently evaluating the effects of this Statement.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for years beginning after December 15, 2001, or the Company's fiscal year 2003. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS No. 144 retains the requirements of SFAS No. 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and to measure an impairment loss as the difference between the carrying amount and the fair value of the asset. However, this standard removes goodwill from its scope and revises the approach for evaluating impairment. Management is currently evaluating the impact of the adoption of this Statement.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED BALANCE SHEETS

                                                                                   IN THOUSANDS
-----------------------------------------------------------------------------------------------
                                                             JAN. 28, 2001         FEB. 3, 2002
-----------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                     $     7,026          $    21,904
Short-term investments                                             18,103               15,292
Accounts receivable, less allowance for doubtful accounts of
  $1,302 (2001) and $1,182 (2002)                                  19,855               26,894
Accounts receivable, affiliates                                     2,599                9,017
Other receivables                                                   2,279                2,771
Inventories                                                        12,031               16,159
Prepaid expenses                                                    1,909                2,591
Income taxes refundable                                                --                2,534
Deferred income taxes                                               3,809                4,607
                                                              --------------------------------
        Total current assets                                       67,611              101,769
Property and equipment, net                                        78,340              112,577
Long-term investments                                              17,877               12,700
Investment in unconsolidated joint ventures                         2,827                3,400
Intangible assets                                                      --               16,621
Other assets                                                        4,838                8,309
                                                              --------------------------------
        Total assets                                          $   171,493          $   255,376
                                                              --------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                              $     8,211          $    12,095
Book overdraft                                                      5,147                9,107
Accrued expenses                                                   21,243               26,729
Revolving line of credit                                            3,526                3,871
Current maturities of long-term debt                                   --                  731
Income taxes payable                                                   41                   --
                                                              --------------------------------
        Total current liabilities                                  38,168               52,533
                                                              --------------------------------
Deferred income taxes                                                 579                3,930
Compensation deferred (unpaid)                                      1,106                  727
Long-term debt, net of current portion                                 --                3,912
Accrued restructuring expenses                                      3,109                1,919
Other long-term obligations                                         1,735                2,197
                                                              --------------------------------
        Total long-term liabilities                                 6,529               12,685
Commitments and contingencies
Minority interest                                                   1,117                2,491
SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 10,000 shares authorized;
 none issued and outstanding                                           --                   --
Common stock, no par value, 100,000 shares authorized;
  issued and outstanding -- 51,832 (2001) and 54,271 (2002)        85,060              121,052
Unearned compensation                                                (188)                (186)
Notes receivable, employees                                        (2,349)              (2,580)
Nonqualified employee benefit plan assets                            (126)                (138)
Nonqualified employee benefit plan liability                          126                  138
Accumulated other comprehensive income                                609                  456
Retained earnings                                                  42,547               68,925
                                                              --------------------------------
        Total shareholders' equity                                125,679              187,667
                                                              --------------------------------
        Total liabilities and shareholders' equity            $   171,493          $   255,376
                                                              --------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     IN THOUSANDS, EXCEPT PER SHARE ACCOUNTS
--------------------------------------------------------------------------------------------
YEAR ENDED                                    JAN. 30, 2000    JAN. 28, 2001    FEB. 3, 2002
--------------------------------------------------------------------------------------------
Total revenues                                     $220,243         $300,715        $394,354
Operating expenses                                  190,003          250,690         316,946
General and administrative expenses                  14,856           20,061          27,562
Depreciation and amortization expenses                4,546            6,457           7,959
                                              ----------------------------------------------
Income from operations                               10,838           23,507          41,887
Interest income                                         293            2,325           2,980
Interest expense                                     (1,525)            (607)           (337)
Equity loss in joint ventures                            --             (706)           (602)
Minority interest                                        --             (716)         (1,147)
Loss on sale of property and equipment                   --              (20)           (235)
                                              ----------------------------------------------
Income before income taxes                            9,606           23,783          42,546
Provision for income taxes                            3,650            9,058          16,168
                                              ----------------------------------------------
Net income                                         $  5,956         $ 14,725        $ 26,378
                                              ----------------------------------------------
Basic earnings per share                           $   0.16         $   0.30        $   0.49
                                              ----------------------------------------------
Diluted earnings per share                         $   0.15         $   0.27        $   0.45
                                              ----------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                    ----------------------------------------   ------------------------------------------
                                       KRISPY KREME DOUGHNUT CORPORATION              KRISPY KREME DOUGHNUTS, INC.
-------------------------------------------------------------------------------------------------------------------------
                                    COMMON      COMMON         ADDITIONAL      PREFERRED   PREFERRED   COMMON     COMMON
                                    SHARES       STOCK       PAID-IN CAPITAL    SHARES       STOCK     SHARES     STOCK
-------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 31, 1999           467       $ 4,670          $10,805           --       $    --         --   $     --
Net income for the year ended
  January 30, 2000
Collections of Long-Term Incentive
  Plan shares receivable
Issuance of notes receivable
                                    -------------------------------------------------------------------------------------
BALANCE AT JANUARY 30, 2000           467       $ 4,670          $10,805           --       $    --         --   $     --
Comprehensive income:
  Net income for the year ended
    January 28, 2001
  Unrealized holding gain, net
  Total comprehensive income
Proceeds from public offering                                                                           13,800     65,637
Conversion of Krispy Kreme
  Doughnut Corporation shares to
  Krispy Kreme Doughnuts, Inc.
  shares                             (467)       (4,670)         (10,805)                               37,360     15,475
Cash dividend to shareholders
Issuance of shares to employee
  stock ownership plan                                                                                     580      3,039
Contribution to the nonqualified
  employee benefit plan
Liability under the nonqualified
  employee benefit plan
Issuance of restricted common
  shares                                                                                                    12        210
Exercise of stock options,
  including tax benefit of $595                                                                             80        699
Amortization of restricted common
  shares
Collection of notes receivable
                                    -------------------------------------------------------------------------------------
BALANCE AT JANUARY 28, 2001            --       $    --          $    --           --       $    --     51,832   $ 85,060
Comprehensive income:
  Net income for the year ended
    February 3, 2002
  Unrealized holding loss, net
  Foreign currency translation
    adjustment
  Total comprehensive income
Proceeds from public offering                                                                            1,086     17,202
Exercise of stock options,
  including tax benefit of $9,772                                                                        1,183     13,678
Issuance of shares in conjunction
  with acquisition of associate
  market                                                                                                   115      4,183
Adjustment of nonqualified
  employee benefit plan
  investments
Issuance of restricted common
  shares                                                                                                     1         50
Amortization of restricted common
  shares
Issuance of stock for notes
  receivable                                                                                                54        879
Collection of notes receivable
                                    -------------------------------------------------------------------------------------
BALANCE AT FEBRUARY 3, 2002            --       $    --          $    --           --       $    --     54,271   $121,052
                                    -------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                                              IN THOUSANDS
----------------------------------------------------------------------------------------------------------
                  NOTES        NONQUALIFIED       NONQUALIFIED     ACCUMULATED OTHER
  UNEARNED     RECEIVABLE,   EMPLOYEE BENEFIT   EMPLOYEE BENEFIT     COMPREHENSIVE     RETAINED
COMPENSATION    EMPLOYEES      PLAN ASSETS       PLAN LIABILITY         INCOME         EARNINGS    TOTAL
----------------------------------------------------------------------------------------------------------
  $    --        $(2,099)         $  --               $ --              $    --        $28,871    $ 42,247
                                                                                         5,956       5,956
                     226                                                                               226
                    (674)                                                                             (674)
----------------------------------------------------------------------------------------------------------
  $    --        $(2,547)         $  --               $ --              $    --        $34,827    $ 47,755
                                                                                        14,725      14,725
                                                                            609                        609
                                                                                                   -------
                                                                                                    15,334
                                                                                                    65,637
                                                                                                        --
                                                                                        (7,005)     (7,005)
                                                                                                     3,039
                                   (126)                                                              (126)
                                                       126                                             126
     (210)                                                                                              --
                                                                                                       699
       22                                                                                               22
                     198                                                                               198
----------------------------------------------------------------------------------------------------------
  $  (188)       $(2,349)         $(126)              $126              $   609        $42,547    $125,679
                                                                                        26,378      26,378
                                                                           (111)                      (111)
                                                                            (42)                       (42)
                                                                                                   -------
                                                                                                    26,225
                                                                                                    17,202
                                                                                                    13,678
                                                                                                     4,183
                                    (12)                12                                              --
      (50)                                                                                              --
       52                                                                                               52
                    (879)                                                                               --
                     648                                                                               648
----------------------------------------------------------------------------------------------------------
  $  (186)       $(2,580)         $(138)              $138              $   456        $68,925    $187,667
----------------------------------------------------------------------------------------------------------

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                              $     5,956           $    14,725          $    26,378
Items not requiring (providing) cash:
 Depreciation and amortization                                4,546                 6,457                7,959
 Deferred income taxes                                          258                 1,668                2,553
 Loss on disposal of property and equipment, net                 --                    20                  235
 Compensation expense related to restricted stock
   awards                                                        --                    22                   52
 Tax benefit from exercise of nonqualified stock
   options                                                       --                   595                9,772
 Provision for restructuring                                   (127)                   --                   --
 Provision for store closings and impairment                  1,139                   318                   --
 Minority interest                                               --                   716                1,147
 Equity loss in joint ventures                                   --                   706                  602
Change in assets and liabilities:
 Receivables                                                 (4,760)               (3,434)             (13,317)
 Inventories                                                    (93)               (2,052)              (3,977)
 Prepaid expenses                                            (1,619)                1,239                 (682)
 Income taxes, net                                           (2,016)                  902               (2,575)
 Accounts payable                                               540                 2,279                3,884
 Accrued expenses                                             4,329                 7,966                4,096
 Deferred compensation and other long-term obligations          345                   (15)                  83
                                                         -----------------------------------------------------
        Net cash provided by operating activities             8,498                32,112               36,210
                                                         -----------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment                          (11,335)              (25,655)             (37,310)
Proceeds from disposal of property and equipment                 --                 1,419                3,196
Proceeds from disposal of assets held for sale                  830                    --                   --
Acquisition of associate and area developer markets,
  net of cash acquired                                           --                    --              (20,571)
Investments in unconsolidated joint ventures                     --                (4,465)              (1,218)
(Increase) decrease in other assets                             479                (3,216)              (4,237)
(Purchase) sale of investments, net                              --               (35,371)               7,877
                                                         -----------------------------------------------------
        Net cash used for investing activities:             (10,026)              (67,288)             (52,263)
                                                         -----------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
Repayment of long-term debt                                  (2,400)               (3,600)                  --
Net (repayments) borrowings from revolving line of
  credit                                                         --               (15,775)                 345
Borrowings of long-term debt                                  4,282                    --                4,643
Proceeds from stock offering                                     --                65,637               17,202
Proceeds from exercise of stock options                          --                   104                3,906
Minority interest                                                --                   401                  227
Book overdraft                                                  482                  (941)               3,960
Cash dividends paid                                          (1,518)               (7,005)                  --
Issuance of notes receivable                                   (674)                   --                   --
Collection of notes receivable                                  226                   198                  648
                                                         -----------------------------------------------------
        Net cash provided by financing activities:              398                39,019               30,931
                                                         -----------------------------------------------------
Net increase (decrease) in cash and cash equivalents         (1,130)                3,843               14,878
Cash and cash equivalents at beginning of year                4,313                 3,183                7,026
                                                         -----------------------------------------------------
Cash and cash equivalents at end of year                $     3,183           $     7,026          $    21,904
                                                         -----------------------------------------------------
Supplemental schedule of non-cash investing and
  financing activities:
  Issuance of stock to Krispy Kreme Profit-Sharing
    Stock Ownership Plan                                $        --           $     3,039          $        --
  Issuance of restricted common shares                           --                   210                   50
  Issuance of stock in conjunction with acquisition of
    associate market                                             --                    --                4,183
  Issuance of stock in exchange for employee notes
    receivable                                                   --                    --                  879
  Unrealized gain (loss) on investments                          --                   609                 (111)

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

In February 2001, the Company completed a follow-on public offering of 2,600,000 shares of common stock at a price of $67 per share with the net proceeds totaling $63.66 per share after underwriters' commissions. The 2,600,000 shares included a 300,000 share over-allotment option exercised by the underwriters. Of the 2,600,000 shares, 2,328,325 were sold by selling shareholders and 271,675 were sold by the Company.

All consolidated financial statements prior to the merger are those of KKDC and all consolidated financial statements after the merger are those of Krispy Kreme Doughnuts, Inc. For purposes of computing earnings per share, the number of common shares prior to the merger have been restated to reflect the 20 shares of Krispy Kreme Doughnuts, Inc. common stock issued for each share of KKDC's common stock, to reflect a two-for-one stock split effective March 19, 2001 to shareholders of record as of March 5, 2001 and a two-for-one stock split effective June 14, 2001 to shareholders of record as of May 29, 2001. All references to the number of shares (other than common stock issued or outstanding on the 2000 Consolidated Statement of Shareholders' Equity), per share amounts, cash dividends and any other reference to shares in the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements ("Notes"), except in Note 1 or unless otherwise noted, have been adjusted to reflect the splits on a retroactive basis. Previously awarded stock options, restricted stock awards, and all other agreements payable in Krispy Kreme Doughnuts, Inc. common stock have been adjusted or amended to reflect the splits.

2. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. Krispy Kreme Doughnuts Inc. and its subsidiaries (the "Company") are engaged principally in the sale of doughnuts and related items through Company-owned stores. The Company also derives revenue from franchise and development fees and the collection of royalties from franchisees. Additionally, the Company sells doughnutmaking equipment and mix and other ingredients and supplies used in operating a doughnut store to Company-owned and franchised stores.

The significant accounting policies followed by the Company in preparing the accompanying financial statements are as follows:

BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Generally, investments greater than 50 percent in affiliates for which the Company maintains control are also consolidated and the portion not owned by the Company is shown as a minority interest. Generally, investments in 20- to 50-percent owned affiliates for which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method of accounting, whereby the investment is carried at the cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition, less any distributions received by the Company. Accordingly, the Company's share of the net earnings of these companies is included in consolidated net income. Investments in less than 20-percent owned affiliates are accounted for by the cost method of accounting.

FISCAL YEAR. The Company's fiscal year is based on a fifty-two/fifty-three week year. The fiscal year ends on the Sunday closest to the last day in January. The years ended January 30, 2000 and January 28, 2001 contained 52 weeks. The year ended February 3, 2002 contained 53 weeks.

CASH AND CASH EQUIVALENTS. The Company considers cash on hand, deposits in banks, and all highly liquid debt instruments with a maturity of three months or less at date of acquisition to be cash and cash equivalents.

INVENTORIES. Inventories are recorded at the lower of average cost (first-in, first-out) or market.

INVESTMENTS. Investments consist of United States Treasury notes, mortgage-backed government securities, corporate debt securities, municipal securities and certificates of deposit and are included in short-term and long-term investments in the accompanying consolidated balance sheets. Certificates of deposit are carried at cost which approximates fair value. All other marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date.

Management determines the appropriate classification of its investments in marketable securities at the time of the purchase and reevaluates such determination at each balance sheet date. As of February 3, 2002, all marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive income. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are charged to the property accounts while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on major capital expenditures during the period of construction.

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives: Buildings -- 15 to 35 years; Machinery and equipment -- 3 to 15 years; Leasehold improvements -- lesser of useful lives of assets or lease term.

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

STORE OPENING COSTS. All costs, both direct and indirect, incurred to open either Company or franchise stores are expensed in the period incurred. Direct costs to open stores amounted to $254,000, $464,000 and $551,000 in 2000, 2001 and 2002, respectively.

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

    - KKM&D revenue is derived from the sale of doughnut-making equipment, mix and other supplies needed to operate a doughnut store to Company-owned and franchised stores. Revenue is recognized at the time the title and the risk of loss pass to the customer, generally upon delivery of the goods. Revenue from Company-owned stores and consolidated joint venture stores is eliminated in consolidation.

STOCK-BASED COMPENSATION. The Company accounts for employee stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted below the market price at the grant date.

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," requires the recognition of compensation expense based on the fair value of options on the grant date but allows companies to continue applying APB Opinion No. 25 if certain pro forma disclosures are made assuming hypothetical fair value method application. For additional information on the Company's stock options, including pro forma disclosures required by SFAS No. 123, refer to Note 13, Shareholders' Equity.

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. Accounts receivable are primarily from grocery and convenience stores. The Company performs ongoing credit evaluations of its customers' financial condition. The Company had no single customer that accounted for more than 10% of total revenues in fiscal 2001 nor fiscal 2002. In fiscal 2000, there was one customer that accounted for 10.2% of total revenues. The Company's two largest customers accounted for 17.9%, 15.6% and 12.5% of total revenues for fiscal 2000, fiscal 2001 and fiscal 2002, respectively. Accounts receivable for these two customers accounted for approximately 42.5%, 16.9% and 14.5% of net accounts receivable at January 30, 2000, January 28, 2001 and February 3, 2002, respectively.

COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," requires that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities and minimum pension liability adjustments be presented as separate components of shareholders' equity. SFAS No. 130 defines these as items of other comprehensive income and as such must be reported in a financial statement that is displayed with the same prominence as other financial statements. Accumulated other comprehensive income, as reflected in the Consolidated Statements of Shareholders' Equity, was comprised of net unrealized holding gains on marketable securities of $609,000 at January 28, 2001 and $498,000 at February 3, 2002, as well as foreign currency translation adjustment of $42,000 at February 3, 2002.

FOREIGN CURRENCY TRANSLATION. For all non-U.S. joint ventures, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using exchange rates at the balance sheet date; income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

INTANGIBLE ASSETS. Intangible assets include goodwill recorded in connection with a business acquisition and the value assigned to reacquired franchise agreements in connection with the acquisition of the rights to certain markets from franchisees. Goodwill and reacquired franchise agreements associated with acquisitions completed on or before June 30, 2001 were amortized on a straight-line basis over an estimated life of 15 years. Reacquired franchise agreements associated with acquisitions completed after June 30, 2001 were not amortized. The Company periodically evaluates the recoverability of goodwill and reacquired franchise agreements and will adjust recorded amounts for impairment losses. The Company believes that no impairment of intangible assets existed at February 3, 2002.

RECENT ACCOUNTING PRONOUNCEMENTS. In July 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, "Business Combinations". SFAS No. 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, "Business Combinations", and SFAS No. 38 "Accounting for Preacquisition Contingencies of Purchased Enterprises". All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. The Company adopted the provisions of this pronouncement for all business combinations subsequent to June 30, 2001. Its adoption did not have a significant impact on the consolidated financial statements

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", effective for years beginning after December 15, 2001, or the Company's fiscal year 2003. However, goodwill and other intangibles arising from acquisitions subsequent to June 30, 2001 will be accounted for under the provisions of this Statement, including the non-amortization provisions. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. Goodwill and some intangible assets will no longer be amortized, but will be reviewed at least annually for impairment. As compared to previous standards, the provisions of SFAS No. 142 may result in more volatility in reported income as impairment losses may occur irregularly and in varying amounts. The Company has adopted the non-amortization provision for indefinite lived assets for all acquisitions with a closing date subsequent to June 30, 2001. The Company recorded amortization expense of $100,000 in fiscal 2002 related to indefinite lived intangibles. Management is currently evaluating the effects of the other provisions of this Statement.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", effective for years beginning after June 15, 2002, or the Company's fiscal year 2004. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Management is currently evaluating the effects of this Statement.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for years beginning after December 15, 2001, or the Company's fiscal year 2003. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS No. 144 retains the requirements of SFAS No. 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and to measure an impairment loss as the difference between the carrying amount and the fair value of the asset. However, this standard removes goodwill from its scope and revises the approach for evaluating impairment. Management is currently evaluating the impact of the adoption of this Statement.

RECLASSIFICATIONS. Certain reclassifications of amounts in the 2000 and 2001 Consolidated Financial Statements and related notes have been made to conform with the 2002 presentation.

3. INVESTMENTS

THE FOLLOWING TABLE PROVIDES CERTAIN INFORMATION ABOUT INVESTMENTS AT JANUARY 28, 2001 AND FEBRUARY 3, 2002.

                                                                                                      IN THOUSANDS
------------------------------------------------------------------------------------------------------------------
                                          AMORTIZED          GROSS UNREALIZED       GROSS UNREALIZED        FAIR
                                             COST             HOLDING GAINS          HOLDING LOSSES         VALUE
------------------------------------------------------------------------------------------------------------------
JANUARY 28, 2001
Certificates of deposit                    $ 5,000                 $ --                  $  --             $ 5,000
U.S. government notes                        4,996                   73                    (20)              5,049
Federal government agencies                 18,900                  458                    (50)             19,308
Corporate debt securities                    6,475                  151                     (3)              6,623
                                         -------------------------------------------------------------------------
        Total                              $35,371                 $682                  $ (73)            $35,980
                                         -------------------------------------------------------------------------
FEBRUARY 3, 2002
U.S. government notes                      $ 9,049                 $ --                  $ (17)            $ 9,032
Federal government agencies                 10,959                  442                   (166)             11,235
Corporate debt securities                    6,475                  317                    (88)              6,704
Other bonds                                  1,043                   --                    (22)              1,021
                                         -------------------------------------------------------------------------
        Total                              $27,526                 $759                  $(293)            $27,992
                                         -------------------------------------------------------------------------

MATURITIES OF INVESTMENTS WERE AS FOLLOWS AT FEBRUARY 3, 2002:

                                                                           IN THOUSANDS
---------------------------------------------------------------------------------------
                                                             AMORTIZED           FAIR
                                                               COST              VALUE
---------------------------------------------------------------------------------------
FEBRUARY 3, 2002
Due within one year                                           $14,988           $15,292
Due after one year through five years                          12,538            12,700
                                                              ------------------------
        Total                                                 $27,526           $27,992
                                                              ------------------------

4. INVENTORIES

THE COMPONENTS OF INVENTORIES ARE AS FOLLOWS:

                                                                                                  IN THOUSANDS
--------------------------------------------------------------------------------------------------------------
                                    DISTRIBUTION       EQUIPMENT           MIX           COMPANY
                                       CENTER          DEPARTMENT       DEPARTMENT       STORES         TOTAL
--------------------------------------------------------------------------------------------------------------
JANUARY 28, 2001
Raw materials                          $   --            $1,756            $475          $1,578        $ 3,809
Work in progress                           --               248              --              --            248
Finished goods                            880             1,435              13              --          2,328
Purchased merchandise                   4,981                --              --             641          5,622
Manufacturing supplies                     --                --              24              --             24
                                     -------------------------------------------------------------------------
        Totals                         $5,861            $3,439            $512          $2,219        $12,031
                                     -------------------------------------------------------------------------
FEBRUARY 3, 2002
Raw materials                          $   --            $3,060            $788          $1,826        $ 5,674
Work in progress                           --                28              --              --             28
Finished goods                          1,318             2,867              95              --          4,280
Purchased merchandise                   5,503                --              --             613          6,116
Manufacturing supplies                     --                --              61              --             61
                                     -------------------------------------------------------------------------
        Totals                         $6,821            $5,955            $944          $2,439        $16,159
                                     -------------------------------------------------------------------------

5. PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT CONSIST OF THE FOLLOWING:

                                                                                 IN THOUSANDS
---------------------------------------------------------------------------------------------
                                                             JAN. 28, 2001       FEB. 3, 2002
---------------------------------------------------------------------------------------------
Land                                                          $    11,144        $    14,823
Buildings                                                          29,637             39,566
Machinery and equipment                                            65,119             86,683
Leasehold improvements                                             10,440             13,463
Construction in progress                                              556              1,949
                                                              -------------------------------
                                                                  116,896            156,484
Less: accumulated depreciation                                     38,556             43,907
                                                              -------------------------------
        Property and equipment, net                           $    78,340        $   112,577
                                                              -------------------------------

Depreciation expense was $4,042,000, $6,571,000 and $7,398,000 for fiscal 2000, fiscal 2001 and fiscal 2002, respectively.

6. ACCRUED EXPENSES

ACCRUED EXPENSES CONSIST OF THE FOLLOWING:

---------------------------------------------------------------------------------------------
                                                             JAN. 30, 2001       FEB. 3, 2002
---------------------------------------------------------------------------------------------
Salaries, wages and incentive compensation                    $     7,067        $     8,230
Restructuring expenses                                              1,022              1,195
Deferred revenue                                                    2,042              2,082
Profit-sharing stock ownership plan contribution                    2,075              3,456
Advertising fund                                                    1,353                186
Insurance                                                           2,687              4,891
Other                                                               4,997              6,689
                                                               ------------------------------
                                                              $    21,243        $    26,729
                                                               ------------------------------

7. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT

On December 29, 1999, the Company entered into an unsecured Loan Agreement (the "Agreement") with a bank to increase borrowing availability and extend the maturity of its revolving line of credit. The Agreement provides a $40 million revolving line of credit, which replaced a $28 million revolving line of credit, and a $12 million term loan. The Agreement, as amended, expires on June 30, 2004.

REVOLVING LINE OF CREDIT. Under the terms of the Agreement, interest on the revolving line of credit is charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month LIBOR plus 100 basis points. There is no interest, fee or other charge for the unadvanced portion of the line of credit until July 1, 2002 at which time the Company will begin paying a fee of 0.10% on the unadvanced portion. At January 28, 2001, the amount outstanding under the revolving line of credit was $91,000. No amounts were outstanding at February 3, 2002. The amount available under the line of credit is reduced by letters of credit and certain amounts available or outstanding in connection with credit cards issued by the lender on behalf of the Company and was $34.5 million at February 3, 2002. Outstanding letters of credit, primarily for insurance liability purposes, totaled $3,955,000, while amounts available in connection with credit cards issued by the lender totaled $1,527,000 at February 3, 2002.

TERM LOAN. The Company initially entered into the $12,000,000 term loan in July 1996. Repayment of this loan began in August 1996, with monthly principal payments of $200,000 plus interest. Interest on the term loan was computed on the same basis as the revolving line of credit except that the floor and ceiling rates were 5.5% and 8.125%, respectively. The term loan was repaid in full on April 10, 2000 without any penalty or premium.

The amended Agreement contains provisions that, among other requirements, restrict capital expenditures, require the maintenance of certain financial ratios, place various restrictions on the sale of properties, restrict our ability to enter into collateral repurchase agreements and guarantees, restrict the payment of dividends and require compliance with other customary financial and nonfinancial covenants. At February 3, 2002, the Company was in compliance with each of these covenants.

CONSOLIDATED JOINT VENTURES. On October 12, 2001, the Northern California joint venture entered into a $6,750,000 revolving line of credit agreement in which the Company has guaranteed 59% of the line of credit. The line of credit bears interest at one-month LIBOR plus 125 basis points and matures on October 12, 2002. There is no interest, fee or other charge for the unadvanced portion of the line of credit. The line of credit replaced a previous $1,500,000 line of credit, established

January 25, 2001, with similar terms. As of February 3, 2002, the amount outstanding under the revolving line of credit was $3,871,000 and the interest rate was 3.36%. The amount not guaranteed by the Company is collateralized by buildings and equipment owned by the Northern California joint venture.

Also on October 12, 2001, the Northern California joint venture converted its previous revolving line of credit agreement, in the amount of $4,500,000, to a term loan. The Company has also guaranteed 59%, its percentage ownership of the joint venture as of February 3, 2002, of the outstanding balance of the term loan. Under the terms of the term loan agreement, repayment of the loan began on November 12, 2001 with 59 equal monthly payments of $53,415 of principal and interest and one final payment of all remaining principal and interest on October 12, 2006. Interest on the term loan is charged at the lender's one-month LIBOR plus 125 basis points. At February 3, 2002, the outstanding principal balance was $4,418,000 and the interest rate was 3.36%. The amount not guaranteed by the Company is collateralized by buildings and equipment owned by the Northern California joint venture.

Prior to the January 25, 2001 agreement, the Northern California joint venture had a $5 million revolving line of credit in place. The Company guaranteed all amounts outstanding under that line of credit. Under the terms of that agreement, interest on the revolving line of credit was payable monthly and charged at the one-month LIBOR plus 100 basis points.

On October 29, 2001, the Philadelphia joint venture entered into a non-bank loan agreement in order to finance a parcel of land. Under the terms of the loan agreement, repayment of the loan began in November 2001 with 9 equal monthly payments of principal and interest of $1,930 and one final payment of $222,500 due August 2002. Interest on the loan is charged at 8.0%. The amount outstanding on this loan at February 3, 2002 is $225,000.

The aggregate maturities for the term loans and the revolvers for the five years after February 3, 2002 are $4,602,000, $523,000, $540,000, $558,000, and
$2,291,000, respectively.

Interest paid, including interest related to deferred compensation arrangements, was $1,525,000 in fiscal 2000, $607,000 in fiscal 2001 and $337,000 in fiscal
2002.

8. LEASE COMMITMENTS

The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these have initial lease terms of 5 to 18 years and contain provisions for renewal options of 5 to 10 years.

AT FEBRUARY 3, 2002, FUTURE MINIMUM ANNUAL RENTAL COMMITMENTS, GROSS, UNDER NONCANCELABLE OPERATING LEASES, INCLUDING LEASE COMMITMENTS ON CONSOLIDATED JOINT VENTURES, ARE AS FOLLOWS:

                                                             IN THOUSANDS
-------------------------------------------------------------------------
FISCAL YEAR ENDING IN                                              AMOUNT
-------------------------------------------------------------------------
2003                                                         $     9,845
2004                                                               7,478
2005                                                               5,640
2006                                                               4,074
2007                                                               3,562
Thereafter                                                        27,402
                                                             -----------
                                                             $    58,001
                                                             -----------

Rental expense, net of rental income, totaled $6,220,000 in fiscal 2000, $8,540,000 in fiscal 2001 and $10,576,000 in fiscal 2002.

9. INCOME TAXES

THE COMPONENTS OF THE PROVISION FOR FEDERAL AND STATE INCOME TAXES ARE SUMMARIZED AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
Currently payable                                       $     3,392           $     7,390          $    13,615
Deferred                                                        258                 1,668                2,553
                                                       --------------------------------------------------------
                                                        $     3,650           $     9,058          $    16,168
                                                       --------------------------------------------------------

A RECONCILIATION OF THE STATUTORY FEDERAL INCOME TAX RATE WITH THE COMPANY'S EFFECTIVE RATE IS AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
Federal taxes at statutory rate                         $     3,266           $     8,321          $    14,891
State taxes, net of federal benefit                             264                   673                1,158
Other                                                           120                    64                  119
                                                       --------------------------------------------------------
                                                        $     3,650           $     9,058          $    16,168
                                                       --------------------------------------------------------

Income tax payments, net of refunds, were $5,407,000 in fiscal 2000, $5,894,000 in fiscal 2001 and $6,616,000 in fiscal 2002. The income tax payments in fiscal 2002 were lower than the current provision due to the income tax benefit of stock option exercises of $9,772,000 during fiscal 2002.

THE NET CURRENT AND NON-CURRENT COMPONENTS OF DEFERRED INCOME TAXES RECOGNIZED IN THE BALANCE SHEET ARE AS FOLLOWS:

                                                                                   IN THOUSANDS
-----------------------------------------------------------------------------------------------
                                                             JAN. 28, 2001         FEB. 3, 2002
-----------------------------------------------------------------------------------------------
Net current assets                                            $     3,809          $     4,607
Net non-current liabilities                                          (579)              (3,930)
                                                             ----------------------------------
                                                              $     3,230          $       677
                                                             ----------------------------------

THE TAX EFFECTS OF THE SIGNIFICANT TEMPORARY DIFFERENCES WHICH COMPRISE THE DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS:

                                                                                   IN THOUSANDS
-----------------------------------------------------------------------------------------------
                                                             JAN. 28, 2001         FEB. 3, 2002
-----------------------------------------------------------------------------------------------
ASSETS
Compensation deferred (unpaid)                                $       826          $       676
Insurance                                                           1,022                1,859
Other long-term obligations                                           592                  659
Accrued restructuring expenses                                      1,570                1,183
Deferred revenue                                                      776                  791
Accounts receivable                                                   456                  449
Inventory                                                             397                  436
Charitable contributions carryforward                                 420                   --
State NOL carryforwards                                             1,117                2,524
Valuation allowance -- State NOL carryforwards                       (222)              (2,524)
Other                                                               1,004                  676
                                                             ----------------------------------
  Gross deferred tax assets                                         7,958                6,729
                                                             ----------------------------------
LIABILITIES
Property and equipment                                              4,279                5,589
Goodwill                                                               --                  198
Prepaid VEBA contribution                                             266                   --
Prepaid expenses                                                      183                  265
                                                             ----------------------------------
  Gross deferred tax liabilities                                    4,728                6,052
                                                             ----------------------------------
  Net asset                                                   $     3,230          $       677
                                                             ----------------------------------

At February 3, 2002, the Company has recorded a valuation allowance against the state NOL carryforwards of $2,524,000. If these carryforwards are realized in the future, $2,019,000 of the tax benefit would be recorded as an addition to common stock as this portion of the carryforwards were a result of the tax benefits of stock option exercises in fiscal 2002.

The Company has recorded a deferred tax asset reflecting the benefit of future deductible amounts. Realization of this asset is dependent on generating sufficient future taxable income and the ability to carryback losses to previous years in which there was taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset, for which a valuation allowance has not been established, will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

10. EARNINGS PER SHARE

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share reflects the potential dilution that would occur if stock options were exercised and the dilution from the issuance of restricted shares. The treasury stock method is used to calculate dilutive shares. This reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised, the proceeds of the tax benefits recognized by the Company in conjunction with nonqualified stock plans and from the amounts of unearned compensation associated with the restricted shares.

THE FOLLOWING TABLE SETS FORTH THE COMPUTATION OF BASIC AND DILUTED EARNINGS PER
SHARE:

                                                                         IN THOUSANDS, EXCEPT SHARE AMOUNTS
-----------------------------------------------------------------------------------------------------------
YEAR ENDED                                         JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
-----------------------------------------------------------------------------------------------------------
Numerator:
Net income                                          $     5,956           $    14,725          $    26,378
                                                   --------------------------------------------------------
Denominator:
Basic earnings per share -- weighted
  average shares                                     37,360,880            49,183,916           53,702,916
Effect of dilutive securities:
Stock options                                         1,918,880             4,471,576            4,734,371
Restricted stock                                             --                    --                5,698
                                                   --------------------------------------------------------
Diluted earnings per share -- adjusted
  weighted average shares                            39,279,760            53,655,492           58,442,985
                                                   --------------------------------------------------------

Stock options in the amount of 215,000 shares have been excluded from the diluted shares calculation for fiscal 2002 as the inclusion of these options would be antidilutive. There were no such antidilutive options in fiscal 2000 and fiscal 2001.

11. EMPLOYEE BENEFITS PLANS

The Company has a 401(k) savings plan, which provides that employees may contribute from 1% to 100% of their base salary to the plan on a tax deferred basis up to the Internal Revenue Service limitations. Until March 15, 2000, when it ceased matching contributions to the 401(k) savings plan, the Company matched one-half of the first 2% and one-fourth of the next 4% of salary contributed by each employee. The Company's matching contributions approximated $501,000 in fiscal 2000 and $64,000 in fiscal 2001.

Effective October 1, 2000, the Company established an unfunded Nonqualified Deferred Compensation Plan (the "401(k) Mirror Plan"). The 401(k) Mirror Plan is designed to enable the Company's executives to have the same opportunity to defer compensation as is available to other employees of the Company under the qualified 401(k) savings plan. Participants may defer from 1% to 15% of their base salary, on a tax deferred basis up to the Internal Revenue Service limitations, into the 401(k) Mirror Plan, may direct the investment of the amounts they have deferred and are always 100% vested with respect to the amounts they have deferred. The investments, however, are not a separate fund of assets and are shown in other assets on the consolidated balance sheet. The corresponding liability to participants is included in other long-term obligations. The balance in the asset and corresponding liability account was $24,000 and $359,000 at January 28, 2001 and February 3, 2002, respectively.

Effective February 1, 1999, the Company established the Krispy Kreme Profit-Sharing Stock Ownership Plan. Under the terms of this qualified plan, the Company contributes a percentage of each employee's compensation, subject to Internal Revenue Service limits, to each eligible employee's account under the plan. The expense associated with this plan was $2,647,000, $2,056,000 and $3,255,000 in fiscal 2000, fiscal 2001 and fiscal 2002, respectively, based on a contribution of 7% of eligible compensation. Under the terms of the plan, the contribution can be made in the form of cash or newly issued shares of common stock. If cash is contributed, the plan acquires Krispy Kreme stock on the open market. With the exception of the initial year of the plan, the contribution is made annually on April 15 or the closest business day to April 15. The contribution for fiscal 2000 was made in the form of newly issued shares based on the initial price of the Company's common stock in the IPO. The contributions for fiscal 2001 and fiscal 2002 were or will be made in cash. Employees become eligible for participation in the plan upon the completion of one year of service and vest ratably over five years. Credit for past service was granted to employees at the inception of the plan.

The Company established a nonqualified "mirror" plan, effective February 1, 1999. Contributions to this nonqualified plan will be made under the same terms and conditions as the qualified plan, with respect to compensation earned by participants in excess of the maximum amount of compensation that may be taken into account under the qualified plan. The Company recorded compensation expense of $103,000 in fiscal 2000, $19,000 in fiscal 2001 and $201,000 in fiscal 2002 for amounts credited to certain employees under the nonqualified plan.

Effective February 1, 2002, the Company established the Krispy Kreme Doughnuts, Inc. Employee Stock Purchase Plan ("ESPP") to provide eligible employees of the Company an opportunity to purchase Company common stock. Under the terms of the plan, participants may defer between 1% and 15% of their base compensation each payroll period. The amounts withheld are accumulated and, at the end of each quarter, are used to purchase shares of common stock of the Company. The purchase price will be the fair market value on either the first or last day of the quarter, whichever is lower. If the actual market price of the stock on the date purchased exceeds the price at which shares can be acquired under the terms of the ESPP, the Company will make a contribution to fund the shortfall, resulting in a charge to operations in the period paid. Shares may be purchased by the ESPP directly from the Company or in the open market. There were no shares issued under the ESPP in fiscal 2002. As of February 3, 2002, there were 2,000,000 shares reserved for issuance under the ESPP.

Effective May 1, 1994, the Company established the Retirement Income Plan for Key Employees of Krispy Kreme Doughnut Corporation (the Plan), an unfunded nonqualified noncontributory defined benefit pension plan. The benefits are based on years of service and average final compensation during the employees' career. The Plan at all times shall be entirely unfunded as such term is defined for purposes of the Employee Retirement Income Security Act (ERISA). The actuarial cost method used in determining the net periodic pension cost is the projected unit credit method. As of February 3, 2002, the Plan was frozen and no additional employees will be covered under the Plan.

THE FOLLOWING TABLES SUMMARIZE THE STATUS OF THE PLAN AND THE AMOUNTS RECOGNIZED IN THE BALANCE SHEET:

                                                               IN THOUSANDS, EXCEPT PERCENTAGES
-----------------------------------------------------------------------------------------------
YEAR ENDED                                                   JAN. 28, 2001         FEB. 3, 2002
-----------------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation at beginning of year             $       950          $     1,162
Service cost                                                          170                  181
Interest cost                                                          71                   87
Actuarial (gain) loss                                                   2                  211
Benefits paid                                                         (31)                  --
Change in plan provisions                                              --                   --
                                                              --------------------------------
Projected benefit obligation at end of year                   $     1,162          $     1,641
                                                              --------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                         --          $        --
Actual return on plan assets                                           --                   --
Employer contributions                                                 31                   --
Benefits paid                                                         (31)                  --
                                                              --------------------------------
Fair value of plan assets at end of year                      $        --          $        --
                                                              --------------------------------
NET AMOUNT RECOGNIZED
Funded status                                                 $    (1,162)         $    (1,641)
Unrecognized transition obligation (asset)                             --                   --
Unrecognized prior service cost                                        --                   --
Unrecognized net (loss) gain                                          (86)                 125
Contributions from measurement date to fiscal year end                 --                   --
                                                              --------------------------------
Net amount recognized                                         $    (1,248)         $    (1,516)
                                                              --------------------------------

ASSUMPTIONS
Weighted average assumed discount rate                               7.50%                7.00%
Weighted average expected long-term rate of return on plan
  assets                                                              N/A                  N/A
Assumed rate of annual compensation increases                        5.00%                5.00%
NET PERIODIC PENSION COST
Service cost                                                  $       170          $       181
Interest cost                                                          71                   87
Estimated return on plan assets                                        --                   --
Amortization of unrecognized transitional liability (asset)            --                   --
Amortization of prior service cost                                     --                   --
Recognized net actuarial (gain) or loss                                --                   --
                                                              --------------------------------
Total                                                         $       241          $       268
                                                              --------------------------------
RECONCILIATION OF NET PENSION ASSET (LIABILITY) FOR FISCAL
  YEAR
Prepaid (accrued) pension cost as of end of prior year        $    (1,038)         $    (1,248)
Contributions during the fiscal year                                   31                   --
Net periodic pension cost for the fiscal year                        (241)                (268)
                                                                ------------------------------
Accrued pension cost as of fiscal year end                    $    (1,248)         $    (1,516)
                                                                ------------------------------

12. INCENTIVE COMPENSATION

The Company has an incentive compensation plan for certain management and non-management level employees. Incentive compensation amounted to $3,146,000 in fiscal 2000, $5,500,000 in fiscal 2001 and $6,543,000 in fiscal 2002.

In addition, in fiscal 1998, the Company had a Long-Term Incentive Plan (the
Plan). Under the provisions of the Plan, a participant could elect to defer, for a period of not less than five years, up to 100% of the bonus earned under the provisions of the incentive compensation plan described above. The deferred amount was converted to performance units based on the appropriate value (book value) of the Company's common stock as defined in the Plan. Upon completion of the deferral period, each participant's account would be distributed in accordance with the participant's election. The performance units granted under the Plan were credited with dividends in a manner identical to the common stock of the Company. The amount payable to a participant at the time benefit payments are due was equal in amount to the number of performance units credited to a participant's account multiplied by the current book value of the Company's common stock as defined in the Plan. Effective with fiscal year-end 1997, the right to defer additional incentive compensation under the provisions of the plan was suspended.

In fiscal 1999, participants still employed by the Company were given the option to convert their performance units earned under the Plan to common shares of the Company's common stock, subject to certain restrictions. These shares had no voting rights prior to the initial public offering of the Company's common stock. The number of performance units converted was 4,717,800 at a conversion rate of $1.30 per performance unit for a total of approximately $6,112,000 in common stock issued in connection with the conversion. Due to the Federal and State income tax consequences of the conversion incurred by each participant, the Company made a loan to each participant equal to their tax liability. These loans were executed via a 10-year promissory note (collateralized by the shares of common stock) with a fixed interest rate of 6%. The amount of such loans outstanding at January 28, 2001 and February 3, 2002 was $2,349,000 and $1,845,000, respectively and has been recorded as a deduction from shareholders' equity.

During fiscal 2002, as part of a compensation arrangement with a former employee of Digital Java, Inc., a Company acquired in fiscal 2002 (see Note 22, Acquisitions), the Company issued 54,000 shares of common stock in exchange for a note receivable in the amount of $879,000. The loan was executed via a 5-year promissory note (collateralized by the shares of common stock) with a fixed interest rate of 6%. Under the terms of the note, as long as the employee remains employed and in good standing with the Company, the employee will receive a bonus in the amount of the annual payment due. The first note payment was made in January 2002. At February 3, 2002, the balance of this note is $735,000 and is recorded in the Consolidated Balance Sheet as a reduction of shareholders' equity.

13. SHAREHOLDERS' EQUITY

STOCK OPTION PLANS AND RESTRICTED STOCK AWARDS

STOCK OPTION PLANS. During fiscal 1999, the Company established the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the terms of the 1998 Plan, 7,652,000 shares of common stock of the Company were reserved for issuance to employees and Directors of the Company. During fiscal 2000, an additional 1,248,000 shares of common stock of the Company were reserved for issuance under the 1998 Plan. Grants may be in the form of either incentive stock options or nonqualified stock options. During fiscal 1999, 7,324,000 nonqualified options with a 10-year life were issued to employees and Directors at an exercise price of $1.30 per share, the fair market value of the common stock at the grant date. During fiscal 2000, no additional stock options were issued under the 1998 Plan. In fiscal 2001, 1,128,000 stock options were issued under the 1998 Plan at an exercise price ranging from $5.25 per shares to $13.69. Stock options were granted at prices at fair market value on the date of grant.

In July 2000, the shareholders approved the 2000 Stock Incentive Plan (the "2000 Plan") which was adopted by the Board of Directors on June 6, 2000. Awards under the 2000 Plan may be incentive stock options, nonqualified stock options, stock appreciation rights, performance units, restricted stock (or units) and share awards. The maximum number of shares of common stock with respect to which awards may be granted under the 2000 Plan is 4,000,000 shares plus 496,000 shares that were available for grant, but not granted, under the 1998 Plan. The 2000 Plan provides aggregate limits on grants of the various types of awards in the amount of 3,000,000 shares for incentive stock options and 1,200,000 shares, in the aggregate for stock appreciation rights, performance units, restricted stock and stock awards. During fiscal 2001, 732,800 stock options were issued under the 2000 Plan at an exercise price ranging from $14.77 to $20.63. During fiscal 2002, 2,169,600 stock options were issued under the 2000 Plan at an exercise price ranging from $15.13 to $42.11. Stock options were granted at prices at fair market value on the date of grant.

OPTIONS UNDER BOTH PLANS VEST AND EXPIRE ACCORDING TO TERMS ESTABLISHED AT THE GRANT DATE. THE FOLLOWING TABLE SUMMARIZES ALL STOCK OPTION TRANSACTIONS FROM JANUARY 31, 1999 TO FEBRUARY 3, 2002:

---------------------------------------------------------------------------------------------------------------------------------
                                       SHARES SUBJECT       WEIGHTED AVERAGE        SHARES SUBJECT TO        WEIGHTED AVERAGE
                                         TO OPTIONS     EXERCISE PRICE PER SHARE   EXERCISABLE OPTIONS   EXERCISE PRICE PER SHARE
---------------------------------------------------------------------------------------------------------------------------------
OUTSTANDING, JANUARY 31, 1999            7,324,000               $ 1.30                   364,000                 $1.30
 Granted                                        --                   --                        --                    --
 Exercised                                      --                   --                        --                    --
 Canceled                                   48,000                 1.30                        --                    --
                                       --------------------------------------------------------------------------------
OUTSTANDING, JANUARY 30, 2000            7,276,000               $ 1.30                   364,000                 $1.30
 Granted                                 1,863,600                 9.77                        --                    --
 Exercised                                  80,000                 1.30                        --                    --
 Canceled                                   42,800                 2.58                        --                    --
                                       --------------------------------------------------------------------------------
OUTSTANDING, JANUARY 28, 2001            9,016,800               $ 3.04                   936,000                 $2.57
 Granted                                 2,169,600                25.06                        --                    --
 Exercised                               1,182,800                 3.30                        --                    --
 Canceled                                  375,300                 4.97                        --                    --
                                       --------------------------------------------------------------------------------
OUTSTANDING, FEBRUARY 3, 2002            9,628,300               $ 7.90                 2,976,200                 $4.06
                                       --------------------------------------------------------------------------------

At February 3, 2002, there were approximately 2,011,700 shares of common stock available for issuance pursuant to future stock option grants.

ADDITIONAL INFORMATION REGARDING OPTIONS OUTSTANDING AS OF FEBRUARY 3, 2002 IS AS FOLLOWS:

                        -----------------------------------------------------------    -----------------------------
                                            OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------------
RANGE OF                             WEIGHTED AVERAGE REMAINING    WEIGHTED AVERAGE                 WEIGHTED AVERAGE
EXERCISE PRICES          SHARES       CONTRACTUAL LIFE (YEARS)      EXERCISE PRICE      SHARES       EXERCISE PRICE
--------------------------------------------------------------------------------------------------------------------
$ 1.30-$ 4.21           6,487,900               6.5                     $ 1.30         2,493,200         $ 1.30
$ 4.22-$ 8.42             208,000               8.2                     $ 5.25            16,000         $ 5.25
$12.63-$16.84           1,054,800               8.2                     $15.20           313,200         $15.15
$16.85-$21.06             462,000               8.7                     $18.15            68,200         $19.00
$25.27-$29.48           1,017,400               9.5                     $28.37             8,700         $28.58
$29.49-$33.69             302,700               7.2                     $31.75            76,900         $31.93
$33.70-$37.90              42,000               9.8                     $36.24                --             --
$37.91-$42.11              53,500               9.8                     $39.45                --             --

RESTRICTED STOCK AWARDS. In fiscal 2001 and 2002, respectively, the Company granted 11,052 and 1,187 restricted stock awards in the form of the Company's common stock under the 2000 Plan to certain employees to provide incentive compensation. The weighted average grant-date fair value of the shares issued was $21.25. These shares vest ratably over either a three or four year period from the date of grant.

PRO FORMA FAIR VALUE DISCLOSURES

HAD COMPENSATION EXPENSE FOR THE COMPANY'S STOCK OPTIONS BEEN BASED ON THE FAIR VALUE AT THE GRANT DATE UNDER THE METHODOLOGY PRESCRIBED BY SFAS NO. 123, THE COMPANY'S INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER SHARE FOR THE THREE YEARS ENDED FEBRUARY 3, 2002 WOULD HAVE BEEN IMPACTED AS FOLLOWS:

                                                                                 IN THOUSANDS, EXCEPT PER SHARE
---------------------------------------------------------------------------------------------------------------
                                                       JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
Reported net income                                     $     5,956           $    14,725          $    26,378
Pro forma net income                                          5,843                13,693               21,627
Reported earnings per share -- Basic                            .16                   .30                  .49
Pro forma earnings per share -- Basic                           .16                   .28                  .40
Reported earnings per share -- Diluted                          .15                   .27                  .45
Pro forma earnings per share -- Diluted                         .15                   .26                  .37

THE FAIR VALUE OF OPTIONS GRANTED, WHICH IS AMORTIZED TO EXPENSE OVER THE OPTION VESTING PERIOD IN DETERMINING THE PRO FORMA IMPACT, IS ESTIMATED AT THE DATE OF GRANT USING THE BLACK-SCHOLES OPTION-PRICING MODEL WITH THE FOLLOWING WEIGHTED AVERAGE ASSUMPTIONS:

---------------------------------------------------------------------------------------------------------------
                                                       JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
Expected life of option                                     7 years               7 years              7 years
Risk-free interest rate                                         4.8%                  6.1%                 5.0%
Expected volatility of stock                                     --                  49.7%                52.6%
Expected dividend yield                                         3.1%                   --                   --

THE WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING FISCAL 2000, 2001 AND 2002 IS AS FOLLOWS:

-------------------------------------------------------------------------------------------------------------
                                                     JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
-------------------------------------------------------------------------------------------------------------
Fair value of each option granted                    $          --          $     11.54          $     14.92
Total number of options granted                                 --            1,863,600            2,169,600
Total fair value of all options granted              $          --          $21,505,944          $32,370,432

SHAREHOLDER RIGHTS PLAN

Each share of the Company's common stock has one preferred share purchase right. Each share purchase right entitles the registered shareholder to purchase one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock at a price of $96.00 per one one-hundredth of a Series A preferred share. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons -- referred to as an acquiring person -- have acquired beneficial ownership of 15% or more of the Company's outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of the outstanding shares of common stock.

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

Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential dividend payment of $1 per share and will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event the Company liquidates, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

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

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                             JAN. 30, 2000         JAN. 28, 2001         FEB. 3, 2002
---------------------------------------------------------------------------------------------------------------
Revenues:
Company Store Operations                                $   164,230           $   213,677          $   266,209
Franchise Operations                                          5,529                 9,445               14,008
KKM&D                                                       142,215               201,406              269,396
Intercompany sales eliminations                             (91,731)             (123,813)            (155,259)
                                                        ------------------------------------------------------
        Total revenues                                  $   220,243           $   300,715          $   394,354
                                                        ------------------------------------------------------
Operating income:
Company Store Operations                                $    18,246           $    27,370          $    42,932
Franchise Operations                                          1,445                 5,730                9,040
KKM&D                                                         7,182                11,712               18,999
Unallocated general and administrative expenses             (16,035)              (21,305)             (29,084)
                                                        ------------------------------------------------------
        Total operating income                          $    10,838           $    23,507          $    41,887
                                                        ------------------------------------------------------
Depreciation and Amortization Expenses:
Company Store Operations                                $     3,059           $     4,838          $     5,859
Franchise Operations                                             72                    72                   72
KKM&D                                                           236                   303                  507
Corporate administration                                      1,179                 1,244                1,521
                                                        ------------------------------------------------------
        Total depreciation and amortization expenses    $     4,546           $     6,457          $     7,959
                                                        ------------------------------------------------------

15. RELATED PARTY TRANSACTIONS

In March 2000, upon approval by the Company's board of directors, a pooled investment fund was established, the Krispy Kreme Equity Group, LLC (KKEG), to invest in joint ventures with new area developers in certain markets. The Company's officers were eligible to invest in the fund. Members of the board of directors who were not officers of the Company were not eligible to invest in the fund. The Company did not provide any funds to its officers to invest in the fund nor did it provide guarantees for the investment. The fund invested exclusively in a fixed number of joint ventures with certain new area developers as approved by its manager, obtaining a 5% interest in them. If any member of the fund withdrew, the fund had a right of first refusal with respect to the withdrawing member's interest. The remaining members then had the right to purchase any interest the fund did not purchase. Finally, the Company was obligated to purchase any remaining interest. The Company did not own any units of the KKEG at January 28, 2001 or February 3, 2002. The fund had investments in five joint ventures as of January 28, 2001 and in six joint ventures as of February 3, 2002. On March 5, 2002, the members of the KKEG voted to dissolve the KKEG and agreed to sell their interests in the KKEG to the Company. The Company paid to each member of the KKEG an amount equal to his or her original investment, totaling an aggregate of $940,100. On March 6, 2002, the KKEG was dissolved.

In February, 2000, the Compensation Committee of the Company's Board of Directors approved investments by Scott Livengood, Chairman, President and CEO, in joint ventures with certain new area developers in exchange for his giving up his rights to develop the Northern California market. Krispy Kreme did not provide any funds to Mr. Livengood to invest in the joint ventures with area developers nor did it provide guarantees for the investments. Mr. Livengood had 3% investments in joint ventures with five area developers as of January 28, 2001 and six area developers as of February 3, 2002, respectively. On March 5, 2002, Mr. Livengood sold his ownership interests in the joint ventures to the Company at his original cost of $558,800. Mr. Livengood currently has the right to develop the Alamance, Durham, and Orange County areas of North Carolina.

In February, 2000, the Compensation Committee of the Company's Board of Directors approved an investment by John McAleer, Krispy Kreme Executive Vice President and Vice Chairman of the Board, in a joint venture with a new area developer. Krispy Kreme did not provide any funds to Mr. McAleer to invest in the joint venture with an area developer nor did it provide guarantees for the investment. Mr. McAleer had a 21.7% investment in a joint venture with KremeWorks, LLC as of

January 28, 2001 and February 3, 2002. On March 5, 2002, Mr. McAleer sold his ownership interest in KremeWorks, LLC to the Company at his original cost of $75,800.

Prior to purchasing the joint venture interests of the KKEG, Mr. Livengood and Mr. McAleer, the Company had an interest ranging from 3.3% to 59% in the same markets as those held by the KKEG, Mr. Livengood and Mr. McAleer. The joint ventures in which the Company and its officers have invested are more fully described in Note 19, Joint Ventures.

As of February 3, 2002, certain members of the board own 23 stores and are committed, under their respective franchise agreements, to open an additional 11 stores. Joint ventures in which the Company invests own 31 stores. These joint ventures are committed, under their respective franchise agreements, to open an additional 160 stores. Prior to March 5, 2002 (before the Company acquired the joint venture interests held by the KKEG, Mr. Livengood and Mr. McAleer), four officers of the Company were investors in groups that owned 36 stores and were committed to open 157 additional stores. Certain of these investments were in the same entities as those invested in by the KKEG.

Subsequent to March 5, 2002 (after the Company acquired the joint venture interests held by the KKEG, Mr. Livengood and Mr. McAleer), two officers of the Company were investors in groups that own seven stores and are committed to open seven additional stores. None of these investments are in the same entities as those invested in by the Company.

All franchisees are required to purchase mix and equipment from the Company. Total revenues includes $12,721,000 in fiscal 2000, $22,515,000 in fiscal 2001, and $44,870,000 in fiscal 2002 of sales to franchise doughnut stores owned, in whole or in part, by directors, employees of the Company, and Company joint venture investments. Total revenues also includes royalties from these stores of $904,000 in fiscal 2000, $1,689,000 in fiscal 2001, and $3,646,000 in fiscal
2002. Trade accounts receivable from these stores, shown as Accounts receivable, affiliates on the consolidated balance sheet, totaled $2,599,000 and $9,017,000 at January 28, 2001 and February 3, 2002, respectively.

16. COMMITMENTS AND CONTINGENCIES

In order to assist certain associate and franchise operators in obtaining third-party financing, the Company has entered into collateral repurchase agreements involving both Company stock and doughnut-making equipment. The Company's contingent liability related to these agreements is approximately $1,266,000 at January 28, 2001 and $70,000 at February 3, 2002. Additionally, primarily for the purpose of providing financing guarantees in a percentage equivalent to the Company's ownership percentage in various joint venture investments, the Company has guaranteed certain leases and loans from third-party financial institutions on behalf of associate and franchise operators. The Company's contingent liability related to these guarantees was approximately $2,593,000 at January 28, 2001 and $3,805,000 at February 3, 2002.

Because the Company enters into long-term contracts with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, the Company's ability to obtain adequate quantities of the same high quality ingredient at the same competitive price could be negatively impacted.

17. RESTRUCTURING

                                                                                                        IN THOUSANDS
--------------------------------------------------------------------------------------------------------------------
YEAR ENDED                                          LEASE LIABILITIES         ACCRUED EXPENSES         TOTAL ACCRUAL
--------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 30, 2000                            $     4,782              $       592             $     5,374
Reductions                                                  (1,130)                    (113)                 (1,243)
                                                      -------------------------------------------------------------
BALANCE AT JANUARY 28, 2001                            $     3,652              $       479             $     4,131
Reductions                                                    (954)                     (63)                 (1,017)
                                                      -------------------------------------------------------------
BALANCE AT FEBRUARY 3, 2002                            $     2,698              $       416             $     3,114
                                                      -------------------------------------------------------------

On January 13, 1999, the Board of Directors of the Company approved a restructuring plan for assets and operations included in the Company Store Operations segment determined either to be inconsistent with the Company's strategy or whose carrying value may not be fully recoverable. Of the total restructuring and impairment charge of $9.5 million, $7.8 million related to the closing of five double drive-through stores and the write-down of five other inactive double drive-=through stores and sites including provisions to write-down associated land, building and equipment costs to estimated net realizable value and to cover operating lease commitments associated with these stores. The Company has no plans to open any new double drive-through stores. An additional $700,000 related to future lease payments on double drive-through buildings subleased to franchisees. Also included in the total charge is a $1.0 million write-down of the cost of a facility owned by the Company that produces fried pies and honey buns. These products are not expected to be a core part of the Company's strategy going forward. Of the total charge, $5.6 million represents a charge for future cash outflows for lease payments on land and buildings while $3.6 million represents the write-down of the book value of land to its estimated realizable amount and the write-off of the net book value of related buildings and equipment. The remaining $250,000 represents the accrual of costs to remove double drive-through buildings from their leased locations.

During fiscal 2000, the Company reassessed certain provisions of its restructuring accrual. The Company determined that it was under-accrued for losses associated with operating lease commitments related to double drive-through buildings by $723,000 and over-accrued for certain other exit costs by $175,000. In addition, land included in Assets Held for Sale with a book value of $325,000 was sold for $830,000 resulting in a credit to restructuring expense. Together, these adjustments resulted in a net increase in restructuring expense of $43,000 for the year ended January 30, 2000. This amount has been included in Operating Expenses of the Company Store Operations segment. Reductions in Lease Liabilities in fiscal 2000 represent ongoing lease payments on remaining lease obligations. Reductions in Accrued Expenses in fiscal 2000 represent the cost of moving two double drive-through buildings. Accrued property taxes of $487,000, originally recorded as Lease Liabilities, have been transferred to Accrued Expenses.

Reductions in Lease Liabilities in fiscal 2001 and fiscal 2002 represent ongoing lease payments on remaining lease obligations. Reductions in Accrued Expenses in fiscal 2001 and fiscal 2002 represent the removal of one double drive-through building, as well as other miscellaneous expenses of three other double drive-though buildings. There was no additional restructuring expense for the years ended January 28, 2001 and February 3, 2002.

18. STORE CLOSINGS AND IMPAIRMENT

                                                                                       IN THOUSANDS
---------------------------------------------------------------------------------------------------
YEAR ENDED                                                   LEASE LIABILITIES AND ACCRUED EXPENSES
---------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 30, 2000                                                $     1,377
Additions                                                                          318
Reductions                                                                      (1,494)
                                                                           -----------
BALANCE AT JANUARY 28, 2001                                                $       201
Reductions                                                                         (49)
                                                                           -----------
BALANCE AT FEBRUARY 3, 2002                                                $       152
                                                                           -----------

In fiscal 1999, the Company recorded a charge of $2.3 million for store closings and impairment costs. The charge consisted of $417,000 related to the write-off of unamortized leasehold improvements for two stores that were closed in the first quarter of fiscal 2000 and the accrual of $283,000 in remaining lease costs on a potential store site that will not be used. The remaining $1.6 million relates to the write-down of building and equipment of a facility that will remain open but whose carrying value was determined not to be fully recoverable.

In the fourth quarter of fiscal 2000, the Company recorded a $1.1 million charge for the closing of two stores. These stores were torn down in the second quarter of fiscal 2001 and new buildings constructed on the same sites. The charge consisted of the write-off of the net book value of buildings and leasehold improvements for the two stores, as well as equipment that will be abandoned. This charge was recorded in Operating Expenses of the Company Store Operations segment.

In fiscal 2001, the Company recorded a $318,000 charge for the closing of a store damaged by fire. After a thorough evaluation of the property, the Company made the decision not to reopen the store. This charge has been recorded in Operating Expenses of the Company Store Operations segment.

Reductions in the accrual in fiscal 2001 and fiscal 2002 represent ongoing lease payments on remaining lease obligations. Reductions in the accrual in fiscal 2001 also represent the write-off of the net book value of leasehold improvements, the liabilities under rent termination agreements and other miscellaneous costs relating to the store damaged by fire, as well as the write-off of the net book value of buildings, leasehold improvements, and equipment for two stores which were torn down in the second quarter of fiscal 2001.

19. JOINT VENTURES

From time to time, the Company enters into joint venture agreements with partners to develop and operate Krispy Kreme stores. As explained in Note 15, Related Party Transactions, the KKEG, Scott Livengood, and John McAleer also invested in some of these joint ventures until these investments were sold to the Company in the amount of the original investment. Each party's investment is determined based on their proportionate share of equity obtained. The Company's ability to control the management committee of the joint venture is the primary determining factor as to whether or not the joint venture results are consolidated with the Company. See "Basis of Consolidation" under Note 2, Summary of Significant Accounting Policies.

CONSOLIDATED JOINT VENTURES

On March 22, 2000, the Company entered into a joint venture to develop the Northern California market ("Golden Gate Doughnuts, LLC"). The Company invested $2,060,000 for a 59% interest and holds 2 of 3 management committee seats. At February 3, 2002, the KKEG and Scott Livengood owned 5% and 3%, respectively, of Golden Gate Doughnuts, LLC. The financial statements of this joint venture are consolidated in the results of the Company and the 41% not owned by Krispy Kreme is included in minority interest. The Company has guaranteed the payments on several leases and 59% of the line of credit and the term loan for Golden Gate Doughnuts, LLC. The terms of the guarantees range from 5 to 20 years.

On March 6, 2001, the Company entered into a joint venture to develop the Philadelphia, Pennsylvania market (Freedom Rings, LLC). The Company invested $1,167,000 for a 70% interest and holds 3 of 4 management committee seats. The financial statements of this joint venture are consolidated in the results of the Company and the 30% not owned by Krispy Kreme is included in minority interest.

SUMMARIZED INFORMATION FOR THE COMPANY'S INVESTMENTS IN CONSOLIDATED JOINT VENTURES AS OF FEBRUARY 3, 2002, INCLUDING OUTSTANDING LOAN AND LEASE GUARANTEES, IS AS FOLLOWS:

-----------------------------------------------------------------------------------------------------------------------
                                                                                OWNERSHIP %
                                                   NUMBER OF        -----------------------------------
                                                  STORES AS OF             KRISPY
                                               FEBRUARY 3, 2002/           KREME                              LOAN/
                            GEOGRAPHICAL        TOTAL STORES TO            EQUITY     SCOTT      THIRD        LEASE
                               MARKET             BE DEVELOPED      KKDC   GROUP    LIVENGOOD   PARTIES   GUARANTEES(1)
-----------------------------------------------------------------------------------------------------------------------
Freedom Rings, LLC        Philadelphia, PA            2/17          70.0%   0.0%       0.0%      30.0%             --
                                               Manager Allocation     3      --         --          1
Golden Gate Doughnuts,
 LLC                     Northern California          9/24          59.0%   5.0%       3.0%      33.0%     $3,297,000
                                               Manager Allocation     2      --         --          1

-----------------------  -----------

                         FISCAL 2002
                          REVENUES
                         -----------
-----------------------  -----------
Freedom Rings, LLC       $ 1,906,000
Golden Gate Doughnuts,
 LLC                     $25,045,000

(1) These lease guarantees are included in the future minimum annual rental commitments disclosed in Note 8, Lease Commitments.

As explained in Note 15, on March 5, 2002, the Company acquired the KKEG and Scott Livengood's interest in Golden Gate Doughnuts, LLC. As a result, the Company's investment in Golden Gate Doughnuts, LLC has increased to $2,680,000, or 67%. Subsequent to March 5, 2002, the minority interest in the results of Golden Gate Doughnuts, LLC, which are eliminated from the consolidated financial statements, will be reduced to 33%.

EQUITY METHOD JOINT VENTURES

On January 31, 2000, the Company repurchased the New York City market from an area developer for approximately $6.9 million. The Company invested an additional $300,000 in property and equipment. Subsequently, on April 17, 2000, the Company sold 77.7% of the New York City market for $5.6 million to the KKEG ($360,000 cash, or 5%), Scott Livengood ($216,000 cash, or 3%) and third parties ($2,216,000 cash and a $2,800,000 note receivable, or 69.7%). The Company holds 2 of 6 management committee seats. The Company's remaining investment of $1,608,000, representing its 22.3% interest, is accounted for using the equity method. This investment, along with the Company's portion of the joint venture's net loss is recorded in investments in unconsolidated joint ventures in the consolidated balance sheets. The remaining balance on the note receivable of $1,868,000 is included in other assets and other receivables in the consolidated balance sheets.

As of February 3, 2002, the Company has invested in five additional joint ventures as a minority interest party. Investments in these joint ventures have been made in the form of capital contributions as well as notes receivable. Terms of the notes receivable include interest rates from 5.5% to 12.0% per annum, payable semiannually with due dates from April 30, 2010 to the dissolution of the joint venture. These investments and notes receivable are recorded in investments in unconsolidated joint ventures in the consolidated balance sheets.

INFORMATION RELATED TO THE MARKETS, OWNERSHIP INTERESTS AND MANAGER ALLOCATIONS FOR JOINT VENTURES, WHICH ARE ACCOUNTED FOR BY THE EQUITY METHOD, IS SUMMARIZED AS FOLLOWS:

---------------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF
                                                          STORES AS OF                     OWNERSHIP %
                                                       FEBRUARY 3, 2002/    -----------------------------------------
                                    GEOGRAPHICAL        TOTAL STORES TO            KRISPY KREME     SCOTT      THIRD
                                       MARKET             BE DEVELOPED      KKDC   EQUITY GROUP   LIVENGOOD   PARTIES
---------------------------------------------------------------------------------------------------------------------
KKNY, LLC                          New York City,             6/24          22.3%      5.0%          3.0%      69.7%
                                Northern New Jersey    Manager Allocation      2        --            --          4
New England Dough, LLC             Massachusetts,             0/16          49.0%      5.0%          3.0%      43.0%
                                    Connecticut,       Manager Allocation      2        --            --          2
                                    Rhode Island
KremeKo, Inc.                  Ontario, Quebec, Nova          2/34          34.0%      0.0%          0.0%      66.0%
                               Scotia, New Brunswick,  Manager Allocation      2        --            --          3
                               Prince Edward Island,
                                    Newfoundland
Glazed Investments, LLC              Minnesota                6/27          22.3%      5.0%          3.0%      69.7%
                               (Minneapolis-St. Paul)  Manager Allocation      2        --            --          4
                                 Colorado (Denver,
                                 Colorado Springs,
                                  Boulder, Pueblo)
                               Wisconsin (Milwaukee,
                                      Madison,
                                 Appleton-Oshkosh,
                                      Racine)
A-OK, LLC                             Oklahoma                3/10          22.3%      5.0%          3.0%      69.7%
                               (Oklahoma City, Tulsa,  Manager Allocation      2        --            --          4
                                    Little Rock,
                                 Fayetteville, Ft.
                                      Springs)
Amazing Glazed, LLC                 Pennsylvania              1/8           22.3%      5.0%          3.0%      69.7%
                                    (Pittsburgh)       Manager Allocation      2        --            --          4

The amount shown as "Total Stores to be Developed" represents the number of stores in the initial development agreement with the joint venture. This number, which excludes commissary locations, will be re-evaluated as the market is developed and the number of stores to be opened may change.

INFORMATION RELATED TO THE COMPANY'S INVESTMENT IN AND GUARANTEES OF LOANS AND LEASES, AS WELL AS SUMMARIZED FINANCIAL INFORMATION AS OF FEBRUARY 3, 2002, FOR EACH JOINT VENTURE ACCOUNTED FOR BY THE EQUITY METHOD IS AS FOLLOWS:

                                                                       ----------------------------------------------------
                                                                            SUMMARY FINANCIAL INFORMATION -- UNAUDITED
---------------------------------------------------------------------------------------------------------------------------
                            LOAN         TOTAL JV    INVESTMENT AND     CURRENT     NONCURRENT      CURRENT     NONCURRENT
                       GUARANTEES (1)    DEBT (2)    NOTES IN JV (3)     ASSETS       ASSETS      LIABILITIES   LIABILITIES
---------------------------------------------------------------------------------------------------------------------------
KKNY, LLC                $       --     $       --     $1,188,000      $3,448,000   $ 9,559,000   $ 4,839,000   $        --
New England Dough,
 LLC                             --             --        101,000         122,000         2,000        16,000            --
KremeKo, Inc.               585,000      1,721,000        462,000       2,962,000     3,031,000     2,318,000     1,730,000
Glazed Investments,
 LLC                        904,000      4,055,000      1,349,000       1,424,000    12,272,000     3,864,000     8,322,000
A-OK, LLC                   513,000      2,300,000        194,000         397,000     5,040,000       466,000     4,506,000
Amazing Glazed, LLC              --             --         95,000         793,000     1,595,000       255,000     1,972,000
                       ----------------------------------------------------------------------------------------------------
Total                    $2,002,000     $8,076,000     $3,389,000      $9,146,000   $31,499,000   $11,758,000   $16,530,000
                       ----------------------------------------------------------------------------------------------------

                       ---------------------------------------
                       SUMMARY FINANCIAL INFORMATION -- UNAUDITED
---------------------  ---------------------------------------
                           NET          GROSS      NET INCOME/
                          SALES        PROFIT        (LOSS)
--------------------------------------------------------------
KKNY, LLC              $14,553,000   $ 6,251,000   $  (837,000)
New England Dough,
 LLC                            --            --      (293,000)
KremeKo, Inc.              528,000       184,000    (1,638,000)
Glazed Investments,
 LLC                     9,528,000     4,530,000       544,000
A-OK, LLC                4,699,000     1,975,000       997,000
Amazing Glazed, LLC      2,177,000       900,000        29,000
                       ---------------------------------------
Total                  $31,485,000   $13,840,000   $(1,198,000)
                       ---------------------------------------

(1) Represents the Company's guarantee of debt incurred by the joint venture. The Company has guaranteed the portion of the debt equal to its ownership percentage in the joint venture.

(2) Represents total debt incurred by the joint venture. The debt is used for the purchase of buildings, equipment, and other store assets. This debt is also collateralized by the assets acquired by the joint ventures.

(3) Represents the Company's initial contribution plus the Company's portion of the joint venture income or loss to date.

As explained in Note 15, on March 5, 2002, the Company acquired the KKEG and Scott Livengood's interests in these joint ventures. As a result of these transactions, the Company's ownership interest will increase for these joint ventures.

COST METHOD JOINT VENTURES

On January 13, 2000, the Company entered into a joint venture to develop an area in the northwestern portion of the United States, KremeWorks, LLC. The Company invested $11,000 for a 3.3% interest. John McAleer, an officer of Krispy Kreme, invested $76,000 for a 21.7% interest and has one of four seats on the management committee. Third parties invested $263,000 for a 75% interest and have three of four seats on the management committee. As of February 3, 2002, Kremeworks, LLC had two stores open with a remaining commitment to open 29 additional stores. The Company's investment is accounted for using the cost method. This investment is included in unconsolidated joint ventures in the Consolidated Balance Sheet.

INFORMATION RELATED TO THE COMPANY'S INVESTMENT IN KREMEWORKS, LLC, AS WELL AS SUMMARIZED FINANCIAL INFORMATION OF THE JOINT VENTURE AS OF FEBRUARY 3, 2002, IS AS FOLLOWS:

-------------------------------------------------------------------------------------------------------------------------------
                                                            SUMMARY FINANCIAL INFORMATION -- UNAUDITED
                                    -------------------------------------------------------------------------------------------
                       INVESTMENT    CURRENT     NONCURRENT     CURRENT     NONCURRENT       NET         GROSS      NET INCOME/
                         IN JV        ASSETS       ASSETS     LIABILITIES   LIABILITIES     SALES        PROFIT       (LOSS)
-------------------------------------------------------------------------------------------------------------------------------
KremeWorks, LLC......   $11,000     $1,751,000   $7,143,000   $1,026,000     $128,000     $2,862,000   $1,490,000    $(298,000)

As explained in Note 15, Related Party Transactions, on March 5, 2002, John McAleer sold his interest in KremeWorks, LLC to the Company. As a result, Krispy Kreme's investment in KremeWorks, LLC has increased to $87,000, or 25%. Krispy Kreme now has 1 of 4 seats on the management committee. Subsequent to March 5, 2002, the Company's investment in KremeWorks, LLC will be accounted for by the equity method.

AS A RESULT OF THE TRANSACTIONS ON MARCH 5, 2002 IN WHICH THE COMPANY ACQUIRED THE KKEG'S, MR. LIVENGOOD'S AND MR. MCALEER'S INVESTMENTS IN THE JOINT VENTURES DESCRIBED ABOVE, THE OWNERSHIP PERCENTAGES OF THE COMPANY AND OTHER INVESTORS (WHICH DO NOT INCLUDE THE KKEG, MR. LIVENGOOD OR MR. MCALEER) IN EACH JOINT VENTURE ARE AS FOLLOWS:

-------------------------------------------------------------------------------------------------------------
                                                                            OWNERSHIP INTERESTS
                                                              -----------------------------------------------
                                                              PRIOR TO MARCH 5, 2002     POST MARCH 5, 2002
                                                              ----------------------   ----------------------
                                                              KKDC   OTHER INVESTORS   KKDC   OTHER INVESTORS
                                                              ----   ---------------   ----   ---------------
-------------------------------------------------------------------------------------------------------------
Freedom Rings, LLC..........................................  70.0%       30.0%        70.0%       30.0%
Golden Gate Doughnuts, LLC..................................  59.0%       41.0%        67.0%       33.0%
New England Dough, LLC......................................  49.0%       51.0%        57.0%       43.0%
KremeKo, Inc. ..............................................  34.0%       66.0%        34.0%       66.0%
KKNY, LLC...................................................  22.3%       77.7%        30.3%       69.7%
Glazed Investments, LLC.....................................  22.3%       77.7%        30.3%       69.7%
A-OK, LLC...................................................  22.3%       77.7%        30.3%       69.7%
Amazing Glazed, LLC.........................................  22.3%       77.7%        30.3%       69.7%
KremeWorks, LLC.............................................   3.3%       96.7%        25.0%       75.0%

20. LEGAL CONTINGENCIES

On March 9, 2000, a lawsuit was filed against the Company, Mr. Livengood and Golden Gate Doughnuts, LLC, a franchisee of the Company, in Superior Court in the state of California. The plaintiffs allege, among other things, breach of contract and seek compensation for injury as well as punitive damages. On September 22, 2000, after the case was transferred to the Sacramento Superior Court, that court granted our motion to compel arbitration of the action and stayed the action pending the outcome of arbitration. On November 3, 2000, the plaintiffs petitioned for a writ of mandate overruling the Superior Court. On December 21, 2000, the Court of Appeals summarily denied the writ petition. Plaintiffs failed to petition the California Supreme Court for review of the lower court's decision within the time permitted by law. The lawsuit against Mr. Livengood was dismissed by the California court for lack of personal jurisdiction. Plaintiffs have not appealed this judgment, and their time for doing so has expired. On October 1, 2001, plaintiffs filed a demand for arbitration with the American Arbitration Association against Krispy Kreme Doughnut Corporation, Golden Gate Doughnuts, LLC, Mr. Livengood and Mr. Bruckman. On November 5, 2001, the Company filed a response to the arbitration demand generally denying all claims and raising numerous affirmative, dispositive defenses. An arbitration panel has been selected and the arbitration process is still in its initial stages. The Company continues to believe that the allegations are without merit and that the outcome of the arbitration will not have a material adverse effect on its consolidated financial statements. Accordingly, no accrual for loss (if any) has been provided in the accompanying consolidated financial statements.

The Company is engaged in various legal proceedings incidental to its normal business activities. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company's consolidated financial statements.

21. SYNTHETIC LEASE

On April 26, 2001, the Company entered into a synthetic lease agreement in which the lessor, a bank, had agreed to fund up to $35,000,000 for construction of the Company's new mix and distribution facility in Effingham, Illinois (the "Facility"). Under the terms of the synthetic lease, the bank was to pay all costs associated with the construction of the building and the equipment to be used in the manufacturing and distribution processes. Lease payments were to begin upon completion of the Facility (the "Completion Date"). Construction of the Facility began in May 2001 and is expected to be completed in the first half of fiscal 2003. The initial term of the lease was five years following the Completion Date. The lease required the Company to maintain compliance with certain covenants, including maintenance of certain financial ratios. The Company was in compliance with all covenants at February 3, 2002.

On March 21, 2002, the Company terminated the synthetic lease and purchased the Facility from the bank. To finance the purchase, the Company entered into a credit agreement ("Credit Agreement") with the bank. The Credit Agreement provides for funding of up to $35,000,000 for the initial purchase and completion of the Facility. The initial borrowing under the Credit Agreement was $31,710,000.

Amounts advanced under the Credit Agreement bear interest at Adjusted LIBOR, as defined within the Credit Agreement, plus an Applicable Margin, as defined within the Credit Agreement. The Applicable Margin ranges from .75% to 1.75% and is determined based upon the Company's performance under certain financial covenants contained in the Credit Agreement. The interest rate applicable on March 21, 2002 was 2.92%. Interest is payable monthly through the Completion Date, at which time outstanding advances will convert to a term loan (the "Loan"). Monthly payments of principal, equal to 1/240th of the principal amount of the Loan, and interest will commence and continue through September 21, 2007, at which time a final payment of all outstanding principal and accrued interest will be due. The Credit Agreement also permits the Company to prepay the Loan in whole at any time, or from time to time in part in amounts aggregating at least $500,000 or any larger multiple of $100,000 without penalty.

The Credit Agreement contains provisions that, among other requirements, restrict the payment of dividends and require the Company to maintain compliance with certain covenants, including the maintenance of certain financial ratios.

On March 27, 2002, the Company entered into an interest rate swap agreement to convert the variable payments due under the Credit Agreement to fixed amounts. The swap has a notional amount of $33,000,000 and is effective May 1, 2002. Under the terms of the swap, the Company will make fixed rate payments to the counterparty, a bank, of 5.09% and in return receive payments at LIBOR. Monthly payments begin June 1, 2002 and continue until the swap terminates May 1, 2007. The Company will be exposed to credit loss in the event of nonperformance by the counterparty to the swap agreement. However, the Company does not anticipate nonperformance.

22. ACQUISITIONS

On February 2, 2001, the Company acquired the assets of Digital Java, Inc., a Chicago-based coffee company for a purchase price of $389,500 cash plus an earn-out not to exceed $775,000. Digital Java, Inc. is a sourcer and micro-roaster of premium quality coffees and offers a broad line of coffee-based and non-coffee beverages.

The Company acquires market rights from either Associate or Area Developer franchisees if they are willing to sell to the Company and if there are sound business reasons for the Company to make the acquisition. These reasons may include a franchise market being contiguous to a Company store market where an acquisition would provide operational synergies; upside opportunity in the market because the franchisee has not fully developed on-premises or off-premises sales; or if the Company believes an acquisition of the market would improve the brand image in the market.

During the second quarter of fiscal 2002, the Company acquired the Savannah, GA and Charleston, SC markets by purchasing the rights to these markets from the Associate Franchisee operators.

Each of these acquisitions was a purchase of assets and was accounted for using the guidance in APB Opinion No. 16, "Business Combinations" or SFAS No. 141, "Business Combinations" depending on the date of the acquisition. The total purchase price paid for these acquisitions was $9,042,000 consisting of cash of $4,859,000 and stock of $4,183,000. The purchase price was allocated to accounts receivable, $589,000, inventory, $82,000, property and equipment, $2,573,000, and reacquired franchise agreements, $5,798,000.

During the third quarter of fiscal 2002, the Company acquired the Baltimore, MD market by purchasing the stores and the rights to this market from the Area Developer Franchisee. The total consideration paid was cash of $15,712,000. The purchase price was allocated to accounts receivable, $43,000, inventory, $69,000, property and equipment, $4,991,000, and reacquired franchise agreements, $10,609,000.

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", the goodwill and reacquired franchise agreements associated with acquisitions completed on or before June 30, 2001 were amortized for the remainder of fiscal 2002 based on a 15 year life. Thereafter, the net remaining goodwill and reacquired franchise agreements will be tested for impairment, generally on an annual basis. Reacquired franchise agreements associated with acquisitions completed after June 30, 2001 were not amortized and will also be tested for impairment, generally on an annual basis. None of these acquisitions has a material impact on Company Store revenues or Company Store operating income.

KRISPY KREME DOUGHNUTS, INC.
REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF KRISPY KREME DOUGHNUTS, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Krispy Kreme Doughnuts, Inc. and its subsidiaries (the Company) at January 28, 2001 and February 3, 2002, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Greensboro, North Carolina
March 8, 2002, except Note 21 for
which the date is March 27, 2002