Form 10-K, Exhibit 13
period 2003-02-02
KRISPY KREME DOUGHNUTS INC
filed 2003-05-02
CIK 1100270

SELECTED FINANCIAL DATA

The following table shows selected financial data for Krispy Kreme. The selected historical statement of operations data for each of the years ended, and the selected historical balance sheet data as of January 31, 1999, January 30, 2000, January 28, 2001, February 3, 2002 and February 2, 2003 have been derived from our audited consolidated financial statements. Please note that our fiscal year ended February 3, 2002 contained 53 weeks.

Systemwide sales include the sales by both our company and franchised stores and exclude the sales by our KKM&D business segment and the royalties and fees received from our franchised stores. Our consolidated financial statements appearing elsewhere in this annual report exclude franchised store sales and include royalties and fees received from our franchisees. The consolidated financial statements also include the results of Freedom Rings, LLC, the area developer in Philadelphia, and Golden Gate Doughnuts, LLC, the area developer in Northern California, in which Krispy Kreme has a majority ownership interest, as well as the results of Glazed Investments, LLC, the area developer in Colorado, Minnesota and Wisconsin, for periods subsequent to August 22, 2002, the date the Company acquired a controlling interest in this area developer.

You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere herein. All references to per share amounts and any other reference to shares in "Selected Financial Data," unless otherwise noted, have been adjusted to reflect a two-for-one stock split paid on March 19, 2001 to shareholders of record as of March 5, 2001 and a two-for-one stock split paid on June 14, 2001 to shareholders of record as of May 29, 2001. Unless otherwise specified, references in this annual report to "Krispy Kreme," the "Company," "we," "us" or "our" refer to Krispy Kreme Doughnuts, Inc. and its subsidiaries.

                                                                 IN THOUSANDS, EXCEPT PER SHARE DATA AND STORE NUMBERS
----------------------------------------------------------------------------------------------------------------------
YEAR ENDED                                 JAN. 31, 1999   JAN. 30, 2000   JAN. 28, 2001   FEB. 3, 2002   FEB. 2, 2003
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                              $   180,880     $   220,243     $   300,715    $   394,354    $   491,549
Operating expenses                              159,941         190,003         250,690        316,946        381,489
General and administrative expenses              10,897          14,856          20,061         27,562         28,897
Depreciation and amortization expenses            4,278           4,546           6,457          7,959         12,271
Arbitration award                                    --              --              --             --          9,075
Provision for restructuring                       9,466              --              --             --             --
                                            -------------------------------------------------------------------------
Income (loss) from operations                    (3,702)         10,838          23,507         41,887         59,817
Interest expense (income), net, and
  other                                           1,577           1,232          (1,698)        (2,408)           749
Equity loss in joint ventures                        --              --             706            602          2,008
Minority interest                                    --              --             716          1,147          2,287
                                            -------------------------------------------------------------------------
Income (loss) before income taxes                (5,279)          9,606          23,783         42,546         54,773
Provision (benefit) for income taxes             (2,112)          3,650           9,058         16,168         21,295
                                            -------------------------------------------------------------------------
Net income (loss)                           $    (3,167)    $     5,956     $    14,725    $    26,378    $    33,478
                                            =========================================================================
Net income (loss) per share:
 Basic                                      $      (.09)    $       .16     $       .30    $       .49    $       .61
 Diluted                                           (.09)            .15             .27            .45            .56
Shares used in calculation of net
  income (loss) per share:
 Basic                                           32,996          37,360          49,184         53,703         55,093
 Diluted                                         32,996          39,280          53,656         58,443         59,492
Cash dividends declared per common
  share                                     $       .04     $        --     $        --    $        --    $        --
OPERATING DATA (UNAUDITED):
Systemwide sales                            $   240,316     $   318,854     $   448,129    $   621,665    $   778,573
Number of stores at end of period:
 Company                                             61              58              63             75             99
 Franchised                                          70              86             111            143            177
                                            -------------------------------------------------------------------------
 Systemwide                                         131             144             174            218            276
                                            =========================================================================
Average weekly sales per store:
 Company                                    $        47     $        54     $        69    $        72    $        76
 Franchised                                          28              38              43             53             58
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital                             $     8,387     $    11,452     $    29,443    $    49,236    $    81,441
Total assets                                     93,312         104,958         171,493        255,376        410,487
Long-term debt, including current
  maturities                                     21,020          22,902              --          4,643         60,489
Total shareholders' equity                       42,247          47,755         125,679        187,667        273,352

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes. This annual report contains statements about future events and expectations, including anticipated store and market openings, planned capital expenditures and trends in or expectations regarding the Company's operations and financing abilities, that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the Company's ability to continue and manage growth; delays in store openings; the quality of franchise store operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; changes in customer preferences and perceptions; risks associated with competition; risks associated with fluctuations in operating and quarterly results; compliance with government regulations; and other factors discussed in Krispy Kreme's periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "strive," or similar words, or the negative of these words, identify forward-looking statements. The Company qualifies any forward-looking statements entirely by these cautionary factors.

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

CRITICAL ACCOUNTING POLICIES

The Company's analysis and discussion of its financial condition and results of operations are based upon its consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. The Company chooses accounting policies within US GAAP that management believes are appropriate to accurately and fairly report the Company's operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions and has discussed the development and selection of critical accounting policies with its audit committee of the board of directors. The Company believes the following accounting policies are critical to understanding the results of operations and affect the more significant judgments and estimates used in the preparation of the consolidated financial statements:

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

ALLOWANCE FOR DOUBTFUL ACCOUNTS. Accounts receivable arise primarily from royalties earned on sales of our franchisees, sales by KKM&D of equipment, mix and other supplies necessary to operate a Krispy Kreme store to our franchisees, as well as from off-premises sales by Company-owned stores to convenience and grocery stores and other customers. Payment terms generally range from 30 to 54 days. The Company has experienced minimal uncollectible accounts receivable from franchisees. The majority of the allowance for doubtful accounts relates to receivables from convenience and grocery stores and other customers for off-premises sales in our Company stores. Although collection efforts continue, the Company establishes an allowance for these accounts generally when they become past due and are deemed uncollectible.

INTANGIBLE ASSETS. Effective fiscal 2003, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." The Statement addresses the accounting and reporting of goodwill and other intangible assets subsequent to their acquisition. The Statement requires intangible assets with definite lives to be amortized over their estimated useful lives, while those with indefinite lives and goodwill are no longer subject to amortization, but must be tested annually for impairment, or more frequently if events and circumstances indicate potential impairment. The Company evaluated its intangible assets and determined that all such assets have indefinite lives and, therefore, are not subject to amortization. The Statement required an initial impairment assessment be performed upon adoption, involving comparing the fair value of goodwill and other intangible assets to related carrying values for the reporting unit. The Company performed this test upon adoption of SFAS

No. 142 and found no instances of impairment. During the fourth quarter of fiscal 2003, the Company performed the annual impairment test and determined that its intangible assets and goodwill were not impaired.

The annual test for impairment involves determining the fair value of the reporting unit to which the intangible asset or goodwill is assigned and comparing that fair value to the reporting unit's carrying value, including the intangible asset or goodwill. To determine fair value, the Company uses a combination of the fair value of the cash flows that the reporting unit can be expected to generate in the future (the Income Approach), the fair value of the business in comparison to similar publicly traded businesses (the Market Comparable Method) and the fair value of the net assets of the business based on exchange prices in actual transactions (the Market Transaction Method). These valuation methods require management to make projections of revenues, operating expenses, working capital investment, capital spending and cash flows for the respective reporting unit over a multi-year period, as well as the weighted average cost of capital to be used as a discount rate. The Company must also identify publicly traded companies in similar lines of business. Significant management judgment is involved in preparing these estimates. Changes in projections or estimates could significantly change the estimated fair value of reporting units and impact the recorded balances for intangible assets and goodwill. In addition, if management uses different assumptions or estimates in the future or if different conditions occur in future periods, future operating results and the balances of intangible assets and goodwill in the future could be materially impacted.

ASSET IMPAIRMENT. When a store is identified as underperforming or when a decision is made to close a store, the Company makes an assessment of the potential impairment of the related assets. The assessment is based upon a comparison of the carrying amount of the assets, primarily property and equipment, to the estimated undiscounted cash flows expected to be generated from those assets. To estimate cash flows, management projects the net cash flows anticipated from continuing operation of the store until its closing as well as cash flows anticipated from disposal of the related assets, if any. If the carrying amount of the assets exceeds the sum of the undiscounted cash flows, the Company records an impairment charge measured as the excess of the carrying value over the fair value of the assets. The resulting net book value of the assets, less estimated net realizable value at disposition, is depreciated over the remaining term that the store will continue in operation. Disposition efforts on assets held for sale begin immediately following the store closing.

Determining undiscounted cash flows and fair value of store assets involves estimating future cash flows, revenues, operating expenses and sales values. The projections of these amounts represent management's best estimates as of the time of the review. If different cash flows had been estimated, property and equipment balances could be impacted. Further, if management uses different assumptions or estimates in the future or if different conditions occur in future periods, future operating results could be impacted.

INSURANCE. The Company is generally self-insured for most employee health care claims, workers' compensation, automobile liability and product and general liability losses. Insurance liabilities are accrued based upon historical and industry trends and are adjusted when necessary due to changing circumstances. Outside actuaries are used to assist in estimating insurance obligations. Because there are many estimates and assumptions involved in recording these liabilities, differences between actual future events and prior estimates and assumptions could impact future operating results and result in adjustments to these liabilities.

For further information concerning accounting policies, refer to Note
2 -- Nature of Business and Significant Accounting Policies in the notes to our consolidated financial statements.

COMPANY OVERVIEW AND INDUSTRY OUTLOOK

We expect doughnut sales to grow due to a variety of factors, including the growth in two-income households and corresponding shift to foods consumed away from home, increased snack food consumption and further growth of doughnut purchases from in-store bakeries. We view the fragmented competition in the doughnut industry as an opportunity for our continued growth. We also believe that the premium quality of our products and the strength of our brand has enhanced, and will continue to help enhance the growth and expansion of the overall doughnut market.

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

In addition to our retail stores, we are vertically integrated. Our Krispy Kreme Manufacturing and Distribution business unit, KKM&D, produces doughnut mixes and manufactures our doughnut-making equipment, which all of our stores are required to purchase. Additionally, this business unit currently operates distribution centers that provide Krispy Kreme stores with essentially all supplies for the critical areas of their business. In fiscal 2003, we opened our second mix manufacturing and distribution facility in Effingham, Illinois. The new mix facility triples our mix manufacturing capacity and also adds our third distribution facility. This business unit is volume-driven, and its economics are enhanced by the opening of new stores and the penetration of on-premises and off-premises sales channels by existing stores.

In fiscal 2002, through the acquisition of the assets of Digital Java, Inc., we began to expand our vertical integration to sourcing and roasting our own coffee beans. Digital Java, Inc., a Chicago-based coffee company, was a sourcer and micro-roaster of premium quality coffee and offered a broad line of coffee-based and non-coffee based beverages. Subsequent to the acquisition, we relocated the acquired assets and operations to a newly constructed coffee roasting facility at our Ivy Avenue plant in Winston-Salem. This operation is supporting the rollout of our new beverage program which includes drip coffee, espresso and frozen beverages. During fiscal 2003, we completed the rollout of the first component of this program, converting our stores to the new drip coffee offering, replacing the previous product sold which was purchased from an unrelated third party. As of February 2, 2003, the operation was supporting the new, full beverage program in approximately 70 Krispy Kreme locations, most of which are new stores that opened with the full program. We anticipate introducing the remaining components of the new beverage program, primarily espresso and frozen beverages, in all remaining stores over the next twelve to eighteen months.

We believe our vertical integration allows us to maintain the consistency and quality of our products throughout our system. In addition, through vertical integration, we believe we can utilize volume buying power, which helps lower the cost of supplies to each of our stores, and enhance our profitability.

In our recent store development efforts, we have focused on opening both Company and franchised stores in major metropolitan markets, generally markets with greater than 100,000 households. In fiscal 2003, we announced an initiative to enhance our expansion through the opening of factory stores in small markets, with small markets being defined as those markets having less than 100,000 households. Through value engineering, we believe we have reduced the level of investment in property and equipment required to open a Krispy Kreme store, making the opportunity to enter small markets economically viable. We also expect that stores in these small markets will participate in fund-raising programs and develop off-premises business, further enhancing the opportunity in these markets, although we believe that their retail sales alone will generate attractive financial returns. We expect the stores opened in these markets will primarily be franchised stores and will be opened by our existing franchisees.

During fiscal 2002, we introduced a new concept store, the "doughnut and coffee shop." This store uses the new Hot Doughnut Machine technology, which completes the final steps of the production process and requires less space than the full production equipment in our traditional factory store. This technology combines time, temperature and humidity elements to re-heat unglazed doughnuts, provided by a traditional factory store, and prepare them for the glazing process. Once glazed, customers can have the same hot doughnut experience in a doughnut and coffee shop as in a factory store. Additionally, the doughnut and coffee shop offers our new full line of coffee and other beverages. During fiscal 2002, we began our initial tests of the concept in three different markets and venues in North Carolina and continue to develop and enhance the technology. As of February 2, 2003, five doughnut and coffee shops were open, four of which are owned by the Company. We plan to continue our tests of this concept.

In addition to the doughnut and coffee shop concept, we plan to experiment with a new generation satellite concept. In this concept, we will sell fresh doughnuts, beverages and Krispy Kreme collectibles, however the doughnuts will not be produced on site but rather will be supplied by a nearby factory store, multiple times each day.

As stated above, we intend to expand our concept primarily through opening new franchise stores in territories across the continental United States and Canada, as well as select other international markets as discussed below. We also have entered and intend to enter into joint ventures with some of our franchisees. As of February 2, 2003, there were 276 Krispy Kreme stores nationwide consisting of 99 Company-owned stores (including 29 which are consolidated joint venture stores), 120 Area Developer franchise stores (including 30 in which we have a joint venture interest) and 57 Associate franchise stores. For fiscal 2004, we anticipate opening approximately 77 new stores under existing agreements, most of which are expected to be franchise stores. We also anticipate opening a combination of at least ten doughnut and coffee shops and/or satellite stores. The store format will be determined by the site opportunities, primarily the space available.

In contemplation of our future international expansion, we are beginning to develop our global strategy as well as the capabilities and infrastructure necessary to support our expansion outside the United States. We currently have five stores in Canada, one of which is a commissary, and will open additional stores in the Canadian market in the coming years. These stores are owned and operated by a joint venture. During fiscal 2003, we entered into a joint venture to franchise the Australian and New Zealand markets. The joint venture opened its first store, a commissary to be used for training and sampling prior to opening the first retail store, in Australia in fiscal 2003. We expect the joint venture to open its first retail store in the second quarter of fiscal 2004. During fiscal 2003, we also entered into a joint venture to develop Krispy Kreme stores in the United Kingdom and Republic of Ireland. We expect the joint venture to open its first store in the United Kingdom in late fiscal 2004. We are also focusing on additional markets outside the United States, including Japan, Mexico, South Korea and Spain. Our initial research indicates that these will be viable markets for the Krispy Kreme concept.

In January 2003, we announced plans to acquire, through an exchange of stock, Montana Mills Bread Co., Inc. ("Montana Mills"), an owner and operator of upscale "village bread stores" in the Northeastern and Midwestern United States. Montana Mills' stores produce and sell a variety of breads and baked goods prepared in an open-view format. We believe that the acquisition of Montana Mills will provide operational synergies as well as an opportunity to leverage our existing capabilities, such as our distribution chain, off-premises sales and coffee-roasting expertise, to expand Montana Mills' business. We also believe that the acquisition of Montana Mills provides an opportunity to apply our experience and strength in creating a national franchise network towards building a franchise network for Montana Mills. The acquisition is expected to be completed in the first quarter of fiscal 2004. Subsequently, we expect to spend approximately two years fully developing and refining the Montana Mills concept. The revenues of Montana Mills in fiscal 2004 subsequent to completion of the acquisition are not expected to be material to the consolidated revenues of the Company.

As we expand our business, we will incur infrastructure costs in the form of additional personnel to support the expansion and additional facilities costs to provide mixes, equipment and other items necessary to operate the various new stores. In the course of building this infrastructure, we may incur unplanned costs which could negatively impact our operating results.

RESULTS OF OPERATIONS

To facilitate an understanding of the results of operations for each period presented, we have included a general overview along with an analysis of business segment activities. In addition to this analysis and discussion of critical accounting policies above, refer to Note 2 -- Nature of Business and Significant Accounting Policies in the notes to our consolidated financial statements. A guide to the discussion for each period is presented below.

OVERVIEW. Systemwide sales includes the sales of both our company and franchised stores and excludes the sales and revenues of our KKM&D and Franchise Operations business segments. Our consolidated financial statements include sales of our company stores, including the sales of consolidated joint venture stores, outside sales of our KKM&D business segment and royalties and fees received from our franchisees; these statements exclude the sales of our franchised stores. We believe systemwide sales data is significant because it shows the overall penetration of our brand, consumer demand for our products and the correlation between systemwide sales and our total revenues. A store is added to our comparable store base in its nineteenth month of operation. A summary discussion of our consolidated results is also presented.

SEGMENT RESULTS. In accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have three reportable segments. A description of each of the segments follows.

    - COMPANY STORE OPERATIONS. Represents the results of our company stores and consolidated joint venture stores. Company stores make and sell doughnuts and complementary products through the sales channels discussed above. Expenses for this business segment include store level expenses along with direct general and administrative expenses.

    - FRANCHISE OPERATIONS. Represents the results of our franchise programs. We have two franchise programs: (1) the associate program, which is our original franchising program developed in the 1940s, and (2) the area developer program, which was developed in the mid-1990s. Associates pay royalties of 3.0% of on-premises sales and 1.0% of all other sales, with the exception of private label sales, for which they pay no royalties. Area developers pay royalties of 4.5% of all sales and development and franchise fees ranging from $20,000 to $40,000 per store. Most associates and area developers also contribute 1.0% of all sales to our national advertising and brand development fund. Expenses for this business segment include costs incurred to recruit new franchisees, costs to open, monitor and aid in the performance of these stores and direct general and administrative expenses.

    - KKM&D. Represents the results of our KKM&D business unit. This business unit buys and processes ingredients used to produce doughnut mixes and manufactures doughnut-making equipment that all of our stores are required to purchase. This business unit also includes our coffee roasting operations, which became operational in fiscal 2003. The operations currently support our drip coffee beverage program, which was rolled out to our stores in the third quarter of fiscal 2003, replacing the existing drip coffee offering that was purchased from an unrelated third party. Production in this facility will be increased in fiscal 2004 with the growth in stores and as the other components of our expanded beverage program, primarily espresso and frozen beverages, are introduced in our existing and new stores. Currently, the operations support the expanded beverage program in approximately 70 stores, most of which are new stores that opened with the full program. The KKM&D business unit also purchases and sells essentially all supplies necessary to operate a Krispy Kreme store, including all food ingredients, juices, signage, display cases, uniforms and other items. Generally, shipments are made to each of our stores on a weekly basis by common carrier. All intercompany transactions between KKM&D and Company Store Operations have been eliminated in consolidation. Expenses for this business unit include all expenses incurred at the manufacturing and distribution level along with direct general and administrative expenses.

OTHER. Includes a discussion of significant line items not discussed in the overview or segment discussions, including general and administrative expenses, depreciation and amortization expenses, interest income, interest expense, equity loss in joint ventures, minority interest in consolidated joint ventures and the provision for income taxes.

OUR FISCAL YEAR IS BASED ON A 52- OR 53-WEEK YEAR. THE FISCAL YEAR ENDS ON THE SUNDAY CLOSEST TO THE LAST DAY IN JANUARY. THE TABLE BELOW SHOWS OUR OPERATING RESULTS FOR FISCAL 2001 (52 WEEKS ENDED JANUARY 28, 2001), FISCAL 2002 (53 WEEKS ENDED FEBRUARY 3, 2002) AND FISCAL 2003 (52 WEEKS ENDED FEBRUARY 2, 2003) EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES. CERTAIN OPERATING DATA ARE ALSO SHOWN FOR THE SAME PERIODS.

                                                                                           DOLLARS IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                                                 100.0%               100.0%               100.0%
Operating expenses                                              83.4                 80.4                 77.6
General and administrative expenses                              6.7                  7.0                  5.9
Depreciation and amortization expenses                           2.1                  2.0                  2.5
Arbitration award                                                 --                   --                  1.8
                                                         -----------------------------------------------------
Income from operations                                           7.8                 10.6                 12.2
Interest expense (income), net, and other                       (0.1)                (0.2)                 1.1
                                                         -----------------------------------------------------
Income before income taxes                                       7.9                 10.8                 11.1
Provision for income taxes                                       3.0                  4.1                  4.3
                                                         -----------------------------------------------------
 Net income                                                      4.9%                 6.7%                 6.8%
                                                         -----------------------------------------------------
OPERATING DATA:
Systemwide sales                                         $   448,129          $   621,665          $   778,573
Increase in comparable store sales:
 Company                                                        22.9%                11.7%                12.8%
 Systemwide                                                     17.1%                12.8%                11.8%

THE TABLE BELOW SHOWS BUSINESS SEGMENT REVENUES AND OPERATING EXPENSES EXPRESSED IN DOLLARS. KKM&D REVENUES ARE SHOWN NET OF INTERCOMPANY SALES ELIMINATIONS. SEE
NOTE 14 -- BUSINESS SEGMENT INFORMATION IN THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS FOR ADDITIONAL DISCUSSION OF OUR REPORTABLE SEGMENTS. OPERATING EXPENSES EXCLUDE DEPRECIATION AND AMORTIZATION EXPENSES, INDIRECT (UNALLOCATED) GENERAL AND ADMINISTRATIVE EXPENSES AND THE ARBITRATION AWARD. DIRECT GENERAL AND ADMINISTRATIVE EXPENSES ARE INCLUDED IN OPERATING EXPENSES.

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                 $   213,677          $   266,209          $   319,592
Franchise Operations                                           9,445               14,008               19,304
KKM&D                                                         77,593              114,137              152,653
                                                         -----------------------------------------------------
 Total revenues                                          $   300,715          $   394,354          $   491,549
                                                         -----------------------------------------------------
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                 $   181,470          $   217,419          $   252,524
Franchise Operations                                           3,642                4,896                4,877
KKM&D                                                         65,578               94,631              124,088
                                                         -----------------------------------------------------
 Total operating expenses                                $   250,690          $   316,946          $   381,489
                                                         -----------------------------------------------------

THE FOLLOWING TABLE SHOWS BUSINESS SEGMENT REVENUES EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES AND BUSINESS SEGMENT OPERATING EXPENSES EXPRESSED AS A PERCENTAGE OF APPLICABLE BUSINESS SEGMENT REVENUES. OPERATING EXPENSES EXCLUDE DEPRECIATION AND AMORTIZATION EXPENSES, INDIRECT (UNALLOCATED) GENERAL AND ADMINISTRATIVE EXPENSES AND THE ARBITRATION AWARD. DIRECT GENERAL AND ADMINISTRATIVE EXPENSES ARE INCLUDED IN OPERATING EXPENSES.


---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                        71.1%                67.5%                65.0%
Franchise Operations                                             3.1                  3.6                  3.9
KKM&D                                                           25.8                 28.9                 31.1
                                                         -----------------------------------------------------
 Total revenues                                                100.0%               100.0%               100.0%
                                                         =====================================================
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                        84.9%                81.7%                79.0%
Franchise Operations                                            38.6%                35.0%                25.3%
KKM&D                                                           84.5%                82.9%                81.3%
                                                         -----------------------------------------------------
 Total operating expenses                                       83.4%                80.4%                77.6%
                                                         =====================================================

ADDITIONALLY, DATA ON STORE OPENING ACTIVITY ARE SHOWN BELOW. TRANSFERRED STORES REPRESENT STORES SOLD BETWEEN THE COMPANY AND FRANCHISEES.

----------------------------------------------------------------------------------------------------------------
                                                               COMPANY           FRANCHISED             TOTAL
----------------------------------------------------------------------------------------------------------------
YEAR ENDED JANUARY 28, 2001
Beginning count                                                       58                  86                 144
Opened                                                                 8                  28                  36
Closed                                                                (3)                 (3)                 (6)
                                                                 -----------------------------------------------
 Ending count                                                         63                 111                 174
                                                                 ===============================================
YEAR ENDED FEBRUARY 3, 2002
Beginning count                                                       63                 111                 174
Opened                                                                 7                  41                  48
Closed                                                                (2)                 (2)                 (4)
Transferred                                                            7                  (7)                 --
                                                                 -----------------------------------------------
 Ending count                                                         75                 143                 218
                                                                 ===============================================
YEAR ENDED FEBRUARY 2, 2003
Beginning count                                                       75                 143                 218
Opened                                                                14                  49                  63
Closed                                                                (3)                 (2)                 (5)
Transferred                                                           13                 (13)                 --
                                                                 -----------------------------------------------
 Ending count                                                         99                 177                 276
                                                                 ===============================================

Company stores as of February 2, 2003 included 29 stores operated by area developer joint ventures in which Krispy Kreme has a majority ownership interest. Store counts include retail stores and commissaries, which are production facilities used to serve off-premises customers, and exclude the doughnut and coffee shops and the current version of our satellite concept stores.

YEAR ENDED FEBRUARY 2, 2003 COMPARED WITH YEAR ENDED FEBRUARY 3, 2002

OVERVIEW

As noted above, we operate on a 52- or 53-week fiscal year. Our operations for fiscal 2003 contained 52 weeks while fiscal 2002 contained 53 weeks. This event occurs every fifth year. When we make reference to fiscal 2002 adjusted for the number of weeks, we have adjusted fiscal 2002 results to approximate a 52-week year. All references to comparable store sales are on the basis of comparing the 52 weeks in fiscal 2003 with the comparable 52 weeks in fiscal 2002.

THE FOLLOWING TABLE PRESENTS A RECONCILIATION OF SYSTEMWIDE SALES, REVENUES AND NET INCOME FOR FISCAL 2002 TO MANAGEMENT'S ESTIMATE OF THE AMOUNTS THAT WOULD HAVE BEEN REPORTED HAD FISCAL 2002 BEEN A 52-WEEK YEAR:

                                                                         IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
---------------------------------------------------------------------------------------------------------------
                                                                                ADJUSTMENT            FISCAL
                                                           FISCAL 2002,          FOR EXTRA             2002,
                                                            AS REPORTED            WEEK              PRO FORMA
---------------------------------------------------------------------------------------------------------------
SYSTEMWIDE SALES:
Company                                                    $   266,209          $    (5,315)        $   260,894
Franchised                                                     355,456               (7,865)            347,591
                                                           ----------------------------------------------------
 Total systemwide sales                                    $   621,665          $   (13,180)        $   608,485
                                                           ====================================================
REVENUES:
Company Store Operations                                   $   266,209          $    (5,315)        $   260,894
Franchise Operations                                            14,008                 (288)             13,720
KKM&D                                                          114,137               (2,291)            111,846
                                                           ----------------------------------------------------
 Total revenues                                            $   394,354          $    (7,894)        $   386,460
                                                           ====================================================
NET INCOME                                                 $    26,378          $      (558)        $    25,820
                                                           ====================================================

The Company estimates that the 53rd week impacted diluted earnings per share by approximately $0.01.

Systemwide sales for fiscal 2003 increased 25.2% to $778.6 million compared to $621.7 million in the prior year. The increase was comprised of an increase of 20.1% in Company store sales, to $319.6 million, and an increase of 29.1% in Franchise store sales, to $459.0 million. The increase was the result of sales from new stores opened during the fiscal year and an increase in systemwide comparable sales. During fiscal 2003, 49 new franchise stores and 14 new Company stores were opened and two franchise stores and three Company stores were closed for a net increase of 58 stores. Additionally, during fiscal 2003, four Associate franchise stores and one Area Developer franchise store became Company stores via the acquisition of franchise markets in Akron, OH, Destin, FL, Pensacola, FL and Toledo, OH, and nine Area Developer franchise stores became Company stores via the acquisition of a controlling interest in Glazed Investments, LLC ("Glazed Investments"), the franchisee with rights to develop markets in Colorado, Minnesota and Wisconsin. We also sold one Company store to an Associate franchisee in fiscal 2003. As a result, the total number of stores at the end of fiscal 2003 was 276, consisting of 99 Company stores (including 29 which are consolidated joint venture stores), 120 Area Developer franchise stores (including 30 in which we have a joint venture interest) and 57 Associate franchise stores. Systemwide comparable store sales increased 11.8% in the fiscal year. We believe continued increased brand awareness and growth in off-premises sales contributed significantly to this increase in our systemwide comparable store sales. Adjusting for the number of weeks in fiscal 2002, the increase in systemwide sales was 28.0%.

Total Company revenues increased 24.6% to $491.5 million in fiscal 2003 compared with $394.4 million in the prior fiscal year. This increase was comprised of increases in Company Store Operations revenues of 20.1% to $319.6 million, Franchise Operations revenues of 37.8%, to $19.3 million, and KKM&D revenues, excluding intercompany sales, of 33.7%, to $152.7 million. Adjusting for the number of weeks in fiscal 2002, the increase in Company revenues was 27.2%.

Net income for fiscal 2003 was $33.5 million compared to $26.4 million in the prior year, an increase of 26.9%. Diluted earnings per share was $0.56, an increase of 24.8% over the prior year. Fiscal 2003 results include a pre-tax charge of $9.1 million related to an arbitration award against the Company, more fully discussed in Note 18 -- Legal Contingencies in the notes to our consolidated financial statements. Excluding the effect of the arbitration award, net income for fiscal 2003 would have been $39.1 million, an increase of 51.6% over fiscal 2002, as adjusted to approximate a 52-week year. The arbitration award reduced diluted earnings per share by approximately $0.10.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $319.6 million in fiscal 2003 from $266.2 million in fiscal 2002, an increase of 20.1%. Comparable store sales increased by 12.8%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. Total on-premises sales increased approximately $21.4 million and total off-premises sales increased approximately $32.0 million. On-premises sales grew principally as a result of more customer visits, the introduction of new products, including featured doughnut varieties, and our continued increase in brand awareness due in part to the expansion of our off-premises sales programs. Additionally, a retail price increase was implemented in the fall of fiscal 2003. Company store on-premises sales were also positively impacted by the sales of the twelve stores operated by Glazed Investments. In August 2002, the Company acquired a controlling interest in this franchisee and, as a result, the revenues of this franchisee are consolidated with the Company Store Operations revenues for periods subsequent to the acquisition. Company Store Operations revenues also include the revenues of Freedom Rings, LLC ("Freedom Rings"), the area developer with rights to develop stores in the Philadelphia market in which the Company has a 70% interest, and the revenues of Golden Gate Doughnuts, LLC ("Golden Gate"), the area developer with rights to develop stores in the Northern California market in which the Company has a 67% interest. Off-premises sales grew primarily as a result of the addition of several new convenience and grocery store customers as well as the expansion of the number of locations served in our existing customer base. We believe excessive summer heat as well as extreme weather patterns in the winter months, including record levels of rain, ice and snow in many parts of the United States, put pressure on both on- and off-premises sales. In particular, weather conditions impacted construction of several stores in the fourth quarter and delayed their openings. This resulted in fewer operating weeks from these stores and therefore lower than expected sales. Adjusting for the number of weeks in fiscal 2002, the increase in Company Store Operations revenues was 22.5%.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased 16.1% to $252.5 million in fiscal 2003 from $217.4 million in fiscal 2002. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 79.0% in fiscal 2003 compared with 81.7% in the prior year. The decrease in Company Store Operations operating expenses as a percentage of revenues was primarily due to increased operating efficiencies generated by growth in store sales volumes as demonstrated by the 12.8% increase in comparable store sales discussed above, selected price increases, improved profitability of our off-premises sales and a focus on gross margin improvement.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to alignment with our brand image and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for underperforming stores, and for older stores that need to be closed and relocated. No such provisions were made during fiscal 2003.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues, consisting of franchise fees and royalties, increased 37.8%, to $19.3 million, in fiscal 2003 from $14.0 million in the prior year. The growth in revenue was primarily due to the franchise fees and additional royalties associated with 49 new franchise stores opened in fiscal 2003, net of the impact of two store closings and the net transfer of 13 stores from Franchise to Company as a result of acquisitions, as well as the impact of opening 41 new franchise stores, net of the impact of two store closings and the transfers from Franchise to Company of seven stores as a result of acquisitions, during fiscal 2002. Also contributing to the growth in revenue was comparable store sales increases. Adjusting for the number of weeks in fiscal 2002, the increase in Franchise Operations revenues was 40.7%.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses were $4.9 million in fiscal 2003 and fiscal 2002. As a percentage of Franchise Operations revenues, Franchise Operations operating expenses were 25.3% in the current year compared with 35.0% in the prior year. Franchise Operations operating expenses, as a percentage of Franchise Operations revenues, have decreased during fiscal 2003 as compared to the prior year primarily as a result of the Company leveraging the infrastructure it has put in place to oversee the expansion of our franchise concept.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased 33.7%, to $152.7 million, in fiscal 2003 from $114.1 million in fiscal 2002. Consistent with the prior year, the primary reason for the increase in revenues was the opening of 49 new franchise stores, net of the impact of two store closings and the net transfer of 13 stores from Franchise to Company, in fiscal 2003; the opening of 41 new franchise stores, net of the impact of two store closings and the transfer of seven franchise stores to Company, in fiscal 2002; and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each new store is required to purchase doughnut-making equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales. Adjusting for the number of weeks in fiscal 2002, the increase in KKM&D revenues was 36.5%.

KKM&D OPERATING EXPENSES. KKM&D operating expenses increased 31.1%, to $124.1 million, in fiscal 2003 from $94.6 million in fiscal 2002. KKM&D operating expenses as a percentage of KKM&D revenues were 81.3% in the current year compared with 82.9% in the prior year. The decrease in KKM&D operating expenses as a percentage of revenues was due to improved efficiencies in our Winston-Salem mix and equipment manufacturing facilities. With the opening of the new mix manufacturing facility in Effingham, Illinois in the second quarter of fiscal 2003, our Winston-Salem mix manufacturing facility was able to scale back its mix production levels, improving its efficiency as it had been running at excessive levels in fiscal 2002 and early fiscal 2003. Additionally, the relocation of our equipment manufacturing facility during the third quarter of fiscal 2002 to a facility better designed to facilitate our manufacturing process has resulted in improved manufacturing efficiencies as compared to the prior year. Start-up costs associated with the new mix and distribution facility in Effingham, as well as those associated with our coffee roasting operation in Winston-Salem, which continues to expand operations as it supports the rollout of our new beverage program, had a negative impact on KKM&D operating expenses as a percentage of KKM&D revenues.

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 4.8%, to $28.9 million, in fiscal 2003 from $27.6 million in fiscal 2002. General and administrative expenses as a percentage of total revenues were 5.9% in fiscal 2003 compared with 7.0% in fiscal 2002. The dollar growth in general and administrative expenses is primarily due to increased personnel and salary and related benefit costs to support our expansion and other cost increases necessitated by the growth of the Company, partially offset by lower provisions for employee benefit costs, primarily incentive provisions determined under the terms of the plans. The dollar growth in general and administrative expenses would have been higher; however, during the second and part of the third quarter, we implemented strict controls on various general and administrative expenses as we were concerned about a slow-down in the momentum of the business which we believe was caused primarily by the excessive summer heat and drought in many of our market areas. We imposed controls on salary expenses, travel expenses and professional fees, among others. General and administrative expenses as a percentage of total revenues declined during fiscal 2003 primarily as a result of our 24.6% growth in revenues during the period. In particular, acquisitions of Associate and Area Developer franchise markets in fiscal 2003, including the acquisition of a controlling interest in Glazed Investments, a joint venture, resulted in revenue gains with minimal incremental general and administrative expenses as we were able to leverage our existing infrastructure in many functional areas to support these acquired operations. In addition, as a percentage of total revenues, general and administrative expenses will vary in part depending upon the number of new store openings in a period. During fiscal 2003, 49 new franchise stores were opened, as compared to 41 new franchise stores opened in the comparable period of the prior year. As each new store is required to purchase doughnut-making equipment and other peripheral equipment from KKM&D, the increased number of store openings generally results in increased revenues. These increased revenues further leverages the existing general and administrative expense structure as there is minimal incremental general and administrative expenses associated with a store opening.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased 54.2%, to $12.3 million, in fiscal 2003 from $8.0 million in the prior year. Depreciation and amortization expenses as a percentage of total revenues were 2.5% in fiscal 2003 compared with 2.0% in fiscal 2002. The dollar growth in depreciation and amortization expenses is due to increased capital asset additions, including additions related to our new mix and distribution facility, which became operational in fiscal 2003, and additions related to new stores, including new stores opened by our consolidated joint ventures. See Liquidity and Capital Resources section for additional discussion.

ARBITRATION AWARD. As discussed further in Note 18 -- Legal Contingencies in the notes to our consolidated financial statements, in fiscal 2003 we recorded a charge of $9.1 million as a result of an arbitration panel's ruling against the Company in a lawsuit. The charge represents the arbitration panel's award of approximately $7.9 million and management's estimate of additional costs to be awarded in connection with the action, including plaintiff's legal fees, of approximately $1.2 million.

INTEREST INCOME. Interest income in fiscal 2003 decreased 34.0% over fiscal 2002 primarily as a result of lower rates of interest earned in fiscal 2003 on excess cash invested.

INTEREST EXPENSE. Interest expense was $1.8 million in fiscal 2003 compared with $337,000 in fiscal 2002. This increase is primarily the result of interest on the Term Loan used to finance our new mix manufacturing and distribution facility in Effingham, Illinois. Prior to completion of the facility during the second quarter of fiscal 2003, interest on borrowings used to finance the facility was capitalized. Additionally, interest expense in fiscal 2003 includes interest on borrowings by Glazed Investments for periods subsequent to our acquisition of a controlling interest in this joint venture, and interest on increased borrowings of Golden Gate, as both consolidated joint ventures continue to finance their expansion through bank or other third party debt.

EQUITY LOSS IN JOINT VENTURES. This item represents the Company's share of operating results associated with our investments in unconsolidated joint ventures to develop and operate Krispy Kreme stores. These joint ventures are in various stages of their development of Krispy Kreme stores. For example, some ventures have multiple stores in operation while others have none. Each joint venture has varying levels of infrastructure, primarily human resources, in place to open stores. As a result, the joint ventures are leveraging their infrastructure to varying degrees, which greatly impacts the profitability of a joint venture. In particular, the increase in the loss in fiscal 2003 was impacted by the Company's share of the initial start-up expenses of the Company's first joint ventures in markets outside North America, the joint venture with rights to develop stores in Australia and New Zealand and the joint venture with rights to develop stores in the United Kingdom and Ireland. Note
17 -- Joint Ventures in the notes to our consolidated financial statements contains further information about each of our joint ventures. At February 2, 2003, there were 30 stores open by unconsolidated joint ventures compared to 18 stores at February 3, 2002.

MINORITY INTEREST. This expense represents the net elimination of the minority partners' share of income or losses from consolidated joint ventures to develop and operate Krispy Kreme stores. The increase in this expense is primarily a result of increased profitability of Golden Gate, which opened four additional stores in fiscal 2003, and the inclusion of the minority partners' share of the results of operations of Glazed Investments, subsequent to our acquisition of a controlling interest in this franchisee in fiscal 2003.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $21.3 million in fiscal 2003, representing a 38.9% effective rate, compared to $16.2 million, or a 38.0% effective rate, in the prior year. Excluding the effect of the arbitration award, which reduced the provision for income taxes as a result of the tax benefits anticipated from the award, the provision for income taxes would have been $24.7 million, or a 38.7% effective rate. The increase in the effective rate is primarily the result of increased state income taxes, due to expansion into higher taxing states, as well as increases in statutory rates in several jurisdictions. The rate was also impacted by the Company's share of losses associated with our investments in international joint ventures which are not currently deductible. The Company expects the effective tax rate for fiscal 2004 to increase to approximately 39.5%, primarily due to anticipated increases in state income taxes and expected continued losses from international joint ventures in the early stages of operations.

NET INCOME AND DILUTED EARNINGS PER SHARE. Net income for fiscal 2003 was $33.5 million compared to $26.4 million in the prior year, an increase of 26.9%. Diluted earnings per share was $0.56, an increase of 24.8% over the prior year. Fiscal 2003 results include a pre-tax charge of $9.1 million related to an arbitration award against the Company, more fully discussed in Note 18 - Legal Contingencies in the notes to our consolidated financial statements. Excluding the effect of the arbitration award, net income for fiscal 2003 would have been $39.1 million, an increase of 51.6% over fiscal 2002, as adjusted to approximate a 52-week year. The arbitration award reduced diluted earnings per share by approximately $0.10.

YEAR ENDED FEBRUARY 3, 2002 COMPARED WITH YEAR ENDED JANUARY 28, 2001

OVERVIEW

As previously stated, we operate on a 52- or 53-week fiscal year. Our operations for fiscal 2002 contained 53 weeks while fiscal 2001 contained 52 weeks. This event occurs every fifth year. When we make reference to fiscal 2002 adjusted for the number of weeks, we have adjusted fiscal 2002 results to approximate a 52-week year. All references to comparable store sales are on the basis of comparing the comparable 52 weeks in fiscal 2002 with the comparable 52 weeks in fiscal 2001.

Systemwide sales for fiscal 2002 increased 38.7% to $621.7 million compared to $448.1 million in fiscal 2001. The increase was comprised of an increase of 24.6% in Company Store sales, to $266.2 million, and an increase of 51.6% in Franchise Store sales, to $355.5 million. The increase was the result of sales from new stores opened during the fiscal year and an increase in systemwide comparable sales. During fiscal 2002, 41 new franchise stores and seven new Company stores were opened and two franchise stores and two Company stores were closed for a net increase of 44 stores. Additionally, as a result of the acquisition of an Area Developer market and two Associate markets, four Area Developer franchise stores and three Associate franchise stores became Company stores. The total number of stores at the end of fiscal 2002 was 218. Of those, 75 were Company stores (including 11 consolidated joint venture stores), 91 were Area Developer franchise stores (including 18 in which we have a joint venture interest) and 52 were Associate franchise stores. Systemwide comparable store sales increased 12.8% in fiscal 2002. We believe continued increased brand awareness and growth in off-premises sales contributed significantly to this increase in our systemwide comparable store sales. Adjusting for the number of weeks in fiscal 2002, the increase in systemwide sales was 35.8%.

Total Company revenues increased 31.1% to $394.4 million in fiscal 2002 compared with $300.7 million in fiscal 2001. This increase was comprised of increases in Company Store Operations revenues of 24.6%, to $266.2 million, Franchise Operations revenues of 48.3%, to $14.0 million, and KKM&D revenues, excluding intercompany sales, of 47.1%, to $114.1 million. Adjusting for the number of weeks in fiscal 2002, the increase in Company revenues was 28.5%.

Net income for fiscal 2002 was $26.4 million versus $14.7 million for fiscal 2001, an increase of 79.1%. Diluted earnings per share was $0.45, an increase of 64.6% over fiscal 2001.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $266.2 million in fiscal 2002 from $213.7 million in fiscal 2001, an increase of 24.6%. Comparable store sales increased by 11.7%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. Total on-premises sales increased approximately $25.4 million and total off-premises sales increased approximately $27.1 million. On-premises sales grew principally as a result of more customer visits, the introduction of new products and our continued increase in brand awareness due in part to the expansion of our off-premises sales programs. Additionally, a retail price increase was implemented during the first quarter of fiscal 2002. Company store on-premises sales were also positively impacted by the sales of stores operated by consolidated joint ventures, particularly the nine stores in the Northern California market. During fiscal 2002, the Company had a 59% interest in Golden Gate and a 70% interest in Freedom Rings, the joint venture developing the Philadelphia market, and as a result, they are consolidated with the Company Store Operations revenues and results. Adjusting for the number of weeks in fiscal 2002, the increase in Company Store Operations revenues was 22.1%.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased 19.8% to $217.4 million in fiscal 2002 from $181.5 million in fiscal 2001. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 81.7% in fiscal 2002 compared with 84.9% in fiscal 2001. The decrease in Company Store Operations operating expenses as a percentage of revenues was primarily due to increased operating efficiencies generated by growth in store sales volumes, as demonstrated by the 11.7% increase in comparable store sales discussed above, selected price increases, improved profitability of our off-premises sales and a focus on gross margin improvement, particularly labor utilization and a reduction in shrink. Slightly offsetting the improved operating efficiencies was an increase in labor rate costs implemented in order to improve employee retention.

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

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues increased 48.3%, to $14.0 million, in fiscal 2002 from $9.4 million in fiscal 2001. The growth in revenue was primarily due to the opening of 41 new franchise stores, net of the impact of two store closings and the net transfer of seven stores from Franchise to Company, as well as the impact of opening 28 new franchise stores, net of the impact of three store closings, during fiscal 2001. Adjusting for the number of weeks in fiscal 2002, the increase in Franchise Operations revenues was 45.3%.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses increased to $4.9 million in fiscal 2002 from $3.6 million in fiscal 2001. As a percentage of Franchise Operations revenues, Franchise Operations operating expenses were 35.0% in fiscal 2002 compared with 38.6% in fiscal 2001. Operating expenses, as a percentage of revenue, decreased during fiscal 2002 as compared to fiscal 2001 as a result of the Company leveraging the infrastructure it has put in place to oversee the expansion of our franchise concept.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased 47.1%, to $114.1 million, in fiscal 2002 from $77.6 million in fiscal 2001. The primary reason for the increase in revenues was the opening of 41 new franchise stores, net of the impact of two store closings and the net transfer of seven stores from Franchise to Company, in fiscal 2002; the opening of 28 new franchise stores, net of the impact of three store closings, in fiscal 2001; and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into additional revenues for KKM&D from sales of mixes, sugar, shortening and other supplies. Also, each of these new stores is required to purchase doughnut-making equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales. Adjusting for the number of weeks in fiscal 2002, the increase in KKM&D revenues was 44.1%.

KKM&D OPERATING EXPENSES. KKM&D operating expenses increased 44.3%, to $94.6 million, in fiscal 2002 from $65.6 million in fiscal 2001. KKM&D operating expenses as a percentage of KKM&D revenues were 82.9% in fiscal 2002 compared with 84.5% in fiscal 2001. The decrease in KKM&D operating expenses as a percentage of revenues was due to increased capacity utilization and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume produced in the facilities. Continued stability in our key ingredient costs also contributed. Additionally, the relocation of our equipment manufacturing facility during the third quarter of fiscal 2002 to a facility better designed to facilitate our manufacturing process resulted in improved manufacturing efficiencies as compared to fiscal 2001.

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

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased 23.3%, to $8.0 million, in fiscal 2002 from $6.5 million in fiscal 2001. Depreciation and amortization expenses as a percentage of total revenues were 2.0% in fiscal 2002 compared with 2.1% in fiscal 2001. The dollar growth in depreciation and amortization expenses is due to increased capital asset additions. See Liquidity and Capital Resources section for additional discussion.

INTEREST INCOME. Interest income in fiscal 2002 increased 28.2% over fiscal 2001 as a result of the investment of excess proceeds from both our initial public offering completed in April 2000 and our follow on public offering completed in February 2001. Approximately $36.0 million was invested in various government securities, short-term commercial paper instruments, and corporate bonds at the end of fiscal 2002 resulting in interest income of $3.0 million for fiscal 2002 compared to $2.3 million for fiscal 2001.

INTEREST EXPENSE. Interest expense of $337,000 in fiscal 2002 decreased 44.5% from $607,000 in the prior year. This decrease is a result of paying off substantially all of our debt in mid-April 2000 after the completion of our initial public offering. The decrease is offset by interest expense on borrowings of Golden Gate.

EQUITY LOSS IN JOINT VENTURES. These expenses consist of the Company's share of operating results associated with the Company's investments in unconsolidated joint ventures, accounted for under the equity method, to develop and operate Krispy Kreme stores. At February 3, 2002, the Company was invested in seven unconsolidated joint ventures. The decrease in this expense was the result of additional joint venture store openings. As stores open and infrastructure of the joint ventures is leveraged, operating results of an individual joint venture generally improve. At February 3, 2002, there were 18 stores open by unconsolidated joint ventures compared to five at January 28, 2001.

MINORITY INTEREST. This expense represents the net elimination of the minority partners' share of income or losses from consolidated joint ventures to develop and operate Krispy Kreme stores. The increase in this expense was primarily a result of increased profitability of Golden Gate, which opened four additional stores in fiscal 2002.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $16.2 million in fiscal 2002 representing a 38.0% effective rate compared to $9.1 million, or an effective rate of 38.1%, in the prior year.

QUARTERLY RESULTS

The following tables set forth unaudited quarterly information for each of the eight fiscal quarters in the two year period ended February 2, 2003. This quarterly information has been prepared on a basis consistent with our audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. In particular, the operating results for the quarter ended February 2, 2003, the fourth quarter of fiscal 2003, includes a pre-tax charge of $9.1 million as a result of an arbitration panel's ruling against the Company in a lawsuit. See Note 18 -- Legal Contingencies in the notes to the consolidated financial statements for further discussion. In addition, we have historically experienced seasonal variability in our quarterly operating results, with higher profits per store in the first and third quarters than in the second and fourth quarters. The seasonal nature of our operating results is expected to continue. The net income per share amounts reflect the impact of a two-for-one stock split paid in the form of a stock dividend on March 19, 2001 and a two-for-one stock split paid in the form of a stock dividend on June 14, 2001.

                                                                               IN THOUSANDS, EXCEPT PER SHARE DATA
------------------------------------------------------------------------------------------------------------------
                             APR. 29,   JULY 29,   OCT. 28,   FEB. 3,     MAY 5,    AUG. 4,    NOV. 3,    FEB. 2,
THREE MONTHS ENDED             2001       2001       2001       2002       2002       2002       2002       2003
------------------------------------------------------------------------------------------------------------------
Total revenues               $87,921    $89,545    $99,804    $117,084   $111,059   $114,626   $129,130   $136,734
Operating expenses            71,195     72,683     80,177      92,891     86,362     90,487    100,295    104,345
General and administrative
  expenses                     6,222      5,966      7,023       8,351      7,623      6,589      7,429      7,256
Depreciation and
  amortization expenses        1,872      1,952      2,131       2,004      2,546      2,612      3,403      3,710
Arbitration award                 --         --         --          --         --         --         --      9,075
                             -------------------------------------------------------------------------------------
Income from operations         8,632      8,944     10,473      13,838     14,528     14,938     18,003     12,348
Interest (income) expense,
  net, and other expenses       (591)      (598)        22         508        236        535      1,531      2,742
                             -------------------------------------------------------------------------------------
Income before income taxes     9,223      9,542     10,451      13,330     14,292     14,403     16,472      9,606
Provision for income taxes     3,504      3,627      3,971       5,066      5,431      5,545      6,347      3,972
                             -------------------------------------------------------------------------------------
 Net income                  $ 5,719    $ 5,915    $ 6,480    $  8,264   $  8,861   $  8,858   $ 10,125   $  5,634
                             =====================================================================================
Net income per share:
 Basic                       $   .11    $   .11    $   .12    $    .15   $    .16   $    .16   $    .18   $    .10
 Diluted                         .10        .10        .11         .14        .15        .15        .17        .09

OUR OPERATING RESULTS FOR THESE EIGHT QUARTERS EXPRESSED AS PERCENTAGES OF APPLICABLE REVENUES WERE AS FOLLOWS:

--------------------------------------------------------------------------------------------------------------------
                              APR. 29,    JULY 29,    OCT. 28,    FEB. 3,    MAY 5,    AUG. 4,    NOV. 3,    FEB. 2,
THREE MONTHS ENDED              2001        2001        2001       2002       2002      2002       2002       2003
--------------------------------------------------------------------------------------------------------------------
Total revenues                 100.0%      100.0%      100.0%      100.0%    100.0%     100.0%     100.0%     100.0%
Operating expenses              81.0        81.2        80.3        79.3      77.7       79.0       77.7       76.3
General and administrative
  expenses                       7.1         6.7         7.0         7.1       6.9        5.7        5.8        5.3
Depreciation and
  amortization expenses          2.1         2.2         2.1         1.8       2.3        2.3        2.6        2.7
Arbitration award                 --          --          --          --        --         --         --        6.7
                               ------------------------------------------------------------------------------------
Income from operations           9.8         9.9        10.6        11.8      13.1       13.0       13.9        9.0
Interest (income) expense,
  net, and other expenses       (0.7)       (0.7)        0.1         0.4       0.2        0.5        1.2        2.0
                               ------------------------------------------------------------------------------------
Income before income taxes      10.5        10.6        10.5        11.4      12.9       12.5       12.7        7.0
Provision for income taxes       4.0         4.1         4.0         4.3       4.9        4.8        4.9        2.9
                               ------------------------------------------------------------------------------------
 Net income                      6.5%        6.5%        6.5%        7.1%      8.0%       7.7%       7.8%       4.1%
                               ====================================================================================

LIQUIDITY AND CAPITAL RESOURCES

Because management generally does not monitor liquidity and capital resources on a segment basis, this discussion is presented on a consolidated basis.

We funded our capital requirements for fiscal 2001 and fiscal 2002 primarily through cash flow generated from operations, as well as proceeds from the initial public offering completed in April 2000 and follow on public offering completed in early February 2001. Capital requirements for fiscal 2003 were funded primarily through cash flow generated from operations, with the exception of the purchase of our new mix and distribution facility in Effingham, Illinois. As discussed below, purchase of the facility was funded from borrowings under a credit agreement with a bank. We believe our cash flow generation ability is becoming a financial strength and will aid in the expansion of our business. Our consolidated joint ventures funded their capital requirements through cash flows from operations and borrowings under various financing arrangements, including revolving lines of credit, term loans and short-term debt.

CASH FLOW FROM OPERATIONS

OVERVIEW. Net cash flow from operations was $32.1 million in fiscal 2001, $36.2 million in fiscal 2002 and $51.0 million in fiscal 2003. Operating cash flow in each year has benefited from increased net income, offset by additional investments in working capital, primarily receivables and inventories, and, in fiscal 2003, a reduction in accrued expenses, offset by the accrual for the arbitration award. In fiscal 2001, and fiscal 2002, additional investments in working capital were offset somewhat by decreases in accrued expenses. In fiscal 2003, net income increased $18.8 million, or 127.4%, compared with fiscal 2001, and it increased $7.1 million, or 26.9%, compared with fiscal 2002. Net working capital was $29.4 million at January 28, 2001, $49.2 million at February 3, 2002 and $81.4 million at February 2, 2003. Additional investments in receivables and inventory have been necessary due to the expansion of our off-premises sales programs and the opening of new franchise stores. Accrued expenses in fiscal 2003 decreased primarily as a result of net lower accruals for employee benefit plans, primarily incentive plans, as determined under the terms of the plans, at February 2, 2003 as compared to February 3, 2002. The accrual of $9.1 million for the arbitration award (see Note 18 -- Legal Contingencies in the notes to our consolidated financial statements) reduced working capital in fiscal 2003. Additionally, operating cash flows were favorably impacted by the tax benefit from the exercise of nonqualified stock options of $13.8 million in fiscal 2003. The Company's operating cash flows may continue to be favorably impacted by similar tax benefits in the future; however, the exercise of stock options is outside of the Company's control.

DETAILED ANALYSIS

ACCOUNTS RECEIVABLE. Our investment in receivables increased $3.4 million in fiscal 2001, $13.3 million in fiscal 2002 and $7.4 million in fiscal 2003. Accounts receivable have been increasing for the following reasons:

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

    2) An increase in the number of franchise stores that are operating: 111 at January 28, 2001, 143 at February 3, 2002, and 177 at February 2, 2003. We generate accounts receivable from franchisees as a result of royalties earned on their sales as well as our weekly shipments of mix, other ingredients and supplies to each store. Therefore, as the number of franchise stores have grown, so have the corresponding accounts receivable balances. Accounts receivable balances from franchisees are shown under the captions accounts receivable and accounts receivable, affiliates on the consolidated balance sheets. Receivables from franchisees in which we own no interest are included in the accounts receivable caption, while receivables from franchisees in which we own a minority interest or receivables from stores owned by members of our Board of Directors, or other related parties to the Company, are shown under the caption accounts receivable, affiliates. Payment terms on these receivables are 30 or 35 days from the date of invoice, depending on the franchisee's payment method (traditional check versus electronic payment arrangements). We also generate accounts receivable from franchise stores whenever they build a new store, as we supply the doughnut-making equipment and other capital expenditure items necessary to operate a store. Payment terms on these items are 54 days from the date of installation of the doughnut-making equipment. Accounts receivable generated from a new store opening are typically in excess of $550,000 per store. If franchise store openings are heavily concentrated in a particular quarter, and depending on when they opened in the quarter, the sales of the doughnut-making equipment and other capital expenditure items we sell to franchisees can cause an increase in our accounts receivable balances. In the fourth quarter of both fiscal 2002 and fiscal 2003, we opened 20 franchise stores, concentrated in the mid to late weeks of the quarter, which also contributed to the increase in accounts receivable. We have had minimal experience with uncollectible accounts receivable from our franchisees. We expect accounts receivable from franchisees will continue to grow over time as we open new stores and sell mix, supplies and other ingredients to an increasing base of franchise stores.

INVENTORIES. Our investment in inventories increased $4.0 million in fiscal 2002 and $7.9 million in fiscal 2003. Inventories have increased primarily as a result of:

    1) An increase in the number of Company-owned stores: 63 at January 28, 2001, 75 at February 3, 2002 and 99 at February 2, 2003. Each store carries an inventory consisting of mix, other ingredients and supplies necessary to operate the store. As we add more Company stores in the future, we anticipate that inventory levels will grow accordingly.

    2) A planned increase in inventory levels at KKM&D -- raw materials, work-in-progress, finished goods and service parts -- to support the increased number of stores in the system, as well as anticipated new store openings. The total number of stores in operation at January 28, 2001, February 3, 2002 and February 2, 2003 was 174, 218 and 276,
       respectively. Additionally, the Company anticipates opening 77 stores, most of which will be Franchise stores, in fiscal 2004. Also, during the year our new mix and distribution facility in Effingham, IL became operational and inventory levels increased as a result of stocking this facility.

INCOME TAXES. During fiscal 2003, we made estimated income tax payments in the first half of the fiscal year. Stock option exercises during the latter half of the fiscal year resulted in tax deductions for the Company which significantly lowered our income tax liability for fiscal 2003, resulting in an income tax refundable amount of $2.0 million at February 2, 2003. The timing of these payments versus the timing of stock option exercises negatively impacted operating cash flow for fiscal 2003. While we try to anticipate events which will impact the amount and timing of income tax payments, it is difficult to anticipate the impact stock option exercises will have on our overall tax position as stock option exercise decisions are at the discretion of the option holder.

CASH FLOW FROM INVESTING ACTIVITIES

Net cash used for investing activities was $67.3 million in fiscal 2001, $52.3 million in fiscal 2002 and $94.6 million in fiscal 2003. Investing activities in fiscal 2003 primarily consisted of capital expenditures for property and equipment, additional investments in joint ventures and the acquisition of franchise markets, net of cash acquired. Investing activities in fiscal 2002 primarily consisted of capital expenditures and the acquisition of franchise markets, net of cash acquired. In addition to capital expenditures, investing activities in fiscal 2001 consisted of the purchase of approximately $41.4 million of marketable securities with a portion of the proceeds from the initial public offering and cash flow generated from operations.

In fiscal 2003, our capital expenditures were $83.2 million, an increase of $45.9 million, or 123.0%, compared with fiscal 2002 and an increase of $57.5 million, or 224.3%, compared with fiscal 2001. Capital expenditures in fiscal 2003 included expenditures for the new mix manufacturing and distribution facility in Effingham, Illinois, for the construction of new Company stores, including new stores opened by our consolidated joint ventures, capital expenditures for existing Company stores and remodels of Company stores, expenditures to support our off-premises sales programs and expenditures for the installation of a coffee roasting operation at our Ivy Avenue facility in Winston-Salem. These expenditures were necessary to support our efforts of increasing sales of our products throughout North America and for expansion internationally. Capital expenditures for property and equipment in fiscal 2004 are expected to be in excess of $55.0 million, consisting principally of expenditures for new stores, including stores to be opened by our consolidated joint ventures, store remodels, technology and infrastructure in our KKM&D operations. This amount, however, could be higher or lower depending on needs and situations that arise during the year.

In fiscal 2003, we also spent $5.0 million in cash, net of cash acquired, and issued approximately 837,000 shares of common stock for the acquisition of associate and area developer markets and to acquire a controlling interest in a joint venture. The associate and area developer franchisee markets we acquired were in Akron, OH, Destin, FL, Pensacola, FL and Toledo, OH. Primarily through the issuance of common stock, we acquired a controlling interest in Glazed Investments, our area developer joint venture with rights to develop stores in the Colorado, Minnesota and Wisconsin markets. In fiscal 2002, we spent $20.6 million, net of cash acquired, and issued approximately 115,000 shares of common stock to acquire the Baltimore, MD, Charleston, SC and Savannah, GA markets from franchisees. We will acquire markets, in whole or in part under joint venture agreements, from franchisees if they are willing to sell to us and if there are sound business reasons for us to make the acquisition. These reasons may include a franchise market being contiguous to a Company store market where an acquisition would provide operational synergies; upside opportunity in the market because the franchisee has not fully developed on-premises or off-premises sales; or if we believe our acquiring the market would improve the brand image in the market. In March 2003, we spent approximately $32.0 million in cash to acquire the Kansas and Missouri markets from an area developer franchisee. We will be opportunistic about the acquisition of additional franchise markets and may acquire, in whole or in part under joint venture agreements, other markets in fiscal 2004. We have also announced plans to acquire, through an exchange of stock, Montana Mills Bread Co., Inc., an owner and operator of upscale "village bread stores" in the Northeastern and Midwestern United States. This acquisition is expected to be completed in the first half of fiscal 2004. See Note 21 -- Subsequent Events in the notes to our consolidated financial statements for more information on these transactions.

Investing activities in fiscal 2003 also included additional investments in area developer joint ventures totaling $7.9 million, including initial investments in joint ventures with area developers in markets outside North America. These investments also included $1.6 million spent to acquire ownership interests from the Krispy Kreme Equity Group and from two executive officers of the Company in certain franchise markets where we already had an interest ranging from approximately 3% to 59%, as described further in Note 15 -- Related Party Transactions and Note
17 -- Joint Ventures in the notes to our consolidated financial statements. We believe acquiring an ownership interest in franchise markets helps align interests between the Company and the franchisee and should provide returns for shareholders as the operators of these franchise markets achieve scale in their operations and become profitable. Investment activity in area developer joint ventures was minimal in fiscal 2002.

In fiscal 2001, investing activities primarily consisted of capital expenditures for property and equipment, including expenditures to support our off-premises sales programs, capital expenditures for existing stores and equipment, development of new stores and the acquisition of stores from existing franchisees. Investing activities also include purchases of marketable securities with a portion of the proceeds from the initial public offering and cash flow generated from operations, as well as investments in area developer joint ventures.

CASH FLOW FROM FINANCING ACTIVITIES

Net cash provided by financing activities was $39.0 million in fiscal 2001, $30.9 million in fiscal 2002 and $53.8 million in fiscal 2003.

Financing activities in fiscal 2003 consisted primarily of the borrowing of $33.0 million to finance the Effingham, Illinois mix and distribution facility, borrowings of long-term debt by consolidated joint ventures to finance store development of $11.2 million and proceeds from the exercise of stock options of $7.1 million. In addition, cash flows benefited from the repayment by members of the Company's management and Board of Directors of loans extended to them in 1998 in connection with the change in terms of an employee benefit plan. These loans were repaid in full, including accrued interest, in the third quarter of fiscal 2003.

Financing activities in fiscal 2002 consisted primarily of the completion of our follow-on public offering which raised $17.2 million of capital, the exercise of stock options which provided cash of $3.9 million and cash of $4.0 million provided by outstanding checks which had not yet cleared the bank (book overdraft). The follow-on public offering was for 10,400,000 shares of common stock, of which 9,313,300 were sold by selling shareholders and 1,086,700 were sold by the Company with net proceeds to the Company of $17.2 million.

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

DEBT. The Company maintains a revolving line of credit to provide borrowing availability for general working capital purposes and other financing and investing activities. The Company also entered into a term loan to finance a significant capital expenditure, the acquisition and construction of a new mix manufacturing and distribution facility, in fiscal 2003. In addition, our consolidated joint ventures maintain revolving lines of credit and/or various term borrowings to provide funding for general working capital purposes and the construction of new stores. The following is a discussion of our outstanding debt as of February 2, 2003. See also Note 7 -- Debt in the notes to our consolidated financial statements for additional information.

On December 29, 1999, the Company entered into an unsecured Loan Agreement ("Agreement") with a bank to increase borrowing availability and extend the maturity of its revolving credit facility. The Agreement provides a $40 million revolving line of credit and expires on June 30, 2004. Under the terms of the Agreement, interest on the revolving line of credit is charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month LIBOR plus 100 basis points. There was no interest, fee or other charge for the unadvanced portion of the line of credit until July 1, 2002 at which time the Company began paying a fee of 0.10% on the unadvanced portion. No amounts were outstanding on the revolving line of credit at February 3, 2002 or February 2, 2003. The amount available under the revolving line of credit is reduced by letters of credit, amounts outstanding under certain loans to franchisees which are guaranteed by the Company and certain amounts available or outstanding in connection with credit cards issued by the lender on behalf of the Company and was $31.7 million at February 2, 2003. Outstanding letters of credit, primarily for insurance purposes, totaled $6.6 million, amounts outstanding under the loans guaranteed by the Company totaled $152,000 and amounts available in connection with credit cards issued by the lender totaled $1.5 million at February 2, 2003.

The Agreement contains provisions that, among other requirements, restrict capital expenditures, require the maintenance of certain financial ratios, place various restrictions on the sale of properties, restrict the Company's ability to enter into collateral repurchase agreements and guarantees, restrict the payment of dividends and require compliance with other customary financial and nonfinancial covenants. At February 2, 2003, the Company was in compliance with each of these covenants.

On March 21, 2002, the Company entered into a credit agreement with a bank ("Credit Agreement") to provide funding of up to $35.0 million for the initial purchase and completion of the Company's new mix and distribution facility in Effingham, Illinois. Construction of the Facility began in May 2001 and was originally funded through a synthetic lease agreement with a bank (see "Synthetic Lease" below). In May 2002, the outstanding borrowings under the Credit Agreement, totaling $33.0 million, were converted to a term loan ("Term Loan"). The Term Loan requires monthly payments of principal of $137,500 and interest through September 21, 2007, at which time a final payment of all outstanding principal and accrued interest will be due. The Credit Agreement also permits the Company to prepay the loan in whole at any time, or from time to time in part in amounts aggregating at least $500,000 or any larger multiple of $100,000 without penalty. The Term Loan bears interest at Adjusted LIBOR, as defined within the Credit Agreement, plus an Applicable Margin, as defined within the Credit Agreement. The Applicable Margin ranges from .75% to 1.75% and is determined based upon the Company's performance under certain financial covenants contained in the Credit Agreement. The interest rate applicable on February 2, 2003 was 2.13%.

The Credit Agreement contains provisions that, among other requirements, restrict the payment of dividends and require the Company to maintain compliance with certain covenants, including the maintenance of certain financial ratios. At February 2, 2003, the Company was in compliance with each of these covenants.

On March 27, 2002, the Company entered into an interest rate swap agreement to convert the variable payments due under the Credit Agreement to fixed amounts, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flow). The Company formally documents all hedging instruments and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The swap was effective May 1, 2002 and had an initial notional amount of $33.0 million. The notional amount declines by $137,500 each month, to correspond with the reduction in principal of the Term Loan. The notional amount of the swap at February 2, 2003 was $31.8 million. Under the terms of the swap, the Company will make fixed rate payments to the counterparty, a bank, of 5.09% and in return receive payments at LIBOR. Monthly payments began June 1, 2002 and continue until the swap terminates May 1, 2007. At February 2, 2003, the fair value carrying amount of the swap was a liability of $2.6 million. Accumulated other comprehensive loss for the fiscal year ended February 2, 2003 includes a loss, net of related tax benefits, of $1.6 million, respectively, related to the swap.

On October 12, 2001, Golden Gate, our Northern California joint venture, entered into a $6.8 million revolving line of credit agreement with a bank to provide funding to support construction of new stores, the growth of off-premises sales and general working capital needs. The Company has guaranteed 67% of amounts outstanding under the line of credit and the amount not guaranteed by the Company is collateralized by buildings and equipment owned by Golden Gate. The line of credit bears interest at one-month LIBOR plus 1.25% (2.59% at February 2, 2003) and matures on October 12, 2004. There is no interest, fee or other charge for the unadvanced portion of the line of credit. The line of credit replaced a previous $1.5 million line of credit, established January 25, 2001, with similar terms. At February 2, 2003, the amount outstanding under the $6.8 million revolving line of credit was $4.8 million

On November 8, 2002, Golden Gate entered into a loan agreement with the bank to convert $3.0 million of the amount outstanding under the revolving line of credit to a term loan. The loan bears interest at one-month LIBOR plus 1.25% (2.59% at February 2, 2003). Repayment of the loan began in December 2002 with 59 monthly installments of $29,807 of principal and interest and one final payment of all remaining principal and interest due on November 8, 2007. The Company has guaranteed 67% of the outstanding balance of the term loan and the amount not guaranteed by the Company is collateralized by certain buildings and equipment owned by Golden Gate.

On October 12, 2001, Golden Gate converted its previous revolving line of credit agreement, in the amount of $4.5 million, to a term loan. The Company has guaranteed 67% of the outstanding balance of this term loan. The amount not guaranteed by the Company is collateralized by buildings and equipment owned by Golden Gate. Repayment of the loan began in November 2001 with 59 equal monthly payments of $53,415 of principal and interest and one final payment of all remaining principal and interest due on October 12, 2006. Interest on the term loan is charged at the lender's one-month LIBOR plus 1.25% (2.59% at February 2, 2003).

The line of credit and the term loans contain provisions requiring Golden Gate to maintain compliance with certain financial covenants, including maintenance of certain financial ratios. Golden Gate was in compliance with the applicable covenants at February 2, 2003.

Based on our current expansion plans in Northern California, we will most likely seek additional borrowing capacity to support planned store openings and sales growth. The Company will most likely be required to guarantee a portion of this additional credit equal to its ownership percentage of the joint venture.

On June 13, 2002, Freedom Rings, the Philadelphia joint venture, entered into an unsecured loan agreement with a bank to provide initial funding of $1.5 million for construction of a retail store. Interest on the loan was payable at the lender's one-month LIBOR plus 1.25%. On November 6, 2002, Freedom Rings entered into a $5.0 million revolving line of credit with the bank to provide funding for the construction of additional retail stores and general working capital purposes. The line of credit replaced the $1.5 million loan, which was repaid in full with borrowings under the line of credit and cancelled. The revolving line of credit bears interest at the bank's one-month LIBOR plus 1.25% (2.59% at February 2, 2003), is secured by certain property and equipment owned by Freedom Rings and matures August 15, 2004. The Company has guaranteed 70% of the amounts available under the revolving line of credit. The revolving line of credit contains provisions requiring Freedom Rings to maintain compliance with certain financial covenants, including the maintenance of certain financial ratios. The joint venture was in compliance with the applicable covenants at February 2, 2003.

Based on our current expansion plans in the Philadelphia area, we will most likely seek additional borrowing capacity to support planned store openings and sales growth. The Company will most likely be required to guarantee a portion of this additional credit equal to its ownership percentage of the joint venture.

Glazed Investments, the joint venture franchisee with rights to Colorado, Minnesota and Wisconsin, typically enters into arrangements with a non-bank financing institution to provide funding for the construction of stores and the purchase of the related equipment. While individual promissory notes exist for the financing of each store and equipment purchase for which funding was provided through the issuance of debt, the terms of each are substantially the same. During the construction period, interest on amounts outstanding is payable monthly, generally at one-month LIBOR plus 4.25%. Upon completion of the store, the amount advanced for construction funding is converted to a real estate term loan ("Real Estate Loans") and amounts advanced for equipment purchases are converted to equipment term loans ("Equipment Loans"). Generally, Real Estate Loans require monthly payments of principal and interest for a fixed term of fifteen years and Equipment Loans require monthly payments of principal and interest for a fixed term of seven years. Interest is payable at rates based on either a fixed rate, which ranges from 7% to 8.65%, or a variable rate based on the one-month LIBOR rate or a commercial paper rate, plus a premium. The premium charged on variable rate loans ranges from 3.05% to 3.6%. At February 2, 2003, interest rates applicable to the debt range from 4.3% to 8.65%. The loans are secured by the related property and equipment. The Company has also guaranteed approximately 75% of the amounts outstanding under the loans.

Glazed Investments has entered into promissory notes with Lawrence E. Jaro, chief executive officer of Glazed Investments, who holds an approximate 18% interest in the joint venture, whereby Mr. Jaro will provide funding to the joint venture for general working capital purposes. Borrowings under the promissory notes are also used to fund store development costs prior to establishment of permanent financing. Amounts outstanding are unsecured and bear interest at 10% which is payable at maturity. The notes generally have terms of less than six months and are repaid from operating cash flows of the joint venture or proceeds from permanent financing. Amounts outstanding at February 2, 2003 totaled $900,000 and are reported as short-term debt - related party in our consolidated financial statements.

In July 2000, Glazed Investments issued $4.5 million in senior subordinated notes ("Notes") to fund, in part, expenses associated with the start-up of its operations. The Company purchased $1.0 million of the Notes at the time of the initial offering. In connection with the Company's acquisition of additional interests in Glazed Investments in fiscal 2003 (see Note 15 -- Related Party Transactions, Note 17 -- Joint Ventures and Note 20 -- Acquisitions), the Company acquired an additional $3.4 million in Notes. As a result, approximately $4.4 million of the Notes issued by Glazed Investments are payable to the Company. Prior to the acquisition by the Company of a controlling interest in Glazed Investments in August 2002, the Notes held by the Company were included in investments in unconsolidated joint ventures in the accompanying consolidated balance sheet. Effective with the consolidation of Glazed Investments with the accounts of the Company in August 2002, the Notes held by the Company were eliminated against the amount reflected in Glazed Investments balance sheet as payable to the Company. Accordingly, the Notes outstanding at February 2, 2003 as reflected in the accompanying consolidated balance sheet totaling $136,000 represent the total amount of the original $4.5 million issued that remains payable to a third party. The Notes bear interest at 12.0% payable semi-annually each April 30 and October 31 through April 30, 2010, at which time a final payment of outstanding principal and accrued interest is due.

Based on our current expansion plans in the Colorado, Minnesota and Wisconsin markets, we will most likely seek additional borrowing capacity to support planned store openings and sales growth. The Company will most likely be required to guarantee a portion of this additional credit equal to its ownership percentage of the joint venture.

The Company will continue to consider opportunities to acquire partial or entire interests in some of our franchise markets as the opportunity arises and there are sound business reasons to make the acquisition. Depending on the size and number of these acquisitions, it is likely that we will use, in addition to excess cash, additional debt to accomplish these acquisitions. See Capital Requirements below for further discussion.

SYNTHETIC LEASE. On April 26, 2001, the Company entered into a synthetic lease agreement in which the lessor, a bank, had agreed to fund up to $35.0 million for construction of the Company's new mix and distribution facility in Effingham, Illinois (the "Facility"). Under the terms of the synthetic lease, the bank was to pay all costs associated with the construction of the building and the equipment to be used in the manufacturing and distribution processes. No "special purpose entity" was a party to this transaction. Lease payments were to begin upon completion of the Facility (the "Completion Date"). Construction of the Facility began in May 2001. The initial term of the lease was five years following the Completion Date.

Under a synthetic lease, neither the cost of the Facility, nor the payment obligations are shown as an asset or as debt, respectively, on the Company's consolidated balance sheet. Therefore, the synthetic lease is often referred to as "off-balance sheet financing." We entered into the synthetic lease: 1) due to the attractiveness of the interest rate associated with the lease which, because of competition among the financial institutions proposing on the synthetic lease transaction, was lower than longer-term financing at the time we began construction of the Facility; 2) due to the flexibility the synthetic lease afforded us at the end of its term as we could purchase the facility with cash, enter into another synthetic lease or enter into traditional financing; and 3) because it allowed us to preserve cash as our monthly lease payments were only covering interest costs on the Facility, as opposed to principal and interest, resulting in a lower monthly payment. As discussed above, on March 21, 2002, the Company terminated the synthetic lease and purchased the Facility from the bank. To finance the purchase, the Company entered into a Credit Agreement with the bank. See above and Note 7 -- Debt in the notes to our consolidated financial statements for further information on the terms of the Credit Agreement.

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

DEBT AND LEASE GUARANTEES AND COLLATERAL REPURCHASE AGREEMENTS. In order to open stores and expand off-premises sales programs, our franchisees incur debt and enter into operating lease agreements. For those franchisees in which we have an ownership interest, we will guarantee an amount of the debt or leases generally equal to our ownership percentage. Because these are relatively new entities without a long track record of operations, these guarantees are necessary for our joint venture partners to get financing for the growth of their businesses. In the past, we have also guaranteed debt amounts or entered into collateral repurchase agreements for Company stock or doughnut-making equipment for certain franchisees when we did not have an ownership interest in them, though we have suspended this practice unless there are some unusual circumstances which require our financial guarantees. In accordance with generally accepted accounting principles existing at the time we made these commitments, these guarantees are not recorded as liabilities on our consolidated balance sheet. As of February 2, 2003, we had lease guarantee commitments totaling $357,000 and loan guarantees totaling $7.3 million. These amounts do not include guarantees of debt of our consolidated joint ventures, as the entire amount of the bank debt of these joint ventures is shown as a liability on our consolidated balance sheet, nor does it include lease guarantees as the gross amount of lease commitments for these joint ventures is shown in Note 8 -- Lease Commitments to our consolidated financial statements. Of the total guaranteed amount of $7.7 million, $6.5 million are for franchisees in which we have an ownership interest and $1.2 million are for franchisees in which we have no ownership interest. The amount of debt and lease guarantees related to franchisees in which we have an ownership interest will continue to grow as these joint ventures open more stores while the amount of debt and lease guarantees related to franchisees in which we do not have an interest is expected to decrease. To date the Company has not experienced any losses in connection with these guarantees, and we consider it unlikely that we will have to satisfy any of these guarantees.

OFF BALANCE SHEET ARRANGEMENTS. Upon termination of the synthetic lease transaction on March 21, 2002 as discussed above, the Company does not have any off balance sheet debt nor does it have any transactions, arrangements or relationships with any "special purpose" entities.

SUMMARIES OF OUR CONTRACTUAL OBLIGATIONS AND OTHER COMMERCIAL COMMITMENTS AS OF FEBRUARY 2, 2003 ARE AS FOLLOWS:

                CONTRACTUAL CASH OBLIGATIONS AT FEBRUARY 2, 2003

                                                                                                      IN THOUSANDS
------------------------------------------------------------------------------------------------------------------
                                                                 PAYMENTS DUE IN                        PAYMENTS
                                   TOTAL         -----------------------------------------------        DUE AFTER
                                   AMOUNT        FISCAL 2004       FISCAL 2005       FISCAL 2006       FISCAL 2007
------------------------------------------------------------------------------------------------------------------
Long-term debt                    $ 60,489         $ 3,301           $10,985           $ 3,727           $42,476
Operating leases                    69,711          10,969             9,187             6,707            42,848
                                  ------------------------------------------------------------------------------
Total Contractual Cash
  Obligations                     $130,200         $14,270           $20,172           $10,434           $85,324
                                  ==============================================================================

                OTHER COMMERCIAL COMMITMENTS AT FEBRUARY 2, 2003

                                                                                                        IN THOUSANDS
--------------------------------------------------------------------------------------------------------------------
                                                              AMOUNTS EXPIRING IN                        AMOUNTS
                                  TOTAL         -----------------------------------------------       EXPIRING AFTER
                                  AMOUNT        FISCAL 2004       FISCAL 2005       FISCAL 2006        FISCAL 2007
--------------------------------------------------------------------------------------------------------------------
Letters of credit(1)             $  6,626         $ 6,626           $    --           $    --            $    --
Guarantees                          7,652           2,903               498               517              3,734
                                 -------------------------------------------------------------------------------
Total Other Commercial
  Commitments                    $ 14,278         $ 9,529           $   498           $   517            $ 3,734
                                 ===============================================================================

(1) The letters of credit are automatically renewed on an annual basis.

CAPITAL REQUIREMENTS. In the next five years, we plan to use cash primarily for the following activities:

    - Adding mix production and distribution capacity to support expansion

    - Remodeling and relocation of selected older Company stores

    - Expanding our equipment manufacturing and operations training facilities

    - Investing in all or part of franchisees' operations, both domestically and internationally

    - Working capital and other corporate purposes.

Our capital requirements for the items outlined above may be significant. These capital requirements will depend on many factors including our overall performance, the pace of store expansion and Company store remodels, the requirements for joint venture arrangements and infrastructure needs for both personnel and facilities. In fiscal 2001, fiscal 2002 and fiscal 2003 we primarily relied on cash flow generated from the initial public offering completed in April 2000 and our follow-on public offering completed in early February 2001, cash flow generated from operations and our borrowing capacity under our lines of credit. In addition, in fiscal 2003 we used term debt to finance our new mix manufacturing and distribution facility in Effingham, Illinois and our consolidated joint ventures use a combination of revolving credit facilities and term debt to finance their operations and store development. Given our continued interest in pursuing acquisitions of partial or entire interests in franchisees or other entities, we are evaluating the need for additional capital, after considering cash flow from operations, to fund these activities. If additional capital is needed, we may raise such capital through public or private equity or debt financing or other financing arrangements. We are currently exploring a new credit facility arrangement, most likely with a bank syndication group that would give us increased borrowing capacity to use for new store construction, acquisitions, or other capital needs. We have not determined, however, the size and structure of any new syndicated credit facility. We believe, however, that given our outlook for the next 24 months we will have sufficient capital to execute our business plan. Future capital funding transactions may result in dilution to shareholders. However, there can be no assurance that additional capital will be available or be available on satisfactory terms. Our failure to raise additional capital could have one or more of the following effects on our operations and growth plans over the next five years:

    - Slowing our plans to remodel and relocate older Company-owned stores

    - Reducing the number and amount of joint venture investments in area developers or acquisitions of franchise markets

    - Slowing the building of our infrastructure in both personnel and facilities.

INFLATION

We do not believe that inflation has had a material impact on our results of operations in recent years. However, we cannot predict what effect inflation may have on our results of operations in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates on our outstanding debt. Our $40 million revolving line of credit bears interest at either our lender's prime rate minus 110 basis points or a rate equal to LIBOR plus 100 points. We elect the rate on a monthly basis. Our consolidated joint ventures are also parties to various debt agreements with variable interest rates. During fiscal 2002, Golden Gate entered into a credit facility with a bank, a $6.75 million revolving line of credit and a term loan. In fiscal 2003, Golden Gate converted a portion of the amount outstanding under its revolving line of credit to a term loan. These credit facilities, the revolving line of credit and term loans, bear interest at LIBOR plus 1.25%. We guarantee 67% of the amounts outstanding under these facilities. In fiscal 2003, Freedom Rings entered into a $5 million revolving line of credit to provide additional funding for store construction and general working capital purposes. Amounts outstanding under the revolving line of credit bear interest at LIBOR plus 1.25%. We guarantee 70% of the amounts outstanding under this facility. Glazed Investments has outstanding several promissory notes issued to finance store development. These notes bear interest at varying rates, based upon LIBOR or commercial paper rates plus a premium. We guarantee approximately 75% of amounts outstanding under these agreements. Amounts outstanding under our Credit Agreement bear interest at adjusted LIBOR plus an applicable margin, which ranges from .75% to 1.75%. We entered into an interest rate swap to convert the variable rate payments due under the Credit Agreement on a notional amount of $33 million to a fixed rate of 5.09% through May 1, 2007. The notional amount declines by $137,500 per month, to correspond with the reduction in principal of the Term Loan. The interest cost of our debt is affected by changes in either prime or LIBOR. Such changes could adversely impact our operating results.

We have no derivative financial interests or derivative commodity instruments in our cash or cash equivalents.

Because the majority of the Company's revenue, expense and capital purchasing activities are currently transacted in United States dollars, the exposure to foreign currency exchange risk is minimal. However, as our international operations grow, our foreign currency exchange risks will increase.

We purchase certain commodities such as flour, sugar and soybean oil. These commodities are usually purchased under long-term purchase agreements, generally one to three years, at a fixed price. We are subject to market risk in that the current market price of any commodity item may be below our contractual price. We do not use financial instruments to hedge commodity prices.

RECENT ACCOUNTING PRONOUNCEMENTS

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective for years beginning after June 15, 2002, or the Company's fiscal year 2004. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The adoption of this Statement will not have a significant impact on the Company's consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for years beginning after December 15, 2001, or the Company's fiscal year 2003. SFAS No. 144 superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 retains the requirements of SFAS No. 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and to measure an impairment loss as the difference between the carrying amount and the fair value of the asset. The adoption of SFAS No. 144 in fiscal 2003 did not have a significant impact on the Company's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other provisions, SFAS No. 145 rescinds both SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and the amendment of SFAS No. 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are applicable for fiscal years beginning after, transactions entered into after and financial statements issued on or subsequent to May 15, 2002. The Company does not believe that SFAS No. 145 will have a significant impact on its consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Although the Company does not have any exit or disposal activities planned currently, SFAS No. 146 will impact the timing of recognition of liabilities for costs associated with any such activities.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies the requirements for a guarantor's accounting for and disclosures of certain guarantees issued and outstanding. It also specifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee, although it does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the guarantee. FIN 45 also specifies certain disclosures required to be made in interim and annual financial statements related to guarantees. The recognition and measurement provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002. The accounting for guarantees issued prior to this date is not affected. Disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has adopted the disclosure requirements of FIN 45 (see Note
16 -- Commitments and Contingencies and Note 17 -- Joint Ventures in the notes to our consolidated financial statements) and began applying the recognition and measurement provisions for all material guarantees entered into or modified after December 31, 2002. The impact of FIN 45 on future consolidated financial statements will depend upon whether the Company enters into or modifies any material guarantees. Currently, the majority of our guarantees are for debt or leases of our joint ventures. Typically, guarantees are provided based on our ownership in the joint ventures. For such guarantees we enter into, we expect to record the fair value as an increase in our investment in the joint ventures.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Statement also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim statements of the effects on reported results of an entity's accounting policy decisions with respect to stock-based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The Company has included the required disclosures in Note 2 -- Nature of Business and Significant Accounting Policies in the accompanying consolidated financial statements and will include the disclosures required in interim statements in its financial statements for the first quarter of fiscal 2004. Currently, the Company does not intend to change its accounting for stock-based compensation.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 must be applied no later than the beginning of the Company's third quarter of fiscal 2004.

The Company currently has equity interests in joint ventures with other entities to develop and operate Krispy Kreme stores. For those joint ventures where the Company does not have the ability to control the joint venture's management committee, the Company accounts for its investment under the equity method of accounting. For certain of these joint ventures, the Company holds variable interests, such as providing guarantees of the joint venture's debt or leases. As a result, these joint ventures may be considered variable interest entities and it is possible that the Company may be required to consolidate them when FIN 46 becomes effective at the beginning of the third quarter of the Company's fiscal 2004. While the Company's net operating results will be the same regardless of whether these joint ventures are consolidated or accounted for under the equity method, individual line items in the consolidated financial statements will be impacted if any of the joint ventures must be consolidated as a result of inclusion of the assets, liabilities and operating results of the variable interest entities in the individual line items in the consolidated financial statements. The Company is currently evaluating the classification of its unconsolidated joint ventures and, as a result, has not completed its assessment of whether or not the adoption of FIN 46 will have a material impact on its consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED BALANCE SHEETS

                                                                                  IN THOUSANDS
----------------------------------------------------------------------------------------------
                                                             FEB. 3, 2002         FEB. 2, 2003
----------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                    $    21,904          $    32,203
Short-term investments                                            15,292               22,976
Accounts receivable, less allowance for doubtful accounts
  of $1,182 (2002) and $1,453 (2003)                              26,894               34,373
Accounts receivable, affiliates                                    9,017               11,062
Other receivables                                                  2,771                  884
Inventories                                                       16,159               24,365
Prepaid expenses                                                   2,591                3,478
Income taxes refundable                                            2,534                1,963
Deferred income taxes                                              4,607                9,824
                                                             --------------------------------
        Total current assets                                     101,769              141,128
Property and equipment, net                                      112,577              202,558
Long-term investments                                             12,700                4,344
Investments in unconsolidated joint ventures                       3,400                6,871
Intangible assets                                                 16,621               48,703
Other assets                                                       8,309                6,883
                                                             --------------------------------
        Total assets                                         $   255,376          $   410,487
                                                             --------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                             $    12,095          $    14,055
Book overdraft                                                     9,107               11,375
Accrued expenses                                                  26,729               20,981
Arbitration award                                                     --                9,075
Revolving line of credit                                           3,871                   --
Current maturities of long-term debt                                 731                3,301
Short-term debt -- related party                                      --                  900
                                                             --------------------------------
        Total current liabilities                                 52,533               59,687
                                                             --------------------------------
Deferred income taxes                                              3,930                9,849
Long-term debt, net of current portion                             3,912               49,900
Revolving lines of credit                                             --                7,288
Other long-term obligations                                        4,843                5,218
                                                             --------------------------------
        Total long-term liabilities                               12,685               72,255
Commitments and contingencies
Minority interest                                                  2,491                5,193
SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 10,000 shares authorized;
  none issued and outstanding                                         --                   --
Common stock, no par value, shares authorized --
  100,000 (2002) and 300,000 (2003); issued and outstanding
  -- 54,271 (2002) and 56,295 (2003)                             121,052              173,112
Unearned compensation                                               (186)                (119)
Notes receivable, employees                                       (2,580)                (558)
Nonqualified employee benefit plan assets                           (138)                (339)
Nonqualified employee benefit plan liability                         138                  339
Accumulated other comprehensive income (loss)                        456               (1,486)
Retained earnings                                                 68,925              102,403
                                                             --------------------------------
        Total shareholders' equity                               187,667              273,352
                                                             --------------------------------
        Total liabilities and shareholders' equity           $   255,376          $   410,487
                                                             ================================

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
----------------------------------------------------------------------------------------------------
YEAR ENDED                                           JAN. 28, 2001     FEB. 3, 2002     FEB. 2, 2003
----------------------------------------------------------------------------------------------------
Total revenues                                            $300,715         $394,354         $491,549
Operating expenses                                         250,690          316,946          381,489
General and administrative expenses                         20,061           27,562           28,897
Depreciation and amortization expenses                       6,457            7,959           12,271
Arbitration award (Note 18)                                     --               --            9,075
                                                          --------         --------         --------
Income from operations                                      23,507           41,887           59,817
Interest income                                              2,325            2,980            1,966
Interest expense                                              (607)            (337)          (1,781)
Equity loss in joint ventures                                 (706)            (602)          (2,008)
Minority interest                                             (716)          (1,147)          (2,287)
Loss on sale of property and equipment                         (20)            (235)            (934)
                                                          --------         --------         --------
Income before income taxes                                  23,783           42,546           54,773
Provision for income taxes                                   9,058           16,168           21,295
                                                          --------         --------         --------
Net income                                                $ 14,725         $ 26,378         $ 33,478
                                                          ========         ========         ========
Basic earnings per share                                  $   0.30         $   0.49         $   0.61
                                                          ========         ========         ========
Diluted earnings per share                                $   0.27         $   0.45         $   0.56
                                                          ========         ========         ========


The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            ------------------------------------   ------------------------------------------
                                             KRISPY KREME DOUGHNUT CORPORATION            KRISPY KREME DOUGHNUTS, INC.
-----------------------------------------------------------------------------------------------------------------------------
                                            COMMON    COMMON       ADDITIONAL      PREFERRED   PREFERRED   COMMON     COMMON
                                            SHARES     STOCK     PAID-IN CAPITAL    SHARES       STOCK     SHARES     STOCK
-----------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 30, 2000                   467     $4,670        $ 10,805           --       $    --         --   $     --
Comprehensive income:
 Net income for the year ended January 28,
   2001
 Unrealized holding gain, net
 Total comprehensive income
Proceeds from public offering                                                                               13,800     65,637
Conversion of Krispy Kreme Doughnut
 Corporation shares to Krispy Kreme
 Doughnuts, Inc. shares                      (467)    (4,670)        (10,805)                               37,360     15,475
Cash dividend to shareholders
Issuance of shares to employee stock
 ownership plan                                                                                                580      3,039
Contribution to the nonqualified employee
 benefit plan
Liability under the nonqualified employee
 benefit plan
Issuance of restricted common shares                                                                            12        210
Exercise of stock options, including tax
 benefit of $595                                                                                                80        699
Amortization of restricted common shares
Collection of notes receivable
                                            ---------------------------------------------------------------------------------
BALANCE AT JANUARY 28, 2001                    --     $   --        $     --           --       $    --     51,832   $ 85,060
Comprehensive income:
 Net income for the year ended February 3,
   2002
 Unrealized holding loss, net
 Foreign currency translation adjustment,
   net
 Total comprehensive income
Proceeds from public offering                                                                                1,086     17,202
Exercise of stock options, including tax
 benefit of $9,772                                                                                           1,183     13,678
Issuance of shares in conjunction with
 acquisition of franchise market                                                                               115      4,183
Adjustment of nonqualified employee
 benefit plan investments
Issuance of restricted common shares                                                                             1         50
Amortization of restricted common shares
Issuance of stock for notes receivable                                                                          54        879
Collection of notes receivable
                                            ---------------------------------------------------------------------------------
BALANCE AT FEBRUARY 3, 2002                    --     $   --        $     --           --       $    --     54,271   $121,052
Comprehensive income:
 Net income for the year ended February 2,
   2003
 Unrealized holding loss, net of tax
   benefit of $241
 Foreign currency translation adjustment,
   net of tax expense of $7
 Unrealized loss from cash flow hedge, net
   of tax benefit of $982
 Total comprehensive income
Exercise of stock options, including tax
 benefit of $13,795                                                                                          1,187     20,935
Issuance of shares in conjunction with
 acquisition of franchise markets                                                                              837     30,975
Adjustment of nonqualified employee
 benefit plan investments
Amortization of restricted common shares
Issuance of stock options in exchange for
 services                                                                                                                 150
Collection of notes receivable
                                            ---------------------------------------------------------------------------------
BALANCE AT FEBRUARY 2, 2003                    --     $   --        $     --           --       $    --     56,295   $173,112
                                            =================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                                                    IN THOUSANDS


----------------------------------------------------------------------------------------------------------
                  NOTES        NONQUALIFIED       NONQUALIFIED     ACCUMULATED OTHER
  UNEARNED     RECEIVABLE,   EMPLOYEE BENEFIT   EMPLOYEE BENEFIT     COMPREHENSIVE     RETAINED
COMPENSATION    EMPLOYEES      PLAN ASSETS       PLAN LIABILITY      INCOME (LOSS)     EARNINGS    TOTAL
----------------------------------------------------------------------------------------------------------
   $  --         $(2,547)         $  --               $ --              $    --        $ 34,827   $ 47,755
                                                                                         14,725     14,725
                                                                            609                        609
                                                                                                   -------
                                                                                                    15,334
                                                                                                    65,637
                                                                                                        --
                                                                                         (7,005)    (7,005)
                                                                                                     3,039
                                   (126)                                                              (126)
                                                       126                                             126
    (210)                                                                                               --
                                                                                                       699
      22                                                                                                22
                     198                                                                               198
----------------------------------------------------------------------------------------------------------
   $(188)        $(2,349)         $(126)              $126              $   609        $ 42,547   $125,679
                                                                                         26,378     26,378
                                                                           (111)                      (111)
                                                                            (42)                       (42)
                                                                                                   -------
                                                                                                    26,225
                                                                                                    17,202
                                                                                                    13,678
                                                                                                     4,183
                                    (12)                12                                              --
     (50)                                                                                               --
      52                                                                                                52
                    (879)                                                                               --
                     648                                                                               648
----------------------------------------------------------------------------------------------------------
   $(186)        $(2,580)         $(138)              $138              $   456        $ 68,925   $187,667
                                                                                         33,478     33,478
                                                                           (385)                      (385)
                                                                             11                         11
                                                                         (1,568)                    (1,568)
                                                                                                   -------
                                                                                                    31,536
                                                                                                    20,935
                                                                                                    30,975
                                   (201)               201                                              --
      67                                                                                                67
                                                                                                       150
                   2,022                                                                             2,022
----------------------------------------------------------------------------------------------------------
   $(119)        $  (558)         $(339)              $339              $(1,486)       $102,403   $273,352
==========================================================================================================

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                               $    14,725          $    26,378          $    33,478
Items not requiring cash:
  Depreciation and amortization                                6,457                7,959               12,271
  Deferred income taxes                                        1,668                2,553                1,632
  Loss on disposal of property and equipment, net                 20                  235                  934
  Compensation expense related to restricted stock
    awards                                                        22                   52                   67
  Tax benefit from exercise of nonqualified stock
    options                                                      595                9,772               13,795
  Provision for store closings and impairment                    318                   --                   --
  Minority interest                                              716                1,147                2,287
  Equity loss in joint ventures                                  706                  602                2,008
Change in assets and liabilities:
  Receivables                                                 (3,434)             (13,317)              (7,390)
  Inventories                                                 (2,052)              (3,977)              (7,866)
  Prepaid expenses                                             1,239                 (682)                (331)
  Income taxes, net                                              902               (2,575)                 571
  Accounts payable                                             2,279                3,884                  (33)
  Accrued expenses                                             7,966                4,096               (9,296)
  Arbitration award                                               --                   --                9,075
  Other long-term obligations                                    (15)                  83                 (166)
                                                          ----------------------------------------------------
        Net cash provided by operating activities             32,112               36,210               51,036
                                                          ----------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment                           (25,655)             (37,310)             (83,196)
Proceeds from disposal of property and equipment               1,419                3,196                  701
Proceeds from disposal of assets held for sale                    --                   --                1,435
Acquisition of franchise markets, net of cash acquired            --              (20,571)              (4,965)
Investments in unconsolidated joint ventures                  (4,465)              (1,218)              (7,869)
Purchases of investments                                     (41,375)             (10,128)             (32,739)
Proceeds from investments                                      6,004               18,005               33,097
Increase in other assets                                      (3,216)              (4,237)              (1,038)
                                                          ----------------------------------------------------
        Net cash used for investing activities               (67,288)             (52,263)             (94,574)
                                                          ----------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
Borrowings of long-term debt                                      --                4,643               44,234
Repayment of long-term debt                                   (3,600)                  --               (2,170)
Net (repayments) borrowings from revolving line of
  credit                                                     (15,775)                 345                 (121)
Repayment of short-term debt -- related party                     --                   --                 (500)
Debt issue costs                                                  --                   --                 (194)
Proceeds from exercise of stock options                          104                3,906                7,140
Proceeds from stock offering                                  65,637               17,202                   --
Book overdraft                                                  (941)               3,960                2,268
Collection of notes receivable                                   198                  648                3,612
Minority interest                                                401                  227                 (432)
Cash dividends paid                                           (7,005)                  --                   --
                                                          ----------------------------------------------------
        Net cash provided by financing activities             39,019               30,931               53,837
                                                          ----------------------------------------------------
Net increase in cash and cash equivalents                      3,843               14,878               10,299
Cash and cash equivalents at beginning of year                 3,183                7,026               21,904
                                                          ----------------------------------------------------
Cash and cash equivalents at end of year                 $     7,026          $    21,904          $    32,203
                                                          ----------------------------------------------------
Supplemental schedule of non-cash investing and
  financing activities:
  Issuance of stock in conjunction with acquisition of
    franchise markets                                    $        --          $     4,183          $     8,727
  Issuance of stock in conjunction with acquisition of
    additional interest in area developer franchisee              --                   --               22,248
  Unrealized gain (loss) on investments                          609                 (111)                (385)
  Issuance of stock options in exchange for services              --                   --                  150
  Issuance of stock to Krispy Kreme Profit-Sharing
    Stock Ownership Plan                                       3,039                   --                   --
  Issuance of restricted common shares                           210                   50                   --
  Issuance of stock in exchange for employee notes
    receivable                                                    --                  879                   --

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PURPOSE

Krispy Kreme Doughnuts, Inc. was incorporated in North Carolina on December 2, 1999 as a wholly-owned subsidiary of Krispy Kreme Doughnut Corporation ("KKDC"). Pursuant to a plan of merger approved by shareholders on November 10, 1999, the shareholders of KKDC became shareholders of Krispy Kreme Doughnuts, Inc. on April 4, 2000. Each shareholder received 80 shares of Krispy Kreme Doughnuts, Inc. common stock and $15 in cash for each share of KKDC common stock they held. As a result of the merger, KKDC became a wholly-owned subsidiary of Krispy Kreme Doughnuts, Inc. Krispy Kreme Doughnuts, Inc. closed a public offering of its common stock on April 10, 2000.

All consolidated financial statements prior to the merger are those of KKDC and all consolidated financial statements after the merger are those of Krispy Kreme Doughnuts, Inc.

2. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. Krispy Kreme Doughnuts, Inc. and its subsidiaries (the "Company") are engaged principally in the sale of doughnuts and related items through Company-owned stores. The Company also derives revenue from franchise and development fees and the collection of royalties from franchisees. Additionally, the Company sells doughnut-making equipment, mix, coffee and other ingredients and supplies used in operating a doughnut store to Company-owned and franchised stores.

The significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements are as follows:

BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Generally, investments greater than 50 percent in affiliates for which the Company maintains control are also consolidated and the portion not owned by the Company is shown as a minority interest. As of February 2, 2003, the Company consolidated the accounts of three joint ventures which the Company controlled:
Freedom Rings, LLC ("Freedom Rings"), the joint venture with the rights to develop stores in the Philadelphia market; Glazed Investments, LLC ("Glazed Investments"), the joint venture with the rights to develop stores in Colorado, Minnesota and Wisconsin; and Golden Gate Doughnuts, LLC ("Golden Gate"), the joint venture with the rights to develop stores in Northern California. Generally, investments in 20- to 50-percent owned affiliates for which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method of accounting, whereby the investment is carried at the cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition, less any distributions received by the Company. Accordingly, the Company's share of the net earnings of these companies is included in consolidated net income. Investments in less than 20-percent owned affiliates are accounted for by the cost method of accounting.

FISCAL YEAR. The Company's fiscal year is based on a fifty-two/fifty-three week year. The fiscal year ends on the Sunday closest to the last day in January. The years ended January 28, 2001, February 3, 2002 and February 2, 2003 contained 52, 53 and 52 weeks, respectively.

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

Management determines the appropriate classification of its investments in marketable securities at the time of the purchase and reevaluates such determination at each balance sheet date. At February 2, 2003, all marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive income (loss). The cost of investments sold is determined on the specific identification or the first-in, first-out method.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on major capital expenditures during the period of construction.

Depreciation of property and equipment is provided on the straight-line method over the estimated useful lives: Buildings -- 15 to 35 years; Machinery and equipment -- 3 to 15 years; Leasehold improvements -- lesser of useful lives of assets or lease term.

INTANGIBLE ASSETS. In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These pronouncements provide guidance on accounting for the acquisition of businesses and other intangible assets, including goodwill, which arise from such activities. SFAS No. 141 affirms that only the purchase method of accounting may be applied to a business combination and provides guidance on the allocation of purchase price to the assets acquired. SFAS No. 141 applies to all business combinations initiated after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives are no longer amortized but are reviewed at least annually for impairment. SFAS No. 142 is effective for the Company's fiscal 2003, although goodwill and intangible assets acquired after June 30, 2001 were subject immediately to the non-amortization provisions of SFAS No. 142. The Company has evaluated its intangible assets, which at February 2, 2003 consist of goodwill recorded in connection with a business acquisition ($201,000) and the value assigned to reacquired franchise rights in connection with the acquisition of rights to certain markets from franchisees ($48,502,000), and determined that all such assets have indefinite lives and, as a result, are not subject to amortization provisions. For the fiscal year ended February 3, 2002, the Company recorded an expense of $100,000 to amortize intangible assets related to an acquisition completed prior to June 30, 2001. The Company completed impairment analyses of its intangible assets in fiscal 2003 and found no instances of impairment.

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

REVENUE RECOGNITION. A summary of the revenue recognition policies for each segment of the Company (see Note 14) is as follows:

    - Company Store Operations revenue is derived from the sale of doughnuts and related items to on-premises and off-premises customers. Revenue is recognized at the time of sale for on-premises sales. For off-premises sales, revenue is recognized at the time of delivery.

    - Franchise Operations revenue is derived from: (1) development and franchise fees from the opening of new stores; and (2) royalties charged to franchisees based on sales. Development and franchise fees are charged for certain new stores and are deferred until the store is opened and the Company has performed substantially all of the initial services it is required to provide. The royalties recognized in each period are based on the sales in that period.

    - KKM&D revenue is derived from the sale of doughnut-making equipment, mix, coffee and other supplies needed to operate a doughnut store to Company-owned and franchised stores. Revenue is recognized at the time the title and the risk of loss pass to the customer, generally upon delivery of the goods. Revenue from Company-owned stores and consolidated joint venture stores is eliminated in consolidation.

INCOME TAXES. The Company uses the asset and liability method to account for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases for assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS. Cash, accounts receivable, accounts payable, accrued liabilities and debt are reflected in the financial statements at carrying amounts which approximate fair value.

ADVERTISING COSTS. All costs associated with advertising and promoting products are expensed in the period incurred.

STORE OPENING COSTS. All costs, both direct and indirect, incurred to open either Company or franchise stores are expensed in the period incurred. Direct costs to open stores amounted to $464,000, $551,000 and $845,000 in fiscal 2001, 2002 and 2003, respectively.

ASSET IMPAIRMENT. When a store is identified as underperforming or when a decision is made to close a store, the Company makes an assessment of the potential impairment of the related assets. The assessment is based upon a comparison of the carrying amount of the assets, primarily property and equipment, to the estimated undiscounted cash flows expected to be generated from those assets. To estimate cash flows, management projects the net cash flows anticipated from continuing operation of the store until its closing as well as cash flows anticipated from disposal of the related assets, if any. If the carrying amount of the assets exceeds the sum of the undiscounted cash flows, the Company records an impairment charge measured as the excess of the carrying value over the fair value of the assets. The resulting net book value of the assets less estimated net realizable value at disposition, is depreciated over the remaining term that the store will continue in operation.

STOCK-BASED COMPENSATION. The Company accounts for employee stock options in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, the Company recognizes no compensation expense related to employee stock options, as no options are granted below the market price on the grant date. SFAS No. 123, "Accounting for Stock-Based Compensation," requires the recognition of compensation expense based on the fair value of options on the grant date, but allows companies to continue applying APB Opinion No. 25 if certain pro forma disclosures are made assuming hypothetical fair value method application.

HAD COMPENSATION EXPENSE FOR THE COMPANY'S STOCK OPTIONS BEEN BASED ON THE FAIR VALUE AT THE GRANT DATE UNDER THE METHODOLOGY PRESCRIBED BY SFAS NO. 123, THE COMPANY'S INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER SHARE FOR THE THREE YEARS ENDED FEBRUARY 2, 2003 WOULD HAVE BEEN IMPACTED AS FOLLOWS:

                                                                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
-----------------------------------------------------------------------------------------------------------
                                                    JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
-----------------------------------------------------------------------------------------------------------
Net income, as reported                              $    14,725          $    26,378          $    33,478
Add: Stock-based expense reported in net income,
     net of related tax effects                               --                   --                   31
Deduct: Total stock-based compensation expense
        determined under fair value method for all
        awards, net of related tax effects                (1,032)              (4,751)              (8,653)
                                                    ------------------------------------------------------
Pro forma net income                                 $    13,693          $    21,627          $    24,856
                                                    ------------------------------------------------------
Earnings per share:
Reported earnings per share -- Basic                 $      0.30          $      0.49          $      0.61
Pro forma earnings per share -- Basic                       0.28                 0.40                 0.45
Reported earnings per share -- Diluted                      0.27                 0.45                 0.56
Pro forma earnings per share -- Diluted                     0.26                 0.37                 0.42

THE FAIR VALUE OF OPTIONS GRANTED, WHICH IS AMORTIZED TO EXPENSE OVER THE OPTION VESTING PERIOD IN DETERMINING THE PRO FORMA IMPACT, IS ESTIMATED AT THE DATE OF GRANT USING THE BLACK-SCHOLES OPTION-PRICING MODEL WITH THE FOLLOWING WEIGHTED AVERAGE ASSUMPTIONS:

-----------------------------------------------------------------------------------------------------------
                                                    JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
-----------------------------------------------------------------------------------------------------------
Expected life of option                                  7 years              7 years              7 years
Risk-free interest rate                                      6.1%                 5.0%                 4.4%
Expected volatility of stock                                49.7%                52.6%                45.9%
Expected dividend yield                                       --                   --                   --

THE WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING FISCAL 2001, 2002 AND 2003 IS AS FOLLOWS:

-----------------------------------------------------------------------------------------------------------
                                                    JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
-----------------------------------------------------------------------------------------------------------
Fair value of each option granted                    $     11.54          $     14.92          $     18.91
Total number of options granted                        1,863,600            2,169,600            1,186,200
Total fair value of all options granted              $21,505,900          $32,370,400          $22,431,000

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. Accounts receivable are primarily from grocery and convenience stores. The Company performs ongoing credit evaluations of its customers' financial condition. The Company had no single customer that accounted for more than 10% of total revenues in fiscal 2001, fiscal 2002 or fiscal 2003. The Company's two largest customers accounted for 15.6%, 12.5% and 11.4% of total revenues for fiscal 2001, fiscal 2002 and fiscal 2003, respectively. Accounts receivable for these two customers accounted for approximately 14.5% and 13.4% of net accounts receivable at February 3, 2002 and February 2, 2003, respectively.

COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," requires that certain items such as foreign currency translation adjustments, unrealized gains and losses on certain investments in debt and equity securities and minimum pension liability adjustments be presented as separate components of shareholders' equity. SFAS No. 130 defines these as items of other comprehensive income which must be reported in a financial statement displayed with the same prominence as other financial statements. Accumulated other comprehensive income
(loss), as reflected in the consolidated statements of shareholders' equity, was comprised of net unrealized holding gains on marketable securities of $498,000 at February 3, 2002 and $113,000 at February 2, 2003 and foreign currency translation adjustment, net, of $42,000 at February 3, 2002 and $31,000 at February 2, 2003. At February 2, 2003, accumulated other comprehensive income
(loss) also included the unrealized loss from a cash flow hedge, net of related tax benefits, of $1,568,000. Total comprehensive income for fiscal 2001, 2002 and 2003 was $15,334,000, $26,225,000 and $31,536,000, respectively.

FOREIGN CURRENCY TRANSLATION. For all non-U.S. joint ventures, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using exchange rates at the balance sheet date. Revenue and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are deferred in accumulated other comprehensive income (loss), a separate component of shareholders' equity.

RECENT ACCOUNTING PRONOUNCEMENTS. In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for years beginning after June 15, 2002, or the Company's fiscal year 2004. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. The adoption of this Statement will not have a significant impact on the Company's consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for years beginning after December 15, 2001, or the Company's fiscal year 2003. SFAS No. 144 superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 retains the requirements of SFAS No. 121 to recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and to measure an impairment loss as the difference between the carrying amount and the fair value of the asset. The adoption of SFAS No. 144 in fiscal 2003 did not have a significant impact on the Company's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections." Among other provisions, SFAS No. 145 rescinds both SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and the amendment of SFAS No. 4, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are applicable for fiscal years beginning after, transactions entered into after and financial statements issued on or subsequent to May 15, 2002. The Company does not believe that SFAS No. 145 will have a significant impact on its consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 ("EITF 94-3"), "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Although the Company does not have any exit or disposal activities planned currently, SFAS No. 146 will impact the timing of recognition of liabilities for costs associated with any such activities.

In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies the requirements for a guarantor's accounting for and disclosures of certain guarantees issued and outstanding. It also specifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee, although it does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the guarantee. FIN 45 also specifies certain disclosures required to be made in interim and annual financial statements related to guarantees. The recognition and measurement provisions of FIN 45 are effective for guarantees issued or modified after December 31, 2002. The accounting for guarantees issued prior to this date is not affected. Disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has adopted the disclosure requirements of FIN 45 (see Note
16 -- Commitments and Contingencies and Note 17 -- Joint Ventures) and began applying the recognition and measurement provisions for all material guarantees entered into or modified after December 31, 2002. The impact of FIN 45 on future consolidated financial statements will depend upon whether the Company enters into or modifies any material guarantees. Currently, the majority of the Company's guarantees are for debt or leases of joint ventures. Typically, guarantees are provided based on the Company's ownership in the joint ventures. For such guarantees entered into, the Company expects to record the fair value as an increase in investments in unconsolidated joint ventures.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Statement also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim statements of the effects on reported results of an entity's accounting policy decisions with respect to stock-based employee compensation. The disclosure provisions of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The Company has included the required disclosures elsewhere in this note and will include the disclosures required in interim statements in its financial statements for the first quarter of fiscal 2004. Currently, the Company does not intend to change its accounting for stock-based compensation.

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 must be applied no later than the beginning of the Company's third quarter of fiscal 2004.

The Company currently has equity interests in joint ventures with other entities to develop and operate Krispy Kreme stores. For those joint ventures where the Company does not have the ability to control the joint venture's management committee, the Company accounts for its investment under the equity method of accounting. For certain of these joint ventures, the Company holds variable interests, such as providing guarantees of the joint venture's debt or leases. As a result, these joint ventures may be considered variable interest entities and it is possible that the Company may be required to consolidate them when FIN 46 becomes effective at the beginning of the third quarter of the Company's fiscal 2004. While the Company's net operating results will be the same regardless of whether these joint ventures are consolidated or accounted for under the equity method, individual line items in the consolidated financial statements will be impacted if any of the joint ventures must be consolidated as a result of inclusion of the assets, liabilities and operating results of the variable interest entities in the individual line items in the consolidated financial statements. The Company is currently evaluating the classification of its unconsolidated joint ventures and, as a result, has not completed its assessment of whether or not the adoption of FIN 46 will have a material impact on its consolidated financial statements.

RECLASSIFICATIONS. Certain reclassifications of amounts in the 2001 and 2002 consolidated financial statements and related notes have been made to conform with the 2003 presentation.

3. INVESTMENTS

THE FOLLOWING TABLE PROVIDES CERTAIN INFORMATION ABOUT INVESTMENTS AT FEBRUARY 3, 2002 AND FEBRUARY 2, 2003.

                                                                                                      IN THOUSANDS
------------------------------------------------------------------------------------------------------------------
                                          AMORTIZED          GROSS UNREALIZED       GROSS UNREALIZED        FAIR
                                             COST             HOLDING GAINS          HOLDING LOSSES         VALUE
------------------------------------------------------------------------------------------------------------------
FEBRUARY 3, 2002
U.S. government notes                      $ 9,049                 $ --                  $ (17)            $ 9,032
Federal government agencies                 10,959                  442                   (166)             11,235
Corporate debt securities                    6,475                  317                    (88)              6,704
Other bonds                                  1,043                   --                    (22)              1,021
                                         -------------------------------------------------------------------------
        Total                              $27,526                 $759                  $(293)            $27,992
                                         =========================================================================
FEBRUARY 2, 2003
U.S. government notes                      $16,657                 $152                  $ (97)            $16,712
Federal government agencies                  7,485                  289                   (197)              7,577
Corporate debt securities                    1,000                   76                    (45)              1,031
Certificate of deposit                       2,000                   --                     --               2,000
                                         -------------------------------------------------------------------------
        Total                              $27,142                 $517                  $(339)            $27,320
                                         =========================================================================

MATURITIES OF INVESTMENTS WERE AS FOLLOWS AT FEBRUARY 2, 2003:

                                                                           IN THOUSANDS
---------------------------------------------------------------------------------------
                                                             AMORTIZED           FAIR
                                                               COST              VALUE
---------------------------------------------------------------------------------------
Due within one year                                           $22,844           $22,976
Due after one year through five years                           4,298             4,344
                                                              -------------------------
        Total                                                 $27,142           $27,320
                                                              =========================

4. INVENTORIES

THE COMPONENTS OF INVENTORIES ARE AS FOLLOWS:


                                                                                                  IN THOUSANDS
--------------------------------------------------------------------------------------------------------------
                                    DISTRIBUTION       EQUIPMENT           MIX           COMPANY
                                       CENTER          DEPARTMENT       DEPARTMENT       STORES         TOTAL
--------------------------------------------------------------------------------------------------------------
FEBRUARY 3, 2002
Raw materials                         $    --            $3,060           $  788         $1,826        $ 5,674
Work in progress                           --                28               --             --             28
Finished goods                          1,318             2,867               95             --          4,280
Purchased merchandise                   5,503                --               --            613          6,116
Manufacturing supplies                     --                --               61             --             61
                                     -------------------------------------------------------------------------
        Totals                        $ 6,821            $5,955           $  944         $2,439        $16,159
                                     =========================================================================
FEBRUARY 2, 2003
Raw materials                         $    --            $3,828           $1,069         $1,922        $ 6,819
Work in progress                           --               234               --             --            234
Finished goods                          2,222             3,616              172             --          6,010
Purchased merchandise                  10,191                --               --            966         11,157
Manufacturing supplies                     --                --              145             --            145
                                     -------------------------------------------------------------------------
        Totals                        $12,413            $7,678           $1,386         $2,888        $24,365
                                     =========================================================================


5. PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT CONSISTS OF THE FOLLOWING:

                                                                                IN THOUSANDS
--------------------------------------------------------------------------------------------
                                                             FEB. 3, 2002       FEB. 2, 2003
--------------------------------------------------------------------------------------------
Land                                                         $    14,823        $    24,741
Buildings                                                         39,566             88,641
Machinery and equipment                                           86,683            118,332
Leasehold improvements                                            13,463             19,522
Construction in progress                                           1,949              1,534
                                                             ------------------------------
                                                                 156,484            252,770
Less: accumulated depreciation                                    43,907             50,212
                                                             ------------------------------
        Property and equipment, net                          $   112,577        $   202,558
                                                             ==============================

Depreciation expense was $6,141,000, $7,398,000 and $11,570,000 for fiscal 2001, fiscal 2002 and fiscal 2003, respectively.

6. ACCRUED EXPENSES

ACCRUED EXPENSES CONSIST OF THE FOLLOWING:

                                                                                IN THOUSANDS
--------------------------------------------------------------------------------------------
                                                             FEB. 3, 2002       FEB. 2, 2003
--------------------------------------------------------------------------------------------
Insurance                                                    $     4,891        $     6,150
Salaries, wages and incentive compensation                        11,686              6,034
Deferred revenue                                                   2,082              1,485
Taxes, other than income                                           1,632              1,865
Other                                                              6,438              5,447
                                                             ------------------------------
        Total                                                $    26,729        $    20,981
                                                             ==============================

7. DEBT

THE COMPANY'S DEBT, INCLUDING DEBT OF CONSOLIDATED JOINT VENTURES, CONSISTS OF THE FOLLOWING:

                                                                                IN THOUSANDS
--------------------------------------------------------------------------------------------
                                                             FEB. 3, 2002       FEB. 2, 2003
--------------------------------------------------------------------------------------------
Krispy Kreme Doughnut Corporation:
  $40 million revolving line of credit                       $        --        $        --
Golden Gate:
  $6.75 million revolving line of credit                           3,871              4,750
Freedom Rings:
  $5 million revolving line of credit                                 --              2,538
                                                             ------------------------------
Revolving lines of credit                                    $     3,871        $     7,288
                                                             ==============================
Glazed Investments:
  Short-term debt -- related party                           $        --        $       900
                                                             ==============================
Krispy Kreme Doughnut Corporation:
  $33 million term loan                                      $        --        $    31,763
Golden Gate:
  $4.5 million term loan                                           4,418              3,926
  $3 million term loan                                                --              2,976
Glazed Investments:
  Real Estate and Equipment loans                                     --             14,400
  Subordinated notes                                                  --                136
Freedom Rings:
  Other debt                                                         225                 --
                                                             ------------------------------
                                                                   4,643             53,201
Current maturities of long-term debt                                (731)            (3,301)
                                                             ------------------------------
Long-term debt, net of current portion                       $     3,912        $    49,900
                                                             ==============================


$40 MILLION REVOLVING LINE OF CREDIT
On December 29, 1999, the Company entered into an unsecured loan agreement ("Agreement") with a bank to increase borrowing availability and extend the maturity of its revolving line of credit. The Agreement provides a $40 million revolving line of credit and expires on June 30, 2004.

Under the terms of the Agreement, interest on the revolving line of credit is charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month LIBOR plus 100 basis points. There was no interest, fee or other charge for the unadvanced portion of the line of credit until July 1, 2002 at which time the Company began paying a fee of 0.10% on the unadvanced portion. No amounts were outstanding on the revolving line of credit at February 3, 2002 or February 2, 2003. The amount available under the revolving line of credit is reduced by letters of credit, amounts outstanding under certain loans made by the bank to franchisees which are guaranteed by the Company and certain amounts available or outstanding in connection with credit cards issued by the lender on behalf of the Company and was $31,695,000 at February 2, 2003. Outstanding letters of credit, primarily for insurance purposes, totaled $6,626,000, amounts outstanding under the loans guaranteed by the Company totaled $152,000 and amounts available in connection with credit cards issued by the lender totaled $1,527,000 at February 2, 2003.

The Agreement contains provisions that, among other requirements, restrict capital expenditures, require the maintenance of certain financial ratios, place various restrictions on the sale of properties, restrict the Company's ability to enter into collateral repurchase agreements and guarantees, restrict the payment of dividends and require compliance with other customary financial and nonfinancial covenants. At February 2, 2003, the Company was in compliance with each of these covenants.

$33 MILLION TERM LOAN
On March 21, 2002, the Company entered into a credit agreement with a bank ("Credit Agreement") to provide funding of up to $35,000,000 for the initial purchase and completion of the Company's new mix and distribution facility in Effingham, Illinois (the "Facility"). Construction of the Facility began in May 2001 and was originally funded through a synthetic lease agreement with a bank (see Note 19 -- Synthetic Lease). The Company terminated the synthetic lease and purchased the Facility from the bank with the proceeds from the initial borrowing under the Credit Agreement of $31,710,000.

On May 1, 2002, the outstanding borrowings under the Credit Agreement, totaling $33,000,000, were converted to a term loan ("Term Loan"). The Term Loan requires monthly payments of principal of $137,500 and interest through September 21, 2007, at which time a final payment of all outstanding principal and accrued interest will be due. The Credit Agreement also permits the Company to prepay the loan in whole at any time, or from time to time in part in amounts aggregating at least

$500,000 or any larger multiple of $100,000 without penalty. The Term Loan bears interest at Adjusted LIBOR, as defined within the Credit Agreement, plus an Applicable Margin, as defined within the Credit Agreement. The Applicable Margin ranges from .75% to 1.75% and is determined based upon the Company's performance under certain financial covenants contained in the Credit Agreement. The interest rate applicable on February 2, 2003 was 2.13%. Prior to conversion to a Term Loan, interest on amounts outstanding under the Credit Agreement was payable monthly.

On March 27, 2002, the Company entered into an interest rate swap agreement to convert the variable payments due under the Credit Agreement to fixed amounts, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flow). The Company formally documents all hedging instruments and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The swap was effective May 1, 2002 and had an initial notional amount of $33,000,000. The notional amount declines by $137,500 each month, to correspond with the reduction in principal of the Term Loan. The notional amount of the swap at February 2, 2003 was $31,763,000. Under the terms of the swap, the Company will make fixed rate payments to the counterparty, a bank, of 5.09% and in return receive payments at LIBOR. Monthly payments began June 1, 2002 and continue until the swap terminates May 1, 2007. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap agreement. However, the Company does not anticipate nonperformance. At February 2, 2003, the fair value carrying amount of the swap was a liability of $2,550,000. Accumulated other comprehensive loss for the fiscal year ended February 2, 2003 includes a loss, net of related tax benefits, of $1,568,000 related to the swap.

The Credit Agreement contains provisions that, among other requirements, restrict the payment of dividends and require the Company to maintain compliance with certain covenants, including the maintenance of certain financial ratios. The Company was in compliance with each of these covenants at February 2, 2003.

CONSOLIDATED JOINT VENTURES -- GOLDEN GATE
On October 12, 2001, Golden Gate, the Northern California joint venture, entered into a $6,750,000 revolving line of credit agreement with a bank. The Company has guaranteed 67% of amounts outstanding under the line of credit and the amount not guaranteed by the Company is collateralized by buildings and equipment owned by Golden Gate. The line of credit bears interest at one-month LIBOR plus 1.25% (2.59% at February 2, 2003). The line of credit was originally scheduled to mature in October 2002. In fiscal 2003, prior to the scheduled maturity, the terms of the line of credit were amended to extend maturity to October 12, 2004. There is no interest, fee or other charge for the unadvanced portion of the line of credit. The line of credit replaced a previous $1,500,000 line of credit, established January 25, 2001, with similar terms. At February 2, 2003, the amount outstanding under the $6,750,000 revolving line of credit was $4,750,000.

On November 8, 2002, Golden Gate entered into a loan agreement with the bank to convert $3,000,000 of the amount outstanding under the revolving line of credit to a term loan. The loan bears interest at one-month LIBOR plus 1.25% (2.59% at February 2, 2003). Repayment of the loan began in December 2002 with 59 monthly installments of $29,807 of principal and interest and one final payment of all remaining principal and interest due on November 8, 2007. The Company has guaranteed 67% of the outstanding balance of the term loan and the amount not guaranteed by the Company is collateralized by certain buildings and equipment owned by Golden Gate.

On October 12, 2001, Golden Gate converted its previous revolving line of credit agreement, in the amount of $4,500,000, to a term loan. The Company has guaranteed 67% of the outstanding balance of this term loan. The amount not guaranteed by the Company is collateralized by buildings and equipment owned by Golden Gate. Repayment of the loan began in November 2001 with 59 equal monthly payments of $53,415 of principal and interest and one final payment of all remaining principal and interest due on October 12, 2006. Interest on the term loan is charged at the lender's one-month LIBOR plus 1.25% (2.59% at February 2, 2003).

The revolving line of credit and the term loans provide funding to support store construction, the growth of off-premises sales and general working capital needs. These agreements contain provisions requiring Golden Gate to maintain compliance with certain financial covenants, including the maintenance of certain financial ratios. The joint venture was in compliance with the applicable covenants at February 2, 2003.

CONSOLIDATED JOINT VENTURES -- FREEDOM RINGS
On June 13, 2002, Freedom Rings, the Philadelphia joint venture, entered into an unsecured loan agreement with a bank to provide initial funding of $1,500,000 for construction of a retail store. Interest on the loan was payable at the lender's one-month LIBOR plus 1.25%. On November 6, 2002, Freedom Rings entered into a $5,000,000 revolving line of credit with the bank to provide funding for the construction of additional retail stores and general working capital purposes. The line of credit replaced the $1,500,000 loan, which was repaid in full with borrowings under the line of credit and cancelled. The revolving line of credit bears interest at the bank's one-month LIBOR plus 1.25% (2.59% at February 2, 2003), is secured by certain property and equipment owned by Freedom Rings and matures August 15, 2004. The Company has guaranteed 70% of the amounts available under the revolving line of credit.

The revolving line of credit contains provisions requiring Freedom Rings to maintain compliance with certain financial covenants, including the maintenance of certain financial ratios. The joint venture was in compliance with the applicable covenants at February 2, 2003.

On October 29, 2001, Freedom Rings entered into a non-bank loan agreement in order to finance the purchase of a parcel of land. Under the terms of the loan agreement, interest on the loan was charged at 8% and repayment began in November 2001 with nine equal monthly payments of principal and interest of $1,930. A final payment of the remaining principal balance of $221,000 plus accrued interest was made in August 2002 and the loan was terminated.

CONSOLIDATED JOINT VENTURES -- GLAZED INVESTMENTS
Glazed Investments, the joint venture franchisee with rights to Colorado, Minnesota and Wisconsin, typically enters into arrangements with a non-bank financing institution to provide funding for the construction of stores and the purchase of the related equipment. While individual promissory notes exist for the financing of each store and equipment purchase for which funding was provided through the issuance of debt, the terms of each are substantially the same. During the construction period, interest on amounts outstanding is payable monthly, generally at one-month LIBOR plus 4.25%. Upon completion of the store, the amount advanced for construction funding is converted to a real estate term loan ("Real Estate Loans") and amounts advanced for equipment purchases are converted to equipment term loans ("Equipment Loans"). Generally, Real Estate Loans require monthly payments of principal and interest for a fixed term of fifteen years and Equipment Loans require monthly payments of principal and interest for a fixed term of seven years. Interest is payable at rates based on either a fixed rate, which ranges from 7% to 8.65%, or a variable rate based on the one-month LIBOR rate or a commercial paper rate, plus a premium. The premium charged on variable rate loans ranges from 3.05% to 3.6%. At February 2, 2003, interest rates applicable to the Real Estate Loans and Equipment Loans range from 4.3% to 8.65%. The loans are secured by the related property and equipment. The Company has also guaranteed approximately 75% of the amounts outstanding under the loans.

Glazed Investments has entered into promissory notes with Lawrence E. Jaro, chief executive officer of Glazed Investments, who holds an approximate 18% interest in the joint venture, whereby Mr. Jaro will provide funding to the joint venture for general working capital purposes. Borrowings under the promissory notes are also used to fund store development costs prior to establishment of permanent financing. Amounts outstanding are unsecured and bear interest at 10% which is payable at maturity. The notes generally have terms of less than six months and are repaid from operating cash flows of the joint venture or proceeds from permanent financing. Amounts outstanding at February 2, 2003 totaled $900,000 and are reported as short-term debt -- related party in the accompanying consolidated financial statements.

In July 2000, Glazed Investments issued $4,520,000 in senior subordinated notes ("Notes") to fund, in part, expenses associated with the start-up of its operations. The Company purchased $1,007,000 of the Notes at the time of the initial offering. In connection with the Company's acquisition of additional interests in Glazed Investments in fiscal 2003 (see Note 15 -- Related Party Transactions, Note 17 -- Joint Ventures and Note 20 -- Acquisitions), the Company acquired an additional $3,377,000 in Notes. As a result, approximately $4,384,000 of the Notes issued by Glazed Investments are payable to the Company. Prior to the acquisition by the Company of a controlling interest in Glazed Investments in August 2002, the Notes held by the Company were included in investments in unconsolidated joint ventures in the accompanying consolidated balance sheet. Effective with the consolidation of Glazed Investments with the accounts of the Company in August 2002, the Notes held by the Company were eliminated against the amount reflected in Glazed Investments balance sheet as payable to the Company. Accordingly, the Notes outstanding at February 2, 2003 as reflected in the accompanying consolidated balance sheet totaling $136,000 represent the total amount of the original $4,520,000 issued that remains payable to a third party. The Notes bear interest at 12.0% payable semi-annually each April 30 and October 31 through April 30, 2010, at which time a final payment of outstanding principal and accrued interest is due.

For franchisees in which we have an ownership interest, the Company will sometimes guarantee an amount of the debt or leases, generally equal to the Company's ownership percentage. The amounts guaranteed by the Company are disclosed in Note 17 -- Joint Ventures.

The aggregate maturities for long-term debt for the five fiscal years ending after February 2, 2003 are $3,301,000, $10,985,000, $3,727,000, $5,479,000 and
$28,386,000, respectively.

Interest paid was $607,000 in fiscal 2001, $337,000 in fiscal 2002 and $1,855,000 (including $74,000 that was capitalized) in fiscal 2003.

8. LEASE COMMITMENTS

The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these leases have initial terms of 5 to 18 years and contain provisions for renewal options of 5 to 10 years.

AT FEBRUARY 2, 2003, FUTURE MINIMUM ANNUAL RENTAL COMMITMENTS, GROSS, UNDER NONCANCELABLE OPERATING LEASES, INCLUDING LEASE COMMITMENTS OF CONSOLIDATED JOINT VENTURES, ARE AS FOLLOWS:

                                                             IN THOUSANDS
-------------------------------------------------------------------------
FISCAL YEAR ENDING IN                                              AMOUNT
-------------------------------------------------------------------------
2004                                                         $    10,969
2005                                                               9,187
2006                                                               6,707
2007                                                               5,018
2008                                                               5,433
Thereafter                                                        32,397
                                                             ------------
                                                             $    69,711
                                                             ============

Rental expense, net of rental income, totaled $8,540,000 in fiscal 2001, $10,576,000 in fiscal 2002 and $13,169,000 in fiscal 2003.

9. INCOME TAXES

THE COMPONENTS OF THE PROVISION FOR FEDERAL AND STATE INCOME TAXES ARE SUMMARIZED AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
Currently payable                                        $     7,390          $    13,615          $    19,663
Deferred                                                       1,668                2,553                1,632
                                                         ------------------------------------------------------
                                                         $     9,058          $    16,168          $    21,295
                                                         ======================================================

A RECONCILIATION OF THE STATUTORY FEDERAL INCOME TAX RATE WITH THE COMPANY'S EFFECTIVE RATE IS AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
Federal taxes at statutory rate                          $     8,321          $    14,891          $    19,170
State taxes, net of federal benefit                              673                1,158                1,405
Other                                                             64                  119                  720
                                                         ------------------------------------------------------
                                                         $     9,058          $    16,168          $    21,295
                                                         ======================================================

Income tax payments, net of refunds, were $5,894,000 in fiscal 2001, $6,616,000 in fiscal 2002 and $5,298,000 in fiscal 2003. The income tax payments in fiscal 2002 and fiscal 2003 were lower than the current provision due to the income tax benefit of stock option exercises of $9,772,000 and $13,795,000 during fiscal 2002 and fiscal 2003, respectively.

THE NET CURRENT AND NON-CURRENT COMPONENTS OF DEFERRED INCOME TAXES RECOGNIZED IN THE BALANCE SHEET ARE AS FOLLOWS:

                                                                                  IN THOUSANDS
----------------------------------------------------------------------------------------------
                                                             FEB. 3, 2002         FEB. 2, 2003
----------------------------------------------------------------------------------------------
Net current assets                                           $     4,607          $     9,824
Net non-current liabilities                                       (3,930)              (9,849)
                                                             ---------------------------------
                                                             $       677          $       (25)
                                                             =================================

THE TAX EFFECTS OF THE SIGNIFICANT TEMPORARY DIFFERENCES WHICH COMPRISE THE DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS:

                                                                                  IN THOUSANDS
----------------------------------------------------------------------------------------------
                                                             FEB. 3, 2002         FEB. 2, 2003
----------------------------------------------------------------------------------------------
ASSETS
Compensation deferred (unpaid)                               $       676          $       663
Insurance                                                          1,859                2,368
Other long-term obligations                                          659                  395
Accrued restructuring expenses                                     1,183                  501
Deferred revenue                                                     791                1,165
Accounts receivable                                                  449                  556
Inventory                                                            436                  278
Charitable contributions carryforward                                 --                  714
Gain/loss on hedging transactions                                     --                  982
Accrued litigation                                                    --                3,494
Accrued payroll                                                       --                1,018
State tax credit carryforwards                                        --                  179
State NOL carryforwards                                            2,524                2,463
Other                                                                676                  687
                                                             ---------------------------------
  Gross deferred tax assets                                        9,253               15,463
                                                             ---------------------------------
LIABILITIES
Property and equipment                                             5,589               11,628
Goodwill                                                             198                1,037
Prepaid expenses                                                     265                  360
                                                             ---------------------------------
  Gross deferred tax liabilities                                   6,052               13,025
                                                             ---------------------------------
Valuation allowance -- State NOL carryforwards                    (2,524)              (2,463)
                                                             ---------------------------------
  Net asset/(liability)                                      $       677          $       (25)
                                                             =================================

At February 2, 2003, the Company has recorded a valuation allowance against the state NOL carryforwards of $2,463,000. If these carryforwards are realized in the future, $2,232,000 of the tax benefit would be recorded as an addition to common stock as this portion of the carryforwards were a result of the tax benefits of stock option exercises in fiscal 2002 and 2003.

The Company records deferred tax assets reflecting the benefit of future deductible amounts. Realization of these assets is dependent on generating sufficient future taxable income and the ability to carryback losses to previous years in which there was taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, for which a valuation allowance has not been established, will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

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

THE FOLLOWING TABLE SETS FORTH THE COMPUTATION OF BASIC AND DILUTED EARNINGS PER
SHARE:

                                                                        IN THOUSANDS, EXCEPT SHARE AMOUNTS
----------------------------------------------------------------------------------------------------------
YEAR ENDED                                         JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
----------------------------------------------------------------------------------------------------------
Numerator:
Net income                                          $    14,725          $    26,378          $    33,478
                                                   ======================================================
Denominator:
Basic earnings per share -- weighted
  average shares                                     49,183,916           53,702,916           55,092,542
Effect of dilutive securities:
Stock options                                         4,471,576            4,734,371            4,395,864
Restricted stock                                             --                5,698                3,967
                                                   ------------------------------------------------------
Diluted earnings per share -- adjusted
  weighted average shares                            53,655,492           58,442,985           59,492,373
                                                   ======================================================

Stock options in the amount of 215,000 and 350,000 shares have been excluded from the diluted shares calculation for fiscal 2002 and 2003, respectively, as the inclusion of these options would be antidilutive. There were no such antidilutive options in fiscal 2001.

11. EMPLOYEE BENEFITS PLANS

The Company has a 401(k) savings plan, which provides that employees may contribute from 1% to 100% of their base salary to the plan on a tax deferred basis up to the Internal Revenue Service limitations. Until March 15, 2000, when it ceased matching contributions to the 401(k) savings plan, the Company matched one-half of the first 2% and one-fourth of the next 4% of salary contributed by each employee. The Company's matching contributions approximated $64,000 in fiscal 2001.

Effective October 1, 2000, the Company established an unfunded Nonqualified Deferred Compensation Plan (the "401(k) Mirror Plan"). The 401(k) Mirror Plan is designed to enable the Company's executives to have the same opportunity to defer compensation as is available to other employees of the Company under the qualified 401(k) savings plan. Participants may defer from 1% to 15% of their base salary, on a tax deferred basis up to the Internal Revenue Service limitations, into the 401(k) Mirror Plan, may direct the investment of the amounts they have deferred and are always 100% vested with respect to the amounts they have deferred. The investments, however, are not a separate fund of assets and are included in other assets in the consolidated balance sheet. The corresponding liability to participants is included in other long-term obligations. The balance in the asset and corresponding liability account was $359,000 and $617,000 at February 3, 2002 and February 2, 2003, respectively.

Effective February 1, 1999, the Company established the Krispy Kreme Profit-Sharing Stock Ownership Plan. Under the terms of this qualified plan, the Company contributes a percentage of each employee's compensation, subject to Internal Revenue Service limits, to each eligible employee's account under the plan. The expense associated with this plan was $2,056,000, $3,255,000 and $400,000 in fiscal 2001, fiscal 2002 and fiscal 2003, respectively, based on a contribution of 7% of eligible compensation for fiscal 2001 and fiscal 2002 and 1% of eligible compensation for fiscal 2003. Under the terms of the plan, the contribution can be made in the form of cash or newly issued shares of common stock. Forfeitures of previously allocated shares may also be used to fund the contribution. If cash is contributed, the plan acquires Krispy Kreme stock on the open market. With the exception of the initial year of the plan, the contribution is made annually in April. For fiscal 2001 and fiscal 2002, contributions to the plan were made in cash. The contribution for fiscal 2003 will be made in cash as well. Employees become eligible for participation in the plan upon the completion of one year of service and vest ratably over five years. Credit for past service was granted to employees at the inception of the plan.

The Company established a nonqualified "mirror" plan, effective February 1, 1999. Contributions to this nonqualified plan will be made under the same terms and conditions as the qualified plan, with respect to compensation earned by participants in excess of the maximum amount of compensation that may be taken into account under the qualified plan. The Company recorded compensation expense of $19,000 in fiscal 2001, $201,000 in fiscal 2002 and $30,000 in fiscal 2003 for amounts credited to certain employees under the nonqualified plan.

Effective February 1, 2002, the Company established the Krispy Kreme Doughnuts, Inc. Employee Stock Purchase Plan ("ESPP") to provide eligible employees of the Company an opportunity to purchase Company common stock. Under the terms of the plan, participants may defer between 1% and 15% of their base compensation. Amounts withheld are accumulated and, at the end of each quarter, used to purchase shares of common stock of the Company. The purchase price will be the fair market value on either the first or last day of the quarter, whichever is lower. If the actual market price of the stock on the date purchased exceeds the price at which shares can be acquired under the terms of the ESPP, the Company will make a contribution to fund the shortfall, resulting in a charge to operations in the period paid. The Company recorded compensation expense of $2,000 in fiscal 2003 in connection with the ESPP. Shares may be purchased by the ESPP directly from the Company or in the open market. There were no shares issued under the ESPP in fiscal 2002 and all shares purchased by the ESPP in fiscal 2003 were acquired in the open market. As of February 2, 2003, there were 2,000,000 shares reserved for issuance under the ESPP.

Effective May 1, 1994, the Company established the Retirement Income Plan for Key Employees of Krispy Kreme Doughnut Corporation (the "Plan"), an unfunded nonqualified noncontributory defined benefit pension plan. Benefits were based on years of service and average final compensation during the employees' career. The Plan at all times was unfunded as such term is defined for purposes of the Employee Retirement Income Security Act (ERISA). The actuarial cost method used in determining the net periodic pension cost is the projected unit credit method. In fiscal 2001, the Plan was frozen and no additional employees were covered under the Plan. Effective February 2, 2003, the Company elected to terminate the Plan. As a result, vested accrued benefits will be paid to Plan participants in fiscal 2004.

THE FOLLOWING TABLES SUMMARIZE THE STATUS OF THE PLAN AND THE AMOUNTS RECOGNIZED IN THE BALANCE SHEET:

                                                              IN THOUSANDS, EXCEPT PERCENTAGES
----------------------------------------------------------------------------------------------
YEAR ENDED                                                   FEB. 3, 2002         FEB. 2, 2003
----------------------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION
Projected benefit obligation at beginning of year            $     1,162          $     1,641
Service cost                                                         181                  221
Interest cost                                                         87                  114
Actuarial loss                                                       211                  128
Benefits paid                                                         --                  (18)
Change in plan provisions                                             --               (1,257)
                                                             --------------------------------
Projected benefit obligation at end of year                  $     1,641          $       829
                                                             ================================
CHANGE IN PLAN ASSETS
Employer contributions                                       $        --          $        18
Benefits paid                                                         --                  (18)
                                                             --------------------------------
Fair value of plan assets at end of year                     $        --          $        --
                                                             ================================
NET AMOUNT RECOGNIZED
Funded status                                                $    (1,641)         $      (829)
Unrecognized net gain                                                125                   --
                                                             --------------------------------
Net amount recognized                                        $    (1,516)         $      (829)
                                                             ================================
ASSUMPTIONS
Weighted average assumed discount rate                              7.00%                6.50%
Weighted average expected long-term rate of return on plan
  Assets                                                             N/A                  N/A
Assumed rate of annual compensation increases                       5.00%                5.00%
NET PERIODIC PENSION COST
Service cost                                                 $       181          $       221
Interest cost                                                         87                  114
One-time curtailment gain                                             --               (1,004)
                                                             --------------------------------
Total                                                        $       268          $      (669)
                                                             ================================
RECONCILIATION OF NET PERIODIC PENSION ASSET (LIABILITY) FOR
  FISCAL YEAR
Accrued pension cost as of end of prior year                 $    (1,248)         $    (1,516)
Contributions during the fiscal year                                  --                   18
Net periodic pension (cost) income for the fiscal year              (268)                 669
                                                             --------------------------------
Accrued pension cost as of fiscal year end                   $    (1,516)         $      (829)
                                                             ================================

12. INCENTIVE COMPENSATION

The Company has an incentive compensation plan for certain management and non-management level employees. Incentive awards are paid based upon the attainment of certain criteria, financial and non-financial, as outlined in the plan. Incentive compensation amounted to $5,500,000 in fiscal 2001, $6,543,000 in fiscal 2002 and $2,472,000 in fiscal 2003.

Prior to fiscal 1999, the Company had a Long-Term Incentive Plan (the "Plan"). Under the provisions of the Plan, a participant could elect to defer, for a period of not less than five years, up to 100% of the bonus earned under the provisions of the incentive compensation plan described above. The deferred amount was converted to performance units based on the appropriate value (book value) of the Company's common stock as defined in the Plan. Upon completion of the deferral period, each participant's account would be distributed in accordance with the participant's election. The performance units granted under the Plan were credited with dividends in a manner identical to the common stock of the Company. The amount payable to a participant at the time benefit payments were due was equal in amount to the number of performance units credited to a participant's account multiplied by the current book value of the Company's common stock as defined in the Plan. Effective with fiscal year-end 1997, the right to defer additional incentive compensation under the provisions of the plan was suspended.

In fiscal 1999, participants still employed by the Company were given the option to convert their performance units earned under the Plan to common shares of the Company's common stock, subject to certain restrictions. These shares had no voting rights prior to the initial public offering of the Company's common stock. The number of performance units converted was 4,717,800 at a conversion rate of $1.30 per performance unit for a total of approximately $6,112,000 in common stock issued in connection with the conversion. Due to the Federal and State income tax consequences of the conversion incurred by each participant, the Company loaned to participants amounts equal to their tax liability. The loans were executed via a 10-year promissory note (collateralized by the shares of common stock issued) with a fixed interest rate of 6%. The amount of such loans outstanding at February 3, 2002 was $1,845,000 and was recorded as a reduction of shareholders' equity. In fiscal 2003, the outstanding amounts due under the loans of $1,926,000, including accrued interest, was paid in full and the loans were cancelled.

During fiscal 2002, as part of a compensation arrangement with a former employee of Digital Java, Inc., a Chicago-based coffee company which the Company acquired in fiscal 2002 (see Note 20 -- Acquisitions), the Company issued 54,000 shares of common stock in exchange for a note receivable in the amount of $879,000. The note receivable bears interest at 6%, requires annual payments of principal and interest for its five-year term and is collateralized by the shares of common stock. Under the terms of the note, as long as certain employment and performance criteria are met, the employee will receive a bonus in the amount of the annual payment due. At February 3, 2002 and February 2, 2003 the balance of this note was $735,000 and $558,000, respectively, and is recorded in the consolidated balance sheet as a reduction of shareholders' equity.

13. SHAREHOLDERS' EQUITY

STOCK OPTION PLANS AND RESTRICTED STOCK AWARDS

STOCK OPTION PLANS. During fiscal 1999, the Company established the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the terms of the 1998 Plan, 8,900,000 shares of common stock of the Company were reserved for issuance to employees and Directors of the Company. Grants under the 1998 Plan may be in the form of either incentive stock options or nonqualified stock options. During fiscal 1999, 7,324,000 nonqualified options with a 10-year life were issued to employees and Directors at an exercise price of $1.30 per share, the fair market value of the common stock at the grant date. In fiscal 2001, 1,130,800 stock options were issued under the 1998 Plan at exercise prices ranging from $5.25 to $13.69. Stock options were granted at prices equal to the fair market value on the date of grant.

In July 2000, the Company's shareholders approved the 2000 Stock Incentive Plan (the "2000 Plan") which was adopted by the Board of Directors on June 6, 2000. Awards under the 2000 Plan may be incentive stock options, nonqualified stock options, stock appreciation rights, performance units, restricted stock (or units) and share awards. The maximum number of shares of common stock with respect to which awards may be granted under the 2000 Plan is 9,996,000 shares, including 496,000 shares that were available for grant, but not granted, under the 1998 Plan. The 2000 Plan provides aggregate limits on grants of the various types of awards in the amount of 3,000,000 shares for incentive stock options and 1,200,000 shares, in the aggregate, for stock appreciation rights, performance units, restricted stock and stock awards. During fiscal 2001, 732,800 stock options were issued under the 2000 Plan at exercise prices ranging from $14.77 to $20.63. During fiscal 2002, 2,169,600 stock options were issued under the 2000 Plan at exercise prices ranging from $15.13 to $42.11. During fiscal 2003, 1,186,200 stock options were issued under the 2000 Plan at exercise prices ranging from $30.98 to $37.25. Stock options were granted at prices equal to the fair market value on the date of grant.

OPTIONS UNDER BOTH PLANS VEST AND EXPIRE ACCORDING TO TERMS ESTABLISHED AT THE GRANT DATE. THE FOLLOWING TABLE SUMMARIZES ALL STOCK OPTION TRANSACTIONS FROM JANUARY 30, 2000 TO FEBRUARY 2, 2003:

---------------------------------------------------------------------------------------------------------------------------------
                                       SHARES SUBJECT       WEIGHTED AVERAGE        SHARES SUBJECT TO        WEIGHTED AVERAGE
                                         TO OPTIONS     EXERCISE PRICE PER SHARE   EXERCISABLE OPTIONS   EXERCISE PRICE PER SHARE
---------------------------------------------------------------------------------------------------------------------------------
OUTSTANDING, JANUARY 30, 2000            7,276,000               $ 1.30                   364,000                 $1.30
Granted                                  1,863,600                 9.77
Exercised                                   80,000                 1.30
Canceled                                    42,800                 2.58
                                       ------------------------------------------------------------------------------------------
OUTSTANDING, JANUARY 28, 2001            9,016,800               $ 3.04                   936,000                 $2.57
Granted                                  2,169,600                25.06
Exercised                                1,182,800                 3.30
Canceled                                   375,300                 4.97
                                       ------------------------------------------------------------------------------------------
OUTSTANDING, FEBRUARY 3, 2002            9,628,300               $ 7.90                 2,976,200                 $4.06
Granted                                  1,186,200                35.11
Exercised                                1,187,300                 6.01
Canceled                                   186,400                 4.84
                                       ------------------------------------------------------------------------------------------
OUTSTANDING, FEBRUARY 2, 2003            9,440,800               $11.60                 4,567,800                 $5.68
                                       ==========================================================================================

At February 2, 2003, there were approximately 6,511,900 shares of common stock available for issuance pursuant to future stock option grants.

ADDITIONAL INFORMATION REGARDING OPTIONS OUTSTANDING AS OF FEBRUARY 2, 2003 IS AS FOLLOWS:

                        -----------------------------------------------------------    -----------------------------
                                            OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------------
RANGE OF                             WEIGHTED AVERAGE REMAINING    WEIGHTED AVERAGE                 WEIGHTED AVERAGE
EXERCISE PRICES          SHARES       CONTRACTUAL LIFE (YEARS)      EXERCISE PRICE      SHARES       EXERCISE PRICE
--------------------------------------------------------------------------------------------------------------------
$ 1.30 -- $ 4.21        5,454,900               5.5                     $ 1.30         3,553,500         $ 1.30
$ 4.22 -- $ 8.42          208,000               7.2                     $ 5.25            32,000         $ 5.25
$12.63 -- $16.84          899,800               7.1                     $15.17           497,500         $15.05
$16.85 -- $21.06          369,500               7.7                     $18.22            93,800         $19.03
$21.07 -- $25.26           50,000               8.2                     $22.06            12,500         $22.06
$25.27 -- $29.48          876,500               8.5                     $28.52           174,000         $28.55
$29.49 -- $33.69          311,400               6.3                     $31.73           180,600         $31.81
$33.70 -- $37.90        1,217,200               9.4                     $35.18            10,500         $36.24
$37.91 -- $42.11           53,500               8.8                     $39.45            13,400         $39.45

RESTRICTED STOCK AWARDS. In fiscal 2001 and 2002, respectively, the Company granted 11,052 and 1,187 restricted stock awards in the form of the Company's common stock under the 2000 Plan to certain employees to provide incentive compensation. The weighted average grant-date fair value of the shares issued was $21.25. These shares vest ratably over either a three- or four-year period from the date of grant.

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

The KKM&D segment supplies mix, equipment, coffee and other items to both Company and franchisee-owned stores. All intercompany transactions between the KKM&D business segment and Company stores and consolidated joint venture stores are eliminated in consolidation.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources among segments.

Segment operating income is income before general corporate expenses and income taxes.

INFORMATION ABOUT THE COMPANY'S OPERATIONS BY BUSINESS SEGMENT IS AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                              JAN. 28, 2001         FEB. 3, 2002         FEB. 2, 2003
---------------------------------------------------------------------------------------------------------------
Revenues:
Company Store Operations                                 $   213,677          $   266,209          $   319,592
Franchise Operations                                           9,445               14,008               19,304
KKM&D                                                        201,406              269,396              347,642
Intercompany sales eliminations                             (123,813)            (155,259)            (194,989)
                                                         ------------------------------------------------------
        Total revenues                                   $   300,715          $   394,354          $   491,549
                                                         ======================================================
Operating income:
Company Store Operations                                 $    27,370          $    42,932          $    58,214
Franchise Operations                                           5,730                9,040               14,319
KKM&D                                                         11,712               18,999               26,843
Unallocated general and administrative expenses              (21,305)             (29,084)             (30,484)
Arbitration award                                                 --                   --               (9,075)
                                                         -----------------------------------------------------
        Total operating income                           $    23,507          $    41,887          $    59,817
                                                         =====================================================
Depreciation and Amortization Expenses:
Company Store Operations                                 $     4,838          $     5,859          $     8,854
Franchise Operations                                              72                   72                  108
KKM&D                                                            303                  507                1,723
Corporate administration                                       1,244                1,521                1,586
                                                         -----------------------------------------------------
        Total depreciation and amortization expenses     $     6,457          $     7,959          $    12,271
                                                         =====================================================

15. RELATED PARTY TRANSACTIONS

As of February 2, 2003, certain members of the Company's board of directors own 31 stores and are committed, under their respective franchise agreements, to open an additional 7 stores.

Prior to March 5, 2002 (see Note 17 -- Joint Ventures), several officers were investors in a pooled investment fund which held interests in six joint ventures developing Krispy Kreme stores in new markets and four officers of the Company were investors in groups that owned 36 stores. Certain of the investments held by these four officers were in the same entities as those invested in by the KKEG.

As of February 2, 2003, one officer of the Company was an investor in a group that owned four stores and was committed to open five additional stores and another officer of the Company was an investor in a group that owned five stores and had the rights to develop certain markets in Kansas and Missouri. None of these investments were in the same entities as those invested in by the Company. As discussed in Note 21 -- Subsequent Events, on March 10, 2003, the Company acquired from the franchisee the rights to the markets in Kansas and Missouri, as well as the related assets, including the five stores, in exchange for cash of approximately $32,000,000. An officer of the Company was an investor in the groups that held the rights to these markets. As a result of this acquisition, the officer who was an investor in this franchise no longer has an interest in any franchisees.

Scott Livengood, the Company's Chairman, President and CEO, currently has the right to develop the Alamance, Durham, and Orange County areas of North Carolina.

All franchisees are required to purchase mix and equipment from the Company. Total revenues includes $22,515,000 in fiscal 2001, $44,870,000 in fiscal 2002 and $69,539,000 in fiscal 2003 of sales to franchise doughnut stores owned, in whole or in part, by directors, employees of the Company, and Company joint venture investments. Total revenues also includes royalties from these stores of $1,689,000 in fiscal 2001, $3,646,000 in fiscal 2002 and $7,013,000 in 2003. Trade accounts receivable from these stores, shown as accounts receivable, affiliates on the consolidated balance sheet, totaled $9,017,000 and $11,062,000 at February 3, 2002 and February 2, 2003,
respectively.

16. COMMITMENTS AND CONTINGENCIES

In order to assist certain associate and franchise operators in obtaining third-party financing, the Company from time-to-time enters into collateral repurchase agreements involving both Company stock and doughnut-making equipment. The Company's contingent liability related to these agreements was approximately $70,000 at February 3, 2002. The Company was not contingently liable under any such agreements at February 2, 2003. Additionally, primarily for the purpose of providing financing guarantees in a percentage equivalent to the Company's ownership percentage in various joint venture investments, the Company has guaranteed certain leases and loans from third-party financial institutions on behalf of franchise operators. The Company's contingent liability related to these guarantees was approximately $3,805,000 at February 3, 2002 and $7,652,000 at February 2, 2003. Of the total guaranteed amount of $7,652,000 at February 2, 2003, $6,450,000 are for franchisees in which we have an ownership interest and $1,202,000 are for franchisees in which we have no ownership interest. The expirations of these guarantees for the five fiscal years ending after February 2, 2003 are $2,903,000, $498,000, $517,000, $357,000
and $355,000, respectively.

Because the Company enters into long-term contracts with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, the Company's ability to obtain adequate quantities of the same high quality ingredient at the same competitive price could be negatively impacted.

17. JOINT VENTURES

From time to time, the Company enters into joint venture agreements with partners to develop and operate Krispy Kreme stores. Each party's investment is determined based on their proportionate share of equity obtained. The Company's ability to control the management committee of the joint venture is the primary determining factor as to whether or not the joint venture results are consolidated with the Company. See "Basis of Consolidation" under Note
2 -- Nature of Business and Significant Accounting Policies.

At February 3, 2002, the Company had invested in nine area developer joint ventures. The Company's interest in these joint ventures ranged from 3.3% to 70.0%. As of February 2, 2003, the Company had invested in 15 area developer joint ventures and held interests ranging from 25.0% to 74.7%. The Company will continue to seek opportunities to develop markets through joint ventures or to increase its ownership in existing joint ventures when there are sound business reasons to do so.

On March 5, 2002, the Company increased its ownership in six joint ventures by acquiring from members of the Krispy Kreme Equity Group, LLC ("KKEG") the members' respective interest in the KKEG. The KKEG, a pooled investment fund, was established in March 2000 upon approval by the Company's board of directors. The purpose of the KKEG was to invest in joint ventures with new area developers in certain markets. The Company's officers were eligible to invest in the fund. Members of the board of directors who were not officers of the Company were not eligible to invest in the fund. The Company did not provide any funds to its officers to invest in the fund nor did it provide guarantees for the investment. The fund invested exclusively in a fixed number of joint ventures with certain new area developers as approved by its manager, obtaining a 5% interest in them. If any member of the fund withdrew, the fund had a right of first refusal with respect to the withdrawing member's interest. The remaining members then had the right to purchase any interest the fund did not purchase. Finally, the Company was obligated to purchase any remaining interest. At February 3, 2002, the fund had investments in six joint ventures. On March 5, 2002, the members of the KKEG voted to dissolve the KKEG and agreed to sell their interests in the KKEG to the Company, upon approval of the Company's board of directors, in an amount equal to the member's original investment, totaling an aggregate of $940,100. On March 6, 2002, the KKEG was dissolved.

Also on March 5, 2002, the Company increased its ownership interest in six joint ventures by acquiring from Scott Livengood, Chairman, President and CEO, his interests in these joint ventures. In February 2000, the compensation committee of the Company's board of directors approved investments by Mr. Livengood, in joint ventures with certain new area developers in exchange for his giving up his rights to develop the Northern California market. The Company did not provide any funds to Mr. Livengood to invest in the joint ventures nor did it provide guarantees for the investments. Mr. Livengood had 3% investments in six area developers as of February 3, 2002. On March 5, 2002, after approval of the Company's board of directors, Mr. Livengood sold his interests in the joint ventures to the Company at his original cost of $558,800.

The Company increased its ownership interest in KremeWorks, LLC, the area developer with rights to develop markets in the northwestern portion of the United States and western Canada, effective March 5, 2002 by acquiring from John McAleer, the Company's Executive Vice President and Vice Chairman of the Board, his interest in this joint venture. In February 2000, the compensation committee of the Company's board of directors approved an investment by Mr. McAleer, in this joint venture. The Company did not provide any funds to Mr. McAleer to invest in the joint venture nor did it provide guarantees for the investment. Mr. McAleer had a 21.7% investment in this joint venture as of February 3, 2002. On March 5, 2002, Mr. McAleer, upon approval of the Company's board of directors, sold his ownership interest in KremeWorks, LLC to the Company at his original cost of $75,800. With this acquisition, the Company increased its interest in the joint venture to

25.0% and gained one of the four seats on the management committee. As a result, the Company began accounting for its investment in KremeWorks, LLC using the equity method effective March 5, 2002.

AS A RESULT OF THE TRANSACTIONS ON MARCH 5, 2002 IN WHICH THE COMPANY ACQUIRED THE KKEG'S, MR. LIVENGOOD'S AND MR. MCALEER'S INVESTMENTS IN THE JOINT VENTURES AS DESCRIBED ABOVE, THE OWNERSHIP PERCENTAGES OF THE COMPANY AND OTHER INVESTORS (WHICH DO NOT INCLUDE THE KKEG, MR. LIVENGOOD OR MR. MCALEER) IN CERTAIN JOINT VENTURES INCREASED AS FOLLOWS:

------------------------------------------------------------------------------------------------------------
                                                                        OWNERSHIP INTERESTS
                                                        ----------------------------------------------------
                                                         PRIOR TO MARCH 5, 2002       AS OF MARCH 5, 2002
                                                        ------------------------    ------------------------
                                                        KKDC     OTHER INVESTORS    KKDC     OTHER INVESTORS
------------------------------------------------------------------------------------------------------------
A-OK, LLC                                               22.3%         77.7%         30.3%         69.7%
Amazing Glazed, LLC                                     22.3%         77.7%         30.3%         69.7%
Glazed Investments, LLC                                 22.3%         77.7%         30.3%         69.7%
Golden Gate Doughnuts, LLC                              59.0%         41.0%         67.0%         33.0%
KKNY, LLC                                               22.3%         77.7%         30.3%         69.7%
KremeWorks, LLC                                          3.3%         96.7%         25.0%         75.0%
New England Dough, LLC                                  49.0%         51.0%         57.0%         43.0%

CONSOLIDATED JOINT VENTURES

On March 22, 2000, the Company entered into a joint venture, Golden Gate, to develop the Northern California market. The Company invested $2,060,000 for a 59% interest and holds two of the joint venture's three management committee seats. As discussed above, at February 3, 2002, the KKEG and Scott Livengood held interests in Golden Gate of 5% and 3%, respectively, which the Company acquired effective March 5, 2002. As a result, the Company's ownership interest in Golden Gate increased to 67%. The interest in the joint venture not owned by the Company, included in minority interest in the consolidated balance sheet, was reduced to 33% from 41%. The financial statements of this joint venture are consolidated in the results of the Company. The Company has guaranteed the payments on several leases and 67% of Golden Gate's line of credit and term loans (see Note 7 -- Debt). The terms of the guarantees range from four to twenty years.

On February 27, 2000, the Company entered into a joint venture, Glazed Investments, to develop the Colorado, Minnesota and Wisconsin markets. The Company invested $500,000 for a 22.3% interest and held two of the joint venture's six management committee seats. As noted above, at February 3, 2002, the KKEG and Mr. Livengood held interests in Glazed Investments of 5% and 3%, respectively, which the Company acquired effective March 5, 2002, increasing its ownership interest in the joint venture to 30.3%. Effective August 22, 2002, the Company acquired an additional 44.4% interest in Glazed Investments, increasing its total investment in this joint venture to 74.7% (see Note
20 -- Acquisitions). Effective with the acquisition in August, the Company gained the right to designate four of the six management committee seats. As a result, the Company gained the ability to control the operations of the joint venture and, therefore, began consolidating the financial statements of Glazed Investments with those of the Company effective August 22, 2002. As a result of the Company's acquisitions of additional interests in Glazed Investments in fiscal 2003, the interest in the joint venture not owned by the Company, included in minority interest in the consolidated balance sheet, was reduced to 25.3%. The Company has guaranteed 74.7% of the amounts outstanding on certain bank and non-bank debt of Glazed Investments (see Note 7 -- Debt).

On March 6, 2001, the Company entered into a joint venture, Freedom Rings, to develop the Philadelphia market. The Company invested $1,167,000 for a 70% interest and holds three of four management committee seats. The Company has guaranteed payments on certain leases and 70% of the bank debt of Freedom Rings (see Note 7 -- Debt). The terms of the guarantees range from two to ten years. The financial statements of this joint venture are consolidated with those of the Company and the 30% not owned by Krispy Kreme is included in minority interest.

SUMMARIZED INFORMATION FOR THE COMPANY'S INVESTMENTS IN CONSOLIDATED JOINT VENTURES AS OF FEBRUARY 2, 2003, INCLUDING OUTSTANDING LOAN AND LEASE GUARANTEES, IS AS FOLLOWS:

----------------------------------------------------------------------------------------------------------------------
                                                        NUMBER OF                                 In Thousands
                                                       STORES AS OF       OWNERSHIP %     ----------------------------
                                                    FEBRUARY 2, 2003/   ---------------       LOAN/
                              GENERAL GEOGRAPHICAL  TOTAL STORES TO BE           THIRD        LEASE        FISCAL 2003
                                     MARKET           DEVELOPED (1)     KKDC    PARTIES   GUARANTEES (2)    REVENUES
----------------------------------------------------------------------------------------------------------------------
Freedom Rings, LLC              Philadelphia, PA           4/18         70.0%   30.0%        $ 2,936         $11,391
                                                    Manager Allocation    3         1

Glazed Investments, LLC       Colorado, Minnesota,        12/28         74.7%   25.3%        $11,370         $10,892(3)
                                   Wisconsin        Manager Allocation    4         2

Golden Gate Doughnuts, LLC    Northern California         13/25         67.0%   33.0%        $14,016         $36,218
                                                    Manager Allocation    2         1

(1) The amount shown as "Total Stores to be Developed" represents the number of stores in the initial development agreement with the joint venture as well as commissary locations which have been opened. The number of stores in the initial development agreement will be re-evaluated as the market is developed and the number of stores to be opened may change.

(2) Outstanding debt amounts are reflected in Note 7 -- Debt. The gross amount of commitments under leases is included in the future minimum annual rental commitments disclosed in Note 8 -- Lease Commitments.

(3) Fiscal 2003 revenues for Glazed Investments represent the amounts reported for the period subsequent to the Company's acquisition of a controlling interest in the joint venture. Total revenues of Glazed Investments for fiscal 2003 were $28,290,000.

EQUITY METHOD JOINT VENTURES

As of February 2, 2003, the Company had entered into twelve joint ventures as a minority interest party. Investments in these joint ventures have been made in the form of capital contributions and/or notes receivable. Notes receivable bear interest, payable semi-annually, at rates ranging from 5.5% to 10.0% per annum, and have maturity dates ranging from October 2010 to the dissolution of the joint venture. These investments and notes receivable are recorded in investments in unconsolidated joint ventures in the consolidated balance sheets.

INFORMATION RELATED TO THE MARKETS, OWNERSHIP INTERESTS AND MANAGER ALLOCATIONS FOR JOINT VENTURES, WHICH ARE ACCOUNTED FOR BY THE EQUITY METHOD, IS SUMMARIZED AS FOLLOWS:

-------------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF
                                                                       STORES AS OF           OWNERSHIP %
                                                                    FEBRUARY 2, 2003/     -------------------
                                         GENERAL GEOGRAPHICAL       TOTAL STORES TO BE                 THIRD
                                                MARKET                DEVELOPED (1)          KKDC     PARTIES
-------------------------------------------------------------------------------------------------------------
A-OK, LLC                                 Arkansas, Oklahoma               4/10              30.3%     69.7%
                                                                    Manager Allocation         2        4

Amazing Glazed, LLC                   Pennsylvania (Pittsburgh)            4/9               30.3%     69.7%
                                                                    Manager Allocation         2        4

Amazing Hot Glazers, LLC                 Pennsylvania (Erie)               0/5               33.3%     66.7%
                                                                    Manager Allocation         2        4

Entrepreneurship and Economic         North Carolina (Greensboro)          1/1               49.0%     51.0%
  Development Investment, LLC                                       Manager Allocation         1        1

KK-TX I, L.P.                         Texas (Amarillo, Lubbock)            1/2               33.3%     66.7%
                                                                    Manager Allocation       --(2)     --(2)

KKNY, LLC                                   New York City,                 6/25              30.3%     69.7%
                                         Northern New Jersey        Manager Allocation         2        4

KremeKo, Inc.                               Eastern Canada                 5/33              39.4%(3)  60.6%(3)
                                                                    Manager Allocation       2(4)      9(4)

KremeWorks, LLC (5)                    Alaska, Hawaii, Oregon,             4/31              25.0%     75.0%
                                      Washington, Western Canada    Manager Allocation         1        3

Krispy Kreme Australia Pty Limited            Australia/                   1/31              35.0%     65.0%
                                             New Zealand            Manager Allocation         2        3

Krispy Kreme of South Florida, LLC         Southern Florida                1/8               35.3%     64.7%
                                                                    Manager Allocation         2        3

Krispy Kreme U.K. Limited                  United Kingdom,                 0/25              35.9%     64.1%
                                         Republic of Ireland        Manager Allocation         3        3

New England Dough, LLC                       Connecticut,                  3/17              57.0%(6)  43.0%
                                            Massachusetts,          Manager Allocation         2        2
                                             Rhode Island
--------------------------------------------------------------------------------------------------------------

(1) The amount shown as "Total Stores to be Developed" represents the number of stores in the initial development agreement with the joint venture as well as commissary locations which have been opened. This number of stores in the initial development agreement will be re-evaluated as the market is developed and the number of stores to be opened may change.

(2) KK-TX I, L.P. is a limited partnership. The Company holds a 33.3% interest in the joint venture as a limited partner. Under the terms of the partnership agreement, the general partner has full responsibility for managing the business of the partnership.

(3) On September 5, 2002, KremeKo, Inc. ("KremeKo") completed an equity offering to raise funds for store development and general working capital purposes. The Company subscribed for its proportionate share of the offering and further agreed to purchase any shares not subscribed for by other existing shareholders. The Company paid approximately $4,000,000 for its subscribed shares as well as the over-allotment it received and, as a result, the Company's ownership interest increased from 34% to 39.4%, effective September 5, 2002.

(4) KremeKo's shareholders' agreement requires that its board consist of eleven directors. The Company has the right to designate two of the directors and three other shareholders each have the right to designate one director. The remaining six directors are nominated by the board and elected by the shareholders.

(5) Prior to March 5, 2002, KremeWorks, LLC ("KremeWorks") was accounted for using the cost method; however, as explained above, on March 5, 2002, John McAleer sold his interest in KremeWorks to the Company. As a result, Krispy Kreme's investment in KremeWorks has increased to 25%. Krispy Kreme now has one of four seats on the management committee. Subsequent to March 5, 2002, the Company's investment in KremeWorks has been accounted for by the equity method.

(6) Although the Company's ownership interest in New England Dough, LLC exceeds 50%, the Company accounts for this interest under the equity method as the Company does not have the ability to designate a majority of the members of the joint venture's management committee.

INFORMATION RELATED TO THE COMPANY'S INVESTMENT AS WELL AS SUMMARIZED FINANCIAL INFORMATION AS OF FEBRUARY 2, 2003, FOR EACH JOINT VENTURE ACCOUNTED FOR BY THE EQUITY METHOD IS AS FOLLOWS:

                                                                                                             In Thousands
-------------------------------------------------------------------------------------------------------------------------
                                            SUMMARY FINANCIAL INFORMATION (1)
-------------------------------------------------------------------------------------------------------------------------
                                                       NET                NON-                      NON-       INVESTMENT
                                   NET      GROSS    INCOME/   CURRENT   CURRENT     CURRENT       CURRENT     AND NOTES
                                  SALES    PROFIT    (LOSS)    ASSETS    ASSETS    LIABILITIES   LIABILITIES   IN JV (2)
-------------------------------------------------------------------------------------------------------------------------
A-OK, LLC                        $12,523   $ 9,021   $   912   $   868   $ 6,573     $   860       $ 6,121       $  393
Amazing Glazed, LLC                7,567     3,171      (297)      856     6,509       3,453         3,763          124
Amazing Hot Glazers, LLC (3)          --        --        --        --        --          --            --           --
Entrepreneurship and Economic
  Development Investment, LLC        290        92      (225)      149     1,246          98            --          676
KK-TX I, L.P.                        618       120      (401)      118     2,244         683         1,846         (134)
KKNY, LLC                         18,366     8,689    (2,332)    3,839    11,204       7,491         3,359        1,052
KremeKo, Inc.                     10,184     3,257    (2,915)    7,670     8,454       3,924         2,332        3,393
KremeWorks, LLC                   14,448     6,808       970     1,115     9,042       2,691         2,343          204
Krispy Kreme Australia Pty
  Limited                             --        --    (1,100)    1,645     2,865       1,155           530          989
Krispy Kreme of South Florida,
  LLC                              1,478       545        98        56     4,605         337         4,707           --
Krispy Kreme U.K. Limited             --        --       (93)      699        19          19            --          227
New England Dough, LLC             3,616     1,024      (843)    2,907     4,849       7,882            --          (53)
                                 --------------------------------------------------------------------------------------
        Total                    $69,090   $32,727   $(6,226)  $19,922   $57,610     $28,593       $25,001       $6,871
                                 ======================================================================================

(1) The net sales, gross profit and net income (loss) shown for each of these joint ventures represents the amounts reported by the joint ventures for the period corresponding with the Company's fiscal year end, February 2, 2003, and the amounts shown as current assets, non-current assets, current liabilities and non-current liabilities represent the corresponding amounts reported by each of the joint ventures at February 2, 2003.

(2) This amount represents the Company's investment in the joint venture plus the Company's portion of the joint venture's income or loss to date, net of distributions received. KK-TX I, L.P. and New England Dough, LLC are in the initial stages of operations. The Company's share of the cumulative net loss of each of these joint ventures exceeds its capital contribution. The Company has recorded the full loss attributable to its interest in the joint ventures as it believes these operations will become profitable in the short-term and the investments will be recovered.

(3) Operating activities for Amazing Hot Glazers, LLC have not yet commenced.

The Company is a guarantor of debt and lease obligations for various joint ventures accounted for under the equity method. The debt is also collateralized by the assets acquired by the joint venture. In accordance with generally accepted accounting principles existing at the time we made these commitments, these guarantees are not recorded as liabilities on our consolidated balance sheet. To date the Company has not experienced any losses in connection with these guarantees. The terms of the guarantees range from 4 to 20 years.

THE FOLLOWING TABLE SUMMARIZES THE COMPANY'S OBLIGATIONS UNDER THESE GUARANTEES AS OF FEBRUARY 2, 2003 AND THE AGGREGATE MATURITIES FOR THE FIVE FISCAL YEARS ENDING AFTER FEBRUARY 2, 2003:

                                                              In Thousands, Except Percentages
----------------------------------------------------------------------------------------------
                                         TOTAL LOAN/             AMOUNTS EXPIRING IN
                           GUARANTEE        LEASE      ---------------------------------------
                          PERCENTAGES    GUARANTEES    FISCAL 2004   FISCAL 2005   FISCAL 2006
----------------------------------------------------------------------------------------------
A-OK, LLC                    22.3%         $1,325        $   79         $ 86          $ 94
KK-TX I, L.P.                33.3%            647            35           38            41
KremeKo, Inc.            34.0% - 36.2%        909           102          109           155
Krispy Kreme of South
  Florida, LLC               35.3%          1,266           298           39            39
New England Dough, LLC   54.0% - 60.0%      2,303         2,221           61            21
                         ---------------------------------------------------------------------
Total                                      $6,450        $2,735         $333          $350
                                         =====================================================

                               In Thousands, Except Percentages
---------------------------------------------------------------
                                  AMOUNTS EXPIRING IN
                         --------------------------------------
                         FISCAL 2007   FISCAL 2008   THEREAFTER
---------------------------------------------------------------
A-OK, LLC                   $102          $112         $  852
KK-TX I, L.P.                 44            48            441
KremeKo, Inc.                 79            86            378
Krispy Kreme of South
  Florida, LLC                39            39            812
New England Dough, LLC        --            --             --
                         --------------------------------------
Total                       $264          $285         $2,483
                         ======================================

18. LEGAL CONTINGENCIES

On March 9, 2000, a lawsuit was filed against the Company, management, and Golden Gate, one of the Company's consolidated joint ventures, in Superior Court in the State of California. The plaintiffs alleged, among other things, breach of contract, and sought compensation for damages and punitive damages. In September 2000, after the case was transferred to Sacramento Superior Court, that court granted the motion to compel arbitration of the action and stay the lawsuit pending the outcome of arbitration. After an appeal to the California appellate courts, on October 1, 2001, plaintiffs filed a demand for arbitration with the American Arbitration Association against KKDC, Golden Gate, and others. After an extended series of arbitration hearings, the Arbitration Panel dismissed all claims against all parties, except the claim for breach of contract against KKDC and Golden Gate. The Panel entered a preliminary award of $7,925,000 against KKDC and Golden Gate, which was substantially less than the damages claimed. The Company recorded a provision of $9,075,000 in fiscal 2003, consisting of the $7,925,000 award plus an estimate of the plaintiff's legal fees and other costs expected to be awarded of $1,150,000. Although further hearings have been scheduled to determine issues concerning litigation fees and costs, the Company anticipates that all claims will be concluded in early fiscal 2004 in a manner acceptable to the Company without further substantial adverse consequences.

The Company is engaged in various legal proceedings incidental to its normal business activities. In the opinion of management, the outcome of these matters is not expected to have a material effect on the Company's consolidated financial statements.

19. SYNTHETIC LEASE

On April 26, 2001, the Company entered into a synthetic lease agreement in which the lessor, a bank, had agreed to fund up to $35,000,000 for construction of the Company's new mix and distribution facility in Effingham, Illinois (the "Facility"). Under the terms of the synthetic lease, the bank was to pay all costs associated with the construction of the building and the equipment to be used in the manufacturing and distribution processes. Lease payments were to begin upon completion of the Facility (the "Completion Date"). Construction of the Facility began in May 2001. The initial term of the lease was five years following the Completion Date.

On March 21, 2002, the Company terminated the synthetic lease and purchased the Facility from the bank. To finance the purchase, the Company entered into a credit agreement with the bank. See Note 7 -- Debt for further information on the terms of the Credit Agreement.

20. ACQUISITIONS

The Company from time to time acquires market rights from either Associate or Area Developer franchisees if they are willing to sell to the Company and if there are sound business reasons for the Company to make the acquisition. These reasons may include a franchise market being contiguous to a Company store market where an acquisition would provide operational synergies; upside opportunity in the market because the franchisee has not fully developed on-premises or off-premises sales; or if the Company believes an acquisition of the market would improve the brand image in the market. The purchase price for each acquisition is based upon an analysis of historical performance as well as estimates of future revenues and earnings in the respective markets acquired.

Effective June 16, 2002, the Company acquired the rights to the Akron, OH market, as well as the related assets, from an associate franchisee. Effective June 30, 2002, the Company acquired the rights to the Toledo, OH market, as well as the related assets, from an Area Developer franchisee. Effective November 4, 2002, the Company acquired the rights to the Destin, FL and Pensacola, FL markets, as well as the related assets, from an associate franchisee. The total purchase price for these acquisitions was $10,948,000, consisting of cash of $2,221,000 and approximately 241,000 shares of common stock, valued at $8,727,000. The purchase price was allocated to accounts receivable -- $368,000, inventory -- $74,000, property and equipment -- $835,000, accounts payable -- $93,000, accrued expenses -- $77,000, repayment of a note receivable - $249,000 and reacquired franchise rights, an intangible asset not subject to amortization -- $10,090,000.

Effective August 22, 2002, the Company acquired an additional 44.4% interest in Glazed Investments, an Area Developer franchisee with the rights to develop Krispy Kreme stores in markets in Colorado, Minnesota and Wisconsin. The total consideration paid was $23,048,000, consisting of cash of $800,000 and approximately 596,000 shares of stock, valued at $22,248,000. In connection with the acquisition, the Company also acquired a note receivable, payable by Glazed Investments, with a principal amount of $3,015,000 plus accrued interest of $111,000. Prior to the acquisition of an additional interest, the Company owned a 30.3% interest in this joint venture and had the right to designate two of the joint venture's six management committee seats. As a result of the acquisition, the Company now owns a 74.7% interest in the joint venture and has the right to designate four of the six management committee seats. As such, the Company has the ability to control the operations of the joint venture and, therefore, began consolidating the financial statements of Glazed Investments with those of the Company effective August 22, 2002.

The following unaudited pro forma financial information presents the combined results of Krispy Kreme Doughnuts, Inc. and the acquired markets as if the acquisitions discussed above had occurred as of the beginning of the periods presented. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company.

                                                        In Thousands, Except Per Share Amounts
----------------------------------------------------------------------------------------------
                                                              FEB. 3, 2002        FEB. 2, 2003
----------------------------------------------------------------------------------------------
                                                                        (Unaudited)
Total revenues                                                  $406,988            $507,345
Net income                                                      $ 27,745            $ 34,516
Diluted earnings per share                                      $   0.47            $   0.58

The unaudited pro forma financial information presented above includes the revenues and net income of the acquired markets. Adjustments to the combined amounts were made to eliminate franchise fees and royalties previously earned by the Company from these operations for the periods presented, as well as to eliminate KKM&D revenues and corresponding expenses resulting from sales to these operations.

Of the remaining approximately 25% interest in Glazed Investments not owned by the Company, approximately 22% is owned by certain members of Glazed Investments' management. As a condition to the acquisition, the Company entered into a put option agreement which gives each of these members of management the option to sell to the Company ultimately up to 100% of their respective interest in Glazed Investments during certain defined exercise periods, subject to certain limitations. The purchase price for the individual's respective interest is determined based upon a formula defined in the agreement, which is generally based upon earnings growth and cash flows of Glazed Investments' operations. The options become exercisable, in part, beginning in April 2004. If exercised, the Company has the option to pay the purchase price in cash or shares of the Company's common stock. The Company cannot estimate the likelihood of any of the options being exercised or the maximum amount the Company would be required to pay upon exercise.

21. SUBSEQUENT EVENTS

On January 23, 2003, the Company signed an agreement and plan of merger ("Merger Agreement") under which it will acquire Montana Mills Bread Co., Inc. ("Montana Mills"), an owner and operator of upscale "village bread stores" in the Northeastern and Midwestern United States. Montana Mills' stores produce and sell a variety of breads and baked goods prepared in an open-view format. In addition to providing operating synergies, the acquisition of Montana Mills is expected to provide the Company with the ability to leverage its existing capabilities, such as its distribution chain, its off-premises sales and its coffee-roasting expertise, in order to expand Montana Mills' business. The acquisition is also expected to provide an opportunity to apply the Company's experience and strength in creating a national franchise network towards building a franchise network for Montana Mills.

Under the terms of the Merger Agreement, each outstanding share of Montana Mills' common stock will be converted into the right to receive 0.1501 shares (the "Exchange Ratio") of Company common stock and cash in lieu of fractional shares. The Company filed a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares to be issued in connection with the merger. The acquisition will become effective 20 business days after the information statement related to the merger is mailed to Montana Mills' shareholders. The information statement was mailed March 7, 2003 and the acquisition is expected to become effective April 7, 2003. Upon consummation of the merger, the Company expects to issue approximately 1,224,500 shares of the Company's common stock in exchange for all outstanding shares of common stock of Montana Mills. The shares issued will be valued at approximately $39,000,000, based on the closing price of the Company's common stock for a range of trading days around the announcement date, January 24, 2003. The Company will also reserve approximately 460,500 shares of common stock for issuance upon the exercise of warrants and options for Montana Mills' common stock currently outstanding, all of which will become exercisable for shares of the Company's common stock based upon the Exchange Ratio.

The results of operations of Montana Mills will be included in the Company's consolidated financial statements as of the effective time of the acquisition. The Company expects to report Montana Mills operating results as a separate segment of its business.

Effective March 10, 2003, the Company acquired the rights to certain franchise markets in Kansas and Missouri, as well as the related assets, which included five stores, from an Area Developer franchisee, in exchange for cash of approximately $32,000,000. Of the total purchase price, $8,000,000 was placed in escrow and will be released in accordance with the terms of the purchase agreement upon conclusion of audits of the financial statements of the operations of the Area Developer. The operations and assets acquired, primarily inventory and equipment, will be included with those of the Company effective March 10, 2003.

The Company has not completed the allocation of the purchase price related to these acquisitions as it is in the process of identifying and determining the fair value of all assets acquired and liabilities assumed.

On February 12, 2003, the Company entered into a joint venture to develop Krispy Kreme stores in El Paso, Texas and Cuidad Juarez, Mexico with an existing franchisee. The Company will own approximately 33% of the joint venture, Priz Doughnuts, L.P., a limited partnership, which will develop three stores in these markets over the next three years.

KRISPY KREME DOUGHNUTS, INC.
REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF KRISPY KREME DOUGHNUTS, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Krispy Kreme Doughnuts, Inc. and its subsidiaries (the Company) at February 3, 2002 and February 2, 2003, and the results of their operations and their cash flows for each of the three years in the period ended February 2, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements, effective February 4, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Greensboro, North Carolina
March 13, 2003