Form 10-K, Exhibit 13
period 2004-02-01
KRISPY KREME DOUGHNUTS INC
filed 2004-04-16
CIK 1100270

SELECTED FINANCIAL DATA

The following table shows selected financial data for Krispy Kreme. The selected historical statement of operations data for each of the years ended, and the selected historical balance sheet data as of January 30, 2000, January 28, 2001, February 3, 2002, February 2, 2003 and February 1, 2004 have been derived from our audited consolidated financial statements. Please note that our fiscal year ended February 3, 2002 contained 53 weeks.

The consolidated financial statements include the accounts of certain joint ventures in which Krispy Kreme had a controlling interest for the periods presented: Freedom Rings, LLC, the area developer in Eastern Pennsylvania, Delaware and Southern New Jersey, Golden Gate Doughnuts, LLC, the area developer in Northern California, as well as Glazed Investments, LLC, the area developer in Colorado, Minnesota and Wisconsin, for periods subsequent to August 22, 2002, the date Krispy Kreme acquired a controlling interest in this area developer. Effective January 30, 2004, Krispy Kreme acquired the remaining 33% minority interest in Golden Gate Doughnuts, LLC.

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

                                                             IN THOUSANDS, EXCEPT PER SHARE DATA AND STORE NUMBERS
------------------------------------------------------------------------------------------------------------------
                                                                             FEB. 3,       FEB. 2,       FEB. 1,
YEAR ENDED                                 JAN. 30, 2000   JAN. 28, 2001      2002          2003          2004
------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                              $   220,243     $   300,715    $   394,354   $   491,549   $   665,592
Operating expenses                              190,003         250,690        316,946       381,489       507,396
General and administrative expenses              14,856          20,061         27,562        28,897        36,912
Depreciation and amortization expenses            4,546           6,457          7,959        12,271        19,723
Arbitration award                                    --              --             --         9,075          (525)
                                            ----------------------------------------------------------------------
Income from operations                           10,838          23,507         41,887        59,817       102,086
Interest and other expense (income),
  net                                             1,232          (1,698)        (2,408)          749         3,501
Equity loss in joint ventures                        --             706            602         2,008         1,836
Minority interest                                    --             716          1,147         2,287         2,072
                                            ----------------------------------------------------------------------
Income before income taxes                        9,606          23,783         42,546        54,773        94,677
Provision for income taxes                        3,650           9,058         16,168        21,295        37,590
                                            ----------------------------------------------------------------------
Net income                                  $     5,956     $    14,725    $    26,378   $    33,478   $    57,087
                                            ----------------------------------------------------------------------
Net income per share:
 Basic                                      $       .16     $       .30    $       .49   $       .61   $       .96
 Diluted                                            .15             .27            .45           .56           .92
Shares used in calculation of net
  income per share:
 Basic                                           37,360          49,184         53,703        55,093        59,188
 Diluted                                         39,280          53,656         58,443        59,492        62,388
OPERATING DATA (UNAUDITED):
Number of factory stores at end of
 period:
 Company                                             58              63             75            99           141
 Franchised                                          86             111            143           177           216
                                            ----------------------------------------------------------------------
 Systemwide                                         144             174            218           276           357
                                            ----------------------------------------------------------------------
Average weekly sales per factory store:
 Company                                    $        54     $        69    $        72   $        76   $        73
 Franchised                                          38              43             53            58            56
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital                             $    11,452     $    29,443    $    49,236   $    81,441   $    85,151
Total assets                                    104,958         171,493        255,376       410,487       660,664
Long-term debt, including current
  maturities                                     22,902              --          4,643        60,489       137,917
Total shareholders' equity                       47,755         125,679        187,667       273,352       452,207

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes. This annual report contains statements about future events and expectations, including anticipated store and market openings, planned capital expenditures and trends in or expectations regarding the Company's operations and financing abilities that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs, assumptions, and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the Company's ability to continue and manage growth; delays in store openings; the quality of franchise store, including joint venture, operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; changes in customer preferences and perceptions; risks associated with competition; risks associated with fluctuations in operating and quarterly results; compliance with government regulations; and other factors discussed in Krispy Kreme's periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "strive," or similar words, or the negative of these words, identify forward-looking statements. The Company qualifies any forward-looking statements entirely by these cautionary factors.

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

COMPANY OVERVIEW AND INDUSTRY OUTLOOK

Our principal business, which began in 1937, is owning and franchising Krispy Kreme doughnut stores where we make and sell over 20 varieties of premium quality doughnuts, including our Hot Original Glazed. Each of our traditional stores is a doughnut factory with the capacity to produce from 4,000 dozen to over 10,000 dozen doughnuts daily. Consequently, each store has significant fixed or semi-fixed costs, and margins and profitability are significantly impacted by doughnut production volume and sales. Our doughnut stores are versatile in that most can support multiple sales channels to more fully utilize production capacity. These sales channels are comprised of:

    - ON-PREMISES SALES. Sales to customers visiting our stores, including the drive-through windows, along with discounted sales to community organizations that in turn sell our products for fundraising purposes.

    - OFF-PREMISES SALES. Daily sales of fresh doughnuts on a branded, unbranded and private label basis to convenience and grocery stores and select co-branding customers. Doughnuts are sold to these customers on trays for display and sale in glass-enclosed cases and in packages for display and sale on both stand-alone display units and on our customers' shelves. "Branded" refers to products sold bearing the Krispy Kreme brand name and is the primary way we are expanding our off-premises sales business. "Unbranded" products are sold unpackaged from the retailer's display case. "Private label" products carry the retailer's brand name or some other non-Krispy Kreme brand. Unbranded and private label products are a minor portion of our business.

In addition to our retail stores, we are vertically integrated. We believe our vertical integration allows us to maintain the consistency and quality of our products throughout our system. In addition, through vertical integration, we believe we can utilize volume-buying power, which helps lower the cost of supplies to each of our stores and enhance our profitability. Our Krispy Kreme Manufacturing and Distribution business unit, KKM&D, produces doughnut mixes and coffee and manufactures our doughnut-making equipment, which all of our factory stores are required to purchase. Additionally, this business unit currently operates three distribution centers that provide Krispy Kreme stores with essentially all supplies for the critical areas of their business. In fiscal 2003, we opened our second mix manufacturing and third distribution facility in Effingham, Illinois. The new facility approximately tripled our mix manufacturing capacity. The KKM&D business unit is volume-driven, and its economics are enhanced by the opening of new stores and the growth of on-premises and off-premises sales channels by existing stores.

One of our focus areas has been on creating a best-in-class beverage program to complement our doughnut offering. With an acquisition in fiscal 2002, we acquired significant coffee roasting expertise. We have since formulated and are in the process of implementing a complete beverage program, including four drip coffees, a complete line of espresso-based coffees including flavors, and both coffee-based and noncoffee-based frozen drinks. These drinks are designed to complement our existing juices, sodas, milks and water. We introduced the first component of this program, the drip coffee offering, to our stores in fiscal 2003, replacing the previous product sold which was purchased from an unrelated third party. We anticipate introducing the remaining components of the new beverage program, including frozen beverages in the next six months and espresso in most stores over the next twelve to eighteen months. We believe this new beverage program represents an opportunity to increase beverage sales in a meaningful way.

In our recent store development efforts, we have focused on opening both Company and franchise factory stores, including commissaries, which are production facilities used to serve off-premises customers, in major metropolitan markets, generally markets with greater than 100,000 households. Our objective is to further enhance our expansion through the opening of factory stores in small markets, with small markets being defined as those markets having fewer than 100,000 households. Additionally, we have begun testing three additional store formats, which we refer to broadly as "Satellites." Satellites consist of the "doughnut and coffee shop" ("DCS"), the fresh shop and the kiosk formats. During fiscal 2002, we introduced the DCS format. This store uses the new Hot Doughnut Machine technology, which completes the final steps of the production process and requires less space than the full production equipment in our traditional factory store. This technology combines time, temperature and humidity elements to re-heat unglazed doughnuts, provided by a traditional factory store, and prepare them for the glazing process. Once glazed, customers can have the same hot doughnut experience in a DCS as in a factory store. Additionally, the DCS offers our new full line of coffee and other beverages. As of February 1, 2004, nine DCS stores were open, six of which are owned by the Company. We plan to continue our tests of this concept. We believe this technology and future evolutions of this technology will facilitate our expansion into smaller markets and densely populated urban areas.

In addition to the DCS format, we are testing both the fresh shop and the kiosk formats. In these formats, we will sell fresh doughnuts, beverages and Krispy Kreme collectibles. The doughnuts will be supplied by a nearby factory store, multiple times per day. Both the fresh shop and the kiosk formats will require less space than our traditional factory store or the DCS. As the kiosk is a free-standing facility, it will require significantly less space than the fresh shop, expanding the number of potential locations where these facilities may be established. As of February 1, 2004, 20 fresh shops were open. We view the fresh shop and kiosk formats, which we believe will have attractive financial returns, as additional ways to achieve market penetration in a variety of market sizes and settings. We began our tests of the new fresh shop concept during fiscal 2004 and will begin our tests of the kiosk format in fiscal 2005.

As stated above, we intend to expand our concept primarily through opening both Company-owned and franchise stores in territories across the United States and Canada, as well as in select other international markets as discussed below. We also have entered and intend to enter into joint ventures with some of our franchisees. As of February 1, 2004, there were 357 Krispy Kreme factory stores consisting of 141 Company-owned stores (including 24 which are consolidated joint venture stores), 159 Area Developer franchise stores (including 66 in which we have a joint venture interest) and 57 Associate franchise stores. For fiscal 2005, we anticipate opening approximately 120 new stores, of which approximately 20 to 25 will be Satellites. The store format will be determined by the site opportunities, primarily the space available. The majority of these new stores are expected to be franchise stores.

In connection with our international expansion plans, we are developing the capabilities and infrastructure necessary to support our expansion outside the United States. We currently have twelve stores in Canada, one of which is a commissary, and will open additional stores in the Canadian market in the coming years. These stores are owned and operated by a joint venture. We have also entered into joint ventures to develop the markets in Australia and New Zealand, the United Kingdom and the Republic of Ireland, and Mexico. Each of these joint ventures opened its first retail store in fiscal 2004. We also continue to focus on additional markets outside the United States, including Japan, South Korea and other potential markets in Asia and Western Europe. Our initial research indicates that these will be viable markets for the Krispy Kreme concept; however, further market research and evaluation are ongoing.

In April 2003, we completed the acquisition, through an exchange of stock, of Montana Mills Bread Co., Inc. ("Montana Mills"), an owner and operator of upscale "village bread stores" in the Northeastern United States. As of February 1, 2004, 21 Montana Mills stores were in operation. Montana Mills' stores produce and sell a variety of breads and baked goods prepared in an open-view format. We believe that this acquisition will provide an opportunity to leverage our existing capabilities, such as our brand building and operational capabilities including our distribution chain, off-premises sales and coffee-roasting expertise, to expand Montana Mills' business. We anticipate spending up to 24 months refining and expanding the Montana Mills concept, retaining its core best-in-class breads, but expanding the offering to include bread-based meals and appropriate accompaniments in an inviting setting.

As we expand our business, we will incur infrastructure costs in the form of additional personnel to support the expansion and additional facilities costs to provide mixes, equipment and other items necessary to operate the various new stores. In the course of building this infrastructure, we may incur unplanned costs which could negatively impact our operating results.

We expect doughnut sales to grow due to a variety of factors, including the growth in two-income households and corresponding shift to foods consumed away from home. We view the fragmented competition in the doughnut industry as an opportunity for our continued growth. We also believe that the premium quality of our products and the strength of our brand has enhanced, and will continue to enhance, the growth and expansion of the overall doughnut market.

RESULTS OF OPERATIONS

To facilitate an understanding of the results of operations for each period presented, we have included a general overview along with an analysis of business segment activities. In addition to this analysis and the discussion under Critical Accounting Policies, refer to Note 2 -- Nature of Business and Significant Accounting Policies in the notes to our consolidated financial statements. A guide to the discussion for each period is presented below.

OVERVIEW. The discussion of our operating results below includes a discussion of our consolidated operating results, as well as a discussion of our systemwide sales and comparable store sales. Our consolidated financial statements appearing elsewhere in this report include sales of our company stores, including the sales of consolidated joint venture stores, outside sales of our KKM&D business segment, royalties and fees received from our franchisees and sales of our Montana Mills business segment, but exclude the sales of our franchised stores. Systemwide sales include the sales of both our company and franchised stores, including Montana Mills stores, and exclude the sales and revenues of our KKM&D and Franchise Operations business segments. We believe systemwide sales data is significant because it shows the overall penetration of the Krispy Kreme brand, consumer demand for our products and the correlation between systemwide sales and our total revenues. Comparable store sales is a measure of sales growth. Generally, we add a traditional factory store to our comparable store base in the store's nineteenth month of operation. In addition, we utilize a market penetration strategy that often results in transferring the production opportunity for off-premises sales to a different factory store in order to enhance operating efficiencies in the market. Off-premises sales at these stores are included in comparable store sales if there is an existing factory store in the market that is in the comparable store base.

SEGMENT RESULTS. In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have four reportable segments. A description of each of the segments follows.

    - COMPANY STORE OPERATIONS. Represents the results of our company stores and consolidated joint venture stores. These stores make and sell doughnuts and complementary products through the sales channels discussed above. Expenses for this business segment include store level expenses along with direct general and administrative expenses. Consolidated joint ventures include Freedom Rings, LLC ("Freedom Rings"), the joint venture with rights to develop stores in Eastern Pennsylvania, Delaware and Southern New Jersey, and Glazed Investments, LLC ("Glazed Investments"), the joint venture with rights to develop stores in Colorado, Minnesota and Wisconsin. Prior to January 30, 2004, consolidated joint ventures also included Golden Gate Doughnuts, LLC ("Golden Gate"), the joint venture with rights to develop stores in Northern California. As discussed in Note 20 -- Acquisitions in the notes to our consolidated financial statements, effective January 30, 2004, the Company acquired the remaining minority interest in Golden Gate.

    - FRANCHISE OPERATIONS. Represents the results of our franchise programs. We have two franchise programs: (1) the associate program, which is our original franchising program developed in the 1940s, and (2) the area developer program, which was developed in the mid-1990s. Associates pay royalties of 3.0% of on-premises sales and 1.0% of all other sales, with the exception of private label sales, for which they pay no royalties. Area developers pay royalties of 4.5% to 6.0% of all sales and development and franchise fees ranging from $20,000 to $50,000 per store. Most associates and area developers also contribute 1.0% of all sales to our national advertising and brand development fund. Expenses for this business segment include costs incurred to recruit new franchisees, costs to open, monitor and aid in the performance of these stores and direct general and administrative expenses.

    - KKM&D. Represents the results of our KKM&D business unit. This business unit buys and processes ingredients used to produce doughnut mixes and manufactures doughnut-making equipment that all of our factory stores are required to purchase. This business unit also includes our coffee roasting operation, which supplies our drip coffee product to all of our stores. Production in this facility is expected to increase in fiscal 2005 with the growth in stores and as the other components of our expanded beverage program are introduced in our existing and new stores. The KKM&D business unit also purchases and sells essentially all supplies necessary to operate a Krispy Kreme store, including all food ingredients, juices, signage, display cases, uniforms and other items. Generally, shipments are made to each of our stores on a weekly basis by common carrier. All intersegment transactions between KKM&D and Company Store Operations have been eliminated in consolidation. Expenses for this business unit include all expenses incurred at the manufacturing and distribution level along with direct general and administrative expenses.

    - MONTANA MILLS. Represents the results of operations of the recently acquired Montana Mills, which operates upscale "village bread stores" in the Northeastern United States. These stores produce and sell a variety of breads and baked goods prepared in an open-view format. Expenses for this business unit include store level expenses along with direct general and administrative expenses.

OTHER. Includes a discussion of significant line items not discussed in the overview or segment discussions, including general and administrative expenses, depreciation and amortization expenses, the arbitration award, interest income, interest expense, equity loss in joint ventures, minority interest in consolidated joint ventures and the provision for income taxes.

OUR FISCAL YEAR IS BASED ON A 52- OR 53-WEEK YEAR. THE FISCAL YEAR ENDS ON THE SUNDAY CLOSEST TO THE LAST DAY IN JANUARY. THE TABLE BELOW SHOWS OUR OPERATING RESULTS FOR FISCAL 2002 (53 WEEKS ENDED FEBRUARY 3, 2002), FISCAL 2003 (52 WEEKS ENDED FEBRUARY 2, 2003) AND FISCAL 2004 (52 WEEKS ENDED FEBRUARY 1, 2004) EXPRESSED AS A PERCENTAGE OF TOTAL REVENUES. CERTAIN OPERATING DATA ARE ALSO SHOWN FOR THE SAME PERIODS.

------------------------------------------------------------------------------------------------------------
                                                           FEB. 3,             FEB. 2,             FEB. 1,
YEAR ENDED                                                  2002                2003                2004
------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Total revenues                                                 100.0%              100.0%              100.0%
Operating expenses                                              80.4                77.6                76.2
General and administrative expenses                              7.0                 5.9                 5.6
Depreciation and amortization expenses                           2.0                 2.5                 3.0
Arbitration award                                                 --                 1.8                (0.1)
                                                            ------------------------------------------------
Income from operations                                          10.6                12.2                15.3
Interest and other expense (income), net                        (0.2)                1.1                 1.1
                                                            ------------------------------------------------
Income before income taxes                                      10.8                11.1                14.2
Provision for income taxes                                       4.1                 4.3                 5.6
                                                            ------------------------------------------------
Net income                                                       6.7%                6.8%                8.6%
                                                            ------------------------------------------------
OPERATING DATA:
Increase in comparable store sales:
  Company                                                       11.7%               12.8%               13.6%
  Systemwide                                                    12.8%               11.8%               10.2%

THE TABLE BELOW SHOWS BUSINESS SEGMENT REVENUES AND OPERATING EXPENSES EXPRESSED IN DOLLARS. KKM&D REVENUES ARE SHOWN NET OF INTERSEGMENT SALES ELIMINATIONS. SEE
NOTE 15 -- BUSINESS SEGMENT INFORMATION IN THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS FOR ADDITIONAL DISCUSSION OF OUR REPORTABLE SEGMENTS. OPERATING EXPENSES EXCLUDE DEPRECIATION AND AMORTIZATION EXPENSES, INDIRECT (UNALLOCATED) GENERAL AND ADMINISTRATIVE EXPENSES AND THE ARBITRATION AWARD. DIRECT GENERAL AND ADMINISTRATIVE EXPENSES ARE INCLUDED IN OPERATING EXPENSES.

                                                                                                IN THOUSANDS
------------------------------------------------------------------------------------------------------------
                                                           FEB. 3,             FEB. 2,             FEB. 1,
YEAR ENDED                                                  2002                2003                2004
------------------------------------------------------------------------------------------------------------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                 $   266,209         $   319,592         $   441,868
Franchise Operations                                          14,008              19,304              23,848
KKM&D                                                        114,137             152,653             193,129
Montana Mills                                                     --                  --               6,747
                                                          --------------------------------------------------
  Total revenues                                         $   394,354         $   491,549         $   665,592
                                                          --------------------------------------------------
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                 $   217,419         $   252,524         $   343,752
Franchise Operations                                           4,896               4,877               4,631
KKM&D                                                         94,631             124,088             150,778
Montana Mills                                                     --                  --               8,235
                                                          --------------------------------------------------
  Total operating expenses                               $   316,946         $   381,489         $   507,396
                                                          --------------------------------------------------

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


---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                               FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
---------------------------------------------------------------------------------------------------------------
REVENUES BY BUSINESS SEGMENT:
Company Store Operations                                        67.5%                65.0%                66.4%
Franchise Operations                                             3.6                  3.9                  3.6
KKM&D                                                           28.9                 31.1                 29.0
Montana Mills                                                     --                   --                  1.0
                                                            --------------------------------------------------
 Total revenues                                                100.0%               100.0%               100.0%
                                                            --------------------------------------------------
OPERATING EXPENSES BY BUSINESS SEGMENT:
Company Store Operations                                        81.7%                79.0%                77.8%
Franchise Operations                                            35.0%                25.3%                19.4%
KKM&D                                                           82.9%                81.3%                78.1%
Montana Mills                                                     --                   --                122.1%
                                                            --------------------------------------------------
 Total operating expenses                                       80.4%                77.6%                76.2%
                                                            --------------------------------------------------


TO FURTHER FACILITATE AN UNDERSTANDING OF OUR OPERATING RESULTS, DATA ON FACTORY STORE OPENING ACTIVITY ARE SHOWN BELOW. FACTORY STORE COUNTS INCLUDE RETAIL STORES AND COMMISSARIES AND EXCLUDE SATELLITES. TRANSFERRED STORES REPRESENT STORES SOLD BETWEEN THE COMPANY AND FRANCHISEES.

----------------------------------------------------------------------------------------------------------------
                                                               COMPANY            FRANCHISE             TOTAL
----------------------------------------------------------------------------------------------------------------
YEAR ENDED FEBRUARY 3, 2002
Beginning count                                                       63                 111                 174
Opened                                                                 7                  41                  48
Closed                                                                (2)                 (2)                 (4)
Transferred                                                            7                  (7)                 --
                                                                ------------------------------------------------
 Ending count                                                         75                 143                 218
                                                                ------------------------------------------------
YEAR ENDED FEBRUARY 2, 2003
Opened                                                                14                  49                  63
Closed                                                                (3)                 (2)                 (5)
Transferred                                                           13                 (13)                 --
                                                                ------------------------------------------------
 Ending count                                                         99                 177                 276
                                                                ------------------------------------------------
YEAR ENDED FEBRUARY 1, 2004
Opened                                                                28                  58                  86
Closed                                                                (2)                 (3)                 (5)
Transferred                                                           16                 (16)                 --
                                                                ------------------------------------------------
 Ending count                                                        141                 216                 357
                                                                ------------------------------------------------

Company factory stores as of February 1, 2004 included 24 stores operated by area developer joint ventures in which Krispy Kreme has a majority ownership interest.

YEAR ENDED FEBRUARY 1, 2004 COMPARED WITH YEAR ENDED FEBRUARY 2, 2003

OVERVIEW

As noted above, we operate on a 52- or 53-week fiscal year. Our operations for both fiscal 2004 and fiscal 2003 contained 52 weeks.

Systemwide sales for fiscal 2004 increased 27.4% compared to the prior year. Excluding the sales of Montana Mills, systemwide sales increased 26.5%. This increase is primarily the result of an increase in Company store sales of 38.3%, from $319.6 million to $441.9 million, resulting primarily from sales from new stores opened during the fiscal year, sales of stores in acquired markets and an increase in Company store comparable sales of 13.6%. During fiscal 2004, 28 new Company factory stores and 58 new franchise factory stores were opened and two Company factory stores and three franchise factory stores were closed, for a net increase of 81 factory stores. Additionally, eleven Area Developer and six Associate franchise stores became Company stores as a result of the Company's acquisition of certain franchise markets in Kansas; Missouri; Dallas, Texas; Shreveport, Louisiana; Charlottesville, Virginia and Michigan, and one Company and two Associate franchise stores became Area Developer franchise stores as a result of the acquisition of these stores by an Area Developer franchisee. As a result, the total number of factory stores at the end of fiscal 2004 was 357, consisting of 141 Company stores (including 24 which are consolidated joint venture stores), 159 Area Developer franchise stores (including 66 in which we have a joint venture interest) and 57 Associate franchise stores. We believe continued increased brand awareness and increased off-premises sales, as well as selected price increases, contributed to the 10.2% increase in systemwide comparable store sales.

Total Company revenues increased 35.4% to $665.6 million in fiscal 2004 compared with $491.5 million in the prior fiscal year. This increase was comprised of increases in Company Store Operations revenues of 38.3% to $441.9 million, Franchise Operations revenues of 23.5% to $23.8 million and KKM&D revenues, excluding intersegment sales, of 26.5% to $193.1 million.

Net income for fiscal 2004 was $57.1 million compared to $33.5 million in the prior year, an increase of 70.5%. Diluted earnings per share was $0.92, an increase of 62.6% over the prior year. Fiscal 2003 results include a pre-tax charge of $9.1 million related to an arbitration award against the Company, more fully discussed in Note 19 -- Legal Contingencies in the notes to our consolidated financial statements. In fiscal 2004, the Company paid $8.6 million to settle the award and reversed the remaining accrual of $525,000. Excluding the effects of the arbitration award, net income for fiscal 2003 and fiscal 2004 would have been $39.1 million and $56.8 million, respectively, diluted earnings per share for fiscal 2003 would have been $0.10 more than the reported $0.56 and diluted earnings per share for fiscal 2004 would have been $0.01 less than the reported $0.92.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $441.9 million in fiscal 2004 from $319.6 million in fiscal 2003, an increase of 38.3%. Comparable store sales increased by 13.6%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. On-premises sales grew principally as a result of the opening of 28 new Company stores during fiscal 2004, as well as due to the introduction of new products (including featured doughnut varieties) and our continued increase in brand awareness due in part to the expansion of our off-premises sales programs. Retail price increases implemented in the fall of fiscal 2003 and early in fiscal 2004 also increased on-premises sales. Off-premises sales grew primarily as a result of the addition of several new convenience and grocery store customers as well as the expansion of the number of locations served in our existing customer base. Both on-premises and off-premises sales were positively impacted by the sales of the franchise stores acquired from the Area Developer and Associate franchisees in the Kansas; Missouri; Dallas, Texas; Shreveport, Louisiana and Michigan markets, as well as by the sales of the stores operated by Glazed Investments. In August 2002, the Company acquired a controlling interest in this franchisee and, as a result, the revenues of this franchisee are consolidated with the Company Store Operations revenues for periods subsequent to the acquisition.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses, excluding depreciation and amortization expenses, increased 36.1% to $343.8 million in fiscal 2004 from $252.5 million in fiscal 2003. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 77.8% in fiscal 2004 compared with 79.0% in the prior year. The decrease in Company Store Operations operating expenses as a percentage of revenues was due to increased operating efficiencies generated by growth in store revenues, selected price increases, improved profitability of our off-premises sales and a focus on gross margin improvement, particularly labor utilization, negotiated reductions in packaging costs and a reduction in shrink, primarily as a result of technology improvements in the production process. The decrease in operating expenses as a percentage of revenues was offset somewhat by the impact of increased expenses associated with the opening of new Company stores, primarily additional labor costs incurred to support the store opening. During fiscal 2003 and fiscal 2004, the Company opened 14 and 28 new Company factory stores, respectively. As we expect to open an increasing number of Company stores in fiscal 2005, we anticipate that operating expenses will continue to be negatively impacted by costs associated with new store openings.

We constantly evaluate our store base, not only with respect to our stores' financial and operational performance, but also with respect to alignment with our brand image and how well each store meets our customers' needs. As a result of this review, we make provisions to cover closing or impairment costs for underperforming stores, and for older stores that need to be closed and relocated. No such provisions were made during fiscal 2004 or fiscal 2003.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues, consisting of franchise fees and royalties, increased 23.5%, to $23.8 million in fiscal 2004 from $19.3 million in the prior year. The growth in revenue was primarily due to the franchise fees and additional royalties associated with 58 new franchise factory stores opened in fiscal 2004, net of the impact of three store closings and the net transfer of 16 stores from Franchise to Company as a result of acquisitions. The increase in Franchise Operations revenues was also impacted by the opening of 49 new franchise factory stores, net of the impact of two store closings and the transfer of 13 stores from Franchise to Company as a result of acquisitions, during fiscal 2003. A majority of the new franchise stores in fiscal 2003 were opened in the second half of the fiscal year. Also contributing to the growth in Franchise Operations revenues was comparable store sales increases. Sales of franchised stores, as reported by our franchisees, were $459.0 million in fiscal 2003 and $543.3 million in fiscal 2004.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses, excluding depreciation and amortization expenses, decreased 5.0% from $4.9 million in fiscal 2003 to $4.6 million in fiscal 2004. Franchise Operations operating expenses include costs to recruit new franchisees, costs to open, monitor and aid in the performance of franchise stores and direct general and administrative expenses. As a percentage of Franchise Operations revenues, Franchise Operations operating expenses were 19.4% in the current year compared with 25.3% in the prior year. The decrease in Franchise Operations operating expenses as a percentage of revenues is primarily the result of the Company leveraging the infrastructure put in place to oversee the expansion of our franchise program. In addition, Franchise Operations operating expenses as a percentage of Franchise Operations revenues will vary depending on the number of store openings and the level of opening team support needed to assist with the openings. The amount of support that we provide for each Area Developer group's store openings declines with each successive opening. As some of our individual Area Developer groups are now operating multiple stores, our costs associated with their additional store openings have declined.

KKM&D

KKM&D REVENUES. KKM&D sales to franchise stores increased 26.5%, to $193.1 million, in fiscal 2004 from $152.7 million in fiscal 2003. The primary reason for the increase in revenues was the opening of 58 new franchise factory stores, net of the impact of three store closings and the net transfer of 16 stores from Franchise to Company as a result of acquisitions, in fiscal 2004; the opening of 49 new franchise factory stores, net of the impact of two store closings and the transfer of 13 stores from Franchise to Company, as a result of acquisitions, during fiscal 2003; and comparable store sales increases. Increased doughnut sales through both the on-premises and off-premises sales channels by franchise stores translated into increased revenues for KKM&D from sales of mixes, sugar, shortening, coffee and other supplies. Also, each new store is required to purchase doughnut-making equipment and other peripheral equipment from KKM&D, thereby enhancing KKM&D sales. KKM&D sales were also positively impacted by the mix price increase implemented at the beginning of fiscal 2004, which covered increased flour and shortening costs.

KKM&D OPERATING EXPENSES. KKM&D operating expenses, excluding depreciation and amortization expenses, increased 21.5%, to $150.8 million, in fiscal 2004 from $124.1 million in fiscal 2003. KKM&D operating expenses as a percentage of KKM&D revenues were 78.1% in the current year compared with 81.3% in the prior year. The decrease in KKM&D operating expenses as a percentage of revenues was due to increased capacity utilization, particularly in our mix and distribution facility in Effingham, Illinois which became operational in the second quarter of fiscal 2003, and resulting economies of scale of the mix and equipment manufacturing operations attributable to the increased volume in the facilities. Start-up costs associated with the facility in Effingham and with our coffee roasting operation in Winston-Salem, which became operational in the third quarter of fiscal 2003, had a negative impact on KKM&D operating expenses as a percentage of KKM&D revenues in fiscal 2003. Also positively affecting KKM&D operating expenses as a percentage of KKM&D revenues in fiscal 2004 was the impact of sales to franchisees of certain recently-developed peripheral equipment designed to enhance the performance of the doughnut-making equipment used by all our traditional factory stores. While this product is a standard component for all doughnut-making equipment sold currently, to the extent franchisees who have not yet acquired this product for existing stores do so, KKM&D operating expenses as a percentage of operating revenues may be positively impacted in the future.

MONTANA MILLS

For fiscal 2004, Montana Mills revenues were $6.7 million and its operating expenses were $8.2 million. These amounts reflect operating results since April 7, 2003, the effective date of the Company's acquisition of Montana Mills. In addition to store operating costs, the operating expenses reflect administrative costs associated with the consolidation of operations and the initiation of concept development work. Operating results were also negatively impacted by costs associated with Montana Mills off-premises sales program, which was discontinued in January 2004.

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 27.7%, to $36.9 million, in fiscal 2004 from $28.9 million in fiscal 2003. General and administrative expenses as a percentage of total revenues were 5.6% in fiscal 2004 compared with 5.9% in fiscal 2003. The dollar growth in general and administrative expenses is primarily due to increased personnel and salary and related benefit costs to support our expansion and other cost increases necessitated by the growth of the Company, partially offset by lower provisions for employee benefit costs, primarily incentive provisions determined under the terms of the plans. General and administrative expenses as a percentage of total revenues declined during fiscal 2004 primarily as a result of our 35.4% growth in revenues during the period. In particular, acquisitions of Associate and Area Developer franchise markets in fiscal 2004 resulted in revenue gains with minimal incremental general and administrative expenses, as we were able to leverage our existing infrastructure in many functional areas to support these acquired operations. In fiscal 2004, we acquired a net 16 stores from franchisees. In fiscal 2003, we acquired a net 13 stores from franchisees, the majority of which were acquired in the second half of the fiscal year. In addition, as a percentage of total revenues, general and administrative expenses will vary in part depending upon the number of new store openings in a period. During fiscal 2004, 58 new franchise factory stores were opened, as compared to 49 new franchise factory stores opened in fiscal 2003. As each new store is required to purchase doughnut-making equipment and other peripheral equipment from KKM&D, the increased number of store openings generally results in increased revenues. These increased revenues further leverages the existing general and administrative expense structure as there is minimal incremental general and administrative expenses associated with a store opening.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased 60.7%, to $19.7 million, in fiscal 2004 from $12.3 million in the prior year. Depreciation and amortization expenses as a percentage of total revenues were 3.0% in fiscal 2004 compared with 2.5% in fiscal 2003. The dollar growth in depreciation and amortization expenses is due primarily to depreciation expense associated with increased capital asset additions, primarily related to the opening of new Company stores, including those opened by our consolidated joint ventures, and the addition of stores acquired from Area Developer and Associate franchisees. The dollar growth was also impacted by depreciation related to our new mix and distribution facility, which became operational in the second quarter of fiscal 2003. See Liquidity and Capital Resources for additional discussion.

ARBITRATION AWARD. As discussed further in Note 19 -- Legal Contingencies in the notes to our consolidated financial statements, in fiscal 2003 the Company recorded a charge of $9.1 million as a result of an arbitration panel's ruling against the Company in a lawsuit. The Company settled the award for $8.6 million, which was paid in the first quarter of fiscal 2004, and reversed the remaining $525,000 accrual.

INTEREST INCOME. Interest income decreased from $2.0 million in fiscal 2003 to $921,000 in fiscal 2004. This decrease results from generally lower average invested balances and a reduction in rates of interest earned on excess cash invested during the current fiscal year.

INTEREST EXPENSE. Interest expense was $4.4 million in fiscal 2004 compared with $1.8 million in fiscal 2003. Interest expense in fiscal 2003 consisted principally of interest on the Term Loan used to finance the Company's new mix and distribution facility in Effingham, Illinois. Prior to completion of the distribution facility during the second quarter of fiscal 2003, interest on the borrowings used to finance the facility was capitalized. Interest expense in fiscal 2003 also includes interest on debt of our consolidated joint ventures, including debt of Glazed Investments, the joint venture in which we acquired a controlling interest during the third quarter of fiscal 2003. Interest expense in fiscal 2004 increased as a result of borrowings to finance the acquisition of selected franchise markets (see Note 20 -- Acquisitions in the notes to our consolidated financial statements for further information) and increased borrowings by our consolidated joint ventures, primarily to fund store development. On October 31, 2003, the Company entered into a credit facility to refinance the Term Loan, certain debt of our consolidated joint ventures and the short-term acquisition financing and to provide additional borrowing availability. See Note 8 -- Debt in the notes to our consolidated financial statements for additional information on the Company's outstanding debt.

EQUITY LOSS IN JOINT VENTURES. Equity loss in joint ventures decreased from $2.0 million in fiscal 2003 to $1.8 million in fiscal 2004. This item represents the Company's share of operating results associated with our investments in unconsolidated joint ventures to develop and operate Krispy Kreme stores. These joint ventures are in various stages of their development of Krispy Kreme stores. For example, some ventures have multiple stores in operation while others have none. Each joint venture has varying levels of infrastructure, primarily human resources, in place to open stores. As a result, the joint ventures are leveraging their infrastructure to varying degrees, which greatly impacts the profitability of a joint venture. Losses in both fiscal 2004 and fiscal 2003 were impacted by our share of the initial start-up expenses of several joint ventures in markets outside the United States, the joint ventures with rights to develop stores in Australia and New Zealand, the United Kingdom and the Republic of Ireland, Mexico and Canada. Note 18 -- Joint Ventures in the notes to our consolidated financial statements contains further information about each of our joint ventures. At February 1, 2004, there were 66 factory stores open by unconsolidated joint ventures compared to 30 factory stores at February 2, 2003.

MINORITY INTEREST. Minority interest decreased from $2.3 million in fiscal 2003 to $2.1 million in fiscal 2004. This expense represents the net elimination of the minority partners' share of income or losses from consolidated joint ventures to develop and operate Krispy Kreme stores. For fiscal 2003 and fiscal 2004, this expense includes the minority partners' share of the results of operations of Freedom Rings and Golden Gate. In addition, as a result of the Company's acquisition in the third quarter of fiscal 2003 of a controlling interest in Glazed Investments, this expense also includes the minority partners' share of the results of operations of Glazed Investments for periods subsequent to the effective date of the acquisition. Increases in the minority interest expense in fiscal 2004, resulting from improved profitability of Freedom Rings and inclusion of the minority partners' share of operating results of Glazed Investments for the full fiscal year, were offset by the impact of decreased profitability of Golden Gate. Golden Gate's operating results were impacted during the fourth quarter of fiscal 2004 by certain charges incurred by Golden Gate in connection with the Company's acquisition of the remaining minority interest in Golden Gate, principally severance costs and other costs associated with the consolidation of operations with those of the Company. As the Company acquired the remaining minority interest in Golden Gate effective January 30, 2004 (see Note 20 -- Acquisitions in the notes to our consolidated financial statements for further information), minority interest will no longer include amounts related to Golden Gate.

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $37.6 million in fiscal 2004, representing a 39.7% effective rate, compared to $21.3 million, or a 38.9% effective rate, in the prior year. Excluding the effect of the arbitration award, which reduced the provision for income taxes as a result of the tax benefits anticipated from the award, the provision for income taxes in fiscal 2003 would have been $24.7 million, or a 38.7% effective rate. The increase in the effective rate is primarily the result of increased state income taxes, due to expansion into higher taxing states as well as increases in statutory rates in several jurisdictions. The rate was also impacted by the Company's share of losses, which are not currently deductible, associated with our investments in unconsolidated international joint ventures. The Company expects the effective tax rate for fiscal 2005 to be approximately 39.5% to 40.0%.

NET INCOME AND DILUTED EARNINGS PER SHARE. Net income for fiscal 2004 was $57.1 million compared to $33.5 million in the prior year, an increase of 70.5%. Diluted earnings per share in fiscal 2004 was $0.92, an increase of 62.6% over the prior year. Fiscal 2003 results include a pre-tax charge of $9.1 million related to an arbitration award against the Company, more fully discussed in
Note 19 -- Legal Contingencies in the notes to our consolidated financial statements. In fiscal 2004, the Company paid $8.6 million to settle the award and reversed the remaining accrual of $525,000. Excluding the effects of the arbitration award, net income for fiscal 2003 and fiscal 2004 would have been $39.1 million and $56.8 million, respectively, diluted earnings per share for fiscal 2003 would have been $0.10 more than the reported $0.56 and diluted earnings per share for fiscal 2004 would have been $0.01 less than the reported $0.92.

YEAR ENDED FEBRUARY 2, 2003 COMPARED WITH YEAR ENDED FEBRUARY 3, 2002

OVERVIEW

As noted above, we operate on a 52- or 53-week fiscal year. Our operations for fiscal 2003 contained 52 weeks while fiscal 2002 contained 53 weeks. This event generally occurs every fifth year. When we make reference to fiscal 2002 adjusted for the number of weeks, we have adjusted fiscal 2002 results to approximate a 52-week year. All references to comparable store sales are on the basis of comparing the 52 weeks in fiscal 2003 with the comparable 52 weeks in fiscal 2002.

THE FOLLOWING TABLE PRESENTS A RECONCILIATION OF REVENUE AND NET INCOME FOR FISCAL 2002 TO MANAGEMENT'S ESTIMATE OF THE AMOUNTS THAT WOULD HAVE BEEN REPORTED HAD FISCAL 2002 BEEN A 52-WEEK YEAR:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
                                                                                ADJUSTMENT            FISCAL
                                                           FISCAL 2002,          FOR EXTRA             2002,
                                                            AS REPORTED            WEEK              PRO FORMA
---------------------------------------------------------------------------------------------------------------
REVENUES:
Company Store Operations                                   $   266,209          $   (5,315)            $260,894
Franchise Operations                                            14,008                (288)              13,720
KKM&D                                                          114,137              (2,291)             111,846
                                                           ----------------------------------------------------
Total revenues                                             $   394,354          $   (7,894)            $386,460
                                                           ----------------------------------------------------
NET INCOME                                                 $    26,378          $     (558)            $ 25,820
                                                           ----------------------------------------------------

The Company estimates that the 53rd week impacted diluted earnings per share by approximately $0.01.

Systemwide sales for fiscal 2003 increased 25.2% compared to fiscal 2002. The increase included an increase of 20.1% in Company store sales, to $319.6 million. The increase was the result of sales from new stores opened during the fiscal year and an increase of 12.8% in Company store comparable sales. During fiscal 2003, 14 new Company stores and 49 new franchise stores were opened and three Company stores and two franchise stores were closed, for a net increase of 58 stores. Additionally, during fiscal 2003, four Associate franchise stores and one Area Developer franchise store became Company stores via the acquisition of franchise markets in Akron, OH, Destin, FL, Pensacola, FL and Toledo, OH, and nine Area Developer franchise stores became Company stores via the acquisition of a controlling interest in Glazed Investments. We also sold one Company store to an Associate franchisee in fiscal 2003. As a result, the total number of factory stores at the end of fiscal 2003 was 276, consisting of 99 Company stores (including 29 which are consolidated joint venture stores), 120 Area Developer franchise stores (including 30 in which we have a joint venture interest) and 57 Associate franchise stores. We believe continued increased brand awareness and growth in off-premises sales contributed significantly to the 11.8% increase in our systemwide comparable store sales. Adjusting for the number of weeks in fiscal 2002, the increase in systemwide sales was 28.0%.

Total Company revenues increased 24.6% to $491.5 million in fiscal 2003 compared with $394.4 million in the prior fiscal year. This increase was comprised of increases in Company Store Operations revenues of 20.1% to $319.6 million, Franchise Operations revenues of 37.8%, to $19.3 million, and KKM&D revenues, excluding intersegment sales, of 33.7%, to $152.7 million. Adjusting for the number of weeks in fiscal 2002, the increase in Company revenues was 27.2%.

Net income for fiscal 2003 was $33.5 million compared to $26.4 million in the prior year, an increase of 26.9%. Diluted earnings per share was $0.56, an increase of 24.8% over the prior year. Fiscal 2003 results include a pre-tax charge of $9.1 million related to an arbitration award against the Company, more fully discussed in Note 19 -- Legal Contingencies in the notes to our consolidated financial statements. Excluding the effect of the arbitration award, net income for fiscal 2003 would have been $39.1 million, an increase of 51.6% over fiscal 2002, as adjusted to approximate a 52-week year. The arbitration award reduced diluted earnings per share by approximately $0.10.

COMPANY STORE OPERATIONS

COMPANY STORE OPERATIONS REVENUES. Company Store Operations revenues increased to $319.6 million in fiscal 2003 from $266.2 million in fiscal 2002, an increase of 20.1%. Comparable store sales increased by 12.8%. The revenue growth was primarily due to strong growth in sales from both our on-premises and off-premises sales channels. On-premises sales grew principally as a result of the opening of 14 new Company stores during fiscal 2003, increased customer visits, the introduction of new products (including featured doughnut varieties) and our continued increase in brand awareness due in part to the expansion of our off-premises sales programs. Additionally, a retail price increase was implemented in the fall of fiscal 2003. Company store on-premises sales were also positively impacted by the inclusion of the sales of the stores operated by Glazed Investments for periods subsequent to the Company's acquisition of a controlling interest in this franchisee in August 2002. Off-premises sales grew primarily as a result of the addition of several new convenience and grocery store customers as well as the expansion of the number of locations served in our existing customer base. We believe excessive summer heat as well as extreme weather patterns in the winter months, including record levels of rain, ice and snow in many parts of the United States, put pressure on both on- and off-premises sales in fiscal 2003. In particular, weather conditions impacted construction of several stores in the fourth quarter and delayed their openings. This resulted in fewer operating weeks from these stores and therefore lower than expected sales. Adjusting for the number of weeks in fiscal 2002, the increase in Company Store Operations revenues was 22.5%.

COMPANY STORE OPERATIONS OPERATING EXPENSES. Company Store Operations operating expenses increased 16.1% to $252.5 million in fiscal 2003 from $217.4 million in fiscal 2002. Company Store Operations operating expenses as a percentage of Company Store Operations revenues were 79.0% in fiscal 2003 compared with 81.7% in fiscal 2002. The decrease in Company Store Operations operating expenses as a percentage of revenues was primarily due to increased operating efficiencies generated by growth in store sales volumes as demonstrated by the 12.8% increase in comparable store sales discussed above, selected price increases, improved profitability of our off-premises sales and a focus on gross margin improvement.

FRANCHISE OPERATIONS

FRANCHISE OPERATIONS REVENUES. Franchise Operations revenues, consisting of franchise fees and royalties, increased 37.8%, to $19.3 million, in fiscal 2003 from $14.0 million in fiscal 2002. The growth in revenue was primarily due to the franchise fees and additional royalties associated with 49 new franchise stores opened in fiscal 2003, net of the impact of two store closings and the net transfer of 13 stores from Franchise to Company as a result of acquisitions, as well as the impact of opening 41 new franchise stores, net of the impact of two store closings and the transfer of seven stores from Franchise to Company, as a result of acquisitions, during fiscal 2002. Also contributing to the growth in revenue was comparable store sales increases. Sales of franchised stores, as reported by our franchisees, were $355.5 million in fiscal 2002 and $459.0 million in fiscal 2003. Adjusting for the number of weeks in fiscal 2002, the increase in Franchise Operations revenues was 40.7%.

FRANCHISE OPERATIONS OPERATING EXPENSES. Franchise Operations operating expenses were $4.9 million in fiscal 2003 and fiscal 2002. As a percentage of Franchise Operations revenues, Franchise Operations operating expenses were 25.3% in fiscal 2003 compared with 35.0% in fiscal 2002. The decrease in operating expenses as a percentage of Franchise Operations revenues is primarily the result of the Company leveraging the infrastructure it has put in place to oversee the expansion of our franchise concept.

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

KKM&D OPERATING EXPENSES. KKM&D operating expenses increased 31.1%, to $124.1 million, in fiscal 2003 from $94.6 million in fiscal 2002. KKM&D operating expenses as a percentage of KKM&D revenues were 81.3% in the current year compared with 82.9% in the prior year. The decrease in KKM&D operating expenses as a percentage of revenues was due to improved efficiencies in our Winston-Salem mix and equipment manufacturing facilities. With the opening of the new mix manufacturing facility in Effingham, Illinois in the second quarter of fiscal 2003, our Winston-Salem mix manufacturing facility was able to scale back its mix production levels, improving its efficiency as it had been running at excessive levels in fiscal 2002 and early fiscal 2003. Additionally, the relocation of our equipment manufacturing facility during the third quarter of fiscal 2002 to a facility better designed to facilitate our manufacturing process resulted in improved manufacturing efficiencies as compared to the prior year. Start-up costs associated with the new mix and distribution facility in Effingham, as well as those associated with our coffee roasting operation in Winston-Salem, which continued to expand operations to support the rollout of our new beverage program, had a negative impact on KKM&D operating expenses as a percentage of KKM&D revenues.

OTHER

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 4.8%, to $28.9 million, in fiscal 2003 from $27.6 million in fiscal 2002. General and administrative expenses as a percentage of total revenues were 5.9% in fiscal 2003 compared with 7.0% in fiscal 2002. The dollar growth in general and administrative expenses is primarily due to increased personnel and salary and related benefit costs to support our expansion and other cost increases necessitated by the growth of the Company, partially offset by lower provisions for employee benefit costs, primarily incentive provisions determined under the terms of the plans. The dollar growth in general and administrative expenses in fiscal 2003 would have been higher; however, during the second and part of the third quarter, we implemented strict controls on various general and administrative expenses as we were concerned about a slow-down in the momentum of the business, which we believe was caused primarily by the excessive summer heat and drought in many of our market areas. We imposed controls on salary expenses, travel expenses and professional fees, among others. General and administrative expenses as a percentage of total revenues declined during fiscal 2003 primarily as a result of our 24.6% growth in revenues during the period. In particular, acquisitions of Associate and Area Developer franchise markets in fiscal 2003, including the acquisition of a controlling interest in Glazed Investments, resulted in revenue gains with minimal incremental general and administrative expenses as we were able to leverage our existing infrastructure in many functional areas to support these acquired operations. In addition, as a percentage of total revenues, general and administrative expenses will vary in part depending upon the number of new store openings in a period. During fiscal 2003, 49 new franchise stores were opened, as compared to 41 new franchise stores opened in the comparable period of the prior year. As each new store is required to purchase doughnut-making equipment and other peripheral equipment from KKM&D, the increased number of store openings generally results in increased revenues. These increased revenues further leverages the existing general and administrative expense structure as there is minimal incremental general and administrative expenses associated with a store opening.

DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased 54.2%, to $12.3 million, in fiscal 2003 from $8.0 million in fiscal 2002. Depreciation and amortization expenses as a percentage of total revenues were 2.5% in fiscal 2003 compared with 2.0% in fiscal 2002. The dollar growth in depreciation and amortization expenses is due to increased capital asset additions, including additions related to the new mix and distribution facility, which became operational in fiscal 2003, and additions related to new stores, including new stores opened by our consolidated joint ventures.

ARBITRATION AWARD. In fiscal 2003 we recorded a charge of $9.1 million as a result of an arbitration panel's ruling against the Company in a lawsuit. The charge included the arbitration panel's award of approximately $7.9 million and management's estimate at the time of additional costs to be awarded in connection with the action, including plaintiff's legal fees, of approximately $1.2 million. Subsequent to fiscal 2003, the award was paid. See further discussion of the lawsuit and subsequent settlement in Note 19 -- Legal Contingencies in the notes to our consolidated financial statements.

INTEREST INCOME. Interest income in fiscal 2003 decreased 34.0% over fiscal 2002 primarily as a result of lower rates of interest earned in fiscal 2003 on excess cash invested.

INTEREST EXPENSE. Interest expense was $1.8 million in fiscal 2003 compared with $337,000 in fiscal 2002. This increase is primarily the result of interest on the Term Loan used to finance the new mix manufacturing and distribution facility in Effingham, Illinois. Prior to completion of the facility during the second quarter of fiscal 2003, interest on borrowings used to finance the facility was capitalized. Additionally, interest expense in fiscal 2003 included interest on borrowings by Glazed Investments for periods subsequent to our acquisition of a controlling interest in this joint venture, and interest on increased borrowings of Golden Gate, as both consolidated joint ventures financed their expansion, in part, through bank or other third party debt.

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

PROVISION FOR INCOME TAXES. The provision for income taxes is based on the effective tax rate applied to the respective period's pre-tax income. The provision for income taxes was $21.3 million in fiscal 2003, representing a 38.9% effective rate, compared to $16.2 million, or a 38.0% effective rate, in the prior year. Excluding the effect of the arbitration award, which reduced the provision for income taxes as a result of the tax benefits anticipated from the award, the provision for income taxes would have been $24.7 million, or a 38.7% effective rate. The increase in the effective rate is primarily the result of increased state income taxes, due to expansion into higher taxing states as well as increases in statutory rates in several jurisdictions. The rate was also impacted by the Company's share of losses, which are not currently deductible, associated with our investments in international joint ventures.

NET INCOME AND DILUTED EARNINGS PER SHARE. Net income for fiscal 2003 was $33.5 million compared to $26.4 million in fiscal 2002, an increase of 26.9%. Diluted earnings per share was $0.56, an increase of 24.8% over the prior year. Fiscal 2003 results include a pre-tax charge of $9.1 million related to an arbitration award against the Company, more fully discussed in Note 19 -- Legal Contingencies in the notes to our consolidated financial statements. Excluding the effect of the arbitration award, net income for fiscal 2003 would have been $39.1 million, an increase of 51.6% over fiscal 2002, as adjusted to approximate a 52-week year. The arbitration award reduced diluted earnings per share by approximately $0.10.

QUARTERLY RESULTS

The following tables set forth unaudited quarterly information for each of the eight fiscal quarters in the two year period ended February 1, 2004. This quarterly information has been prepared on a basis consistent with our audited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Our quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. In particular, the operating results for the quarter ended February 2, 2003, the fourth quarter of fiscal 2003, include a pre-tax charge of $9.1 million as a result of an arbitration panel's ruling against the Company in a lawsuit. The operating results for the quarter ended May 4, 2003 include the reversal of the $525,000 accrual remaining after settlement of this award during this quarter. See Note 19 -- Legal Contingencies in the notes to our consolidated financial statements for further discussion. In addition, we have historically experienced seasonal variability in our quarterly operating results, with higher profits per store in the first and third quarters than in the second and fourth quarters.

                                                                            IN THOUSANDS, EXCEPT PER SHARE DATA
---------------------------------------------------------------------------------------------------------------
                           MAY 5,    AUG. 4,    NOV. 3,    FEB. 2,     MAY 4,    AUG. 3,    NOV. 2,    FEB. 1,
THREE MONTHS ENDED          2002       2002       2002       2003       2003       2003       2003       2004
---------------------------------------------------------------------------------------------------------------
Total revenues            $111,059   $114,626   $129,130   $136,734   $148,660   $161,790   $169,629   $185,513
Operating expenses          86,362     90,487    100,295    104,345    112,480    123,705    129,229    141,982
General and
  administrative
  expenses                   7,623      6,589      7,429      7,256      8,902      9,060      9,400      9,550
Depreciation and
  amortization expenses      2,546      2,612      3,403      3,710      4,101      4,703      4,964      5,955
Arbitration award               --         --         --      9,075       (525)        --         --         --
                          -------------------------------------------------------------------------------------
Income from operations      14,528     14,938     18,003     12,348     23,702     24,322     26,036     28,026
Interest and other
  expenses, net                236        535      1,531      2,742      1,974      2,543      1,880      1,012
                          -------------------------------------------------------------------------------------
Income before income
  taxes                     14,292     14,403     16,472      9,606     21,728     21,779     24,156     27,014
Provision for income
  taxes                      5,431      5,545      6,347      3,972      8,588      8,778      9,634     10,590
                          -------------------------------------------------------------------------------------
 Net income               $  8,861   $  8,858   $ 10,125   $  5,634   $ 13,140   $ 13,001   $ 14,522   $ 16,424
                          -------------------------------------------------------------------------------------
Net income per share:
 Basic                    $    .16   $    .16   $    .18   $    .10   $    .23   $    .22   $    .24   $    .27
 Diluted                       .15        .15        .17        .09        .22        .21        .23        .26

OUR OPERATING RESULTS FOR THESE EIGHT QUARTERS EXPRESSED AS PERCENTAGES OF APPLICABLE REVENUES WERE AS FOLLOWS:

-------------------------------------------------------------------------------------------------------------------
                          MAY 5,     AUG. 4,     NOV. 3,     FEB. 2,     MAY 4,     AUG. 3,     NOV. 2,     FEB. 1,
THREE MONTHS ENDED         2002       2002        2002        2003        2003       2003        2003        2004
-------------------------------------------------------------------------------------------------------------------
Total revenues            100.0%      100.0%      100.0%      100.0%     100.0%      100.0%      100.0%      100.0%
Operating expenses         77.7        79.0        77.7        76.3       75.7        76.5        76.2        76.5
General and
  administrative
  expenses                  6.9         5.7         5.8         5.3        6.0         5.6         5.5         5.2
Depreciation and
  amortization expenses     2.3         2.3         2.6         2.7        2.8         2.9         2.9         3.2
Arbitration award            --          --          --         6.7       (0.4)         --          --          --
                          ----------------------------------------------------------------------------------------
Income from operations     13.1        13.0        13.9         9.0       15.9        15.0        15.4        15.1
Interest and other
  expenses, net             0.2         0.5         1.2         2.0        1.3         1.6         1.2         0.5
                          ----------------------------------------------------------------------------------------
Income before income
  taxes                    12.9        12.5        12.7         7.0       14.6        13.4        14.2        14.6
Provision for income
  taxes                     4.9         4.8         4.9         2.9        5.8         5.4         5.7         5.7
                          ----------------------------------------------------------------------------------------
 Net income                 8.0%        7.7%        7.8%        4.1%       8.8%        8.0%        8.5%        8.9%
                          ----------------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES

Because management generally does not monitor liquidity and capital resources on a segment basis, this discussion is presented on a consolidated basis.

We funded our capital requirements for fiscal 2004 primarily through cash flow generated from operations and the use of existing cash and investment balances, with the exception of the purchase of the rights as well as the related assets, which included six stores, to the Dallas, Texas and Shreveport, Louisiana markets, which was funded, in part, with short-term debt, and the purchase of the remaining 33% minority interest in Golden Gate, which was funded, in part, with borrowings under our Credit Facility. The acquisition of Montana Mills and the rights to the Michigan market were funded primarily through the issuance of shares of common stock and, with respect to the acquisition of the rights to the Michigan market, the issuance of a promissory note. Capital requirements for fiscal 2003 were funded primarily through cash flow generated from operations, with the exception of the purchase of the new mix and distribution facility in Effingham, Illinois. The purchase of this facility was funded from borrowings under a credit agreement with a bank. As discussed below, our consolidated joint ventures funded their capital requirements through cash flows from operations and borrowings under various financing arrangements, including revolving lines of credit, term loans and short-term debt, as well as, in fiscal 2004, from loans provided by the Company.

CASH FLOW FROM OPERATIONS

OVERVIEW. Net cash flow from operations was $36.2 million in fiscal 2002, $51.0 million in fiscal 2003 and $95.6 million in fiscal 2004. Operating cash flow in each year has benefited from increased net income, offset by additional investments in working capital, primarily receivables and inventories, as discussed in more detail below. In fiscal 2004, net income increased $30.7 million, or 116.4%, compared with fiscal 2002, and it increased $23.6 million, or 70.5%, compared with fiscal 2003. Net working capital was $49.2 million at February 3, 2002, $81.4 million at February 2, 2003 and $85.2 million at February 1, 2004. Accrued expenses in fiscal 2003 decreased primarily as a result of net lower accruals for employee benefit plans, primarily incentive plans, as determined under the terms of the plans, at February 2, 2003 as compared to February 3, 2002. The accrual of $9.1 million for the arbitration award (see Note 19 -- Legal Contingencies in the notes to our consolidated financial statements) reduced working capital in fiscal 2003.

Operating cash flows were also favorably impacted by the tax benefit from the exercise of nonqualified stock options of $42.8 million in fiscal 2004 and $13.8 million in fiscal 2003. The Company's operating cash flows may continue to be favorably impacted by similar tax benefits in the future; however, the exercise of stock options is outside of the Company's control.

DETAILED ANALYSIS

ACCOUNTS RECEIVABLE. Our investment in receivables, net of increases resulting from acquisitions, increased $13.3 million in fiscal 2002, $7.4 million in fiscal 2003 and $17.6 million in fiscal 2004. Accounts receivable have been increasing for the following reasons:

    1) The expansion of our off-premises sales programs and the corresponding receivables from grocery and convenience stores and other off-premises customers. Payment terms for off-premises customers vary depending on their credit worthiness and the type of off-premises program we offer them. Sometimes customers do not pay within their credit terms or there are disputes over amounts owed to us. We use our judgment in deciding whether to grant additional payment days, intensify collection efforts, suspend service, write the account off as uncollectible or a combination of the above. Write-offs of accounts receivable due to uncollectibility have had a minimal impact on operating cash flow in recent years. As we expect our off-premises business to continue to grow, accounts receivable balances from off-premises customers are also expected to grow.

    2) An increase in the number of franchise factory stores that are operating:
       143 at February 3, 2002; 177 at February 2, 2003; and 216 at February 1, 2004. We generate accounts receivable from franchisees as a result of royalties earned on their sales as well as our weekly shipments of mix, other ingredients, coffee and supplies to each store. Therefore, as the number of franchise stores has grown, so have the corresponding accounts receivable balances. Accounts receivable balances from franchisees are shown under the captions accounts receivable and accounts receivable, affiliates on the consolidated balance sheets. Receivables from franchisees in which we own no interest are included in the accounts receivable caption, while receivables from franchisees in which we own a minority interest or receivables from stores owned by emeritus members of our Board of Directors, or other related parties, are shown under the caption accounts receivable, affiliates. Payment terms on these receivables are 30 or 35 days from the date of invoice, depending on the franchisee's payment method (traditional check versus electronic payment arrangements). We also generate accounts receivable from franchise stores whenever they build a new store, as we supply the doughnut-making equipment and other capital expenditure items necessary to operate a store. Payment terms on these items are 54 days from the date of installation of the doughnut-making equipment. Accounts receivable generated from a new store opening are typically in excess of $550,000 per store. If franchise store openings are heavily concentrated in a particular quarter, and depending on when the stores opened in the quarter, the sales of the doughnut-making equipment and other capital expenditure items we sell to franchisees can cause an increase in our accounts receivable balances. We have had minimal experience with uncollectible accounts receivable from our franchisees. We expect accounts receivable from franchisees will continue to grow over time as we open new stores and sell to an increasing base of franchise stores.

INVENTORIES. Our investment in inventories, net of increases resulting from acquisitions, increased $4.0 million in fiscal 2002, $7.9 million in fiscal 2003 and $3.8 million in fiscal 2004. Inventories have increased primarily as a result of:

    1) An increase in the number of Company-owned factory stores: 75 at February 3, 2002, 99 at February 2, 2003 and 141 at February 1, 2004. Each store carries an inventory consisting of mix, other ingredients, coffee and supplies necessary to operate the store. As we add more Company stores in the future, we anticipate that inventory levels will grow accordingly.

    2) An increase in inventory levels at KKM&D -- raw materials, work-in-progress, finished goods and service parts -- to support the increased number of stores in the system, as well as anticipated new store openings. The total number of factory stores in operation at February 3, 2002, February 2, 2003 and February 1, 2004 was 218, 276 and 357, respectively.

INCOME TAXES. During fiscal 2004, we made $335,000 in estimated state income tax payments and no estimated Federal income tax payments. Stock option exercises during the fiscal year resulted in tax deductions for the Company which offset any current Federal income tax liability for fiscal 2004 from normal operations and created a net operating loss for income tax purposes. A portion of the net operating loss is available for carryback to previous tax years, resulting in an income tax refundable amount of $8.0 million at February 1, 2004. The remaining net operating loss will be carried forward and will positively impact cash flow in fiscal 2005 by reducing required Federal and state estimated tax payments for this fiscal year. In addition, during fiscal 2004, cash flow was positively impacted by $3.3 million in tax refunds related to overpayments of estimated income tax made in fiscal 2003. While we try to anticipate events which will impact the amount and timing of income tax payments, it is difficult to anticipate the impact stock option exercises will have on our overall tax position as stock option exercise decisions are at the discretion of the option holder. See Note 10 -- Income Taxes in the notes to our consolidated financial statements for further information.

CASH FLOW FROM INVESTING ACTIVITIES

Net cash used for investing activities was $52.3 million in fiscal 2002, $93.0 million in fiscal 2003 and $186.2 million in fiscal 2004. Investing activities in each fiscal year primarily consisted of expenditures for property and equipment, additional investments in joint ventures and the acquisition of franchise markets, net of cash acquired. In addition to capital expenditures, investing activities in each fiscal year consisted of the purchases and sales of investments in marketable securities.

In fiscal 2004, our capital expenditures for property and equipment were $79.6 million, a decrease of $3.5 million, or 4.3%, compared with fiscal 2003 and an increase of $42.3 million, or 113.5%, compared with fiscal 2002. Capital expenditures in each fiscal year were primarily related to new store construction, including stores opened by our consolidated joint ventures, store remodels, additions or improvements to existing Company stores and expenditures to support our off-premises sales programs. During fiscal 2004, an increased amount of capital expenditures related to new store construction, as the Company, including consolidated joint ventures, opened 28 new factory stores in the current year as compared to 14 new factory stores opened in fiscal 2003 and seven in fiscal 2002. Capital expenditures in fiscal 2003 included expenditures for the new mix manufacturing and distribution facility in Effingham, Illinois and for the installation of a coffee roasting operation at our Ivy Avenue facility in Winston-Salem. These expenditures were necessary to support our efforts of increasing sales of our products throughout North America and for expansion internationally. Capital expenditures for property and equipment in fiscal 2005 are expected to be approximately $110.0 million, consisting principally of expenditures for new stores, including stores to be opened by our consolidated joint ventures, store remodels, technology and infrastructure in our KKM&D operations. This amount, however, could be higher or lower depending on needs and situations that arise during the year.

In fiscal 2004, we also spent $118.3 million, net of cash acquired, and issued approximately 1.7 million shares of common stock for the acquisition of Associate and Area Developer franchise markets in Kansas and Missouri; Michigan; Dallas, TX and Shreveport, LA; the acquisition of the remaining minority interest in Golden Gate, the joint venture franchisee which had the rights to develop stores in Northern California, and Montana Mills. See Note
20 -- Acquisitions in the notes to our consolidated financial statements for more information on these transactions. In fiscal 2003, we spent $5.0 million in cash, net of cash acquired, and issued approximately 837,000 shares of common stock for the acquisition of Associate and Area Developer franchise markets and to acquire a controlling interest in a joint venture. The Associate and Area Developer franchisee markets we acquired were in Akron, OH, Destin, FL, Pensacola, FL and Toledo, OH. Primarily through the issuance of common stock, we acquired a controlling interest in Glazed Investments, our area developer joint venture with rights to develop stores in the Colorado, Minnesota and Wisconsin markets. In fiscal 2002, we spent $20.6 million, net of cash acquired, and issued approximately 115,000 shares of common stock to acquire the Baltimore, MD, Charleston, SC and Savannah, GA markets from franchisees. We will acquire markets, in whole or in part under joint venture agreements, from franchisees if they are willing to sell to us and if there are sound business reasons for us to make the acquisition. These reasons may include a franchise market being contiguous to a Company store market where an acquisition would provide operational synergies; upside opportunity in the market because the franchisee has not fully developed on-premises or off-premises sales; or if we believe our acquiring the market would improve the brand image in the market. We will be opportunistic about the acquisition of additional franchise markets and may acquire, in whole or in part under joint venture agreements, other markets in fiscal 2005.

Investing activities in fiscal 2002, fiscal 2003 and fiscal 2004 also included additional investments in area developer joint ventures totaling $1.2 million, $7.9 million and $7.4 million, respectively, including initial investments in joint ventures with Area Developers in markets outside North America. The investment in fiscal 2003 included $1.6 million spent to acquire ownership interests from the Krispy Kreme Equity Group, a pooled investment fund whose members were officers of the Company, and from two executive officers of the Company in certain franchise markets where we already had an interest ranging from approximately 3% to 59%. We believe acquiring an ownership interest in franchise markets helps align interests between the Company and the franchisee and should provide returns for shareholders as the operators of these franchise markets achieve scale in their operations and become profitable.

CASH FLOW FROM FINANCING ACTIVITIES

Net cash provided by financing activities was $30.9 million in fiscal 2002, $52.2 million in fiscal 2003 and $79.5 million in fiscal 2004.

Financing activities in fiscal 2004 consisted primarily of borrowings and repayment of debt and the proceeds from stock option exercises. On October 31, 2003, we entered into a $150.0 million unsecured bank credit facility ("Credit Facility"). The Credit Facility is comprised of a $119.3 million revolving credit facility ("Revolver") and a $30.7 million term loan ("Term Loan"). We borrowed $87.0 million on the Revolver and used the proceeds to pay the outstanding amounts due under a $55.0 million short-term promissory note we entered into to partially finance the acquisition of the Dallas, TX and Shreveport, LA markets from an Associate franchisee, to repay outstanding bank borrowings of two of our consolidated joint ventures, Golden Gate and Freedom Rings, and to partially fund the acquisition of the remaining minority interest in Golden Gate. The proceeds of the Term Loan were used to repay an existing term loan with similar terms. See Note 8 -- Debt in the notes to our consolidated financial statements for additional information on the terms of the Credit Facility. Proceeds from the exercise of stock options in fiscal 2004 were $19.5 million.

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

Financing activities in fiscal 2002 consisted primarily of the completion of our follow-on public offering which raised $17.2 million of capital, the exercise of stock options which provided cash of $3.9 million and cash of $4.0 million provided by outstanding checks which had not yet cleared the bank (book overdraft). The follow-on public offering was for 10,400,000 shares of common stock, of which 9,313,300 were sold by selling shareholders and 1,086,700 were sold by the Company, with net proceeds to the Company of $17.2 million.

CAPITAL RESOURCES, CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

In addition to cash flow generated from operations, the Company utilizes other capital resources and financing arrangements to fund the expansion of the Krispy Kreme concept. A discussion of these capital resources and financing techniques is included below.

DEBT. The Company continuously monitors its funding requirements for general working capital purposes and other financing and investing activities. We also monitor the funding requirements of our consolidated joint ventures and have provided financing to them since we believe, given our significant ownership interest in these operations, we can do so through our sources of funding more economically than these joint ventures could obtain independently through third parties and this process is administratively more efficient.

As discussed under "Cash Flow From Financing Activities" above, on October 31, 2003, we entered into a $150.0 million Credit Facility to refinance certain existing debt and increase borrowing availability. The Credit Facility consists of a $119.3 million Revolver, which replaced an existing $40.0 million revolving line of credit, and a $30.7 million Term Loan. Borrowings under the Revolver, totaling $87.0 million, were used to repay amounts outstanding, including interest, under a $55.0 million short-term promissory note entered into in June 2003 to partially finance an acquisition, to partially finance the acquisition of the remaining minority interest in Golden Gate and to repay bank debt of certain of the Company's consolidated joint ventures. From the proceeds of the Revolver borrowings, the Company provided loans to these consolidated joint ventures to enable them to repay this debt. The Company will continue to make financing available to its consolidated joint ventures to fund their capital needs. Borrowings under the Term Loan were used to refinance an existing term loan entered into in fiscal 2003 to fund the initial purchase and completion of the Company's mix and distribution facility in Effingham, Illinois.

The amount available under the Revolver is reduced by outstanding letters of credit and was $24.9 million at February 1, 2004. The Company may request, on a one-time basis, an increase in the availability under the Revolver of up to $50.0 million, which would increase total capacity under the Revolver to $169.3 million.

Under the Credit Facility, the Company may prepay amounts outstanding without penalty. Amounts outstanding under the Revolver are due in full on October 31, 2007, when the Credit Facility terminates. The Term Loan requires monthly payments of principal of $137,500 through October 31, 2007, at which time a final payment of all outstanding principal and accrued interest will be due. Interest on amounts outstanding under the Revolver is generally payable quarterly and interest on the Term Loan is payable monthly and is charged, at the Company's option, at either the Base Rate, as defined within the Credit Facility, plus an Applicable Margin, as defined, or Adjusted LIBOR, as defined, plus an Applicable Margin. The Applicable Margin ranges from 0.0% to 0.75% for Base Rate borrowings and from 1.0% to 2.0% for Adjusted LIBOR borrowings and is determined based upon the Company's performance under certain financial covenants contained in the Credit Facility. The interest rate applicable at February 1, 2004 was 2.57% on the Revolver and 2.38% on the Term Loan. A fee on the unused portion of the Revolver is payable quarterly and ranges from 0.20% to 0.375%, which is also determined based upon the Company's performance under certain financial covenants contained in the Credit Facility.

The Company is counterparty to an interest rate swap agreement with a bank which was entered into to convert variable rate payments due under certain existing debt to fixed amounts, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flow). The Company formally documents all hedging instruments and assesses, both at inception of the contract and on an ongoing basis, whether they are effective in offsetting changes in cash flows of the hedged transaction. The swap had a notional amount of $30.1 million at February 1, 2004 and was designated as a hedge against the variable rate interest payments due under the Term Loan. The notional amount declines by $137,500 each month, which corresponds with the reduction in principal of the Term Loan. Under the terms of the swap, the Company makes fixed rate payments to the counterparty of 5.09% and in return receives payments at LIBOR. Monthly payments continue until the swap terminates May 1, 2007. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap agreement; however, the Company does not anticipate nonperformance. At February 1, 2004, the fair value carrying amount of the swap was a liability of $2.2 million. Accumulated other comprehensive loss for the fiscal year ended February 1, 2004 includes a loss, net of related tax benefits, of $1.3 million related to the swap.

The Credit Facility contains provisions that, among other requirements, restrict the payment of dividends and require the Company to maintain compliance with certain covenants, including maintenance of certain financial ratios. At February 1, 2004, the Company was in compliance with each of these covenants.

In December 2003, Glazed Investments entered into a $12.0 million credit facility (the "Glazed Credit Facility") to provide working capital and funding for the construction of stores and the purchase of related equipment. The Glazed Credit Facility provides a $500,000 working capital line of credit, up to $8.0 million to fund the construction of stores and up to $3.5 million to fund the purchase of related equipment. Amounts outstanding under the Glazed Credit Facility bear interest at one-month LIBOR plus 1.50% (2.59% at February 1, 2004), which is payable monthly. Upon completion of a store, amounts advanced to fund construction are converted to construction term loans ("Construction Notes") and amounts advanced to fund the related equipment purchase are converted to equipment term loans ("Equipment Notes"). The Construction Notes require fixed monthly principal payments, based upon a term of ten years, plus interest, with a final payment of all outstanding amounts due on the earlier of June 30, 2010; two months prior to the final maturity of the subordinated debt discussed below; or five years after commencement of monthly payments of principal and interest. The Equipment Notes require monthly payments of principal and interest for a term of five years, with a final payment of all outstanding amounts due on the earlier of June 30, 2009; two months prior to the final maturity of the subordinated debt discussed below; or five years after commencement of monthly payments of principal and interest. The amounts outstanding under the working capital line of credit are payable in full on June 30, 2004. The loans are secured by the related property and equipment. The Company has also guaranteed approximately 75% of the amounts outstanding under the Glazed Credit Facility. At February 1, 2004, $6.3 million had been advanced under the Glazed Credit Facility, principally to fund store construction.

Prior to entering into the Glazed Credit Facility discussed above, Glazed Investments typically entered into arrangements with a non-bank financing institution to provide funding for the construction of stores and the purchase of the related equipment. While individual promissory notes exist for the financing of each store and equipment purchase for which funding was provided through the issuance of debt, the terms of each are substantially the same. During the construction period, interest on amounts outstanding is payable monthly, generally at one-month LIBOR plus 4.25%. Upon completion of the store, the amount advanced for construction funding is converted to a real estate term loan ("Real Estate Loans") and amounts advanced for equipment purchases are converted to equipment term loans ("Equipment Loans"). Generally, Real Estate Loans require monthly payments of principal and interest for a fixed term of fifteen years and Equipment Loans require monthly payments of principal and interest for a fixed term of seven years. Interest is payable at rates based on either a fixed rate, which ranges from 7% to 8.65%, or a variable rate based on the one-month LIBOR rate or a commercial paper rate, plus a premium. The premium charged on variable rate loans ranges from 3.05% to 3.6%. At February 1, 2004, interest rates applicable to the debt range from 4.06% to 8.65%. The loans are secured by the related property and equipment. The Company has also guaranteed approximately 75% of the amounts outstanding under the loans. Amounts outstanding under Real Estate Loans and Equipment Loans totaled $14.3 million at February 1, 2004.

The Glazed Credit Facility and non-bank financing discussed above contain provisions requiring Glazed Investments to maintain compliance with certain financial and non-financial covenants, including maintenance of certain financial ratios. At February 1, 2004, Glazed Investments was in compliance with these covenants.

In July 2000, Glazed Investments issued $4.5 million in senior subordinated notes ("Notes") to fund, in part, expenses associated with the start-up of its operations. The Company purchased $1.0 million of the Notes at the time of the initial offering. In connection with the Company's acquisition of additional interests in Glazed Investments in fiscal 2003 (see Note 18 -- Joint Ventures in the notes to our consolidated financial statements), the Company acquired an additional $3.4 million in Notes. As a result, approximately $4.4 million of the Notes issued by Glazed Investments are payable to the Company. Prior to the acquisition by the Company of a controlling interest in Glazed Investments in August 2002, the Notes held by the Company were included in investments in unconsolidated joint ventures. Effective with the consolidation of Glazed Investments with the accounts of the Company in August 2002, the Notes held by the Company were eliminated against the amount reflected in Glazed Investments balance sheet as payable to the Company. Accordingly, the Notes outstanding at February 1, 2004 as reflected in the consolidated balance sheet totaling $136,000 represent the total amount of the original $4.5 million issued that remains payable to a third party. The Notes bear interest at 12.0% payable semi-annually each April 30 and October 31 through April 30, 2010, at which time a final payment of outstanding principal and accrued interest is due.

Based on current expansion plans, our consolidated joint ventures will most likely seek additional borrowing capacity to support planned store openings and sales growth. The Company may provide loans to fund these needs. If additional third party financing is obtained, the Company will most likely be required to guarantee a portion of this additional credit equal to its ownership percentage of the joint venture.

The Company will continue to consider opportunities to acquire partial or entire interests in some of our franchise markets as the opportunity arises and there are sound business reasons to make the acquisition. Depending on the size and number of these acquisitions, it is likely that we will use, in addition to excess cash, additional debt and/or equity to accomplish these acquisitions. See Capital Requirements below for further discussion.

OPERATING LEASES. The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these leases have initial terms of three to twenty years and contain provisions for renewal options of five to ten years. In determining whether to enter into an operating lease for an asset, we evaluate the nature of the asset and the associated operating lease terms to determine if operating leases are an effective financing tool. We anticipate that we will continue to use operating leases as a financing tool as appropriate.

SUMMARIES OF OUR CONTRACTUAL CASH OBLIGATIONS AS OF FEBRUARY 1, 2004 ARE AS
FOLLOWS:

                CONTRACTUAL CASH OBLIGATIONS AT FEBRUARY 1, 2004

                                                                                               IN THOUSANDS
-----------------------------------------------------------------------------------------------------------
                                                                         PAYMENTS DUE IN
                                                       ----------------------------------------------------
                                             TOTAL                                                MORE THAN
                                             AMOUNT    LESS THAN 1 YEAR   2-3 YEARS   4-5 YEARS    5 YEARS
-----------------------------------------------------------------------------------------------------------
Long-term debt                              $137,917       $ 2,861         $ 8,314    $116,760     $ 9,982
Operating leases                             155,726        21,119          34,217      24,791      75,599
Long-term commodity purchase commitments     114,254        50,862          38,323      25,069          --
-----------------------------------------------------------------------------------------------------------
Total Contractual Cash Obligations          $407,897       $74,842         $80,854    $166,620     $85,581
-----------------------------------------------------------------------------------------------------------

OFF-BALANCE SHEET ARRANGEMENTS. The Company, in the ordinary course of business, enters into off-balance sheet arrangements as defined by the SEC's Final Rule 67, "Disclosure in Management's Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations," including guarantees and indemnifications as discussed below and in Note 17 -- Commitments and Contingencies in the notes to our consolidated financial statements. None of these off-balance sheet arrangements either has, or is reasonably likely to have, a material current or future effect on financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

In order to open stores and expand off-premises sales programs, our franchisees incur debt and enter into operating lease agreements. Primarily for those franchisees in which we have an ownership interest, we will guarantee an amount of the debt or leases generally equal to our ownership percentage. Because these are relatively new entities without a long track record of operations, these guarantees are necessary for our joint venture partners to get financing for the growth of their businesses. These guarantees are not recorded as liabilities in our consolidated balance sheet based on our assessment that the fair value of these guarantees, if any, was not material to the Company's financial position or results of operations. As of February 1, 2004, we had lease guarantee commitments totaling $104,000 and loan guarantees totaling $15.3 million. These amounts do not include guarantees of debt of our consolidated joint ventures, as the entire amount of the debt of these joint ventures is shown as a liability in our consolidated balance sheet, nor does it include guarantees of leases of our consolidated joint ventures, as the gross amount of lease commitments for these joint ventures is included in the amounts reported above and in Note 9 -- Lease Commitments in the notes to our consolidated financial statements. Of the total guaranteed amount of $15.4 million,

$14.8 million are for franchisees in which we have an ownership interest and $541,000 are for franchisees in which we have no ownership interest. The amount of debt and lease guarantees related to franchisees in which we have an ownership interest will continue to grow as these joint ventures open more stores while the amount of debt and lease guarantees related to franchisees in which we do not have an interest is expected to decrease. To date the Company has not experienced any losses in connection with these guarantees, and we consider it unlikely that we will have to satisfy any of these guarantees.

In addition, at February 1, 2004, the Company had outstanding letters of credit totaling $7.5 million. Letters of credit have terms of one year or less and are generally renewed on an annual basis.

CAPITAL REQUIREMENTS. In the next five years, we plan to use cash primarily for the following activities:

    - Opening new Company stores in selected markets

    - Remodeling and relocation of selected older Company stores

    - Adding mix production and distribution capacity to support expansion

    - Expanding our equipment manufacturing and operations training facilities

    - Investing in all or part of franchisees' operations, both domestically and internationally

    - Working capital and other corporate purposes.

Our capital requirements for the items outlined above may be significant. These capital requirements will depend on many factors including our overall performance, the pace of store expansion and Company store remodels, the requirements for joint venture arrangements and infrastructure needs for both personnel and facilities. Prior to fiscal 2004, we primarily relied on cash flow generated from the Company's initial public offering completed in April 2000 and follow-on offering completed in February 2001, cash flow generated from operations and borrowing capacity under our lines of credit to fund our capital needs. In addition, in May 2002 we used term debt to finance our new mix manufacturing and distribution facility in Effingham, Illinois. In June 2003, we used short-term debt to partially finance an acquisition. In October 2003, we entered into a Credit Facility to refinance certain existing debt, including the term debt entered into in fiscal 2003 and the short-term debt incurred in June 2003, and to provide increased borrowing availability. We believe that cash flow from operations and, if necessary, the Credit Facility will provide the required capital to fund operations and store development for the Company in fiscal 2005. We make borrowings under our Revolver available to our consolidated joint ventures to provide funding for their operating and store development needs, although Glazed Investments continues to use external debt for its financing needs. If additional capital is needed, we may exercise our option to increase borrowing availability under the Revolver or raise such capital through public or private equity or debt financing or other financing arrangements. Future capital funding transactions may result in dilution to shareholders. There can be no assurance, however, that additional capital will be available or be available on satisfactory terms. Our failure to raise additional capital could have one or more of the following effects on our operations and growth plans over the next five years:

    - Slowing our plans to open new Company stores and remodel and relocate older Company-owned stores

    - Reducing the number and amount of joint venture investments in area developers or acquisitions of franchise markets

    - Slowing the building of our infrastructure in both personnel and facilities.

INFLATION

We do not believe that inflation has had a material impact on our results of operations in recent years. We cannot predict, however, what effect inflation may have on our results of operations in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

We are exposed to market risk from changes in interest rates on our outstanding debt. Our $150.0 million Credit Facility bears interest, at the Company's option, at either the Base Rate, as defined within the Credit Facility agreement, plus an Applicable Margin, as defined, or Adjusted LIBOR, as defined, plus an Applicable Margin. The Applicable Margin ranges from 0.0% to 0.75% for Base Rate borrowings and 1.0% to 2.0% for Adjusted LIBOR borrowings. The Credit Facility consists of a $119.3 million Revolver and a $30.7 million Term Loan. We entered into an interest rate swap that converts the variable rate interest payments due under the Term Loan to a fixed rate of 5.09% (plus the Applicable Margin) through May 1, 2007. The notional amount of the swap declines by $137,500 per month, to correspond with the reduction in principal of the Term Loan. Glazed Investments, a consolidated joint venture, is also party to various debt agreements used to finance store development. These agreements bear interest at varying rates, based upon LIBOR or commercial paper rates plus a premium. We guarantee approximately 75% of amounts outstanding under these agreements. The interest cost of our debt is affected by changes in either the prime rate or LIBOR. Such changes could adversely impact our operating results.

Because the majority of our revenue, expense and capital purchasing activities are currently transacted in United States dollars, the exposure to foreign currency exchange risk historically has been minimal. As our international operations grow, however, our foreign currency exchange risks will increase. We invest in most international joint ventures through a non-U.S. based holding company. Funding this holding company, as well as its operations, in addition to our investments in international joint ventures, exposes the Company to foreign currency exchange risk. We monitor the Company's exposure to foreign currency risk and will consider strategies to minimize this risk as appropriate.

In the normal course of business, we are exposed to the impact of commodity price fluctuations affecting the cost of flour, sugar, soybean oil, coffee beans and other ingredients. In order to secure adequate supplies of product and bring greater stability to the cost of ingredients, we routinely enter into long-term purchase agreements and other purchase arrangements with suppliers. We are subject to market risk in that the current market price of any commodity item may be below our contractual price. We do not use financial instruments to hedge commodity prices.

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

BASIS OF CONSOLIDATION. Our consolidated financial statements include the accounts of Krispy Kreme Doughnuts, Inc. and all subsidiaries where control rests with the Company. Investments in affiliates in which the Company has the ability to exercise significant influence over operating and financial policies (generally less than 50-percent ownership), all of which are investments in joint ventures with certain of our franchisees, are accounted for by the equity method of accounting. Our judgments regarding the level of influence or control in each equity method investment include considering key factors such as our ownership interest, representation on the management committee, participation in policy making decisions and material intercompany transactions. All significant intercompany accounts and transactions, including transactions with equity method investees, are eliminated in consolidation.

ALLOWANCE FOR DOUBTFUL ACCOUNTS. Accounts receivable arise primarily from royalties earned on sales of our franchisees, sales by KKM&D of equipment, mix, coffee and other supplies necessary to operate a Krispy Kreme store to our franchisees, as well as from off-premises sales by Company-owned stores to convenience and grocery stores and other customers. Payment terms generally range from 30 to 54 days. The Company has experienced minimal uncollectible accounts receivable from franchisees. The majority of the allowance for doubtful accounts relates to receivables from convenience and grocery stores and other customers for off-premises sales in our Company stores. Although collection efforts continue, the Company establishes an allowance for these accounts generally when they become past due and are deemed uncollectible.

GOODWILL AND INTANGIBLE ASSETS. Effective fiscal 2003, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting and reporting of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires intangible assets with definite lives to be amortized over their estimated useful lives, while those with indefinite lives and goodwill are no longer subject to amortization, but must be tested annually for impairment, or more frequently if events and circumstances indicate potential impairment.

Goodwill represents primarily goodwill recorded in connection with the acquisition of Montana Mills in fiscal 2004 (see Note 20 -- Acquisitions in the notes to our consolidated financial statements). Intangible assets include the value assigned to recipes, trademarks and trade names and reacquired franchise rights recorded in connection with acquisitions. Recipes are generally amortized over their expected useful lives, which was determined based upon management's plans as well as general industry experience. Trademarks and trade names were determined to have indefinite lives based principally upon a history of revenue and cash flow performance that is expected to continue for the foreseeable future. Reacquired franchise rights represent the value assigned to certain franchise markets acquired by Krispy Kreme. Reacquired franchise rights were determined to have indefinite lives based upon the significant market share of the Company's core product, a history of strong revenue and cash flow from franchise markets that is expected to continue for the foreseeable future, and our ability to refranchise these markets. For intangible assets with indefinite lives, we perform a test for impairment at least annually as of December 31.

The impairment test involves determining the fair value of the trademarks and trade names or reporting unit to which the intangible asset or goodwill is assigned and comparing that fair value to the book value of the trademarks and trade names or the reporting unit's carrying value, including the intangible asset or goodwill. To determine fair value for trademarks and trade names, we estimate the future revenue and cash flows to be derived from the trademarks and trade names. To determine fair value for goodwill and reacquired franchise rights, we use a combination of the fair value of the cash flows that the reporting unit can be expected to generate in the future and the fair value of the business in comparison to similar publicly traded businesses. These valuation methods require management to make projections of revenues, operating expenses, working capital investment, capital spending and cash flows for the respective reporting unit over a multi-year period, as well as the weighted average cost of capital to be used as a discount rate. The Company must also identify publicly traded companies in similar lines of business. Significant management judgment is involved in preparing these estimates. Changes in projections or estimates could significantly change the estimated fair value of intangible assets and reporting units and impact the recorded balances for these intangible assets and goodwill. In addition, if management uses different assumptions or estimates in the future or if different conditions occur in future periods, future operating results and the balances of intangible assets and goodwill in the future could be materially impacted. We performed impairment analyses in fiscal 2004 and fiscal 2003 and did not recognize any impairment charges.

ASSET IMPAIRMENT. When a store is identified as underperforming or when a decision is made to close a store, the Company makes an assessment of the potential impairment of the related assets. The assessment is based upon a comparison of the carrying amount of the assets, primarily property and equipment, to the estimated undiscounted cash flows expected to be generated from those assets. To estimate cash flows, management projects the net cash flows anticipated from continuing operation of the store until its closing, as well as cash flows anticipated from disposal of the related assets, if any. If the carrying amount of the assets exceeds the sum of the undiscounted cash flows, the Company records an impairment charge measured as the excess of the carrying value over the fair value of the assets. The resulting net book value of the assets, less estimated net realizable value at disposition, is depreciated over the remaining term that the store will continue in operation. Disposition efforts on assets held for sale begin immediately following the store closing.

Determining undiscounted cash flows and the fair value of store assets involves estimating future cash flows, revenues, operating expenses and disposal values. The projections of these amounts represent management's best estimates as of the time of the review. If different cash flows had been estimated, property and equipment balances could be impacted. Further, if management uses different assumptions or estimates in the future or if different conditions occur in future periods, future operating results could be impacted. The Company did not incur any impairment charges in fiscal 2004 or fiscal 2003.

INSURANCE. The Company is generally self-insured for most employee health care, workers' compensation, automobile liability and product and general liability claims and losses. Insurance liabilities are accrued based upon historical and industry trends and are adjusted when necessary due to changing circumstances. Outside actuaries are used to assist in estimating insurance obligations. Because there are many estimates and assumptions involved in recording these liabilities, differences between actual future events and prior estimates and assumptions could impact future operating results and result in adjustments to these liabilities.

INCOME TAXES. The Company recognizes deferred tax assets and liabilities based upon management's expectation of the future tax consequences of temporary differences between tax bases for assets and liabilities. Deferred tax assets generally represent items to be used as a tax deduction or credit in future tax returns for which we have already recorded the tax benefit in our consolidated financial statements. We establish valuation allowances for deferred tax assets when we believe that future taxable income will not likely support realization of the deduction or credit. Deferred tax liabilities generally represent tax expense recognized for which payment has been deferred or expense for which we have already taken a deduction in our tax return but have not yet recognized as expense in our consolidated financial statements.

The determination of income tax expense and the related balance sheet accounts requires management to make estimates and assumptions regarding the realization of deferred tax assets and the outcome of tax-related contingencies. Tax assessments may arise several years after tax returns have been filed. Predicting the likelihood, outcome and timing of such assessments involves uncertainty; however, we believe that liabilities recorded adequately reflect the most probable outcome of known contingencies.

For further information concerning accounting policies, refer to Note
2 -- Nature of Business and Significant Accounting Policies in our notes to the consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 was immediately effective for all variable interest entities created after January 31, 2003. Since the release of FIN 46, the FASB has issued several staff positions ("FSP") regarding FIN 46, which clarified and modified many provisions of FIN 46. In December 2003, the FASB issued FIN 46-R, which replaced FIN 46. While retaining many of the basic concepts of FIN 46, FIN 46-R provided new guidance for determining variable interests, revised the method of calculating expected losses and residual returns for determination of the primary beneficiary and introduced new scope exceptions for certain entities that qualify as a business under FIN 46. FIN 46-R is effective for all non-special purpose variable interest entities for the first interim or annual period ending after March 15, 2004, including those entities to which FIN 46 was previously applied.

We currently have equity interests in joint ventures with other entities to develop and operate Krispy Kreme stores. For those joint ventures where the Company does not have the ability to control the joint venture's management committee, we account for our investment under the equity method of accounting. For certain of these joint ventures, we hold variable interests, such as providing guarantees of the joint venture's debt or leases. Based on our analysis of FIN 46-R, we have determined that the Company will be required to begin consolidating the accounts of New England Dough, LLC ("New England Dough"), the joint venture with rights to develop Krispy Kreme stores in certain markets in the Northeastern United States in which the Company holds a 57% interest, effective in the first quarter of fiscal 2005. Historically, we have accounted for our investment in New England Dough using the equity method. Consolidation of New England Dough is not expected to have a material impact on our net operating results, although it will result in increases in individual line items in the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity, requiring a financial instrument within its scope be classified as a liability. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the Company's third quarter of fiscal 2004. The adoption of this statement did not have a significant impact on the Company's consolidated financial statements.

In December 2003, the Securities and Exchange Commission staff ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition," which supercedes Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements and to reflect the accounting guidance issued in Emerging Issues Task Force 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" ("the FAQ") issued with SAB 101. Selected portions of the FAQ have been incorporated into SAB 104. The adoption of SAB 104 in fiscal 2004 did not have an effect on our revenue recognition policy or revenues recorded.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED BALANCE SHEETS

                                                                                  IN THOUSANDS
----------------------------------------------------------------------------------------------
                                                             FEB. 2, 2003         FEB. 1, 2004
----------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                    $    32,203          $    21,029
Short-term investments                                            22,976                   --
Accounts receivable, less allowance for doubtful accounts of
  $1,453 (2003) and $1,265 (2004)                                 34,373               45,363
Accounts receivable, affiliates                                   11,062               20,482
Other receivables                                                    884                2,363
Notes receivable, affiliates                                          --                  458
Inventories                                                       24,365               28,864
Prepaid expenses                                                   3,478                5,659
Income taxes refundable                                            1,963                7,973
Deferred income taxes                                              9,824                6,453
                                                              -------------------------------
        Total current assets                                     141,128              138,644
Property and equipment, net                                      202,558              284,716
Long-term investments                                              4,344                   --
Long-term notes receivable, affiliates                             1,000                7,609
Investments in unconsolidated joint ventures                       6,871               12,426
Goodwill                                                             201               19,865
Reacquired franchise rights                                       48,502              174,537
Other intangible assets, net                                         651               13,322
Other assets                                                       5,232                9,545
                                                              -------------------------------
        Total assets                                         $   410,487          $   660,664
                                                              -------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                             $    14,055          $    19,107
Book overdraft                                                    11,375                8,123
Accrued expenses                                                  20,981               23,402
Arbitration award                                                  9,075                   --
Current maturities of long-term debt                               3,301                2,861
Short-term debt -- related party                                     900                   --
                                                              -------------------------------
        Total current liabilities                                 59,687               53,493
                                                              -------------------------------
Deferred income taxes                                              9,849                6,417
Revolving lines of credit                                          7,288               87,000
Long-term debt, net of current portion                            49,900               48,056
Other long-term obligations                                        5,218               11,168
                                                              -------------------------------
        Total long-term liabilities                               72,255              152,641
Commitments and contingencies (Note 17)
Minority interest                                                  5,193                2,323
SHAREHOLDERS' EQUITY:
Preferred stock, no par value, 10,000 shares authorized;
  none issued and outstanding                                         --                   --
Common stock, no par value, 300,000 shares authorized;
  issued and outstanding -- 56,295 (2003) and 61,286 (2004)      173,112              294,477
Unearned compensation                                               (119)                 (62)
Notes receivable, employees                                         (558)                (383)
Nonqualified employee benefit plan assets                           (339)                (369)
Nonqualified employee benefit plan liability                         339                  369
Accumulated other comprehensive loss                              (1,486)              (1,315)
Retained earnings                                                102,403              159,490
                                                              -------------------------------
        Total shareholders' equity                               273,352              452,207
                                                              -------------------------------
        Total liabilities and shareholders' equity           $   410,487          $   660,664
                                                              -------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
------------------------------------------------------------------------------------------------------------
                                                           FEB. 3,             FEB. 2,             FEB. 1,
YEAR ENDED                                                  2002                2003                2004
------------------------------------------------------------------------------------------------------------
Total revenues                                           $   394,354         $   491,549         $   665,592
Operating expenses                                           316,946             381,489             507,396
General and administrative expenses                           27,562              28,897              36,912
Depreciation and amortization expenses                         7,959              12,271              19,723
Arbitration award (Note 19)                                       --               9,075                (525)
                                                          --------------------------------------------------
Income from operations                                        41,887              59,817             102,086
Interest income                                                2,980               1,966                 921
Interest expense                                                (337)             (1,781)             (4,409)
Equity loss in joint ventures                                   (602)             (2,008)             (1,836)
Minority interest                                             (1,147)             (2,287)             (2,072)
Other expense, net                                              (235)               (934)                (13)
                                                          --------------------------------------------------
Income before income taxes                                    42,546              54,773              94,677
Provision for income taxes                                    16,168              21,295              37,590
                                                          --------------------------------------------------
Net income                                               $    26,378         $    33,478         $    57,087
                                                          --------------------------------------------------
Basic earnings per share                                 $      0.49         $      0.61         $      0.96
                                                          --------------------------------------------------
Diluted earnings per share                               $      0.45         $      0.56         $      0.92
                                                          --------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------
                                                      PREFERRED      PREFERRED      COMMON        COMMON
                                                       SHARES          STOCK        SHARES        STOCK
---------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 28, 2001                               --           $ --          51,832      $ 85,060
Comprehensive income:
  Net income for the year ended February 3, 2002
  Unrealized holding loss, net
  Foreign currency translation adjustment, net
  Total comprehensive income
Proceeds from public offering                                                         1,086        17,202
Exercise of stock options, including tax benefit
  of $9,772                                                                           1,183        13,678
Issuance of shares in conjunction with
  acquisition of franchise market                                                       115         4,183
Adjustment of nonqualified employee benefit plan
  investments
Issuance of restricted common shares                                                      1            50
Amortization of restricted common shares
Issuance of stock for notes receivable                                                   54           879
Collection of notes receivable
                                                      ---------------------------------------------------
BALANCE AT FEBRUARY 3, 2002                               --           $ --          54,271      $121,052
Comprehensive income:
  Net income for the year ended February 2, 2003
  Unrealized holding loss, net of tax benefit of
    $241
  Foreign currency translation adjustment, net
    of tax expense of $7
  Unrealized loss from cash flow hedge, net of
    tax benefit of $982
  Total comprehensive income
Exercise of stock options, including tax benefit
  of $13,795                                                                          1,187        20,935
Issuance of shares in conjunction with
  acquisition of franchise markets                                                      837        30,975
Adjustment of nonqualified employee benefit plan
  investments
Amortization of restricted common shares
Issuance of stock options in exchange for
  services                                                                                            150
Collection of notes receivable
                                                      ---------------------------------------------------
BALANCE AT FEBRUARY 2, 2003                               --           $ --          56,295      $173,112
Comprehensive income:
  Net income for the year ended February 1, 2004
  Unrealized holding loss, net of tax benefit of
    $71
  Foreign currency translation adjustment, net
    of tax expense of $15
  Unrealized gain from cash flow hedge, net of
    tax expense of $129
  Total comprehensive income
Exercise of stock options, including tax benefit
  of $42,806                                                                          3,300        62,320
Exercise of warrants                                                                                    4
Issuance of shares in conjunction with
  acquisition of business (Note 20)                                                   1,247        40,491
Issuance of shares in conjunction with
  acquisition of franchise market (Note 20)                                             444        18,540
Adjustment of nonqualified employee benefit plan
  investments
Issuance of restricted common shares                                                                   10
Amortization of restricted common shares
Collection of notes receivable
                                                      ---------------------------------------------------
BALANCE AT FEBRUARY 1, 2004                               --           $ --          61,286      $294,477
                                                      ---------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                    IN THOUSANDS

----------------------------------------------------------------------------------------------------------
                  NOTES        NONQUALIFIED       NONQUALIFIED     ACCUMULATED OTHER
  UNEARNED     RECEIVABLE,   EMPLOYEE BENEFIT   EMPLOYEE BENEFIT     COMPREHENSIVE     RETAINED
COMPENSATION    EMPLOYEES      PLAN ASSETS       PLAN LIABILITY      INCOME (LOSS)     EARNINGS    TOTAL
----------------------------------------------------------------------------------------------------------
   $(188)        $(2,349)         $(126)              $126              $   609        $ 42,547   $125,679
                                                                                         26,378     26,378
                                                                           (111)                      (111)
                                                                            (42)                       (42)
                                                                                                   -------
                                                                                                    26,225
                                                                                                    17,202
                                                                                                    13,678
                                                                                                     4,183
                                    (12)                12                                              --
     (50)                                                                                               --
      52                                                                                                52
                    (879)                                                                               --
                     648                                                                               648
----------------------------------------------------------------------------------------------------------
   $(186)        $(2,580)         $(138)              $138              $   456        $ 68,925   $187,667
                                                                                         33,478     33,478
                                                                           (385)                      (385)
                                                                             11                         11
                                                                         (1,568)                    (1,568)
                                                                                                   -------
                                                                                                    31,536
                                                                                                    20,935
                                                                                                    30,975
                                   (201)               201                                              --
      67                                                                                                67
                                                                                                       150
                   2,022                                                                             2,022
----------------------------------------------------------------------------------------------------------
   $(119)        $  (558)         $(339)              $339              $(1,486)       $102,403   $273,352
                                                                                         57,087     57,087
                                                                           (113)                      (113)
                                                                             23                         23
                                                                            261                        261
                                                                                                   -------
                                                                                                    57,258
                                                                                                    62,320
                                                                                                         4
                                                                                                    40,491
                                                                                                    18,540
                                    (30)                30                                              --
     (10)                                                                                               --
      67                                                                                                67
                     175                                                                               175
----------------------------------------------------------------------------------------------------------
   $ (62)        $  (383)         $(369)              $369              $(1,315)       $159,490   $452,207
----------------------------------------------------------------------------------------------------------

KRISPY KREME DOUGHNUTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                               FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
---------------------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                               $    26,378          $    33,478          $    57,087
Items not requiring cash:
  Depreciation and amortization                                7,959               12,271               19,723
  Deferred income taxes                                        2,553                1,632                1,643
  Loss on disposal of property and equipment, net                235                  934                  939
  Compensation expense related to restricted stock
    awards                                                        52                   67                   67
  Tax benefit from exercise of nonqualified stock
    options                                                    9,772               13,795               42,806
  Minority interest                                            1,147                2,287                2,072
  Equity loss in joint ventures                                  602                2,008                1,836
Change in assets and liabilities:
  Receivables                                                (13,317)              (7,390)             (17,629)
  Inventories                                                 (3,977)              (7,866)              (3,804)
  Prepaid expenses                                              (682)                (331)              (1,047)
  Income taxes, net                                           (2,575)                 571               (6,010)
  Accounts payable                                             3,884                  (33)               4,068
  Accrued expenses                                             4,096               (9,296)                (766)
  Arbitration award                                               --                9,075               (9,075)
  Other long-term obligations                                     83                 (166)               3,643
                                                          ----------------------------------------------------
        Net cash provided by operating activities             36,210               51,036               95,553
                                                          ----------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of property and equipment                           (37,310)             (83,196)             (79,649)
Proceeds from disposal of property and equipment               3,196                  701                   --
Proceeds from disposal of assets held for sale                    --                1,435                   --
Acquisition of franchise markets, net of cash acquired       (20,571)              (4,965)            (122,352)
Acquisition of business, net of cash acquired                     --                   --                4,052
Investments in unconsolidated joint ventures                  (1,218)              (7,869)              (7,377)
Purchases of investments                                     (10,128)             (32,739)              (6,000)
Proceeds from investments                                     18,005               33,097               33,136
Issuance of notes receivable                                      --                   --               (6,613)
Collection of notes receivable                                    --                1,590                1,147
Increase in other assets                                      (4,237)              (1,038)              (2,585)
                                                          ----------------------------------------------------
        Net cash used for investing activities               (52,263)             (92,984)            (186,241)
                                                          ----------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options                        3,906                7,140               19,514
Proceeds from exercise of warrants                                --                   --                    4
Issuance of short-term debt                                       --                   --               55,000
Issuance of long-term debt                                     4,643               44,234               44,570
Repayment of short-term debt                                      --                   --              (66,286)
Repayment of long-term debt                                       --               (2,170)             (46,892)
Net (repayments) borrowings from revolving lines of
  credit                                                         345                 (121)              79,712
Issuance of short-term debt -- related party                      --                   --                2,350
Repayment of short-term debt -- related party                     --                 (500)              (3,250)
Debt issue costs                                                  --                 (194)                (921)
Proceeds from stock offering                                  17,202                   --                   --
Book overdraft                                                 3,960                2,268               (3,252)
Collection of notes receivable                                   648                2,022                  175
Minority interest                                                227                 (432)              (1,210)
                                                          ----------------------------------------------------
        Net cash provided by financing activities             30,931               52,247               79,514
                                                          ----------------------------------------------------
Net (decrease) increase in cash and cash equivalents          14,878               10,299              (11,174)
Cash and cash equivalents at beginning of year                 7,026               21,904               32,203
                                                          ----------------------------------------------------
Cash and cash equivalents at end of year                 $    21,904          $    32,203          $    21,029
                                                          ----------------------------------------------------
Supplemental schedule of non-cash investing and
  financing activities:
  Issuance of stock in conjunction with acquisition of
    franchise markets                                    $     4,183          $     8,727          $    18,540
  Issuance of stock in conjunction with acquisition of
    additional interest in area developer franchisee              --               22,248                   --
  Issuance of stock in conjunction with acquisition of
    business                                                      --                   --               40,491
  Receipt of promissory notes in connection with sale of
    assets                                                        --                   --                3,551
  Issuance of promissory note in connection with
    acquisition of franchise market                               --                   --               11,286
  Issuance of stock options in exchange for services              --                  150                   --
  Issuance of restricted common shares                            50                   --                   10
  Issuance of stock in exchange for employee notes
    receivable                                                   879                   --                   --

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

2. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. Krispy Kreme Doughnuts, Inc. and its subsidiaries (the "Company") are engaged principally in the sale of doughnuts and related items through Company-owned stores. The Company also derives revenue from franchise and development fees and the collection of royalties from franchisees. Additionally, the Company sells doughnut-making equipment, mix, coffee and other ingredients and supplies used in operating a store to Company-owned and franchised stores.

The significant accounting policies followed by the Company in preparing the accompanying consolidated financial statements are as follows:

BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Generally, investments greater than 50 percent in affiliates for which the Company maintains control are also consolidated and the portion not owned by the Company is shown as minority interest. As of February 1, 2004, the Company consolidated the accounts of two joint ventures which the Company controlled:
Freedom Rings, LLC ("Freedom Rings"), the joint venture with the rights to develop stores in the Eastern Pennsylvania, Delaware and Southern New Jersey markets; and Glazed Investments, LLC ("Glazed Investments"), the joint venture with the rights to develop stores in Colorado, Minnesota and Wisconsin. The accompanying financial statements also include the accounts of Golden Gate Doughnuts, LLC ("Golden Gate"), which owned the rights to develop stores in Northern California. The Company acquired the remaining 33% minority interest in this joint venture effective January 30, 2004. Generally, investments in 20- to 50-percent owned affiliates for which the Company has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method of accounting, whereby the investment is carried at the cost of acquisition, plus the Company's equity in undistributed earnings or losses since acquisition, less any distributions received by the Company. Accordingly, the Company's share of the net earnings of these companies is included in consolidated net income. Investments in less than 20-percent owned affiliates are accounted for by the cost method of accounting. In January 2003, the FASB issued Interpretation No. 46, which addresses the consolidation of business enterprises. See further discussion under "Recent Accounting Pronouncements" below.

FISCAL YEAR. The Company's fiscal year is based on a fifty-two/fifty-three week year. The fiscal year ends on the Sunday closest to the last day in January. The years ended February 3, 2002, February 2, 2003 and February 1, 2004 contained 53, 52 and 52 weeks, respectively.

USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS. The Company considers cash on hand, deposits in banks and all highly liquid debt instruments with a maturity of three months or less at date of acquisition to be cash and cash equivalents.

INVENTORIES. Inventories are recorded at the lower of average cost (first-in, first-out) or net realizable value.

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

Management determines the appropriate classification of investments in marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. At February 2, 2003, all marketable securities were classified as available-for-sale. The Company did not hold any investments at February 1, 2004. Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a separate component of shareholders' equity in accumulated other comprehensive loss. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation. Major renewals and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on major capital expenditures during the period of construction.

Depreciation of property and equipment is provided on the straight-line method. The estimated useful lives of depreciable property are generally as follows:
Buildings -- 15 to 35 years; Machinery and equipment -- 3 to 15 years; Leasehold improvements -- lesser of useful lives of assets or lease term.

GOODWILL, REACQUIRED FRANCHISE RIGHTS AND OTHER INTANGIBLE ASSETS. Effective fiscal 2003, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting and reporting of goodwill and other intangible assets subsequent to their acquisition.

Goodwill represents the excess of the purchase price over the net assets acquired in connection with business acquisitions. In accordance with SFAS No. 142, goodwill has an indefinite life and is no longer amortized but is reviewed at least annually for impairment or whenever events or circumstances indicate the carrying amount of the asset may be impaired.

Reacquired franchise rights result from the acquisition of franchise markets from existing franchisees. The excess of the net amount assigned to identifiable assets and liabilities recorded upon the acquisition of franchise markets is assigned to the value of the asset representing the franchise right to the market acquired. Reacquired franchise rights have an indefinite life and are reviewed at least annually for impairment or whenever events or circumstances indicate the carrying amount of the asset may be impaired in accordance with SFAS No. 142.

Other intangible assets consist primarily of trademarks and trade names and recipes acquired in business acquisitions. The Company has evaluated and determined that trademarks and trade names and certain recipes have indefinite lives and, in accordance with SFAS No. 142, are not subject to amortization. Recipes represent primarily the value assigned to the recipes acquired in the Montana Mills acquisition (see Note 20 -- Acquisitions). Recipes have a definite life and will be amortized on a straight-line basis over an estimated useful life of 10 years. Trademarks and trade names are reviewed at least annually for impairment or whenever events or circumstances indicate the carrying amount of the assets may be impaired. Recipes are tested for impairment whenever events or circumstances indicate the carrying amount of the assets may be impaired.

The Company performs its annual test of impairment as of December 31. The Company completed its impairment test of goodwill, reacquired franchise rights and indefinite-lived other intangible assets in fiscal 2003 and fiscal 2004 and found no instances of impairment. Additionally, no events or circumstances indicated impairment of our definite-lived intangible assets.

REVENUE RECOGNITION. A summary of the revenue recognition policies for each segment of the Company (see Note 15) is as follows:

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

    - Montana Mills revenue is derived from the sale of breads, baked goods and related items to on-premises and off-premises customers. Revenue is recognized at the time of sale for on-premises sales. For off-premises sales, revenue is recognized at the time of delivery.

INCOME TAXES. The Company uses the asset and liability method to account for income taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial reporting bases for assets and liabilities. Valuation allowances are recognized to reduce deferred tax assets to amounts more likely than not to be realized, based on management's estimates of future taxable income.

FAIR VALUE OF FINANCIAL INSTRUMENTS. Cash, accounts receivable, accounts payable, accrued liabilities and debt are reflected in the financial statements at carrying amounts which approximate fair value.

ADVERTISING COSTS. All costs associated with advertising and promoting products are expensed in the period incurred.

STORE OPENING COSTS. All costs, both direct and indirect, incurred to open either Company or franchise stores are expensed in the period incurred. Direct costs to open stores were $1,194,000, $2,062,000 and $4,634,000 in fiscal 2002, fiscal 2003 and fiscal 2004, respectively.

OTHER EXPENSE, NET. Other expense, net includes primarily realized gains and losses from disposals of property and equipment and foreign currency transaction gains and losses.

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

HAD COMPENSATION EXPENSE FOR THE COMPANY'S STOCK OPTIONS BEEN BASED ON THE FAIR VALUE AT THE GRANT DATE UNDER THE METHODOLOGY PRESCRIBED BY SFAS NO. 123, THE COMPANY'S INCOME FROM CONTINUING OPERATIONS AND EARNINGS PER SHARE FOR THE THREE YEARS ENDED FEBRUARY 1, 2004 WOULD HAVE BEEN IMPACTED AS FOLLOWS:

                                                                    IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
----------------------------------------------------------------------------------------------------------
                                                    FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
----------------------------------------------------------------------------------------------------------
Net income, as reported                             $    26,378          $    33,478          $    57,087
Add: Stock-based expense reported in net income,
     net of related tax effects                              --                   31                   62
Deduct: Total stock-based compensation expense
        determined under fair value method for all
        awards, net of related tax effects               (4,751)              (8,653)             (11,481)
                                                    -----------------------------------------------------
Pro forma net income                                $    21,627          $    24,856          $    45,668
                                                    -----------------------------------------------------
Earnings per share:
Reported earnings per share -- Basic                $      0.49          $      0.61          $      0.96
Pro forma earnings per share -- Basic                      0.40                 0.45                 0.77
Reported earnings per share -- Diluted                     0.45                 0.56                 0.92
Pro forma earnings per share -- Diluted                    0.37                 0.42                 0.73

THE FAIR VALUE OF OPTIONS GRANTED, WHICH IS AMORTIZED TO EXPENSE OVER THE OPTION VESTING PERIOD IN DETERMINING THE PRO FORMA IMPACT, IS ESTIMATED AT THE DATE OF GRANT USING THE BLACK-SCHOLES OPTION-PRICING MODEL WITH THE FOLLOWING WEIGHTED AVERAGE ASSUMPTIONS:

----------------------------------------------------------------------------------------------------------
                                                    FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
----------------------------------------------------------------------------------------------------------
Expected life of option                                 7 years              7 years              7 years
Risk-free interest rate                                     5.0%                 4.4%                 3.7%
Expected volatility of stock                               52.6%                45.9%                41.6%
Expected dividend yield                                      --                   --                   --

THE WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED DURING FISCAL 2002, FISCAL 2003 AND FISCAL 2004 IS AS FOLLOWS:

----------------------------------------------------------------------------------------------------------
                                                    FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
----------------------------------------------------------------------------------------------------------
Fair value of each option granted                   $     14.92          $     18.91          $     19.84
Total number of options granted                       2,169,600            1,186,200            1,829,200
Total fair value of all options granted             $32,370,400          $22,431,000          $36,291,300

CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable. Accounts receivable are primarily from grocery and convenience stores. The Company performs ongoing credit evaluations of its customers' financial condition. The Company had no single customer that accounted for more than 10% of total revenues in fiscal 2002, fiscal 2003 or fiscal 2004. The Company's two largest customers accounted for 12.5%, 11.4% and 8.1% of total revenues for fiscal 2002, fiscal 2003 and fiscal 2004, respectively. Accounts receivable for these two customers accounted for approximately 13.4% and 10.4% of net accounts receivable at February 2, 2003 and February 1, 2004, respectively.

COMPREHENSIVE INCOME. SFAS No. 130, "Reporting Comprehensive Income," requires that certain items such as foreign currency translation adjustments and unrealized gains and losses on certain investments in debt and equity securities be presented as separate components of shareholders' equity. SFAS No. 130 defines these as items of other comprehensive income which must be reported in a financial statement displayed with the same prominence as other financial statements. Accumulated other comprehensive loss, as reflected in the consolidated statements of shareholders' equity, included a net unrealized holding loss on marketable securities of $113,000 at February 2, 2003. At February 2, 2003 and February 1, 2004, accumulated other comprehensive loss also included foreign currency translation adjustments, net, of $31,000 and $8,000, respectively and the unrealized loss from a cash flow hedge, net of related tax benefits, of $1,568,000 and $1,307,000, respectively. Total comprehensive income for fiscal 2002, fiscal 2003 and fiscal 2004 was $26,225,000, $31,536,000 and
$57,258,000, respectively.

FOREIGN CURRENCY TRANSLATION. For all non-U.S. subsidiaries and joint ventures, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using exchange rates at the balance sheet date. Revenue and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are reported in accumulated other comprehensive income (loss), a separate component of shareholders' equity. Transaction gains and losses resulting from remeasuring transactions denominated in currencies other than the functional currency are included in other expense, net.

RECENT ACCOUNTING PRONOUNCEMENTS. In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its equity investments to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 was immediately effective for all variable interest entities created after January 31, 2003. Since the release of FIN 46, the FASB has issued several staff positions ("FSP") regarding FIN 46, which clarified and modified many provisions of FIN 46. In December 2003, the FASB issued FIN 46-R, which replaced FIN 46. While retaining many of the basic concepts of FIN 46, FIN 46-R provided new guidance for determining variable interests, revised the method of calculating expected losses and residual returns for determination of the primary beneficiary and introduced new scope exceptions for certain entities that qualify as a business under FIN 46. FIN 46-R is effective for all non-special purpose variable interest entities for the first interim or annual period ending after March 15, 2004, including those entities to which FIN 46 was previously applied.

The Company currently has equity interests in joint ventures with other entities to develop and operate Krispy Kreme stores. For those joint ventures where the Company does not have the ability to control the joint venture's management committee, the Company accounts for its investment under the equity method of accounting. For certain of these joint ventures, the Company holds variable interests, such as providing guarantees of the joint venture's debt or leases. Based on the analysis of FIN 46-R, the Company will be required to begin consolidating the accounts of New England Dough, LLC ("New England Dough"), the joint venture with rights to develop Krispy Kreme stores in certain markets in the Northeastern United States in which the Company holds a 57% interest, effective in the first quarter of fiscal 2005. Historically, the Company has accounted for its investment in New England Dough using the equity method. Consolidation of New England Dough is not expected to have a material impact on the net operating results of the Company, although it will result in increases in individual line items in the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for classification and measurement of certain financial instruments with characteristics of both liabilities and equity, requiring a financial instrument within its scope be classified as a liability. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the Company's third quarter of fiscal 2004. The adoption of this statement did not have a significant impact on the Company's consolidated financial statements.

In December 2003, the Securities and Exchange Commission staff ("SEC") issued Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition," which supercedes Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements and to reflect the accounting guidance issued in Emerging Issues Task Force 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." Additionally, SAB 104 rescinds the SEC's "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" ("the FAQ") issued with SAB 101. Selected portions of the FAQ have been incorporated into SAB 104. The Company's adoption of SAB 104 in fiscal 2004 did not have an effect on our revenue recognition policy or revenues recorded.

RECLASSIFICATIONS. Certain reclassifications of amounts in the fiscal 2002 and fiscal 2003 consolidated financial statements and related notes have been made to conform with the fiscal 2004 presentation.

3. INVESTMENTS

THE FOLLOWING TABLE PROVIDES CERTAIN INFORMATION ABOUT INVESTMENTS AT FEBRUARY 2, 2003. THE COMPANY DID NOT HOLD ANY INVESTMENTS AT FEBRUARY 1, 2004.

                                                                                                      IN THOUSANDS
------------------------------------------------------------------------------------------------------------------
                                          AMORTIZED          GROSS UNREALIZED       GROSS UNREALIZED        FAIR
                                             COST             HOLDING GAINS          HOLDING LOSSES         VALUE
------------------------------------------------------------------------------------------------------------------
FEBRUARY 2, 2003
U.S. government notes                      $16,657                 $152                  $ (97)            $16,712
Federal government agencies                  7,485                  289                   (197)              7,577
Corporate debt securities                    1,000                   76                    (45)              1,031
Certificate of deposit                       2,000                   --                     --               2,000
                                         -------------------------------------------------------------------------
        Total                              $27,142                 $517                  $(339)            $27,320
                                         -------------------------------------------------------------------------

4. INVENTORIES

THE COMPONENTS OF INVENTORIES ARE AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
                       DISTRIBUTION       EQUIPMENT           MIX           COMPANY       MONTANA
                          CENTER          DEPARTMENT       DEPARTMENT       STORES         MILLS         TOTAL
---------------------------------------------------------------------------------------------------------------
FEBRUARY 2, 2003
Raw materials            $    --            $3,828           $1,069         $1,922         $ --         $ 6,819
Work in progress              --               234               --             --           --             234
Finished goods             2,222             3,616              172             --           --           6,010
Purchased merchandise     10,191                --               --            966           --          11,157
Manufacturing supplies        --                --              145             --           --             145
                        ---------------------------------------------------------------------------------------
        Totals           $12,413            $7,678           $1,386         $2,888         $ --         $24,365
                        ---------------------------------------------------------------------------------------
FEBRUARY 1, 2004
Raw materials            $    --            $3,653           $1,716         $3,263         $ 99         $ 8,731
Work in progress              --                84               --             --           --              84
Finished goods             2,603             3,918              120             --          101           6,742
Purchased merchandise     11,957                --               --          1,142           91          13,190
Manufacturing supplies        --                --              117             --           --             117
                        ---------------------------------------------------------------------------------------
        Totals           $14,560            $7,655           $1,953         $4,405         $291         $28,864
                        ---------------------------------------------------------------------------------------

5. PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT CONSISTS OF THE FOLLOWING:

                                                                              IN THOUSANDS
------------------------------------------------------------------------------------------
                                                               FEB. 2,           FEB. 1,
                                                                2003              2004
------------------------------------------------------------------------------------------
Land                                                         $    24,741       $    33,801
Buildings                                                         88,641           131,727
Machinery and equipment                                          118,332           153,965
Leasehold improvements                                            19,522            25,254
Construction in progress                                           1,534             6,550
                                                              ----------------------------
                                                                 252,770           351,297
Less: accumulated depreciation                                    50,212            66,581
                                                              ----------------------------
        Property and equipment, net                          $   202,558       $   284,716
                                                              ----------------------------

Depreciation expense was $7,398,000, $11,570,000 and $18,797,000 for fiscal 2002, fiscal 2003 and fiscal 2004, respectively.

6. GOODWILL, REACQUIRED FRANCHISE RIGHTS AND OTHER INTANGIBLE ASSETS

GOODWILL AND INTANGIBLE ASSETS CONSIST OF THE FOLLOWING:

                                                                                IN THOUSANDS
--------------------------------------------------------------------------------------------
                                                             FEB. 2, 2003       FEB. 1, 2004
--------------------------------------------------------------------------------------------
Net carrying amount of indefinite-lived intangible assets:
Goodwill                                                     $       201        $    19,865
                                                               ----------------------------
Reacquired franchise rights                                  $    48,502        $   174,537
                                                               ----------------------------
Trademarks and trade names                                   $       651        $    12,339
                                                               ----------------------------
Net carrying amount of definite-lived intangible assets:
Recipes                                                      $        --        $       983
                                                               ----------------------------

During fiscal 2004, the carrying amount of goodwill increased $19,664,000 primarily as a result of the acquisition of Montana Mills in April 2003. The carrying amount of reacquired franchise rights increased $126,035,000 as a result of the acquisition from existing franchisees of rights to certain markets in Kansas, Missouri, Michigan, Dallas, Texas and Shreveport, Louisiana, as well as from the acquisition of the remaining minority interest in Golden Gate, the franchisee with rights to develop stores in Northern California (see Note
20 -- Acquisitions). Trademarks and trade names recorded during fiscal 2004, primarily associated with the Montana Mills acquisition, were determined to have an indefinite life.

The carrying amount of recipes represents primarily the recipes acquired in the Montana Mills acquisition in April 2003. Recipes were determined to have a definite life and are amortized on a straight-line basis over an estimated useful life of 10 years. Amortization expense associated with recipes was $73,000 in fiscal 2004. The estimated annual amortization expense for each of the next five years following fiscal 2004 is $88,000.

7. ACCRUED EXPENSES

ACCRUED EXPENSES CONSIST OF THE FOLLOWING:

                                                                              IN THOUSANDS
------------------------------------------------------------------------------------------
                                                               FEB. 2,           FEB. 1,
                                                                2003              2004
------------------------------------------------------------------------------------------
Insurance                                                    $     6,150       $     8,050
Salaries, wages and incentive compensation                         6,034             4,041
Deferred revenue                                                   1,485             1,353
Taxes, other than income                                           1,865             3,267
Other                                                              5,447             6,691
                                                              ----------------------------
        Total                                                $    20,981       $    23,402
                                                              ----------------------------

8. DEBT

THE COMPANY'S DEBT, INCLUDING DEBT OF CONSOLIDATED JOINT VENTURES, CONSISTS OF THE FOLLOWING:

                                                                              IN THOUSANDS
------------------------------------------------------------------------------------------
                                                               FEB. 2,           FEB. 1,
                                                                2003              2004
------------------------------------------------------------------------------------------
Krispy Kreme Doughnut Corporation:
  $119.3 million revolving line of credit                    $        --       $    87,000
  $40 million revolving line of credit                                --                --
Golden Gate:
  $6.75 million revolving line of credit                           4,750                --
Freedom Rings:
  $5 million revolving line of credit                              2,538                --
                                                              ----------------------------
Revolving lines of credit                                    $     7,288       $    87,000
                                                              ----------------------------
Glazed Investments:
  Short-term debt -- related party                           $       900       $        --
                                                              ----------------------------
Krispy Kreme Doughnut Corporation:
  $30.7 million term loan                                    $        --       $    30,113
  $33 million term loan                                           31,763                --
Golden Gate:
  $4.5 million term loan                                           3,926                --
  $3 million term loan                                             2,976                --
Glazed Investments:
  $12 million credit facility                                         --             6,330
  Real Estate and Equipment loans                                 14,400            14,319
  Subordinated notes                                                 136               136
Montana Mills:
  Other debt                                                          --                19
                                                              ----------------------------
                                                                  53,201            50,917
Current maturities of long-term debt                              (3,301)           (2,861)
                                                              ----------------------------
Long-term debt, net of current portion                       $    49,900       $    48,056
                                                              ----------------------------

$150 MILLION CREDIT AGREEMENT

On October 31, 2003, the Company entered into a $150,000,000 unsecured bank credit facility ("Credit Facility") to refinance certain existing debt and increase borrowing availability for general working capital purposes and other financing and investing activities. The Credit Facility consists of a $119,338,000 revolving credit facility ("Revolver") and a $30,662,000 term loan ("Term Loan"). Borrowings under the Revolver, totaling $87,000,000, were used to repay amounts outstanding, including interest, under a $55,000,000 short-term promissory note entered into during June 2003 to partially finance an acquisition, to partially finance the acquisition of the remaining minority interest in Golden Gate (see Note 20 -- Acquisitions) and to repay bank debt of Freedom Rings and Golden Gate (see below). From the proceeds of the Revolver borrowings, the Company provided loans to these consolidated joint ventures to enable them to repay this debt. Given its significant ownership interest, the Company will continue to make financing available to its consolidated joint ventures to fund their capital needs as this process provides a lower cost of capital and administrative efficiencies. Borrowings under the Term Loan were used to refinance an existing term loan ("$33 Million Term Loan") entered into to fund the initial purchase and completion of the Company's mix and distribution facility in Effingham, Illinois (see below).

The amount available under the Revolver is reduced by letters of credit and was $24,892,000 at February 1, 2004. Outstanding letters of credit, primarily for insurance purposes, totaled $7,446,000 at February 1, 2004. The Company may request, on a one-time basis, an increase in the availability under the Revolver of up to $50,000,000, which would increase total availability under the Revolver to $169,338,000.

Under the Credit Facility, the Company may prepay amounts outstanding without penalty. Amounts outstanding under the Revolver are due in full on October 31, 2007, when the Credit Facility terminates. The Term Loan requires monthly payments of principal of $137,500 through October 31, 2007, at which time a final payment of all outstanding principal and accrued interest will be due. Interest on amounts outstanding under the Revolver is generally payable quarterly and interest on the Term Loan is payable monthly and is charged, at the Company's option, at either the Base Rate, as defined within the Credit Facility agreement, plus an Applicable Margin, as defined, or Adjusted LIBOR, as defined, plus an Applicable Margin. The Applicable Margin ranges from 0.0% to 0.75% for Base Rate borrowings and from 1.0% to 2.0% for Adjusted LIBOR borrowings and is determined based upon the Company's performance under certain financial covenants contained in the Credit Facility. The interest rate applicable at February 1, 2004 was 2.57% on the Revolver and 2.38% on the Term Loan. A fee on the unused portion of the Revolver is payable quarterly and ranges from 0.20% to 0.375%, which is also determined based upon the Company's performance under certain financial covenants contained in the Credit Facility.

The Company is counterparty to an interest rate swap agreement with a bank, which was initially entered into in May 2002 to convert variable rate payments due under the $33 Million Term Loan to fixed amounts, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flow). The Company formally documents all hedging instruments and assesses, both at inception of the contract and on an ongoing basis, whether they are effective in offsetting changes in cash flows of the hedged transaction. The swap had an initial notional amount of $33,000,000. The notional amount declines by $137,500 each month, originally to correspond with the reduction in principal of the $33 Million Term Loan and which now corresponds with the reduction in principal of the Term Loan. The notional amount of the swap at February 1, 2004 was $30,113,000. Under the terms of the swap, the Company makes fixed rate payments to the counterparty of 5.09% and in return receives payments at LIBOR. Monthly payments continue until the swap terminates May 1, 2007. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap agreement; however, the Company does not anticipate nonperformance. At February 2, 2003 and February 1, 2004, the fair value carrying amount of the swap was a liability of $2,550,000 and $2,160,000, respectively. Accumulated other comprehensive loss for the year ended February 2, 2003 and February 1, 2004 includes, net of related tax benefits, a loss of $1,568,000 and $1,307,000, respectively, related to the swap.

The Credit Facility contains provisions that, among other requirements, restrict the payment of dividends and require the Company to maintain compliance with certain covenants, including the maintenance of certain financial ratios. At February 1, 2004, the Company was in compliance with each of these covenants.

$40 MILLION REVOLVING LINE OF CREDIT

In December 1999, the Company entered into an unsecured Loan Agreement (the "Agreement") with a bank to increase borrowing availability and extend the maturity of an existing revolving line of credit. The Agreement provided a $40 million revolving line of credit that was scheduled to expire on June 30, 2004. Under the terms of the Agreement, interest on amounts advanced was charged, at the Company's option, at either the lender's prime rate less 110 basis points or at the one-month LIBOR plus 100 basis points and a fee of 0.10% was payable on the unused portion. On October 31, 2003, upon entering into the Credit Facility, this Agreement was canceled.

$33 MILLION TERM LOAN

In March 2002, the Company entered into a credit agreement with a bank ("Credit Agreement") to provide funding of up to $35,000,000 for the initial purchase and completion of the Company's mix and distribution facility in Effingham, Illinois (the "Facility"). Construction of the Facility began in May 2001 and was originally funded through a synthetic lease agreement with a bank. The Company terminated the synthetic lease and purchased the Facility from the bank with the proceeds from the initial borrowing under the Credit Agreement, $31,710,000.

On May 1, 2002, the outstanding borrowings under the Credit Agreement, totaling $33,000,000, were converted to a $33 Million Term Loan. The $33 Million Term Loan required monthly payments of principal of $137,500 and interest through September 21, 2007, at which time a final payment of all outstanding principal and accrued interest would be due. Interest was payable at Adjusted LIBOR, as defined within the Credit Agreement, plus an Applicable Margin, as defined. The Applicable Margin ranged from .75% to 1.75% and was determined based upon the Company's performance under certain financial covenants contained in the Credit Agreement. On October 31, 2003, amounts outstanding under the $33 Million Term Loan were repaid in full with the proceeds from the Credit Facility Term Loan and the $33 Million Term Loan was canceled.

CONSOLIDATED JOINT VENTURES -- GOLDEN GATE

In October 2001, Golden Gate entered into a $6,750,000 revolving line of credit agreement with a bank to provide funding to support store construction, the growth of off-premises sales and general working capital needs. The line of credit was scheduled to mature October 12, 2004. In addition, Golden Gate had entered into term loan agreements with a bank to provide funding for the construction of stores and the purchase of equipment. Interest on borrowings under the line of credit and the term loans was charged at one-month LIBOR plus 1.25%. The term loans required monthly payments of principal plus interest determined based upon fixed terms ranging from seven to ten years, with a final payment of all remaining outstanding amounts due after five years. The term loans were scheduled to mature beginning in 2006. On October 31, 2003, amounts outstanding under the revolving line of credit and the term loans were repaid in full with proceeds from borrowings under the Credit Facility Revolver and the agreements were canceled.

CONSOLIDATED JOINT VENTURES -- FREEDOM RINGS

In June 2002, Freedom Rings entered into an unsecured loan agreement with a bank to provide initial funding of $1,500,000 for construction of a retail store. In November 2002, Freedom Rings entered into a $5,000,000 revolving line of credit with the bank to provide funding for the construction of additional retail stores and general working capital purposes. The line of credit replaced the $1,500,000 loan, which was repaid in full and canceled. Interest on borrowings under the line of credit was charged at one-month LIBOR plus 1.25%. The line of credit was scheduled to mature on August 15, 2004. On October 31, 2003, the amounts outstanding under the line of credit were repaid in full with proceeds from the Credit Facility Revolver and the line of credit was canceled.

CONSOLIDATED JOINT VENTURES -- GLAZED INVESTMENTS

In December 2003, Glazed Investments entered into a $12 million credit facility ("Glazed Credit Facility") to provide working capital and funding for the construction of stores and the purchase of related equipment. The Glazed Credit Facility provides a $500,000 working capital line of credit, up to $8,000,000 for the funding of the construction of stores and up to $3,500,000 for the purchase of related equipment. Amounts outstanding under the Glazed Credit Facility bear interest at one-month LIBOR plus 1.50% (2.59% at February 1, 2004), which is payable monthly. Upon completion of a store, amounts advanced to fund construction are converted to construction term loans ("Construction Notes") and amounts advanced to fund the related equipment purchased are converted to equipment term loans ("Equipment Notes"). The Construction Notes require fixed monthly principal payments, based upon a term of ten years, plus interest, with a final payment of all outstanding amounts due on the earlier of June 30, 2010; two months prior to the final maturity of the subordinated debt discussed below; or five years after commencement of monthly payments of principal and interest. The Equipment Notes require monthly payments of principal and interest for a term of five years, with a final payment of all outstanding amounts on the earlier of June 30, 2009; two months prior to the final maturity of the subordinated debt discussed below; or five years after commencement of monthly payments of principal and interest. Amounts outstanding under the working capital line of credit are payable in full on June 30, 2004. The loans are secured by the related property and equipment. The Company has also guaranteed approximately 75% of the amounts outstanding under the Glazed Credit Facility.

Prior to entering into the Glazed Credit Facility discussed above, Glazed Investments entered into arrangements with a non-bank financing institution that provided funding for the construction of stores and the purchase of the related equipment. While individual promissory notes exist for the financing of each store and equipment purchase for which funding was provided through the issuance of debt, the terms of each are substantially the same. During the construction period, interest on amounts outstanding is payable monthly, generally at one-month LIBOR plus 4.25%. Upon completion of the store, the amount advanced for construction funding is converted to a real estate term loan ("Real Estate Loans") and amounts advanced for equipment purchases are converted to equipment term loans ("Equipment Loans"). Generally, Real Estate Loans require monthly payments of principal and interest for a fixed term of fifteen years and Equipment Loans require monthly payments of principal and interest for a fixed term of seven years. Interest is payable at rates based on either a fixed rate, which ranges from 7% to 8.65%, or a variable rate based on the one-month LIBOR rate or a commercial paper rate, plus a premium. The premium charged on variable rate loans ranges from 3.05% to 3.6%. At February 1, 2004, interest rates applicable to the Real Estate Loans and Equipment Loans range from 4.06% to 8.65%. The loans are secured by the related property and equipment. The Company has also guaranteed approximately 75% of the amounts outstanding under the loans.

The Glazed Credit Facility and non-bank financing discussed above contain provisions requiring Glazed Investments to maintain compliance with certain financial and non-financial covenants, including maintenance of certain financial ratios. At February 1, 2004, Glazed Investments was in compliance with these covenants.

Glazed Investments has also entered into promissory notes with Lawrence E. Jaro, chief executive officer of Glazed Investments, who holds an approximate 18% interest in the joint venture, whereby Mr. Jaro provided funding to the joint venture for general working capital purposes. Borrowings under the promissory notes were also used to fund store development costs prior to establishment of permanent financing. Amounts outstanding were unsecured. Interest at 10% was payable at maturity. The notes generally had terms of less than six months and were repaid from operating cash flows of the joint venture or proceeds from permanent financing. During fiscal 2004, all of these notes were repaid and canceled.

In July 2000, Glazed Investments issued $4,520,000 in senior subordinated notes ("Notes") to fund, in part, expenses associated with the start-up of its operations. The Company purchased $1,007,000 of the Notes at the time of the initial offering. In connection with the Company's acquisition of additional interests in Glazed Investments in fiscal 2003, the Company acquired an additional $3,377,000 in Notes. As a result, approximately $4,384,000 of the Notes are payable to the Company. Prior to the acquisition by the Company of a controlling interest in Glazed Investments in August 2002, the Notes held by the Company were included in investments in unconsolidated joint ventures. Effective with the consolidation of Glazed Investments with the accounts of the Company in August 2002, the Notes held by the Company were eliminated against the amount reflected in Glazed Investments balance sheet as payable to the Company. Accordingly, the Notes outstanding at February 1, 2004 as reflected in the accompanying consolidated balance sheet totaling $136,000 represent the total amount of the original $4,520,000 issued that remains payable to a third party. The Notes bear interest at 12.0% payable semi-annually each April 30 and October 31 through April 30, 2010, at which time a final payment of outstanding principal and accrued interest is due.

For franchisees in which we have an ownership interest, the Company will sometimes guarantee an amount of the debt or leases, generally equal to the Company's ownership percentage. The amounts guaranteed by the Company are disclosed in Note 18 -- Joint Ventures.

The aggregate maturities for long-term debt for the five fiscal years ending after February 1, 2004 are $2,861,000, $4,488,000, $3,826,000, $114,443,000 and
$2,317,000, respectively.

Interest paid was $337,000 in fiscal 2002, $1,855,000 (including $74,000 that was capitalized) in fiscal 2003 and $4,454,000 (including $45,000 that was capitalized) in fiscal 2004.

9. LEASE COMMITMENTS

The Company conducts some of its operations from leased facilities and, additionally, leases certain equipment under operating leases. Generally, these leases have initial terms of three to twenty years and contain provisions for renewal options of five to ten years.

AT FEBRUARY 1, 2004, FUTURE MINIMUM ANNUAL RENTAL COMMITMENTS, GROSS, UNDER NONCANCELABLE OPERATING LEASES, INCLUDING LEASE COMMITMENTS OF CONSOLIDATED JOINT VENTURES, ARE AS FOLLOWS:

                                                             IN THOUSANDS
-------------------------------------------------------------------------
FISCAL YEAR ENDING IN                                              AMOUNT
-------------------------------------------------------------------------
2005                                                         $    21,119
2006                                                              18,560
2007                                                              15,657
2008                                                              13,099
2009                                                              11,692
Thereafter                                                        75,599
                                                             ------------
                                                             $   155,726
                                                             ------------

Rental expense, net of rental income, totaled $10,576,000 in fiscal 2002, $13,169,000 in fiscal 2003 and $19,574,000 in fiscal 2004.

10. INCOME TAXES

THE COMPONENTS OF THE PROVISION FOR FEDERAL AND STATE INCOME TAXES ARE SUMMARIZED AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
                                                         FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
---------------------------------------------------------------------------------------------------------------
Currently payable                                        $    13,615          $    19,663          $    35,947
Deferred                                                       2,553                1,632                1,643
                                                         -------------------------------------------------------
                                                         $    16,168          $    21,295          $    37,590
                                                         ------------------------------------------------------

A RECONCILIATION OF THE STATUTORY FEDERAL INCOME TAX RATE WITH THE COMPANY'S EFFECTIVE RATE IS AS FOLLOWS:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
                                                         FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
---------------------------------------------------------------------------------------------------------------
Federal taxes at statutory rate                          $    14,891          $    19,170          $    33,137
State taxes, net of federal benefit                            1,158                1,405                3,198
Foreign operating losses with no tax benefit                      --                  714                1,251
Other                                                            119                    6                    4
                                                         ------------------------------------------------------
                                                         $    16,168          $    21,295          $    37,590
                                                         ------------------------------------------------------


Income tax payments, net of refunds, were $6,616,000 in fiscal 2002 and $5,298,000 in fiscal 2003. In fiscal 2004, the Company received a refund, net of income tax payments, of $2,763,000. The income tax payments in fiscal 2002, fiscal 2003 and fiscal 2004 were lower than the current provision due to the income tax benefit of stock option exercises of $9,772,000, $13,795,000 and $42,806,000 during fiscal 2002, fiscal 2003 and fiscal 2004, respectively.

THE NET CURRENT AND NON-CURRENT COMPONENTS OF DEFERRED INCOME TAXES RECOGNIZED IN THE BALANCE SHEET ARE AS FOLLOWS:

                                                                                  IN THOUSANDS
----------------------------------------------------------------------------------------------
                                                             FEB. 2, 2003         FEB. 1, 2004
----------------------------------------------------------------------------------------------
Net current assets                                           $     9,824          $     6,453
Net non-current liabilities                                       (9,849)              (6,417)
                                                             ---------------------------------
    Net asset/(liability)                                    $       (25)         $        36
                                                             ---------------------------------

THE TAX EFFECTS OF THE SIGNIFICANT TEMPORARY DIFFERENCES WHICH COMPRISE THE DEFERRED TAX ASSETS AND LIABILITIES ARE AS FOLLOWS:

                                                                                  IN THOUSANDS
----------------------------------------------------------------------------------------------
                                                             FEB. 2, 2003         FEB. 1, 2004
----------------------------------------------------------------------------------------------
ASSETS
Compensation deferred (unpaid)                               $       756          $       491
Insurance                                                          2,368                3,180
Deferred revenue                                                   1,165                2,093
Charitable contributions carryforward                                714                1,393
Gain/loss on hedging transactions                                    982                  853
Accrued litigation                                                 3,494                   --
Other current assets                                                 834                  867
Other current liabilities                                          2,166                1,344
Other non-current assets                                             323                  104
Federal tax credit carryforwards                                      --                  701
Federal net operating loss carryforwards                              --                9,241
State tax credit carryforwards                                       179                  539
State net operating loss carryforwards                             2,463                5,880
                                                              --------------------------------
  Gross deferred tax assets                                       15,444               26,686
                                                              --------------------------------

LIABILITIES
Cumulative translation adjustment                                    (19)                 426
Property and equipment                                            11,628               16,361
Intangible assets                                                  1,037                4,064
Other                                                                360                  559
                                                              --------------------------------

  Gross deferred tax liabilities                                  13,006               21,410
                                                              --------------------------------

Valuation allowance -- State net operating loss
  carryforwards                                                   (2,463)              (5,240)
                                                              --------------------------------

  Net asset/(liability)                                      $       (25)         $        36
                                                              --------------------------------


At February 1, 2004, the Company has recorded a valuation allowance against the state net operating loss carryforwards of $5,240,000. If these carryforwards are realized in the future, $5,003,000 of the tax benefit would be recorded as an addition to common stock, as this portion of the carryforwards was a result of the tax benefits of stock option exercises in fiscal 2002, fiscal 2003 and fiscal 2004.

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

11. EARNINGS PER SHARE

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

THE FOLLOWING TABLE SETS FORTH THE COMPUTATION OF BASIC AND DILUTED EARNINGS PER
SHARE:

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
YEAR ENDED                                               FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
---------------------------------------------------------------------------------------------------------------
Numerator:
Net income                                               $     26,378         $     33,478         $     57,087
                                                         ------------------------------------------------------

Denominator:
Basic earnings per share -- weighted average shares            53,703               55,093               59,188
Effect of dilutive securities:
Stock options                                                   4,734                4,395                3,197
Restricted stock                                                    6                    4                    3
                                                         ------------------------------------------------------

Diluted earnings per share -- adjusted weighted average
  shares                                                       58,443               59,492               62,388
                                                         ------------------------------------------------------


Stock options in the amount of 215,000 shares in fiscal 2002 and 350,000 shares in fiscal 2003 and stock options and warrants totaling 1,363,000 shares in fiscal 2004 have been excluded from the diluted shares calculation as the inclusion of these stock options and warrants would be antidilutive.

12. EMPLOYEE BENEFIT PLANS

The Company has a 401(k) savings plan, which provides that employees may contribute from 1% to 100% of their base salary to the plan on a tax deferred basis up to the Internal Revenue Service limitations. The Company ceased making matching contributions to the plan in fiscal 2001.

Effective October 1, 2000, KKDC established an unfunded Nonqualified Deferred Compensation Plan (the "401(k) Mirror Plan"). The 401(k) Mirror Plan is designed to enable the Company's executives to have the same opportunity to defer compensation as is available to other employees of the Company under the qualified 401(k) savings plan. Participants may defer from 1% to 15% of their base salary, on a tax deferred basis up to the Internal Revenue Service limitations, into the 401(k) Mirror Plan, may direct the investment of the amounts they have deferred and are always 100% vested with respect to the deferred amounts. The investments, however, are not a separate fund of assets and are included in other assets in the consolidated balance sheet. The corresponding liability to participants is included in other long-term obligations. The balance in the asset and corresponding liability account was $617,000 and $1,388,000 at February 2, 2003 and February 1, 2004, respectively.

Effective February 1, 1999, KKDC established the Krispy Kreme Profit-Sharing Stock Ownership Plan ("KSOP"). Under the terms of this qualified plan, the Company contributes a discretionary percentage of each employee's compensation, subject to Internal Revenue Service limits, to each eligible employee's account under the plan. The expense associated with the KSOP was $3,255,000 and $400,000 in fiscal 2002 and fiscal 2003, respectively, based on a contribution of 7% of eligible compensation for fiscal 2002 and 1% of eligible compensation for fiscal 2003. The Company made no contribution to this plan in fiscal 2004. Under the terms of the KSOP, the contribution can be made in the form of cash or newly issued shares of common stock. Forfeitures of previously allocated shares may also be used to fund the contribution. If cash is contributed, the KSOP acquires Krispy Kreme stock on the open market. With the exception of the initial year of the plan, contributions made are funded annually in April. For fiscal 2002 and fiscal 2003, contributions to the KSOP were made in cash. Employees become eligible for participation in the plan upon the completion of one year of service and vest ratably over five years. Credit for past service was granted to employees at the inception of the plan.

KKDC established a nonqualified "mirror" plan, comparable to the KSOP, effective February 1, 1999. Contributions to this nonqualified plan will be made under the same terms and conditions as the KSOP, with respect to compensation earned by participants in excess of the maximum amount of compensation that may be taken into account under the qualified plan. The Company recorded compensation expense of $201,000 in fiscal 2002 and $30,000 in fiscal 2003 for amounts credited to certain employees under the nonqualified plan. No amounts were credited to employees under the nonqualified plan in fiscal 2004.

Effective February 1, 2002, the Company established the Krispy Kreme Doughnuts, Inc. Employee Stock Purchase Plan ("ESPP") to provide eligible employees of the Company an opportunity to purchase Company common stock. Under the terms of the plan, participants may defer between 1% and 15% of their base compensation. Amounts withheld are accumulated and, at the end of each quarter, used to purchase shares of common stock of the Company. The purchase price will be the fair market value on either the first or last day of the quarter, whichever is lower. If the actual market price of the stock on the date purchased exceeds the price at which shares can be acquired under the terms of the ESPP, the Company will make a contribution to fund the shortfall, resulting in a charge to operations in the period paid. The Company recorded compensation expense of $2,000 in fiscal 2003 and $54,000 in fiscal 2004 in connection with the ESPP. Shares may be purchased by the ESPP directly from the Company or in the open market. There were no shares issued under the ESPP in fiscal 2002 and all shares purchased by the ESPP in fiscal 2003 and fiscal 2004 were acquired in the open market. As of February 1, 2004, there were 2,000,000 shares reserved for issuance under the ESPP.

Effective May 1, 1994, KKDC established the Retirement Income Plan for Key Employees of Krispy Kreme Doughnut Corporation (the "Plan"), an unfunded nonqualified noncontributory defined benefit pension plan. Benefits were based on years of service and average final compensation during the employees' career. The Plan at all times was unfunded as such term is defined for purposes of the Employee Retirement Income Security Act (ERISA). The actuarial cost method used in determining the net periodic pension cost was the projected unit credit method. In fiscal 2001, the Plan was frozen and no additional employees were covered under the Plan. Effective February 2, 2003, the Company elected to terminate the Plan. As a result, vested accrued benefits totaling $829,000 were paid to Plan participants in fiscal 2004. The expense associated with the Plan in fiscal 2003 was a credit of $669,000.

13. INCENTIVE COMPENSATION

The Company has an incentive compensation plan for certain management and non-management level employees. Incentive awards are paid based upon the attainment of certain criteria, financial and non-financial, as outlined in the plan. Incentive compensation was $6,543,000 in fiscal 2002 and $2,472,000 in fiscal 2003. Under the terms of the plan, the Company paid no incentive compensation in fiscal 2004.

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

In fiscal 1999, participants still employed by the Company were given the option to convert their performance units earned under the Plan to common shares of the Company's common stock, subject to certain restrictions. These shares had no voting rights prior to the initial public offering of the Company's common stock. The number of performance units converted was 4,717,800 at a conversion rate of $1.30 per performance unit for a total of approximately $6,112,000 in common stock issued in connection with the conversion. Due to the Federal and State income tax consequences of the conversion incurred by each participant, the Company loaned to participants amounts equal to their tax liability. The loans were executed via a 10-year promissory note (collateralized by the shares of common stock issued) with a fixed interest rate of 6%. In fiscal 2003, the outstanding amounts due under the loans of $1,926,000, including accrued interest, was paid in full and the loans were canceled.

During fiscal 2002, as part of a compensation arrangement with a former employee of Digital Java, Inc., a Chicago-based coffee company which the Company acquired in fiscal 2002, the Company issued 54,000 shares of common stock in exchange for a note receivable in the amount of $879,000. The note receivable bears interest at 6%, requires annual payments of principal and interest for its five-year term and is collateralized by the shares of common stock. Under the terms of the note, as long as certain employment and performance criteria are met, the employee will receive a bonus in the amount of the annual payment due. At February 2, 2003 and February 1, 2004 the balance of this note was $558,000 and $383,000, respectively, which is recorded in the consolidated balance sheet as a reduction of shareholders' equity.

14. SHAREHOLDERS' EQUITY

STOCK OPTION PLANS, RESTRICTED STOCK AWARDS AND WARRANTS

STOCK OPTION PLANS. During fiscal 1999, KKDC established the Krispy Kreme Doughnut Corporation 1998 Stock Option Plan (the "1998 Plan"). Under the terms of the 1998 Plan, 8,900,000 shares of common stock of the Company were reserved for issuance to employees and Directors of the Company. Nonqualified stock options granted under the 1998 Plan were granted at prices equal to the fair market value on the date of grant.

In July 2000, the Company's shareholders approved the 2000 Stock Incentive Plan (the "2000 Plan") which was adopted by the Board of Directors on June 6, 2000. Awards under the 2000 Plan may be incentive stock options, nonqualified stock options, stock appreciation rights, performance units, restricted stock (or units) and share awards. The maximum number of shares of common stock with respect to which awards may be granted under the 2000 Plan is 9,996,000 shares, including 496,000 shares that were available for grant, but not granted, under the 1998 Plan. The 2000 Plan provides aggregate limits on grants of the various types of awards in the amount of 3,000,000 shares for incentive stock options and 1,200,000 shares, in the aggregate, for stock appreciation rights, performance units, restricted stock and stock awards. During fiscal 2002, 2,169,600 stock options were issued under the 2000 Plan at exercise prices ranging from $15.13 to $42.11. During fiscal 2003, 1,186,200 stock options were issued under the 2000 Plan at exercise prices ranging from $30.98 to $37.25. During fiscal 2004, 1,829,200 stock options were issued under the 2000 Plan at exercise prices ranging from $28.11 to $44.22. Stock options were granted at prices equal to the fair market value on the date of grant. Options under both plans vest and expire according to terms established at the grant date.

THE FOLLOWING TABLE SUMMARIZES ALL STOCK OPTION TRANSACTIONS FROM JANUARY 28, 2001 TO FEBRUARY 1, 2004:

---------------------------------------------------------------------------------------------------------------------------------
                                       SHARES SUBJECT       WEIGHTED AVERAGE        SHARES SUBJECT TO        WEIGHTED AVERAGE
                                         TO OPTIONS     EXERCISE PRICE PER SHARE   EXERCISABLE OPTIONS   EXERCISE PRICE PER SHARE
---------------------------------------------------------------------------------------------------------------------------------
OUTSTANDING, JANUARY 28, 2001            9,016,800               $ 3.04                   936,000                 $2.57
Granted                                  2,169,600                25.06
Exercised                                1,182,800                 3.30
Canceled                                   375,300                 4.97
                                       ------------------------------------------------------------------------------------------

OUTSTANDING, FEBRUARY 3, 2002            9,628,300               $ 7.90                 2,976,200                 $4.06
Granted                                  1,186,200                35.11
Exercised                                1,187,300                 6.01
Canceled                                   186,400                 4.84
                                       ------------------------------------------------------------------------------------------

OUTSTANDING, FEBRUARY 2, 2003            9,440,800               $11.60                 4,567,800                 $5.68
Granted                                  1,829,200                37.65
Assumed through acquisition                 45,100                32.83
Exercised                                3,300,000                 5.91
Canceled                                   539,700                29.63
                                       ------------------------------------------------------------------------------------------

OUTSTANDING, FEBRUARY 1, 2004            7,475,400               $19.31                 4,281,500                 $8.56
                                       ------------------------------------------------------------------------------------------


At February 1, 2004, there were approximately 5,222,400 shares of common stock available for issuance pursuant to future stock option grants.

ADDITIONAL INFORMATION REGARDING OPTIONS OUTSTANDING AS OF FEBRUARY 1, 2004 IS AS FOLLOWS:

                        -----------------------------------------------------------    -----------------------------
                                            OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
--------------------------------------------------------------------------------------------------------------------
RANGE OF                             WEIGHTED AVERAGE REMAINING    WEIGHTED AVERAGE                 WEIGHTED AVERAGE
EXERCISE PRICES          SHARES       CONTRACTUAL LIFE (YEARS)      EXERCISE PRICE      SHARES       EXERCISE PRICE
--------------------------------------------------------------------------------------------------------------------
$ 1.30 -- $ 6.66        3,107,100               4.6                     $ 1.48         3,000,500         $ 1.35
$13.33 -- $19.99          626,500               6.0                     $15.37           480,000         $15.08
$20.00 -- $26.65          110,000               6.9                     $21.09            47,500         $20.93
$26.66 -- $33.32        1,340,200               7.6                     $29.10           479,800         $30.37
$33.33 -- $39.98        1,401,500               8.6                     $35.28           261,200         $35.48
$39.99 -- $46.64          889,600               9.5                     $44.18            12,000         $43.34
$59.97 -- $66.63              500               8.1                     $66.63               500         $66.63

RESTRICTED STOCK AWARDS. In fiscal 2002 and fiscal 2004, the Company granted 1,187 and 300, respectively, restricted stock awards in the form of the Company's common stock under the 2000 Plan to certain employees to provide incentive compensation. The weighted average grant-date fair value of the shares issued was $40.50. These shares vest ratably over a four-year period from the date of grant.

WARRANTS. In connection with the Company's acquisition of Montana Mills in fiscal 2004 (see Note 20 -- Acquisitions), the Company assumed warrants previously issued by Montana Mills. As of February 1, 2004, these warrants are exercisable for 422,900 shares of the Company's common stock at exercise prices ranging from $49.97 to $99.94 per share and generally expire in fiscal 2008.

SHAREHOLDER RIGHTS PLAN

Each share of the Company's common stock has one preferred share purchase right. Each share purchase right entitles the registered shareholder to purchase one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock at a price of $96.00 per one one-hundredth of a Series A preferred share. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons -- referred to as an acquiring person -- has acquired beneficial ownership of 15% or more of the Company's outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of the outstanding shares of common stock.

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

Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by the Company. At any time an acquiring person acquires beneficial ownership of 15% or more of the Company's outstanding common stock, the Board of Directors may redeem the share purchase rights in whole, but not in part, at a price of $0.001 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate and the holders will only be entitled to receive the redemption price.

15. BUSINESS SEGMENT INFORMATION

The Company's reportable segments are Company Store Operations, Franchise Operations, KKM&D and Montana Mills. The Company Store Operations segment is comprised of the operating activities of the stores owned by the Company and those in consolidated joint ventures. These stores sell doughnuts and complementary products through both on-premises and off-premises sales channels. The majority of the ingredients and materials used by Company Store Operations is purchased from the KKM&D business segment and Company Store operating income reflects the benefit of the Company's vertical integration. The Franchise Operations segment represents the results of the Company's franchise program. Under the terms of the franchise agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Krispy Kreme name and ongoing brand and operational support. Expenses for this business segment include costs incurred to recruit new franchisees and to open, monitor and aid in the performance of these stores and direct general and administrative expenses. The KKM&D segment supplies mix, equipment, coffee and other items to both Company and franchisee-owned stores. All intercompany transactions between the KKM&D business segment and the Company Stores Operations segment are at prices intended to reflect an arms-length transfer price and are eliminated in consolidation. Profit from KKM&D's sales to Company Store Operations is classified as a reduction of Company Store operating expenses, generally based on the proportion of sales to Company Stores relative to total KKM&D sales. The Montana Mills segment represents the operating activities of the Montana Mills stores, which produce and sell a variety of breads and baked goods prepared in an open-view format through both on-premises and off-premises sales channels.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources among segments.

THE FOLLOWING TABLE PRESENTS THE RESULTS OF THE COMPANY'S OPERATING SEGMENTS FOR FISCAL 2002, FISCAL 2003 AND FISCAL 2004. SEGMENT OPERATING INCOME IS INCOME BEFORE GENERAL CORPORATE EXPENSES AND INCOME TAXES.

                                                                                                   IN THOUSANDS
---------------------------------------------------------------------------------------------------------------
                                                         FEB. 3, 2002         FEB. 2, 2003         FEB. 1, 2004
---------------------------------------------------------------------------------------------------------------
Revenues:
Company Store Operations                                 $   266,209          $   319,592          $   441,868
Franchise Operations                                          14,008               19,304               23,848
KKM&D                                                        212,876              276,152              359,995
Montana Mills                                                     --                   --                6,747
Intersegment sales eliminations                              (98,739)            (123,499)            (166,866)
                                                         ------------------------------------------------------

        Total revenues                                   $   394,354          $   491,549          $   665,592
                                                         ------------------------------------------------------

Operating Income:
Company Store Operations                                 $    42,932          $    58,214          $    83,724
Franchise Operations                                           9,040               14,319               19,043
KKM&D                                                         18,999               26,843               39,345
Montana Mills                                                     --                   --               (1,987)
Unallocated general and administrative expenses              (29,084)             (30,484)             (38,564)
Arbitration award                                                 --               (9,075)                 525
                                                         ------------------------------------------------------

        Total operating income                           $    41,887          $    59,817          $   102,086
                                                         ------------------------------------------------------

Depreciation and Amortization Expenses:
Company Store Operations                                 $     5,859          $     8,854          $    14,392
Franchise Operations                                              72                  108                  173
KKM&D                                                            507                1,723                3,006
Montana Mills                                                     --                   --                  499
Corporate administration                                       1,521                1,586                1,653
                                                         ------------------------------------------------------

        Total depreciation and amortization expenses     $     7,959          $    12,271          $    19,723
                                                         ------------------------------------------------------


16. RELATED PARTY TRANSACTIONS

As of February 1, 2004, emeritus members of the Company's Board of Directors own 21 stores and, under the respective franchise agreement, one emeritus member is committed to open an additional store.

Prior to March 5, 2002 (see Note 18 -- Joint Ventures), several officers were investors in the Krispy Kreme Equity Group, LLC ("KKEG"), a pooled investment fund, which held interests in six joint ventures developing Krispy Kreme stores in new markets. In addition, certain officers of the Company, including Scott Livengood, Chairman, President and CEO, and John N. McAleer, Vice Chairman, were individual investors in groups that owned stores and were developing new markets. Certain of the investments held by these officers were in the same entities as those invested in by the KKEG. Effective March 5, 2002, the Company acquired from the members of the KKEG their proportionate shares, which increased the Company's ownership in six joint ventures. On March 5, 2002, the Company also acquired the ownership interest in six joint ventures from Mr. Livengood as well as the ownership interest held by Mr. McAleer in a joint venture. The acquisition of the interests held by the KKEG, as approved by the Company's Board of Directors, was in an amount equal to the members' original investment. Mr. Livengood and Mr. McAleer sold their interests to the Company at their original cost, as approved by the Company's Board of Directors.

All franchisees are required to purchase mix and equipment from the Company. Total revenues included $44,870,000 in fiscal 2002, $69,539,000 in fiscal 2003 and $86,718,000 in fiscal 2004 of sales to franchise stores owned, in whole or in part, by emeritus members of the Board of Directors, employees of the Company and Company joint venture investments. Total revenues also include royalties from these stores of $3,646,000 in fiscal 2002, $7,013,000 in fiscal 2003 and $8,636,000 in fiscal 2004. Trade accounts receivable from these stores, shown as accounts receivable, affiliates on the consolidated balance sheet, totaled $11,062,000 and $20,482,000 at February 2, 2003 and February 1, 2004,
respectively.

In fiscal 2004, in connection with a program made available to all franchisees, the Company extended credit to certain franchisees, in the form of promissory notes, to provide financing for the purchase from the Company of certain supplemental equipment to be used in the franchise stores. Notes receivable from certain franchisees who are emeritus members of the Company's Board of Directors, as well as franchisees in which we have a minority interest, are included in notes receivable, affiliates and long-term notes receivable, affiliates in the accompanying consolidated balance sheet and in total were $1,323,000 at February 1, 2004. These notes have terms ranging from two to three years.

As discussed in Note 20 -- Acquisitions, the Company received promissory notes totaling $3,551,000 from Krispy Kreme of South Florida, LLC, an Area Developer franchisee in which the Company has a 35.3% ownership interest, in exchange for the rights to certain franchise markets and the related assets. These promissory notes are included in long-term notes receivable, affiliates in the accompanying consolidated balance sheet.

In June 2003, the Company extended an interest-bearing loan to Krispy Kreme Australia Pty Limited, an Area Developer franchisee in which the Company has a 35.0% ownership interest, to provide working capital and funding of store development. The outstanding balance of the promissory note, included in long-term notes receivable, affiliates in the accompanying consolidated balance sheet, totaled $1,599,000 at February 1, 2004 and is due in fiscal 2007.

Effective June 30, 2003, the Company acquired the rights to certain franchise markets in Dallas, Texas and Shreveport, Louisiana, as well as the related assets from Associate franchisees, including Joseph A. McAleer, a former officer and director of the Company, and Steven D. Smith, an emeritus director. See Note 20 -- Acquisitions for further information.

17. COMMITMENTS AND CONTINGENCIES

The Company has guaranteed certain leases and loans from third-party financial institutions on behalf of franchisees, primarily to assist the franchisees in obtaining third-party financing. The loans are also collateralized by certain assets of the franchisee, generally the Krispy Kreme store and related equipment. The terms of the guarantees range from 2 to 20 years. The Company's contingent liability related to these guarantees was approximately $7,652,000 at February 2, 2003 and $15,351,000 at February 1, 2004. For leases, the guaranteed amount was determined based upon the gross amount of remaining lease payments due and for debt the guaranteed amount was determined based upon the principal amount outstanding under the respective agreement. Of the total guaranteed amount at February 1, 2004, $14,810,000 is for franchisees in which we have less than a controlling ownership interest and is summarized in Note 18 -- Joint Ventures. The percentage guaranteed is generally equivalent to the Company's ownership percentage in the joint venture. The guarantees expire between fiscal 2005 and fiscal 2023. The remaining guarantees of $541,000 are for franchisees in which we have no ownership interest and expire between fiscal 2007 and fiscal 2014. The expirations of these guarantees for the five fiscal years ending after February 1, 2004 are $4,791,000, $1,905,000, $1,802,000, $1,814,000 and
$1,591,000, respectively. These guarantees require payment from the Company in the event of default on payment by the respective debtor. If the debtor defaults, the Company may be required to pay a proportionate share of other amounts outstanding under the respective agreements, such as accrued interest and related fees. The Company cannot estimate the amount of any such additional payments that could be required. The Company has not experienced any losses in connection with these guarantees, and management believes the likelihood that material payments will be required under these guarantees is remote. With respect to guarantees that the Company issued during fiscal 2004, the Company assessed the fair value of its obligation to perform under these guarantees if required to do so by considering the likelihood of certain triggering events or other conditions requiring performance. The Company determined that the fair value of these guarantees was not material to the Company's financial position or results of operations.

The Company also guarantees leases and debt owed to financial institutions for consolidated joint ventures. The maximum amount guaranteed for these joint ventures is $16,406,000 at February 1, 2004 and is summarized in Note
18 -- Joint Ventures. At February 1, 2004, the outstanding debt under the loans guaranteed, which is included in long-term debt and current maturities of long-term debt in the accompanying consolidated financial statements, is $20,649,000. The expirations of these guarantees for the five fiscal years ending after February 1, 2004 are $1,377,000, $3,023,000, $2,251,000, $2,355,000
and $2,361,000, respectively. The individual guarantees expire in fiscal 2009 through fiscal 2019, upon termination of the underlying leases and debt guaranteed.

The Company issues indemnifications in certain instances when it sells assets or real estate and in the ordinary course of business with customers, suppliers and service providers. The Company also indemnifies its directors and officers in accordance with the terms of its bylaws. The Company cannot predict the maximum potential amount of future payments, if any, that may be required under these or similar indemnifications, due to the conditional nature of the Company's obligations and the unique facts and circumstances involved.

At February 1, 2004, the Company had outstanding letters of credit totaling $7,471,000. Of this amount, $7,151,000 represents letters of credit issued primarily to ensure payment by the Company of possible casualty and workers' compensation claims. The remaining $320,000 represents primarily letters of credit provided in lieu of security deposits for leases on certain stores operated by a joint venture. Letters of credit have terms of one year or less.

In connection with the Company's acquisition of an additional interest in Glazed Investments in fiscal 2003, the Company entered into a put option agreement with certain members of management of Glazed Investments who collectively own an approximate 22% interest in the joint venture. The agreement gives each of these members of management the option to sell to the Company ultimately up to 100% of their respective interest in Glazed Investments during certain defined exercise periods, subject to certain limitations. The purchase price for the individual's respective interest is determined based upon a formula defined in the agreement, which is generally based upon earnings growth and cash flows of Glazed Investments' operations. The options become exercisable, in part, beginning in April 2004. If exercised, the Company has the option to pay the purchase price in cash or shares of the Company's common stock. The Company cannot estimate the likelihood of any of the options being exercised or the maximum amount the Company would be required to pay upon exercise.

In the normal course of business, the Company is exposed to the impact of commodity price fluctuations affecting the cost of flour, sugar, soybean oil, coffee beans and other ingredients. In order to secure adequate supplies of product and bring greater stability to the cost of ingredients, the Company routinely enters into long-term purchase agreements and other purchase arrangements with its suppliers. These commitments generally range from one to three years. As of February 1, 2004, the Company had approximately $114,254,000 in such long-term purchase commitments. Because the Company enters into these long-term contracts with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, the Company's ability to obtain adequate quantities of the same high quality ingredient at the same competitive price could be negatively impacted.

18. JOINT VENTURES

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

At February 1, 2004, the Company had invested in 17 area developer joint ventures and held interests ranging from 25.0% to 74.7%. The Company will continue to seek opportunities to develop markets through joint ventures or to increase its ownership in existing joint ventures when there are sound business reasons to do so.

CONSOLIDATED JOINT VENTURES

On March 22, 2000, the Company entered into a joint venture, Golden Gate, to develop the Northern California market. The Company invested $2,060,000 for a 59% interest and held two of the joint venture's three management committee seats. Effective March 5, 2002, the Company increased its ownership interest in Golden Gate to 67% by acquiring the ownership interests of 5% and 3% held by the KKEG and Mr. Livengood, respectively (see Note 16 -- Related Party Transactions). Effective January 30, 2004, the Company acquired the remaining 33% minority interest in Golden Gate (see Note 20 -- Acquisitions). Prior to acquiring the remaining minority interest effective January 30, 2004, the financial statements of Golden Gate were consolidated with the results of the Company, with the 33% not owned by the Company included in minority interest. The Company also guaranteed payments on several of Golden Gate's real estate leases and provided guarantees of 67% of Golden Gate's outstanding bank debt. As discussed in Note 8 -- Debt, this bank debt was repaid in full on October 31, 2003 through borrowings under the Company's Revolver.

On February 27, 2000, the Company entered into a joint venture, Glazed Investments, to develop the Colorado, Minnesota and Wisconsin markets. The Company invested $500,000 for a 22.3% interest and held two of the joint venture's six management committee seats. Effective March 5, 2002, the Company increased its ownership interest in Glazed Investments by acquiring the ownership interests of 5% and 3% held by the KKEG and Mr. Livengood, respectively (see Note 16 -- Related Party Transactions). Effective August 22, 2002, the Company acquired an additional 44.4% interest in Glazed Investments, increasing its total investment in this joint venture to 74.7%. Effective with the acquisition in August 2002, the Company gained the right to designate four of the six management committee seats. As a result, the Company gained the ability to control the operations of the joint venture and, therefore, began consolidating the financial statements of Glazed Investments with those of the Company effective August 22, 2002. As a result of the Company's acquisitions of additional interests in Glazed Investments in fiscal 2003, the interest in the joint venture not owned by the Company, included in minority interest in the consolidated balance sheet, was reduced to 25.3%. The Company has guaranteed 74.7% of the amounts outstanding on certain bank and non-bank debt of Glazed Investments (see Note 8 -- Debt).

On March 6, 2001, the Company entered into a joint venture, Freedom Rings, to develop the Eastern Pennsylvania, Delaware and Southern New Jersey markets. The Company invested $1,167,000 for a 70% interest and holds three of four management committee seats. The financial statements of this joint venture are consolidated with those of the Company and the 30% not owned by the Company is included in minority interest. The Company has guaranteed 70% of the payments on certain real estate leases of Freedom Rings. The original terms of the guarantees range from seven to ten years. The Company also previously provided guarantees of 70% of Freedom Rings' outstanding bank debt. As discussed in Note 8 -- Debt, this bank debt was repaid in full on October 31, 2003 through borrowings under the Company's Revolver.

SUMMARIZED INFORMATION FOR THE COMPANY'S INVESTMENTS IN CONSOLIDATED JOINT VENTURES AS OF FEBRUARY 1, 2004, INCLUDING OUTSTANDING LOAN AND LEASE GUARANTEES, IS AS FOLLOWS:

----------------------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF                                 IN THOUSANDS
                                                             STORES AS OF       OWNERSHIP %     ----------------------------
                                                          FEBRUARY 1, 2004/   ---------------       LOAN/
                              GENERAL GEOGRAPHICAL        TOTAL STORES TO BE           THIRD        LEASE        FISCAL 2004
                                     MARKET                 DEVELOPED (1)     KKDC    PARTIES   GUARANTEES (2)    REVENUES
----------------------------------------------------------------------------------------------------------------------------
Freedom Rings, LLC       Eastern Pennsylvania, Delaware,         7/28          70.0%   30.0%       $ 1,049         $19,742
                               Southern New Jersey        Manager Allocation      3       1

Glazed Investments, LLC       Colorado, Minnesota,              17/46          74.7%   25.3%       $15,357         $39,637
                                    Wisconsin             Manager Allocation      4       2

(1) The amount shown as "Total Stores to be Developed" represents the number of stores in the initial development agreement with the joint venture, as amended, as well as commissary locations which have been opened. The number of stores in the initial development agreement will be re-evaluated as the market is developed and the number of stores to be opened may change.

(2) Outstanding debt amounts are reflected in Note 8 -- Debt. The gross amount of commitments under leases is included in the future minimum annual rental commitments disclosed in Note 9 -- Lease Commitments.

EQUITY METHOD JOINT VENTURES

As of February 1, 2004, the Company had invested in 15 joint ventures as a minority interest party. Investments in these joint ventures have been made in the form of capital contributions and/or notes receivable. Notes receivable bear interest, payable semi-annually, at rates ranging from 5.5% to 10.0% per annum, and have maturity dates ranging from October 2010 to the dissolution of the joint venture. These investments and notes receivable are recorded in investments in unconsolidated joint ventures in the consolidated balance sheets.

INFORMATION RELATED TO THE MARKETS, OWNERSHIP INTERESTS AND MANAGER ALLOCATIONS FOR JOINT VENTURES WHICH ARE ACCOUNTED FOR BY THE EQUITY METHOD IS SUMMARIZED AS
FOLLOWS:

----------------------------------------------------------------------------------------------------------
                                                                        NUMBER OF
                                                                       STORES AS OF         OWNERSHIP %
                                                                    FEBRUARY 1, 2004/     ----------------
                                         GENERAL GEOGRAPHICAL       TOTAL STORES TO BE              THIRD
                                                MARKET                DEVELOPED (1)       KKDC     PARTIES
----------------------------------------------------------------------------------------------------------
A-OK, LLC                                 Arkansas, Oklahoma               4/10           30.3%    69.7%
                                                                    Manager Allocation      2        4
Amazing Glazed, LLC                   Pennsylvania (Pittsburgh)            8/9            30.3%    69.7%
                                                                    Manager Allocation      2        4
Amazing Hot Glazers, LLC                 Pennsylvania (Erie)               2/5            33.3%    66.7%
                                                                    Manager Allocation      2        4
Entrepreneurship and Economic               North Carolina                 1/1            49.0%    51.0%
  Development Investment, LLC                (Greensboro)           Manager Allocation      1        1

KK-TX I, L.P.                         Texas (Amarillo, Lubbock)            2/2            33.3%    66.7%
                                                                    Manager Allocation    --(2)    --(2)
KK Wyotana, LLC                            Wyoming, Montana                0/4            33.3%    66.7%
                                                                    Manager Allocation     --        1
KKNY, LLC                                   New York City,                 7/25           30.3%    69.7%
                                         Northern New Jersey        Manager Allocation      2        4
KremeKo, Inc.                         Central and Eastern Canada          12/33           40.6%    59.4%
                                                                    Manager Allocation    2(3)      9(3)
KremeWorks, LLC                        Alaska, Hawaii, Oregon,            11/31           25.0%    75.0%
                                      Washington, Western Canada    Manager Allocation      1        3
Krispy Kreme Australia Pty Limited            Australia/                   3/31           35.0%    65.0%
                                             New Zealand            Manager Allocation      2        3
Krispy Kreme of South Florida, LLC         Southern Florida                5/11           35.3%    64.7%
                                                                    Manager Allocation      2        3
Krispy Kreme U.K. Limited                  United Kingdom,                 2/26           35.1%    64.9%
                                         Republic of Ireland        Manager Allocation      3        3
Krispy Kreme Mexico, S. de R.L. de              Mexico                     2/21           30.0%    70.0%
  C.V.                                                              Manager Allocation      2        3

New England Dough, LLC                   Connecticut, Maine,               6/23           57.0%(4) 43.0%
                                         Massachusetts, Rhode       Manager Allocation      2        2
                                               Island,
                                        New Hampshire, Vermont
PRIZ Doughnuts, LP                         Texas (El Paso)                 1/3            33.3%    66.7%
                                        Mexico (Ciudad Juarez)      Manager Allocation    --(2)    --(2)

(1) The amount shown as "Total Stores to be Developed" represents the number of stores in the initial development agreement with the joint venture as well as commissary locations which have been opened. The number of stores in the initial development agreement, as amended, will be re-evaluated as the market is developed and the number of stores to be opened may change. Additionally, the Company is in the process of entering into development agreements for smaller markets with certain of these joint ventures.

(2) KK-TX I, L.P. and PRIZ Doughnuts, LP are limited partnerships. The Company holds a 33.3% interest in each of these joint ventures as a limited partner. Under the terms of the partnership agreements, the general partner has full responsibility for managing the business of the partnership.

(3) KremeKo's shareholders' agreement requires that its board consist of eleven directors. The Company has the right to designate two of the directors and three other shareholders each have the right to designate one director. The remaining six directors are nominated by the board and elected by the shareholders.

(4) Although the Company's ownership interest in New England Dough exceeds 50%, the Company has historically accounted for this interest under the equity method as the Company does not have the ability to designate a majority of the members of the joint venture's management committee. As discussed in "Recent Accounting Pronouncements" under Note 2 -- Nature of Business and Significant Accounting Policies, the Company has determined that the provisions of FIN 46-R require the Company to begin consolidating the accounts of New England Dough with those of the Company effective in the first quarter of fiscal 2005.

INFORMATION RELATED TO THE COMPANY'S INVESTMENT, AS WELL AS SUMMARIZED FINANCIAL INFORMATION AS OF FEBRUARY 1, 2004, FOR EACH JOINT VENTURE ACCOUNTED FOR BY THE EQUITY METHOD IS AS FOLLOWS:

                                                                                                   In Thousands
---------------------------------------------------------------------------------------------------------------
                                       SUMMARY FINANCIAL INFORMATION (1)
---------------------------------------------------------------------------------------------------------------
                                                                    NET                              INVESTMENT
                                                         NET      INCOME/    TOTAL        TOTAL      AND NOTES
                                                        SALES     (LOSS)     ASSETS    LIABILITIES   IN JV (2)
---------------------------------------------------------------------------------------------------------------
A-OK, LLC                                              $ 13,668   $ 1,466   $  7,398    $  7,275      $   294
Amazing Glazed, LLC                                      16,076       666     13,732      12,917          326
Amazing Hot Glazers, LLC                                  2,209       (13)     4,690       4,503          162
Entrepreneurship and Economic Development Investment,
  LLC                                                       911      (269)     1,336         224          544
KK-TX I, L.P.                                             3,357       (66)     3,284       3,512         (156)
KK Wyotana, LLC (3)                                          --        --         --          --           --
KKNY, LLC                                                25,853    (2,688)    18,545      14,330          238
KremeKo, Inc.                                            20,926    (2,070)    25,835      12,539        6,599
KremeWorks, LLC                                          28,326       669     28,165      22,373          338
Krispy Kreme Australia Pty Limited                        6,849    (2,692)    12,683       9,467        1,074
Krispy Kreme of South Florida, LLC                       12,414       624      9,600       9,753           --
Krispy Kreme U.K. Limited                                   928    (3,260)     5,834       1,003        1,685
Krispy Kreme Mexico, S. de R.L. de C.V.                      --      (647)     4,716       1,785          681
New England Dough, LLC                                   13,832       467     13,418      12,316          641
Priz Doughnuts, LP                                          306        29      2,298       2,190           --
                                                       ------------------------------------------------------
        Total                                          $145,655   $(7,784)  $151,534    $114,187      $12,426
                                                       ------------------------------------------------------

(1) The net sales and net income (loss) shown for each of these joint ventures represents the amounts reported by the joint ventures for the period corresponding with the Company's fiscal year end, February 1, 2004, and the amounts shown as total assets and total liabilities represent the corresponding amounts reported by each of the joint ventures at February 1, 2004.

(2) This amount represents the Company's investment in the joint venture plus the Company's portion of the joint venture's income or loss to date, net of distributions received. For KK-TX I, L.P., the Company's share of the cumulative net loss of this joint venture exceeds its capital contribution. The Company has recorded the full loss attributable to its interest in the joint venture as it believes operations will become profitable in the short-term and the investments will be recovered.

(3) Operating activities for KK Wyotana, LLC have not yet commenced.

The Company is a guarantor of debt and lease obligations for various joint ventures accounted for under the equity method. The debt is also collateralized by the assets of the joint venture. These guarantees are not recorded as liabilities in the consolidated balance sheet based on the Company's assessment that the fair value of these guarantees, if any, was not material to the Company's financial position or results of operations. To date the Company has not experienced any losses in connection with these guarantees. The terms of the guarantees range from four to 20 years.

THE FOLLOWING TABLE SUMMARIZES THE COMPANY'S OBLIGATIONS UNDER THESE GUARANTEES AS OF FEBRUARY 1, 2004 AND THE AGGREGATE MATURITIES FOR THE FIVE FISCAL YEARS ENDING AFTER FEBRUARY 1, 2004:

                                                              In Thousands, Except Percentages
----------------------------------------------------------------------------------------------
                                         TOTAL LOAN/             AMOUNTS EXPIRING IN
                            GUARANTEE       LEASE      ---------------------------------------
                           PERCENTAGES   GUARANTEES    FISCAL 2005   FISCAL 2006   FISCAL 2007
----------------------------------------------------------------------------------------------
A-OK, LLC                     22.3%        $ 1,320       $  160        $   94        $  102
Amazing Hot Glazers, LLC      33.3%            948           54            82            87
KK-TX I, L.P.                 33.3%            612           38            41            44
KremeKo, Inc.             34.0% - 36.2%      2,036          374           427           341
Krispy Kreme Australia
  Pty Limited                 35.0%          1,994          158           332           333
Krispy Kreme of South
  Florida, LLC                35.3%          1,694          148           155           164
New England Dough, LLC    54.0% - 60.0%      6,206        3,755           669           648
                          --------------------------------------------------------------------
        Total                              $14,810       $4,687        $1,800        $1,719
                          --------------------------------------------------------------------

                                In Thousands, Except Percentages
                          --------------------------------------
                                   AMOUNTS EXPIRING IN
                          --------------------------------------
                          FISCAL 2008   FISCAL 2009   THEREAFTER
                          --------------------------------------
A-OK, LLC                   $  112        $  105        $  747
Amazing Hot Glazers, LLC        90            93           542
KK-TX I, L.P.                   48            52           389
KremeKo, Inc.                  348           217           329
Krispy Kreme Australia
  Pty Limited                  332           332           507
Krispy Kreme of South
  Florida, LLC                 175           118           934
New England Dough, LLC         648           486            --
                          --------------------------------------------------------------------

        Total               $1,753        $1,403        $3,448
                          --------------------------------------------------------------------


19. LEGAL CONTINGENCIES

On March 9, 2000, a lawsuit was filed against the Company, management and Golden Gate in Superior Court in the State of California. The lawsuit was filed as a result of joint venture discussions between the Company and the plaintiffs to develop the Northern California market. The plaintiffs were offered to participate in the Northern California joint venture but declined. They instead brought suit contending that they had a right to a larger percent of the joint venture and on different terms. The plaintiffs alleged, among other things, breach of contract and sought compensation for damages and punitive damages. In September 2000, after the case was transferred to Sacramento Superior Court, that court granted the motion to compel arbitration of the action and stay the lawsuit pending the outcome of arbitration. In October 2001, after an appeal to the California appellate courts, plaintiffs filed a demand for arbitration with the American Arbitration Association against KKDC, Golden Gate and others. In February 2003, after an extended series of arbitration hearings, the Arbitration Panel dismissed all claims against all parties, except the claim for breach of contract against KKDC and Golden Gate. The Arbitration Panel entered a preliminary award of $7,925,000 against KKDC and Golden Gate, which was substantially less than the damages claimed. The Company accrued a provision of $9,075,000 in fiscal 2003, which consisted of the preliminary award and an estimate of the anticipated award of legal fees and other costs. After further negotiations, all claims were settled for $8,550,000, and the settlement was completed in May 2003. The accompanying statement of operations for fiscal 2004 reflects the $525,000 reversal of the accrual in conjunction with the settlement. While the Company continues to discuss potential joint ventures with others to develop markets, the Company does not expect to have exposure from similar situations.

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

Effective February 3, 2003, the Company acquired the market rights to Broward County, Florida, as well as the related assets, from an Associate franchisee in exchange for cash of $1,532,000. The Company simultaneously sold these rights and related assets, as well as the assets associated with another Company store in Miami, to Krispy Kreme of South Florida, LLC, an Area Developer franchisee in which the Company has a 35.3% ownership interest. This joint venture has the market rights for various counties in Southern Florida and the franchise rights and related assets are in contiguous markets. In exchange for the market rights and assets sold, the Company received promissory notes totaling $3,551,000. The notes require monthly payments of interest only until maturity, May 2, 2005, at which time all outstanding principal and interest is due. The purchase price was based upon the book value of the market rights and assets sold, which approximated fair value.

Effective March 10, 2003, the Company acquired the rights to certain franchise markets in Kansas and Missouri, as well as the related assets, which included five stores, from an Area Developer franchisee in exchange for cash of $32,992,000. At the time of the acquisition, this Area Developer franchisee was owned, in part, by an officer of the Company. The purchase price was allocated to accounts receivable -- $301,000, inventories -- $128,000, property and equipment -- $5,068,000, other assets -- $11,000, accrued expenses -- $59,000 and reacquired franchise rights, an intangible asset not subject to amortization -- $27,543,000.

Effective June 30, 2003, the Company acquired the rights to certain franchise markets in Dallas, Texas and Shreveport, Louisiana, as well as the related assets, which included six stores, from Associate franchisees, including Joseph
A. McAleer, a former officer and director of the Company, and Steven D. Smith, an emeritus director. The total purchase price for this acquisition was $67,466,000, which was funded through a combination of cash and the proceeds from a $55,000,000 short-term promissory note with a bank, which has since been replaced with long-term financing (see Note 8 -- Debt). The purchase price was allocated to accounts receivable -- $1,526,000, inventory -- $187,000, property and equipment -- $12,053,000, accrued expenses -- $300,000 and reacquired franchise rights -- $54,000,000.

Effective October 27, 2003, the Company acquired the rights to certain franchise markets in Michigan, as well as the related assets, which included five stores, from an Area Developer franchisee in exchange for 443,917 shares of common stock, valued at approximately $18,540,000, a promissory note in the amount of $11,286,000 and cash of $2,280,000. The promissory note was paid in full and canceled in January 2004. The purchase price was preliminarily allocated to accounts receivable -- $642,000, inventory -- $144,000, prepaid expenses -- $157,000, property and equipment -- $2,808,000, accrued expenses -- $1,131,000 and reacquired franchise rights -- $29,486,000.

Effective January 30, 2004, the Company acquired the remaining 33% minority interest in Golden Gate, the Area Developer franchisee for Northern California, for $16,840,000. Prior to the acquisition, the Company consolidated the assets, liabilities and operating results of Golden Gate with those of the Company, as it owned a controlling interest in Golden Gate, with the 33% interest that the Company did not own included in minority interest. As a result of the acquisition, the Company now owns 100% of the rights to this market. The Company determined that the fair value of the net assets of Golden Gate as of the effective date of the acquisition approximated book value. Accordingly, the purchase price was preliminarily allocated primarily to minority interest, eliminating this liability related to the Company's investment in Golden Gate prior to the acquisition, and reacquired franchise rights, which approximated $13,177,000.

On April 7, 2003, the Company completed the acquisition of Montana Mills Bread Co., Inc. ("Montana Mills"), an owner and operator of upscale "village bread stores" in the Northeastern United States. Montana Mills' stores produce and sell a variety of breads and baked goods prepared in an open-view format. In addition to providing operating synergies, the acquisition of Montana Mills is expected to provide the Company with the ability to leverage its existing capabilities, such as its distribution chain, off-premises sales and coffee-roasting expertise, in order to expand Montana Mills' business.

Under the terms of the Merger Agreement, the Company issued approximately 1,224,400 shares of common stock in exchange for all outstanding shares of Montana Mills' common stock. The Company also issued approximately 22,500 shares of common stock to holders of convertible debt previously issued by Montana Mills. Although Montana Mills had redeemed the convertible debt prior to the acquisition, the Company agreed to issue the shares that would have been issuable upon conversion of a portion of the convertible debt in exchange for a cash payment equal to the principal amount of the debt being converted, including the prepayment premium, totaling $773,000. The shares issued in exchange for Montana Mills' outstanding shares were valued at approximately $37,800,000, based on the closing price of the Company's common stock for a range of trading days around the announcement date, January 24, 2003. The Company also assumed options and warrants to purchase approximately 460,500 shares of common stock which were valued at approximately $2,000,000.

The purchase price of Montana Mills was allocated to the assets acquired and liabilities assumed based upon an independent valuation, as follows: cash and cash equivalents -- $3,303,000; accounts receivable -- $74,000; inventories -- $294,000; prepaid expenses -- $277,000; income taxes refundable -- $41,000; current deferred income taxes -- $2,250,000; property and equipment -- $4,207,000; other assets -- $104,000; accounts payable -- $984,000; accrued expenses -- $1,509,000; current maturities of long-term debt -- $29,000; long-term debt -- $9,000; other long-term obligations -- $118,000; trademarks and trade names -- $11,300,000; recipes -- $876,000 and goodwill -- $19,664,000.

The following unaudited pro forma financial information presents the combined results of Krispy Kreme Doughnuts, Inc., the franchise markets acquired and Montana Mills as if these acquisitions discussed above had occurred as of the beginning of the periods presented. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations of the Company that would have been reported had the acquisitions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of the Company.

                                                        In Thousands, Except Per Share Amounts
----------------------------------------------------------------------------------------------
                                                              FEB. 2, 2003        FEB. 1, 2004
----------------------------------------------------------------------------------------------
                                                                        (Unaudited)
Total revenues                                                  $535,442            $679,345
Net income                                                      $ 37,486            $ 57,001
Diluted earnings per share                                      $   0.61            $   0.91

The unaudited pro forma financial information presented above includes the revenues and net income or loss of franchise markets acquired and Montana Mills. Adjustments to the combined amounts were made to eliminate franchise fees and royalties previously earned by the Company from the acquired franchise operations for the periods presented, as well as to eliminate KKM&D revenues and corresponding expenses resulting from sales to these operations. The results of operations for Montana Mills for fiscal 2004 includes a charge related to Montana Mills' decision to close eight stores which were either underperforming or located in markets where Montana Mills' penetration was generally weaker. The charge included lease termination costs, provisions to reduce the carrying amount of leasehold improvements and related store furnishings and equipment to estimated net realizable values and various other expenses associated with the closing of the stores. All stores were closed prior to April 7, 2003, the effective date of the Company's acquisition.

KRISPY KREME DOUGHNUTS, INC.
REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF KRISPY KREME DOUGHNUTS, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Krispy Kreme Doughnuts, Inc. and its subsidiaries (the Company) at February 2, 2003 and February 1, 2004, and the results of their operations and their cash flows for each of the three years in the period ended February 1, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective February 4, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Greensboro, North Carolina
March 31, 2004